     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1998.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            RSL COMMUNICATIONS, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          BERMUDA                     4813                       N/A
      (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S.EMPLOYER
      JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR      CLASSIFICATION CODE NUMBER)
       ORGANIZATION)

                            ----------------------

                                 CLARENDON HOUSE
                                  CHURCH STREET
                             HAMILTON HM CX BERMUDA
                                 (441) 295-2832
                             (ADDRESS AND TELEPHONE
                                    NUMBER OF
                             REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                             ----------------------

                                 ITZHAK FISHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      RSL COMMUNICATIONS, N. AMERICA, INC.
                          767 FIFTH AVENUE, SUITE 4300
                               NEW YORK, NY 10153
                                 (212) 317-1800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                             ----------------------

                                    Copy to:


                           GEORGE E.B. MAGUIRE, ESQ.
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                               NEW YORK, NY 10022

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                             ----------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                                    PROPOSED MAXIMUM
                                                                                PROPOSED MAXIMUM       AGGREGATE
         TITLE OF EACH CLASS OF                       AMOUNT TO BE               OFFERING PRICE         OFFERING
      SECURITIES TO BE REGISTERED                    REGISTERED(1)                PER UNIT(1)           PRICE(1)
                                                      $200,000,000
 9 1/8% Senior Exchange Notes due 2008              principal amount                  100%            $200,000,000

  Guarantee of 9 1/8% Senior Exchange
             Notes due 2008                               N/A                         N/A                 N/A

                                            $328,084,000 principal amount at
 10 1/8% Senior Discount Exchange Notes      maturity ($202,361,150 initial
                due 2008                            accreted value)                   100%            $202,361,150

  Guarantee of 10 1/8% Senior Discount
        Exchange Notes due 2008                           N/A                         N/A                 N/A

                                           DM296,000,000 principal amount at
 10% Senior Discount Exchange Notes due     maturity (DM183,023,147 initial                          DM183,029,147
                  2008                              accreted value)                   100%           ($99,429,132)

    Guarantee of 10% Senior Discount
        Exchange Notes due 2008                           N/A                         N/A                 N/A

                                             AMOUNT OF
         TITLE OF EACH CLASS OF            REGISTRATION
      SECURITIES TO BE REGISTERED             FEE(2)
 9 1/8% Senior Exchange Notes due 2008       $19,664.7

  Guarantee of 9 1/8% Senior Exchange
             Notes due 2008                     (3)

 10 1/8% Senior Discount Exchange Notes
                due 2008                     $19,896.9

  Guarantee of 10 1/8% Senior Discount
        Exchange Notes due 2008                 (3)

 10% Senior Discount Exchange Notes due
                  2008                       $9,776.2

    Guarantee of 10% Senior Discount
        Exchange Notes due 2008                 (3)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933. The translation of deutsche marks into U.S. Dollars has been made at the noon buying rate on April 7, 1998 of $1=DM1.8408.

(2) Based on one-third of the principal amount of the notes offered pursuant to Rule 457(f)(2) under the Securities Act of 1933.

(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is payable with respect to the Guarantees.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED APRIL 10, 1998

PROSPECTUS

                             OFFERS TO EXCHANGE FOR
                  ALL OUTSTANDING 9 1/8% SENIOR NOTES DUE 2008
             ALL OUTSTANDING 10 1/8% SENIOR DISCOUNT NOTES DUE 2008
               ALL OUTSTANDING 10% SENIOR DISCOUNT NOTES DUE 2008

                             RSL COMMUNICATIONS PLC

             GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY
                            RSL COMMUNICATIONS, LTD.

                  EACH EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
            NEW YORK CITY TIME, ON           , 1998, UNLESS EXTENDED

[LOGO]
                             ----------------------

    RSL Communications PLC (the 'Issuer'), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letters of Transmittal, to exchange (each, an 'Exchange Offer') (i) up to $200,000,000 aggregate principal amount of the Issuer's 9 1/8% Senior Exchange Notes due 2008 (the 'New U.S. Dollar Senior Notes') for a like principal amount of the Issuer's issued and outstanding 9 1/8% Senior Notes due 2008 (the 'Old U.S. Dollar Senior Notes'), (ii) up to $328,084,000 principal amount at maturity of the Issuer's 10 1/8% Senior Discount Exchange Notes due 2008 (the 'New U.S. Dollar Senior Discount Notes' and together with the New U.S. Dollar Senior Notes, the 'New U.S. Dollar Notes') for a like principal amount at maturity of the Issuer's issued and outstanding 10 1/8% Senior Discount Notes due 2008 (the 'Old U.S. Dollar Senior Discount Notes' and together with the Old U.S. Dollar Senior Notes, the 'Old U.S. Dollar Notes') and (iii) up to DM296,000,000 principal amount at maturity of the Issuer's 10% Senior Discount Exchange Notes due 2008 (the 'New DM Notes' and together with the New U.S. Dollar Notes, the 'New Notes') for a like principal amount at maturity of the Issuer's issued and outstanding 10% Senior Discount Notes due 2008 (the 'Old DM Notes' and together with the Old U.S. Dollar Notes, the 'Old Notes'). The New Notes have been registered under the Securities Act of 1933, as amended (the 'Securities Act'). The terms of the New Notes are identical in all material respects to the terms of the Old Notes for which they are offered in exchange, except for certain transfer restrictions and registration rights relating to the Old Notes and except that if any Exchange Offer is not consummated within the time period set forth herein, additional interest will be payable with respect to the Old Notes that are the subject of such Exchange Offer. See 'Registration Rights Agreements for Old Notes.' The Old U.S. Dollar Notes and the Old DM Notes were issued on February 27, 1998 and March 16, 1998, respectively (each, an 'Issue Date'), pursuant to offerings (the 'Offerings') exempt from registration under the Securities Act.

    Interest on the New U.S. Dollar Senior Notes will be payable semiannually on March 1 and September 1 of each year, commencing on September 1, 1998. Cash interest will not accrue on the New U.S. Dollar Senior Discount Notes or the New DM Notes prior to March 1, 2003 and March 15, 2003, respectively. Thereafter, cash interest on the New U.S. Dollar Senior Discount Notes will accrue at a rate of 10.125% per annum and be payable on March 1 and September 1 of each year, commencing September 1, 2003, and cash interest on the New DM Notes will accrue at a rate of 10.000% per annum and be payable on March 15 and September 15 of each year, commencing September 15, 2003.

    The New Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after March 1, 2003, in the case of the New U.S. Dollar Notes, or March 15, 2003, in the case of the New DM Notes, at the applicable redemption price set forth herein, together with accrued interest, if any, to the date of redemption. In addition, at any time prior to March 1, 2001, in the case of the New U.S. Dollar Notes, or March 15, 2001, in the case of the New DM Notes, the Issuer may redeem up to 33 1/3% of the aggregate principal amount at maturity of the New Notes with an amount equal to the net cash proceeds of one or more sales of Common Stock of the Guarantor at a price equal to 109.125% of the principal amount thereof, in the case of the New U.S. Dollar Senior Notes, 110.125% of the Accreted Value (as defined) thereof, in the case of the New U.S. Dollar Senior Discount Notes, and 110.00% of the Accreted Value (as defined) thereof, in the case of the New DM Notes, in each case, together with accrued interest, if any, to the date of redemption, provided that at least 66 2/3% of the original aggregate principal amount at maturity of the New U.S. Dollar Senior Notes, the New U.S. Dollar Senior Discount Notes or the New DM Notes, as applicable, remains outstanding immediately after each such redemption.

                                                  (Cover continued on next page)

                             ----------------------

    SEE 'RISK FACTORS' BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.

                             ----------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------

              The date of this Prospectus is               , 1998.

(Continued from previous page)

    In the event of certain events or changes affecting withholding taxes, the Issuer may redeem all, but not less than all, outstanding New Notes of any class of New Notes at 100% of the principal amount (or Accreted Value in the case of the New U.S. Dollar Senior Discount Notes and the New DM Notes (collectively, the 'New Senior Discount Notes')) on the redemption date, together with accrued interest, if any, to the date of redemption. In addition, upon a Change of Control, the holders of the New Notes will have the right to require the Issuer to purchase their New Notes, in whole or in part, at a price equal to 101% of the principal amount (or Accreted Value in the case of the New Senior Discount Notes) thereof together with accrued interest, if any, to the date of purchase. See 'Description of the New Notes and the New Notes Guarantees.'

    RSL Communications PLC is a wholly-owned subsidiary of RSL Communications, Ltd. The New Notes are unconditionally guaranteed as to payment of principal, interest and any other amounts due thereon (the 'New Notes Guarantees') by RSL Communications, Ltd. (the 'Guarantor'). The Old Notes are unconditionally guaranteed as to payment of principal, interest and any other amounts due thereon by the Guarantor (the 'Old Notes Guarantees,' and, together with the New Notes Guarantees, the 'Notes Guarantees').

    The New Notes and the New Notes Guarantees will be senior unsecured obligations of the Issuer and the Guarantor, respectively, ranking pari passu in right of payment with all existing and future unsecured obligations of the Issuer and the Guarantor, respectively, and will rank senior in right of payment to all existing and future subordinated obligations of the Issuer and the Guarantor, respectively. The Guarantor's principal operations are conducted through its subsidiaries (other than the Issuer) and, accordingly, the New Notes and the New Notes Guarantees will be effectively subordinated to all indebtedness and other liabilities of the Guarantor's other subsidiaries. In addition, holders of secured obligations of the Issuer or the Guarantor will have claims prior to claims of holders of the New Notes and the New Notes Guarantees with respect to the assets securing such other obligations.

    The New Notes will be issued initially in the form of global notes in bearer form deposited with The Chase Manhattan Bank as the book-entry depositary. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by The Depositary Trust Company ('DTC') and its direct and indirect participants with respect to the New U.S. Dollar Notes and by Euroclear System ('Euroclear') and Cedel Bank ('Cedel') with respect to the New DM Notes.

    Application has been made to list the New Notes on the Luxembourg Stock Exchange.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount (or principal amount at maturity and Accreted Value in the case of the New Senior Discount Notes) equal to that of the surrendered Old Note. Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor, or if no interest has been paid on such Old Notes, the applicable Issue Date. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date of which occurs on or after consummation of the Exchange Offer with respect to such Old Notes.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreements (as defined herein). See 'The Exchange Offers-- Consequences of Exchanging Old Notes' for a discussion of the Issuer's belief, based on interpretations by the staff of the Securities and Exchange Commission (the 'Commission') as set forth in no-action letters issued to third parties, as to the transferability of the New Notes upon satisfaction of certain conditions. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that to the extent any broker-dealer participates in the Exchange Offers, the Issuer will use its best efforts to maintain the effectiveness of the registration statement on Form S-4 filed in connection with the Exchange Offers for a period of 90 days following the closing of the Exchange Offers. See 'Plan of Distribution.'

     The Issuer will not receive any proceeds from the Exchange Offers. The Issuer will pay all the expenses incident to the Exchange Offers. Tenders of Old Notes pursuant to the Exchange Offers may be withdrawn at any time prior to the applicable Expiration Date (as defined). In the event the Issuer terminates any Exchange Offer and does not accept any Old Notes tendered for exchange pursuant to such Exchange Offer, the Issuer will promptly return such Old Notes to the holders thereof. See 'The Exchange Offers.'

     There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes or the ability of holders of New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. The Issuer has applied for listing of the New Notes on the Luxembourg Stock Exchange.

                            ------------------------

                      CERTAIN UK RELATED REGULATORY ISSUES

     Persons in the U.K. will be eligible to receive the New Notes to be issued in the Exchange Offers only if the ordinary activities of such persons involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the UK for purposes of the Public Offers of Securities Regulations 1995.


     This Prospectus is being distributed on the basis that each person in the UK to whom this Prospectus is issued is reasonably believed to be a person falling within an exemption to section 57 of the Financial Services Act 1986, as amended, as set out in the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No 2) Order 1995 and, accordingly, by accepting delivery of this Prospectus the recipient warrants and acknowledges that it is a person falling within any such exemption.

     The New DM Notes will be offered under the "Euro Securities Exemption" pursuant to Section 4 Paragraph 1 No. 1 and Section 4 Paragraph 2 of the Securities Sales Prospectus Act of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz) of 13 December, 1990 (the "Securities Prospectus Act") or under another exemption under the Securities Prospectus Act. Each holder is aware of the fact that no sales prospectus (Wertpapier-Verkaufsprospekt) in Germany has been and will be published and each holder will comply with the Securities Prospectus Act and the restrictions applying to the offer and distribution of Euro Securities or with another exemption under the Securities Prospectus Act. In particular, each holder has undertaken not to engage in public advertisements (offentliche werbung) in the Federal Republic of Germany with respect to the New DM Notes, or sell any New DM Notes through door-to-door sales or similar actions.
                            ------------------------

     THE EXCHANGE OFFERS ARE NOT BEING MADE, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS OF OLD NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFERS OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR 'BLUE SKY' LAWS OF SUCH JURISDICTION.

                            ------------------------

                             AVAILABLE INFORMATION

     The Issuer and the Guarantor have filed with the Commission a Registration Statement on Form S-4 under the Securities Act, with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Issuer, the Guarantor and the New Notes, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

     The Company (as defined) is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.


                            ------------------------

     In this Prospectus, references to 'Deutsche marks' or 'DM' are to German marks and references to 'dollars' and '$' are to United States dollars. For purposes of the balance sheet data included in this Prospectus, conversions of foreign currencies to U.S. dollars have been calculated on the basis of exchange rates in effect on the balance sheet dates. Conversions of foreign currencies to U.S. dollars in the pro forma and historical financial information included herein have been calculated, for purposes of the statements of operations, on the basis of average exchange rates over the periods presented. Exchange rates per United States dollar as of certain dates for certain currencies are set forth below.

                         RATE AS OF         RATE AS OF         RATE AS OF         RATE AS OF
CURRENCY              DECEMBER 31, 1995  DECEMBER 31, 1996  DECEMBER 31, 1997    APRIL 7, 1998
--------------------- -----------------  -----------------  -----------------  -----------------
Australian Dollar....          (1)              1.26                1.54               1.52
Belgian Franc........          (1)                (1)                 (1)             37.98
British Pound........         .65                .58                 .61                .60
Danish Krone.........          (1)                (1)               6.85               7.02
Dutch Guilder........          (1)              1.74                2.03               2.07
Finnish Markka.......        4.37               4.60                5.45               5.59
French Franc.........        4.95               5.19                6.01               6.17
German Mark..........        1.44               1.54                1.80               1.84
Italian Lira.........          (1)                (1)            1769.91            1817.00
Swedish Krona........        6.64               6.89                7.94               8.01
Venezuelan Bolivar...          (1)                (1)             504.29             527.75

------------------

(1) The Company had no business activity in these countries during the periods indicated.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term 'Company' means RSL Communications, Ltd., a Bermuda corporation, its predecessors and all of its subsidiaries. Industry data used throughout this Prospectus was obtained from industry publications and has not been independently verified by the Company. Certain of the information contained in this Prospectus, including information with respect to the Company's plans and strategy for its business and related financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see 'Risk Factors.'

                                  THE COMPANY

OVERVIEW

     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, The Netherlands, Denmark, Australia, Italy, Switzerland, Venezuela and Belgium. The Company is in the process of commencing operations through its investments in majority-owned entities in Austria, Spain, Luxembourg and Japan, and through its 39% investment in a Portuguese telecommunications company. In 1996, approximately 66% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic. The Company's consolidated revenues for the years ended December 31, 1997 and 1996 were $300.8 million and $113.3 million, respectively.

     The Company was formed by Ronald S. Lauder and Itzhak Fisher in 1994 to capitalize on the opportunities created by the growth, deregulation and profitability of the international long distance market. The Company has grown rapidly through acquisitions, strategic investments and joint ventures, as well as through the start-up of its own operations in key markets. The Company began its operations in the United States in order to establish a presence in the largest and one of the most deregulated telecommunications markets in the world, and has since expanded its presence to key European countries in anticipation of continued telecommunication deregulation in the European Union (the 'EU'). In order to pursue opportunities in Latin America, the Company formed in mid-1997 a joint venture with entities controlled by the Cisneros Group of Companies (the 'Cisneros Group'), a privately held conglomerate with significant interests in, among other things, the Latin American media and communications industry. The Company has also established a presence in Asia and the Pacific Rim through its operations in Australia and the start-up of its operations in Japan. The Company intends to continue to expand rapidly by establishing or acquiring operations in additional countries as they deregulate.

     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The Company employs a 'first to market' entry strategy to establish a presence in targeted markets ahead of full deregulation by (i) investing in new or existing facilities-based networks (which are then integrated into the Company's existing network) while (ii) developing multiple marketing and distribution channels for telecommunications services.

  ADVANCED AND LOW COST NETWORK INFRASTRUCTURE

     The core of the Company's operations is 'RSL-NET,' its integrated digital telecommunications network, which is being developed to minimize the overall transmission costs of carrying telecommunications traffic while maintaining high ('toll') quality. RSL-NET is comprised of (i) the Company's owned facilities, which consist of international and domestic switches and ownership interests in international fiber optic cables, (ii) operating agreements to exchange traffic directly with telecommunications carriers in other countries and (iii) transmission capacity leased from other carriers and satellite providers. The connection of the Company's switching facilities is a critical element of RSL-NET. This connection allows the Company to bypass the costs associated with transporting the international portion of a call through a third party carrier, which provides the Company with an advantage in applying least cost routing for calls which are originated and terminated utilizing the Company's switches. All of the Company's switches are directly or indirectly linked. The Company's existing international gateway switches conform to international signaling and transmission standards provided for in International Telegraph and Telephone Consultative Committee ('CCITT') recommendations and allow the Company to interconnect its network to existing government-owned post, telegraph and telephone monopolies ('PTT') and carrier networks around the world while maintaining quality and dependable services. The Company presently has 11 international gateway switches, located in New York, Los Angeles, London, Stockholm, Paris, Frankfurt, Helsinki, Vienna, Copenhagen, Lisbon and Sydney, and seven domestic switches, located in Rotterdam, Amsterdam, New York, London, Melbourne, Brisbane and Caracas. The Company generally utilizes state-of-the-art Ericsson AXE-10 switches for its international gateway switches. The Company believes that a single switch platform allows the Company to develop new services and upgrade network software on a more efficient basis when compared to other global carriers which may employ multiple switch technologies. The Company is also utilizing alternative transmission technologies such as the Internet in order to minimize its operating costs. See 'Certain Recent Developments--Internet Telephony/Acquisition of Delta Three' and 'Business--Internet Telephony Operation.'


  DEVELOPMENT OF MARKETING AND DISTRIBUTION CHANNELS

     The Company is developing a wide range of marketing and distribution channels in order to expand its customer base, particularly in its target market of small to medium-sized businesses. The Company markets its products and services through (i) its direct sales forces; (ii) networks of independent agents and distributors; and (iii) telemarketing organizations. The Company's services are currently marketed independently by the Company's local operations in each country ('Local Operators'). The Company is in the process of developing a universal brand name to provide uniformity of image and to create worldwide name recognition for the Company.

MARKET OPPORTUNITY

     The international long distance public switched telecommunications market, consisting of telephone calls between countries, generated an estimated $61.3 billion in revenue and 70.0 billion minutes of use in 1996 and is currently recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry. The Company currently has significantly less than a 1% share of this market. International long distance minutes are projected to grow between approximately 11% and 17% per annum through the year 2000, with growth spurred by (i) the continued deregulation of telecommunications markets throughout the world, (ii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iii) the expansion of telecommunications infrastructure and (iv) the globalization of the world's economies and free trade. International settlement rates (the rates paid to other carriers to terminate an international call) have declined over the past five years and, in connection with a recent U.S. Federal Communications Commission (the 'FCC') initiative to balance the U.S. settlement deficit, are expected to continue to decline. The costs for leased transmission capacity have also declined and are expected to continue to decline. Furthermore, the trend towards deregulation is expected to further reduce carriers' costs of originating and terminating calls by allowing carriers in some jurisdictions to interconnect with the domestic public switched telephone network ('PSTN') in a deregulated market. However, these are forward-looking statements and there can be no assurances in this regard.

COMPANY OPERATIONS

     Each of the Company's operations is at a different stage of development. The following table shows the Company's principal operations by country, the principal subsidiary conducting such operations, the percentage of each such subsidiary owned by the Company, the date of acquisition or start-up of such operations and the date each such operation began (or is anticipated to begin) generating revenues (which may, in certain circumstances, have been prior to the Company's acquisition of such operation):


                                                     COMPANY'S                                  DATE OF
                                                     PERCENTAGE          ACQUISITION OR     COMMENCEMENT OF
COUNTRY                   OPERATING ENTITY           OWNERSHIP          START-UP DATE(1)     OPERATIONS(2)
---------------  ----------------------------------- ----------         ----------------    ----------------
United States    RSL COM U.S.A., Inc................       97% (3)(4)   March 1995          May 1990
United Kingdom   RSL COM Europe Ltd.................      100%          August 1995         May 1996
Sweden           RSL COM Sweden AB..................      100%          November 1995       May 1996
Finland          RSL COM Finland OY.................      100%          November 1995       May 1996
France           RSL COM France S.A.................      100%          May 1996            January 1994
Germany          RSL COM Deutschland GmbH...........      100%          May 1996            November 1993
The Netherlands  RSL COM Nederland B.V.(5)..........      100%          October 1996        October 1995
Australia        RSL COM Australia Pty. Ltd.(6).....     91.5% (4)      October 1996        April 1997
Denmark          RSL COM Danmark A/S................      100%          November 1996       May 1997
Japan            RSL COM Japan K.K..................      100%          March 1997          June 1998(7)
Portugal         Maxitel Servicos e Gestao de
                   Telecomunicacoes, SA.............       39%          April 1997          November 1997
Italy            RSL COM Italia S.r.l.(8)...........       85% (4)      August 1997         December 1997
Venezuela        RSL COM Venezuela C.A.(9)..........       51% (10)     August 1997         January 1998
Austria          Newtelco Telekom AG(11)............       90% (4)      August 1997         June 1998(7)
Spain            RSL Communications Spain,
                   S.A..............................       90% (4)      December 1997       June 1998(7)
Switzerland      Callcom AG fur TeleKommu-
                   nikation(12).....................     78.5% (4)      December 1997       August 1996
Belgium          European Telecom S.A./N.V..........       90% (4)      December 1997       April 1995
Luxembourg       European Telecom SARL..............       90% (13)     December 1997       June 1998(7)

------------------
 (1) Acquisition date refers to the Company's initial purchase of an interest in the operating entity.

 (2) Such date refers to the date upon which the operating entity began or is currently expected to begin generating revenues from the sale of its facilities-based international telecommunications services, although certain of the operating entities may have been generating revenues from other activities prior to the date of the Company's investment therein.

 (3) The Company owns 100% of International Telecommunications Group, Ltd. ('ITG'), which in turn owns 97% of RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ('RSL USA'). In September 1995, the Company gained majority control of ITG and began consolidating its U.S. operations into RSL USA. The Company acquired a 100% interest in ITG over a 30-month period commencing March 1995. As of October 1997, RSL USA acquired 100% of LDM Systems, Inc. ('LDM') and, in connection therewith, certain shareholders of LDM received approximately 3% of the outstanding stock of RSL USA.

 (4) Upon the occurrence of certain events, the minority shareholders of these entities have the right, but not the obligation, to exchange their ownership interests in the applicable entity for shares of Class A Common Stock or, under certain circumstances, cash, at the Company's option. Any such exchange would result in an increase in the Company's ownership interest in the relevant subsidiary to up to 100%. The rights held by the minority shareholders of RSL COM Italia S.r.l. ('RSL Italy'), European Telecom S.A./N.V. ('RSL Belgium'), RSL USA, RSL Communications Spain S.A. ('RSL Spain'), RSL COM Australia Holdings Pty. Limited, Newtelco Telekom AG ('RSL Austria') and Callcom AG fur TeleKommunikation ('RSL Switzerland') are not currently exercisable.

 (5) A subsidiary of RSL COM Holdings B.V. (formerly known as Belnet Nederland B.V.).

 (6) As of October 1997, RSL COM Australia Holdings Pty. Limited, the parent holding company of RSL COM Australia Pty. Limited (together, 'RSL Australia'), acquired 100% of the issued capital of, and the copyrights in the billing software used by, each of Call Australia Pty. Ltd., Associated Service Providers Pty. Limited, Digiplus Pty. Limited, Power Serve Communications Consultants Pty. Limited, Talk 2000 Networks Pty. Limited and Telephone Bill Pty. Limited (collectively the 'Call Australia Group'). In connection with such acquisition, the Company issued approximately 8.5% of the outstanding stock of RSL Australia to certain shareholders of the Call Australia Group.

 (7) Such date refers to the anticipated date of commencement of operations. The projected dates are forward-looking statements and, in the event the Company does not timely receive regulatory approvals, switches cannot be installed or become operational on a timely basis or the Company is unable to hire necessary personnel, among other reasons, there can be no assurance that such operations will commence generating revenues on such dates, if at all.

 (8) Formerly known as DECADE Communications S.r.l.

 (9) Formerly known as Sprintel de Venezuela C.A.

(10) The Company owns 51% of RSL Communications Latin America, Ltd. ('RSL Latin America'), which owns 100% of Sundanco S.A., which in turn owns 100% of RSL COM Venezuela C.A. ('RSL Venezuela'). The minority shareholder of RSL Latin America has the right to exchange its 49% ownership interest in RSL Latin America for either shares of Class A Common Stock or cash, at the Company's option.

(11) The Company intends to change the name of RSL Austria to RSL COM Austria
     AG.

(12) The Company intends to change the name of Callcom AG fur TeleKommunikation to RSL COM Switzerland AG.

(13) The Company owns 90% of RSL Belgium which in turn owns 100% of European Telecom SARL ('RSL Luxembourg').

COMPANY STRATEGY


     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The key elements of the Company's strategy to achieve this objective are as follows:

     FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES

     The international long distance public switched telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the long distance industry. The Company provides a broad array of international and domestic services, but focuses on providing services to end-users which generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers.

     ESTABLISH OPERATIONS IN KEY MARKETS

     The Company establishes operations in markets that (i) originate or terminate significant levels of international traffic and (ii) are, or are in the process of being, deregulated. The Company has structured its Local Operators to be managed independently and expects its Local Operators to be separately profitable, while benefiting from the centralized strategic, financial and network support provided by the Company.

     ENTER MARKETS EARLY

     The Company seeks to enter new markets ahead of full deregulation in an attempt to gain competitive advantages over carriers which attempt to enter a market after deregulation is complete. These advantages include (i) the development of multiple sales channels and the establishment of a customer base prior to widespread competition, (ii) the early acquisition of scarce experienced technical and marketing personnel and distribution channels and
(iii) the achievement of name recognition as one of the early competitors to the incumbent PTTs. The Company employs multiple marketing and distribution channels, including direct sales forces, telemarketing organizations, agents and resellers, while also forming marketing alliances with other service providers, such as Internet service providers and mobile service providers.

     TARGET SMALL AND MEDIUM-SIZED BUSINESSES

     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 in international telephone calls per month. The Company believes that this segment offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs. The Company believes that in most markets, small and medium-sized businesses account for a significant percentage of international calling traffic and will continue to do so in the future.

     DEVELOP A COST COMPETITIVE GLOBAL NETWORK

     Most of the Local Operators have network switching facilities, known as points of presence ('POPs'), to provide international voice and other telecommunications services in their markets. By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. This is expected to enable the Company to reduce significantly its operating costs for calls that originate and terminate in markets in which the Company has Local Operators, as well as its overall operating costs.

     PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

     The Company intends to enter additional markets and expand its operations through acquisitions, joint ventures, strategic alliances and the establishment of net operations. The Company is continuously reviewing acquisition opportunities, and seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies and/or experienced management. In addition, the Company seeks to enter into strategic alliances which the Company believes will enhance its ability to expand and grow its business. For example, the Company has entered into a joint venture with the Cisneros Group and a strategic alliance with L.M. Ericsson A.B. ('Ericsson'), a leading global provider of telecommunications equipment, and has acquired Delta Three, Inc. ('Delta Three'), a telecommunications provider utilizing the Internet and networks based on Internet Protocols to provide telecommunications services. See '--Certain Recent Developments.'

     LEVERAGE EXPERTISE OF MANAGEMENT TEAM

     The Company has retained a number of experienced management personnel in the telecommunications industry, many of whom have had significant experience with incumbent providers, as well as early competitors in deregulating markets. As a result, the Company believes that it is well positioned to manage the rapid growth of its customer base and network infrastructure.

     MANAGE NETWORK INVESTMENTS

     The Company seeks to manage the investment of capital within its network on an incremental basis in order to maximize the efficiency of its capital expenditures program. In general, the Company transmits traffic by leasing capacity on a variable cost per minute basis until it believes that a direct investment in facilities or a fixed cost lease arrangement between countries or on a particular route is warranted. When the cost of owning facilities is justified relative to leasing facilities and the Company invests in such facilities, the Company generally experiences higher gross margins and lower overall transmission costs.

CERTAIN RECENT DEVELOPMENTS


     NEW OPERATIONS

     In the fourth quarter of 1997, the Company entered the Swiss telecommunications market with the acquisition of 78.5% of Callcom AG fur TeleKommunikation, a long distance telephone company based in Zurich, and also established operations in Spain. As of October 1997, the Company acquired 100% of LDM, a telecommunications provider to small and medium-sized businesses in the United States, acquired 100% of the issued capital of the members of the Call Australia Group, leading Australian resellers, and also acquired the copyright in the billing system of the Call Australia Group. In November 1997, RSL Australia purchased 85% of EZI Phonecard Holdings Pty. Limited, an international reseller and prepaid calling card services provider. In December 1997, the Company announced the commencement of operations in Belgium and Luxembourg through the acquisition of a 90% interest in European Telecom, one of Belgium's largest telephone carriers. As of January 1998, the Company acquired a 90% interest in Telecenter Oy, an independent sales agent in Finland. In January 1998, the Company was granted a telecommunications license from the Austrian Telecom Control GmbH to operate as a full service telecommunications provider of local, long distance and international services in Austria. In February 1998, Japan's Ministry of Posts and Telecommunications (the 'MPT') awarded to the Company a Type II license to provide international simple resale services. In February 1998, the Company entered into a joint venture agreement with PCM Comunicaciones, S.A. de C.V., a licensed long distance telecommunications service provider in Mexico, to provide domestic and international long distance telecommunications services primarily to small and medium-sized businesses in Mexico. The transaction is subject to regulatory approval in Mexico and other customary conditions to closing. In March 1998, the Company agreed to acquire, in two separate transactions, the customer base of each of First Direct Communications Pty., Limited and Link Telecommunications Pty. Ltd., two switchless mobile telecommunications resellers in Australia. The transactions are subject to regulatory approval in Australia and other customary conditions to closing.

     WARRANT REGISTRATION

     The Company has registered 1,152,715 shares of Class A Common Stock to be issued pursuant to the terms of the warrant agreement governing the Warrants (defined herein) (the 'Warrant Registration') and 300,000 shares of Class A Common Stock to be sold by Bukfenc, Inc., a corporation wholly owned by Andrew Gaspar, Vice Chairman of the Company, and members of his family (the 'Selling Shareholder')(which necessarily assumes the conversion by the Selling Shareholder of an identical number of shares of Class B Common Stock). The Warrant Registration was required pursuant to a registration rights agreement entered into in connection with the issuance of the Warrants in October 1996 as part of the 1996 Units Offering (as defined). The Company is required to register the Selling Shareholder's shares pursuant to previously granted registration rights. Mr. Gaspar is not involved in the day-to-day management of the Company and his sale would represent approximately 8.6% of his deemed beneficial ownership in the Company.

     INITIAL PUBLIC OFFERING

     In October 1997, the Company sold 8,280,000 shares of Class A Common Stock in an initial public offering of shares of Class A Common Stock (the 'Initial Public Offering'). The shares of Class A Common Stock sold in the Initial Public Offering were offered both in the United States and internationally. The aggregate net proceeds of the Initial Public Offering, after deducting underwriting discounts and commissions and expenses, were approximately $167.5 million. On April 3, 1998, the Company used $101.0 million of such net proceeds to redeem (the 'Equity Clawback') part of the 1996 Notes (defined herein), as permitted under the 1996 Indenture (defined herein).

     INTERNET TELEPHONY/ACQUISITION OF DELTA THREE

     In July 1997, the Company acquired a majority interest in Delta Three. Thereafter, the Company acquired additional interests from minority stockholders and, in December 1997, the Company entered into a definitive agreement to purchase additional interests in Delta Three that would increase its equity interest in Delta Three to 100%. This transaction closed on April 7, 1998. Delta Three utilizes the Internet, traditionally a device for data communications, as a transmission medium for voice communications. One of the services offered by Delta Three allows customers to place long distance and international phone calls using standard telephones, without requiring any additional equipment. Delta Three also provides wholesale call termination services to other telecommunications service providers.

     The Company and Delta Three are also party to a services agreement pursuant to which, among other things, Delta Three provides the Company with discounted carrier telephony services, the Company provides Delta Three with termination services at preferred rates and provides for the co-location of Delta Three's Internet gateway servers with the Company's facilities. The Company believes that the acquisition of Delta Three positions the Company at the forefront of the rapidly emerging Internet telephony industry. See 'Business--Delta Three Operations.'


     PRIVATE PLACEMENT OF 1996 NOTES AND EXCHANGE OFFER

     In October 1996, the Guarantor and the Issuer completed a private offering (the '1996 Units Offering') of 300,000 units (the 'Units'), each consisting of
(i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 of the Issuer and
(ii) one warrant to purchase 3.975 shares of Class A Common Stock of the Guarantor (each a 'Warrant'). The Units were sold for an aggregate purchase price of $300.0 million. In May 1997, in accordance with the indenture governing the notes included in the Units (the '1996 Indenture'), the Guarantor and the Issuer consummated an exchange offer (the '1997 Exchange Offer') pursuant to which such notes were exchanged for substantially identical notes registered under the Securities Act. The Warrants and the shares of Class A Common Stock underlying the Warrants were not part of the 1997 Exchange Offer. As required by the registration rights agreement covering the Warrants, the Company registered the 1,152,715 shares of Class A Common Stock underlying the

Warrants in the Warrant Registration. The notes issued in the 1996 Units Offering and in the 1997 Exchange Offer are referred to collectively in this Prospectus as the '1996 Notes.'

ISSUANCE OF OLD NOTES; OLD NOTES REGISTRATION RIGHTS AGREEMENT

     In February 1998, the Issuer consummated concurrent offerings (the 'U.S. Dollar Notes Offerings') of $200.0 million 9 1/8% Senior Notes due 2008 (the 'Old U.S. Dollar Senior Notes') and $328.1 million ($200.0 million initial accreted value) 10 1/8% Senior Discount Notes due 2008 (the 'Old U.S. Dollar Senior Discount Notes').

     In March 1998, the Issuer consummated the offering (the 'German Debt Offering', and together with the U.S. Dollar Notes Offerings, the 'Offerings') of DM 296.0 million (DM181.8 million initial accreted value) 10% Senior Discount Notes due 2008 (the 'Old DM Notes'). The Old Notes are unconditionally guaranteed as to payment of principal, interest and any other amounts thereof by the Guarantor.

     In connection with the Offerings, the Issuer entered into Registration Rights Agreements for the benefit of the holders of the Old Notes (the 'Registration Rights Agreements'), pursuant to which the Issuer agreed to offer to exchange the Old Notes for substantially identical notes registered under the Securities Act. See 'Registration Rights Agreements for Old Notes.'

PENDING ACQUISITIONS

     The Company is currently engaged in negotiations with several parties in various markets with respect to potential strategic acquisitions and alliances. There can be no assurance, however, that the Company will successfully complete any of these transactions.

                     CERTAIN MINORITY INTERESTHOLDER RIGHTS


     The Company has granted to a number of minority shareholders and officers of certain of its subsidiaries (the 'Minority Interestholders') options which allow the Minority Interestholders to exchange their shares or interests in the respective subsidiary for shares of the Class A Common Stock (the 'Roll-Up Rights'). As of the date of this Prospectus, Minority Interestholders of RSL Austria, RSL Italy, RSL Latin America, PrimeCall Europe Services B.V. ('PrimeCall Europe'), RSL Spain, RSL Switzerland, RSL Belgium, RSL USA, and RSL Australia have such Roll-Up Rights.

     Additionally, the Company has granted to a number of Minority Interestholders certain piggyback registration rights with respect to shares of Class A Common Stock acquired pursuant to an exercise of their Roll-Up Rights.

                                  HEADQUARTERS

     The Company's headquarters are located at Clarendon House, Church Street, Hamilton HM CX Bermuda (telephone number: 441-295-2832). The Company also maintains executive offices with respect to some of its operations at 767 Fifth Avenue, Suite 4300, New York, New York 10153 (telephone number: 212-317-1800).

                              THE EXCHANGE OFFERS

     The Issuer is making, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letters of Transmittal, the exchange offers described below for the Old Notes (each, an 'Exchange Offer'). The Exchange Offers are being effected to satisfy the obligation of the Issuer under the Registration Rights Agreements to offer to exchange for the Old Notes substantially identical notes registered under the Securities Act. See 'Registration Rights Agreements for Old Notes.'

The Exchange Offers
     New U.S. Dollar Senior Notes.........  Up to $200,000,000 principal amount of 9 1/8% Senior Exchange Notes due 2008 (the 'New U.S. Dollar Senior Notes') for a like principal amount of Old U.S. Dollar Senior Notes.

     New U.S. Dollar Senior Discount
       Notes..............................  Up to $328,084,000 principal amount at maturity of 10 1/8% Senior
                                            Discount Exchange Notes due 2008 (the 'New U.S. Dollar Senior
                                            Discount Notes') for a like principal amount at maturity of Old U.S.
                                            Dollar Senior Discount Notes.

     New DM Notes.........................  Up to DM296,000,000 principal amount at maturity of 10% Senior
                                            Discount Exchange Notes due 2008 (the 'New DM Notes') for a like principal amount at maturity of the Old DM Notes.

                                            For procedures for tendering Old Notes in the Exchange Offers, see
                                            'The Exchange Offers.'

Expiration Date; Withdrawal...............  Each Exchange Offer will expire at 5:00 p.m. New York City time, on
                                                       , or such later date and time to which it is extended (the
                                            'Expiration Date'). The tender of Old Notes pursuant to an Exchange
                                            Offer may be withdrawn at any time prior to the applicable Expiration
                                            Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the applicable
                                            Exchange Offer.

Conditions of the Exchange Offers.........  The Issuer's obligations to consummate each Exchange Offer will be subject to certain conditions. See 'The Exchange Offers--Certain
                                            Conditions to the Exchange Offers.' The Issuer reserves the right to terminate or amend any Exchange Offer at any time prior to the applicable Expiration Date upon the occurrence of any such condition.

United States Federal Income Tax
  Consequences............................  The exchange of Old Notes for New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See 'Certain United
                                            States Federal Income Tax Considerations for U.S. Holders of Notes.'

Exchange Agent............................  The Chase Manhattan Bank is serving as exchange agent (the 'Exchange
                                            Agent') in connection with the Exchange Offers.


Use of Proceeds...........................  The Issuer will not receive any proceeds from the Exchange Offers.
                                            See 'Use of Proceeds' for a description of the use of proceeds from the issuance of the Old Notes.

                      CONSEQUENCES OF EXCHANGING OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes pursuant to the Exchange Offers will continue to be subject to the provisions in the Indentures (as defined) regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. See 'Registration Rights Agreements for Old Notes.' Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offers in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an 'affiliate' of the Issuer or the Guarantor within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offers in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar designation with respect to the Exchange Offers as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the New Notes received by such holder will be acquired in the ordinary course of its business,
(ii) at the time of the completion of the Exchange Offers such holder will have not engaged in, and does not intend to engage in, a distribution of New Notes and (iii) such holder is not an affiliate of the Issuer or the Guarantor within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. Each broker-dealer that receives New Notes for its own in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See 'Plan of Distribution.' In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities
Act) is generally exempt from registration or qualification under state securities laws. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See 'The Exchange Offers-- Consequences of Exchanging Old Notes' and 'Registration Rights Agreement for Old Notes.'

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the terms of the Old Notes for which they are offered in exchange are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, in the event that either (a) an Exchange Offer has not been consummated with respect to any Old Notes within 270 days following the Issue Date of such Old Notes (or, if applicable, a Resale Registration (as defined) with respect to such Old Notes is not effective within such period) or (b) any Resale Registration required by the Registration Rights Agreements with respect to such Old Notes is filed and declared effective but shall thereafter cease to be effective without being succeeded promptly by an additional registration statement filed and declared effective, additional interest will be payable with respect to such Old Notes. See 'Registration Rights Agreements for Old Notes.' Interest on each New Note will accrue from the last interest payment date on which interest is paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the date of the original issue of such Old Note. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer for such Old Notes.

New U.S. Dollar Senior Notes
     Principal Amount.....................  Up to $200,000,000 principal amount of 9 1/8% Senior Exchange Notes due 2008.

     Maturity.............................  March 1, 2008.

     Interest.............................  9.125% per annum, payable semiannually on March 1 and September 1 of each year, commencing September 1, 1998.

New U.S. Dollar Senior Discount Notes
     Principal Amount at Maturity.........  Up to $328,084,000 principal amount at maturity of 10 1/8% Senior
                                            Discount Exchange Notes due 2008. The New U.S. Dollar Senior Discount
                                            Notes will have an initial accreted value equal to the Accreted Value
                                            (as defined) of the Old U.S. Dollar Senior Discount Notes for which they are exchanged.

     Maturity.............................  March 1, 2008.

     Yield and Interest...................  There will not be any payment of interest on the New U.S. Dollar
                                            Senior Discount Notes prior to September 1, 2003. From and after

                                            March 1, 2003, the New U.S. Dollar Senior Discount Notes will bear interest, which will be payable semiannually, at a rate of 10.125%
                                            per annum on face value on March 1 and September 1 of each year, commencing September 1, 2003.

New DM Notes
     Principal Amount at Maturity.........  Up to DM296,000,000 principal amount at maturity of 10% Senior
                                            Discount Exchange Notes due 2008. The New DM Notes will have an initial accreted value equal to the Accreted Value (as defined) of the Old DM Notes for which they are exchanged.

     Maturity.............................  March 15, 2008.

     Yield and Interest...................  There will not be any payment of interest on the New DM Notes prior to September 15, 2003. From and after March 15, 2003, the New DM
                                            Notes will bear interest, which will be payable semiannually, at a rate of 10.000% per annum on face value on March 15 and September 15 of each year, commencing September 15, 2003.

Notes Guarantees..........................  The New Notes are unconditionally guaranteed by the Guarantor as to payment of principal, interest and any other amounts owed.

Ranking...................................  The New Notes and the New Notes Guarantees will be senior unsecured obligations of the Issuer and the Guarantor, respectively, ranking pari passu in right of payment with all existing and future unsecured obligations of the Issuer and the Guarantor, respectively, and will rank senior in right of payment to all existing and future subordinated obligations of the Issuer and the Guarantor,
                                            respectively. Each of the New U.S. Dollar Senior Notes, the New U.S.
                                            Dollar Senior Discount Notes and the New DM Notes will rank pari passu in right of payment with each other.

                                            The Guarantor's principal operations are conducted through its subsidiaries (other than the Issuer) and, accordingly, the New Notes and the New Notes Guarantees will be effectively subordinated to all indebtedness and other liabilities of the Guarantor's other subsidiaries. In addition, holders of secured obligations of the
                                            Issuer or the Guarantor will have claims that rank prior to the claims of the holders of the New Notes and the New Notes Guarantees with respect to the assets securing such other obligations. See
                                            'Description of the New Notes and the New Notes Guarantees--Ranking.'
                                            As of December 31, 1997, on a pro forma basis after giving effect to the Offerings and the Equity Clawback, (i) the total amount of outstanding liabilities of the Guarantor and the Issuer (excluding their subsidiaries), including trade payables, would have been approximately $714.9 million and (ii) the total amount of outstanding liabilities of the subsidiaries of the Guarantor (other than the
                                            Issuer), including trade payables, would have been $161.8 million.

Optional Redemption.......................  The New Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time on or after March 1, 2003, in the case of the New U.S. Dollar Notes, or March 15, 2003, in the case of the
                                            New DM Notes, at the redemption prices set forth herein plus accrued interest, if any, to the date of redemption. In addition, at any time prior to March 1, 2001, in the case of the New U.S. Dollar Notes and
                                            March 15, 2001, in the case of the New DM Notes, the Issuer may redeem up to 33 1/3% of the original principal amount at maturity of the New Notes with an amount equal to the net cash proceeds of one or more public or private sales of the Common Stock (as defined) of the
                                            Guarantor (to the extent the Issuer receives such proceeds) at,
                                            109.125% of the principal amount thereof, in the case of the New U.S.
                                            Dollar Senior Notes, 110.125% of the Accreted Value (as defined)
                                            thereof, in the case of the New U.S. Dollar Senior Discount Notes, and 110.000% of the Accreted Value (as defined) thereof, in the case of the New DM Notes, in each case, together with accrued interest, if any, to the date of redemption; provided, that at least 66 2/3%
                                            original aggregate principal amount at maturity of the New U.S.
                                            Dollar Senior Notes, the New Senior Discount Notes, or the New DM
                                            Notes, as applicable, remains outstanding immediately after each such redemption. See 'Description of the New Notes and the New Notes
                                            Guarantees--Optional Redemption.'

Additional Amounts; Tax Redemption........  Payments made by the Issuer or the Guarantor pursuant to the New
                                            Notes or the New Notes Guarantees will be made without withholding or deduction for taxes unless required by law. If Withholding is required as a result of (i) a change to current law or the interpretation or administration thereof, or (ii) a Listing Failure
                                            (as defined in 'Description of the New Notes

                                            and the New Notes Guarantees--Additional Amounts'), the Issuer or
                                            Guarantor, as the case may be, will pay, subject to certain exceptions, Additional Amounts as may be necessary so that net payments will be no less than the amounts provided for in the New
                                            Notes. In the event that (i) the Issuer or the Guarantor has become or will become obligated to pay any Additional Amounts as a result of such change (or, in certain cases, such Listing Failure) and (ii) the
                                            Issuer or the Guarantor, as the case may be, is unable to avoid such obligation to pay Additional Amounts by taking reasonable measures available to it, then the Issuer may redeem all, but not less than all, outstanding New Notes of any class of New Notes at any time at
                                            100% of the principal amount (or Accreted Value (as defined), in the case of the New Senior Discount Notes) thereof, together with accrued interest thereon, if any, to the redemption date. See 'Description of the New Notes and the New Notes Guarantees--Additional Amounts.'

Change of Control.........................  Unless the Issuer has theretofore exercised its rights to redeem all the New Notes in accordance with the Indentures, upon a Change of
                                            Control (as defined), the holders of the New Notes will have the right to require the Issuer to purchase their New Notes at a purchase price equal to 101% of the principal amount (or Accreted Value, in the case of New Senior Discount Notes) thereof plus accrued interest, if any, to the date of purchase. There can be no assurance that the
                                            Issuer will have sufficient funds available at the time of any Change of Control to repurchase the New Notes. See 'Risk Factors-- Change of
                                            Control' and 'Description of the New Notes and the New Notes
                                            Guarantees--Covenants--Change of Control.'

Certain Covenants.........................  The Indentures (as defined) contain certain covenants for the benefit of the holders which, among other things, restrict the ability of the
                                            Guarantor and each Restricted Subsidiary (as defined) to incur certain additional indebtedness, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, create liens, sell assets, issue or sell capital stock of Restricted Subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger. These limitations will, however, be subject to important qualifications and exceptions. See 'Description of the New Notes and the New Notes
                                            Guarantees--Covenants.'

Absence of Public Market for the New
  Notes...................................  There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the
                                            New Notes or the ability of holders of New Notes to sell their New
                                            Notes or the price at which such holders may be able to sell their
                                            New Notes. The Issuer has applied for listing of the New Notes on the
                                            Luxembourg Stock Exchange.

                                  RISK FACTORS

     Holders of the Old Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under 'Risk Factors' beginning on page 19 before tendering their Old Notes in the Exchange Offers.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain summary consolidated financial data for the Company for each of the three years in the period ended December 31, 1997, which have been derived from the Consolidated Financial Statements and notes thereto. The information as of and for the year ended December 31, 1994 was derived from the Consolidated Financial Statements of the Company's predecessor entity, ITG. The Company's Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 have been audited by Deloitte & Touche LLP as stated in their reports appearing herein.

     The Company has experienced rapid growth over the periods set forth below, which growth may not necessarily continue at such rate. Accordingly, the financial and operating results set forth below may not be indicative of future performance.

     The summary consolidated financial and operating data presented below should be read along with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

                                                YEARS ENDED DECEMBER 31,
                                   --------------------------------------------------
                                   PREDECESSOR
                                      1994        1995(1)        1996         1997
                                   -----------   ----------   ----------   ----------
                                        ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues...........................   $ 4,702     $ 18,617    $  113,257   $  300,796
Cost of services...................    (4,923)     (17,510)      (98,461)    (265,321)
                                   -----------   ----------   ----------   ----------
Gross profit (loss)................      (221)       1,107        14,796       35,475
Selling, general and administrative
  expense..........................    (2,395)      (9,639)      (38,893)     (94,712)
Depreciation and amortization......      (240)        (849)       (6,655)     (21,819)
                                   -----------   ----------   ----------   ----------
Loss from operations...............    (2,856)      (9,381)      (30,752)     (81,056)
Interest income....................        --          173         3,976       13,826
Interest expense...................      (225)        (194)      (11,359)     (39,373)
Other income.......................        --           --           470        6,595(2)
Minority interest..................        --           --          (180)         210
Income taxes.......................        --           --          (395)        (401)
                                   -----------   ----------   ----------   ----------
Net loss...........................   $(3,081)    $ (9,402)   $  (38,240)  $ (100,199)
                                   -----------   ----------   ----------   ----------
                                   -----------   ----------   ----------   ----------
Loss per share(3)..................   $(15.41)    $  (1.67)   $    (5.13)  $    (5.27)
Weighted average number of shares

  of Common Stock outstanding(3)...       200        5,641         7,448       19,008

OTHER FINANCIAL DATA:
EBITDA(4)..........................   $(2,616)    $ (8,532)   $  (23,807)  $  (52,432)
Capital expenditures(5)............     1,126        6,074        23,880       49,417
Ratio of earnings to fixed
  charges(6).......................        --           --            --           --
Cash (used in) provided by
  operating activities.............    (1,987)       3,554       (10,475)     (91,812)
Cash used in investing
  activities.......................      (478)     (16,537)     (225,000)     (18,821)
Cash provided by financing
  activities.......................     2,888       18,143       335,031      152,035

                                                      DECEMBER 31, 1997
                                                  --------------------------
                                                   ACTUAL     AS ADJUSTED(7)
                                                  --------    --------------
                                                               (UNAUDITED)
                                                       ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................   $144,894       $541,499(8)
Marketable securities..........................     13,858         13,858
Restricted marketable securities(9)............     68,836         48,136
Total assets...................................    605,664        981,569
Short-term debt and current portion of capital
  lease obligations(10)........................      8,033          8,033
Long-term debt and capital lease
  obligations(10)..............................    316,608        726,703
Shareholders' equity...........................    126,699        125,654

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

 (1) Effective with the acquisition of a majority equity interest in ITG in September 1995, the Company began to consolidate ITG's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in ITG using the equity method of accounting.

 (2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

 (3) Loss per share is calculated by dividing the loss attributable to the Common Stock by the weighted average number of shares of Common Stock outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to outstanding stock options, Roll-Up Rights and warrants (including, without limitation, the Warrants) are not included in the loss per share calculation as their effect is anti-dilutive.

 (4) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

 (5) Capital expenditures include assets acquired through capital lease financing and other debt.

 (6) The ratio of earnings to fixed charges is computed by dividing the loss from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized and that portion of rental expense deemed to be representative of interest. For the years ended December 31, 1994, 1995, 1996 and 1997, earnings were insufficient to cover fixed charges by approximately $3.1 million, $9.4 million, $37.7 million, and $100.0 million, respectively.

 (7) Adjusted to give effect to the issuance of the shares of the Class A Common Stock issuable upon exercise of the Warrants (assuming all Warrants are exercised), the application of the estimated net proceeds therefrom, the proceeds from the issuance of the Notes and the Equity Clawback.

 (8) The as adjusted figure reflects the receipt of net proceeds of approximately $385 million from the sale of the Old U.S. Dollar Notes, the receipt of net proceeds of approximately $96 million from the sale of the Old DM Notes (converted to U.S. Dollars at the noon buying rate for U.S. Dollars on March 11, 1998 of DM 1.8352=$1.00), the use of approximately $101 million of proceeds from the Initial Public Offering to effect the Equity Clawback, the payment of $4.1 million of accrued interest payable in connection with the Equity Clawback and the release of approximately $21 million from the restricted marketable securities account following the Equity Clawback.

 (9) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the

     1996 Notes adjusted to reflect the reduction of approximately $21 million released from the restricted marketable securities account following the Equity Clawback. See 'Description of Certain Indebtedness--Description of the 1996 Notes.'

(10) As of December 31, 1997, the Company had approximately $29.7 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.

                                  RISK FACTORS

     An investment in the New Notes offered hereby is subject to a number of risks. Holders of Old Notes should carefully consider the following factors as well as the more detailed descriptions cross-referenced to the body of this Prospectus and the other matters described in this Prospectus before tendering their Old Notes in the Exchange Offers.

SHORT OPERATING HISTORY; ENTRANCE INTO NEWLY OPENING MARKETS; MARGINS

     The Company acquired its principal operations in the United States in 1995, in France, Germany and The Netherlands in 1996, in Italy, Belgium, Switzerland, Venezuela, and a minority interest in its Portuguese operations in 1997, and commenced start-up operations in the United Kingdom, Sweden and Finland in 1996, and Denmark and Australia in 1997. Therefore, the Company has limited experience in operating these businesses. The businesses which now constitute the Company's principal operations commenced operations on various dates during 1990 through 1997 and, therefore, have limited operating histories. In addition, the Company has recently made investments in Luxembourg, Austria, Spain, and Japan and the Company plans to acquire or start-up operations in markets where it currently does not have operations. Furthermore, in many of its existing and future markets, the Company plans to offer services that have been provided in the past only by PTTs and/or services that were not previously available. Accordingly, the Company may face difficulties in establishing or expanding such businesses, including difficulties in hiring personnel that have experience in providing such telecommunications services in such markets. See '--Risks Associated with Anticipated Growth and Acquisitions.' The Company's prospects must, therefore, be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in an evolving industry.

     As a new entrant in its markets, the Company may need to grant substantial discounts in order to attract a significant customer base. The Company has and will continue to provide services to carrier customers at discounted prices, resulting in lower gross margins than margins related to sales to other customers. In addition, the Local Operators may incur significant costs developing their network infrastructures (including the purchase of minimum investment units ('MIUs') and indefeasible rights of use ('IRUs') in fiber optic cable systems, switches and leased capacity) as their business grows. The fixed costs and expenses incurred under these circumstances has resulted, and may continue to result, in low or negative operating margins. See 'Management's Discussion and Analysis of Financial Condition and Results of

Operations--Overview.'

     LDM has obtained, and has pending applications for, certificates of authority to provide local exchange services in many states throughout the U.S., and is currently reselling such services in New York State. Because local exchange services have, until very recently, been provided only by a single incumbent local exchange carrier ('LEC') in any particular community, the Company may face difficulties in establishing or expanding its local exchange business, including difficulties in negotiating service agreements with incumbent LECs and in hiring personnel that have experience in providing such services in such markets. See '--Risks Associated with Anticipated Growth and Acquisitions.' The Company's prospects must, therefore, be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in an evolving industry.

HISTORICAL AND FUTURE NET OPERATING LOSSES AND NEGATIVE EBITDA; NEED FOR ADDITIONAL CAPITAL; SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS

     The Company will need to continue to enhance and expand its operations and meet the increasing demands for service quality, availability of value added services and competitive pricing in order to establish and maintain a competitive position in its existing markets and the additional markets it enters. The Company has incurred, and during the next several years expects to continue to incur, significant and increasing operating and net losses, negative EBITDA and negative cash flow from operating activities due to the start-up nature of the Company's business and the Company's need to expand its operations, develop RSL-NET and build its customer base and marketing operations. The Company may need to raise substantial additional capital in the future to fund its acquisitions, strategic alliances, start-up operations, capital expenditures and anticipated substantial operating losses. The net proceeds from the German Debt Offering, the net proceeds from the U.S. Dollar Notes Offerings, the net proceeds from the Initial Public Offering (net of the Equity Clawback) and the remaining net proceeds from the 1996 Units Offering, together with borrowings under the Company's $7.5 million revolving credit facility with The Chase Manhattan Bank (the 'Revolving Credit Facility') and vendor financing, are expected to fund the Company's planned expansion of its existing operations and operating losses for approximately 12 to 24 months. If the Company's plans or assumptions change or prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the German Debt Offering, the U.S. Dollar Notes Offerings, the Initial Public Offering (net of the Equity Clawback) and the 1996 Units Offering, together with the proceeds of the Revolving Credit Facility and such vendor financing, otherwise prove to be insufficient, the Company may be required to seek additional capital. The Company may also be required to raise capital to refinance the Notes at the time they mature. The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company decides to raise additional funds through the incurrence of debt, the Company may become subject to additional or more restrictive financial covenants. If the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its existing operations and presently anticipated expansion, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to pay principal and interest on the Notes.

     The Company has a significant level of indebtedness. As of December 31, 1997, the Company had consolidated indebtedness of $304.6 million on an actual basis, and after giving effect to the German Debt Offering, the U.S. Dollar Notes Offerings and the Equity Clawback would have had consolidated indebtedness of $713.6 million. The Existing Indentures limit, but do not prohibit the incurrence of additional indebtedness by the Company. The Company expects to incur substantial amounts of additional indebtedness in the future resulting in substantial and increasing interest expense. In addition, the Company expects to incur negative EBITDA, negative cash flow from operations, deficiencies of earnings to fixed charges, operating losses and net losses for future periods.

     In 1996, after giving effect to the Company's acquisition of Sprint Corporation's international voice operations in France and Germany in May 1996 (the 'Sprint Acquisitions'), the Company's acquisition of interests in ITG in 1996 (the 'ITG 1996 Acquisition') and the Company's acquisition of 75% of RSL Netherlands in October 1996 (the 'RSL Netherlands Acquisition'), the Company made capital expenditures of approximately $26.2 million. In 1997, the Company made capital expenditures of approximately $49.4 million. In 1998, the Company expects to make capital expenditures of approximately $70.0 million. The Company has also experienced (except for the fiscal quarters during which the 1996 Units Offering and the Initial Public Offering were closed) a consistently increasing working capital deficit. The Company's interest expense may exceed its EBITDA and cash flow from operations. If the Company's EBITDA is insufficient to meet its future debt service obligations and fund its operating losses, the Company will face substantial liquidity problems. If the Company is unable to generate sufficient EBITDA or cash flow from operations, or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the material terms of its indebtedness, it would be in default thereunder, which would permit the holders of such indebtedness to accelerate the maturity thereof. Such defaults could result in a default on the Notes and could delay or preclude payment of principal of, or interest on, the Notes. The ability of the Issuer and the Guarantor to meet their obligations under the Notes and the Notes Guarantees, respectively, is dependent upon the future performance of the Company, which is subject to prevailing economic conditions (in each market, country and region in which the Company operates, as well as globally) and to financial, business and other factors, including factors beyond the Company's control.

     The Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the debt service requirements of any existing and additional indebtedness could make it more difficult for the Company to make payments on its existing debt; (ii) the Company's level of indebtedness could limit the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (iii) a substantial portion of the Company's future cash flow from operations, if any, will be dedicated to the payment of principal and interest on the Notes and the 1996 Notes, its other indebtedness and other obligations and will not be available for the Company's business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (v) the Company is more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business. See 'Selected Consolidated Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

RISKS RELATED TO HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF NOTES TO LIABILITIES OF SUBSIDIARIES

     The Issuer and the Guarantor are holding companies and their only material assets consist of the stock of their subsidiaries and fluctuating cash balances. The Issuer intends to contribute or loan a substantial majority of the net proceeds from the German Debt Offering and the U.S. Dollar Notes Offerings and has loaned or contributed a substantial portion of the net proceeds of each of the Initial Public Offering and the 1996 Units Offering to its subsidiaries and other affiliates. See 'Use of Proceeds.' The cash flow and the consequent ability of the Issuer and the Guarantor to service their debt obligations, including the Notes and the Notes Guarantees, are dependent upon the ability of the Issuer and the Guarantor to receive cash from such subsidiaries. These subsidiaries, however, are legally distinct from the Issuer and the Guarantor and may have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make funds available for such payment. These subsidiaries have no obligation to guarantee the Notes. Accordingly, the Notes and the Notes Guarantees will be effectively subordinated to all indebtedness and other liabilities and committments (including trade payables) of these subsidiaries. The ability of these subsidiaries to make such distributions to the Issuer and the Guarantor will be subject to, among other things, the availability of funds and the terms of such subsidiaries' indebtedness. In addition, the repayment of loans and advances by such subsidiaries may be subject to statutory or other legal restrictions and to taxation, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Dividends and other payments to the Issuer and the Guarantor from their subsidiaries, in certain jurisdictions, may have adverse tax consequences to them and to the shareholders of the Company, and the subsidiaries' ability to declare and pay dividends and/or their ability to make any payment or transfer of property or assets to the Issuer and the Guarantor are, in certain circumstances, subject to local statutory or other legal restrictions, and restrictions contained in their respective Articles of Association, other organizational documents or loan agreements.

     As shareholders of each of their subsidiaries, any right of the Issuer or the Guarantor to receive assets of any of the subsidiaries upon any liquidation or reorganization of such subsidiary (and the consequent right of the holders of the Notes and the Notes Guarantees to participate in those assets) is effectively subordinated to the claims of the subsidiaries creditors, except to the extent the Issuer or the Guarantor is independently recognized as a creditor of such subsidiary. Any recognized claims of the Issuer or the Guarantor as a creditor of the subsidiary would be subordinate to any prior security interest held by any other creditor of the subsidiary and obligations of the subsidiary that are senior to those owing to the Issuer or the Guarantor. In the event of such a subsidiary's liquidation, there may not be assets sufficient for the Issuer and/or the Guarantor to recoup their investments therein. Although the Guarantor guarantees the Notes, it is intended that it will receive only a portion of the net proceeds therefrom. As of December 31, 1997, on a pro forma basis after giving effect to the German Debt Offering, the U.S. Dollar Notes Offerings and the Equity Clawback, (i) the total amount of outstanding liabilities of the Guarantor and the Issuer (excluding their subsidiaries), including trade payables, would have been approximately $714.9 million and (ii) the total amount of outstanding liabilities of the subsidiaries of the Guarantor (other than the Issuer), including trade payables, would have been $161.8 million. See 'Description of the New Notes and the New Notes Guarantees--Ranking.'

REFINANCING RISK

     The Company may not be able to repay the Notes with cash from operations. Accordingly, the Company may need to seek capital from outside sources in order to repay principal on the Notes. The Company's ability to do so will depend on, among other things, its financial condition at the time, market conditions and other factors, including factors beyond the Company's control. If the Company is unable to effect such refinancings or obtain additional funds, the value of the Notes would be adversely affected.

RISKS ASSOCIATED WITH ANTICIPATED GROWTH AND ACQUISITIONS

     The Company has experienced rapid growth and intends to continue to grow through further expansion of its existing operations, through acquisitions, joint ventures, strategic alliances and through the establishment of new operations. The Company constantly evaluates acquisition and joint venture opportunities. The Company's ability to manage its anticipated future growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, obtain satisfactory and cost-effective lease rights from, and interconnection agreements with, competitors that own transmission lines (in many cases intra-national and local transmission lines may be available from only one dominant competitor) and significantly expand the Company's internal management, technical and accounting systems. The Company's growth will also depend on its ability to purchase successfully MIUs and IRUs, which ability may be adversely affected by, among other factors, competition to purchase such rights and regulatory restrictions on ownership. The Company's rapid growth has placed, and its planned future growth will continue to place, a significant and increasing strain on the Company's financial, management and operational resources, including the identification of acquisition targets and joint venture partners, the negotiation of acquisition and joint venture agreements and the maintenance of satisfactory relations, including, when necessary, the resolution of disputes with its joint venture partners and minority investors in acquired entities. In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results.

     The Company may, as a result of legal restrictions or other reasons, acquire a minority interest in strategic targets, in which case the Company would lack control over the target company's operations and strategies. There can be no assurance that such lack of control will not interfere with the Company's growth and integration of its operations.

     The Company may also acquire interests in operations for strategic reasons, despite the fact that such operations have operational or managerial problems or are incurring losses. In such cases, there can be no assurance that such operational or managerial problems or losses will not cause the Company significant problems or consume substantial monetary, management and other resources of the Company.

     The Company's planned new businesses will need to be integrated with its existing operations. For acquired businesses, this will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. For example, the Company's U.S. operations only began to utilize RSL-NET in the fourth quarter of 1996. Furthermore, acquired businesses generally suffer from employee and customer attrition and turnover at higher rates during the period commencing when employees and customers learn of a proposed transaction and ending after the transaction has been completed. The Company has experienced high levels of customer attrition and turnover in certain acquired businesses in the United States, Australia, France and Germany. In countries where the Company expands by establishing a new business, it must, among other things, recruit, hire and train personnel, establish offices, obtain regulatory authorization, lease transmission lines from, and obtain interconnection agreements with, competitors that own intra-national transmission lines, and install hardware and software. See '--Competition.' In addition, since the Company operates businesses in several countries and intends to expand into additional countries and regions, including Europe, Asia, the Pacific Rim and Latin America, the Company must manage the problems associated with integrating a culturally and linguistically diverse workforce. The Company has limited experience dealing with these problems.

RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY

     The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company. There can also be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market. Furthermore, there can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions.

     Much of the Company's planned growth is predicated upon the deregulation of telecommunications markets. There can be no assurance that such deregulation will occur when or as anticipated, if at all, or that the Company will be able to grow in the manner or at the rates currently contemplated.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increased satellite and fiber optic cable transmission capacity for services similar to those provided by the Company, including utilization of the Internet for international voice and data communications. The Company cannot predict which of the many possible future product and service offerings will be important in order to establish and maintain a competitive position or what expenditures will be required to develop and provide such products and services. The Company's profitability will depend, in part, on its ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on its ability to offer, on a timely basis, services that meet evolving industry standards and customer preferences. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position.

     As a result of existing excess international transmission capacity, the marginal cost of carrying an additional international call is often very low for carriers that own MIUs or IRUs. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of this century, there may be no charges based on the distance a call is carried. Certain of the Company's competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. If this type of pricing were to become prevalent, it would likely have a material adverse effect on the Company's prospects, financial condition and results of operations and its ability to make payments on its indebtedness. See '--Dependence on Other Carriers.'

INABILITY TO PREDICT TRAFFIC VOLUME

     The Company may enter into long-term agreements for leased capacity in anticipation of traffic volumes which do not reach expected levels and, therefore, be obligated to pay for transmission capacity without adequate corresponding revenues. Conversely, the Company may underestimate its need for leased capacity and, therefore, be required to obtain transmission capacity through more expensive means. The Company's U.S. operations have, in the past, both overestimated and underestimated their need for leased capacity and, therefore, have been forced to obtain capacity for overflow traffic at a higher cost and have also leased capacity which was under-utilized and, in some instances, led to under-utilization charges. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' If the Company is

unable to accurately project its needs for leased capacity in the future, such inability may have a material adverse effect on the Company's business and profitability. Additionally, the Company has in the past acquired, and may in the future acquire, operations that have entered into long-term agreements for leased capacity with under-utilization charge provisions. These agreements present the same risks.

DEPENDENCE ON OTHER CARRIERS

     The Company does not own any intra-national or local exchange transmission facilities in any country in which it provides services (and does not intend to construct or acquire any of its own transmission facilities unless required to do so in order to receive regulatory approval to operate). Consequently, the Company must continue to rely on providers of intra-national and local exchange transmission facilities. All of the telephone calls made by the Company's customers are and will continue to be connected, at least in part, through transmission facilities that the Company leases. In all of the jurisdictions in which the Company conducts business (other than the U.S. and the United Kingdom) or plans to conduct business, the current provider of significant intra-national transmission facilities is the PTT. Similarly, in the U.S., the current providers of local exchange transmission facilities are generally only the incumbent LECs, including the regional Bell operating companies ('RBOCs'). Accordingly, prior to full deregulation, there may be only one source of intra-national and/or local exchange transmission facilities in these countries, and the Company may be required to lease transmission capacity at artificially high rates from a provider that occupies a monopoly or near monopoly position. In fact, Deutsche Telekom AG ('Deutsche Telekom'), the German PTT, in 1997 raised the rates charged to the Company and other carriers with respect to intra-national transmissions, and there can be no assurance that other PTTs will not also do so. Such rates may be too high to allow the Company to generate gross profit on intra-national calls or international calls routed to a Company switch by means of such intra-national lines. In addition, PTTs will not necessarily be required by law to allow the Company to lease transmission lines upon which the Company depends. To the extent that applicable law requires PTTs to lease transmission lines to the Company, delays may nevertheless be encountered with respect to the commencement of operations and extensive delays can be expected with respect to the negotiation of leases and interconnection agreements. See '--Government Regulatory Restrictions.' In addition, disputes can be expected with respect to pricing terms and billing. Similarly, to the extent that the Company leases local exchange facilities in the U.S., there is currently some uncertainty involving the prices and nature of such facilities that LECs may offer to competitors in the local exchange market, which could include the Company. Currently, the U.S. Court of Appeals for the Eighth Circuit has held that the FCC does not have jurisdiction to create national rules for the pricing of such facilities, but rather, that such jurisdiction rests with each of the individual states. As of the date of this Offering Circular, this case was before the U.S. Supreme Court and, if the lower court decision is upheld, the need to address different pricing regimes in different states could make it more burdensome or expensive for the Company to enter a local exchange market.

     Many of the international telephone calls made by the Company's customers are and will continue to be transported through transmission facilities that the Company leases. The lessors of such facilities are competitors of the Company, including American Telephone & Telegraph, Inc. ('AT&T'), MCI Communications Corporation ('MCI'), Teleglobe Canada, Inc. ('Teleglobe'), British Telecommunications PLC ('British Telecom'), France Telecom S.A. ('France Telecom'), Deutsche Telekom and Cable and Wireless Communications PLC ('Mercury'). Similarly, to the extent the Company provides local exchange services in the U.S., it will have to lease facilities from LECs that will be competitors of the Company, such as the RBOCs. The Company generally leases lines on a short-term basis. These include leases on a per-minute basis (some with minimum volume commitments) and, where the Company anticipates higher volumes of traffic, leases of transmission capacity for point-to-point circuits on a monthly or longer-term fixed cost basis. The negotiation of lease agreements involves estimates regarding future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of the Company's existing and future customers. When there has been excess transmission capacity, as was the case for many years in the United States, lease rates have declined and short term leases have been advantageous. Recently, capacity has been somewhat constrained in the United States and the decline in lease rates has slowed. As a result, longer term leases may become more attractive. Should the Company fail to meet its minimum volume commitments pursuant to long-term leases, it will be obligated to pay 'under-utilization' charges. See '--Inability to Predict Traffic Volume.' For these reasons, the Company would suffer competitive disadvantages if it entered into leases with inappropriate durations or leases based on per-minute charges for high volume routes (or leases with fixed monthly rates for low volume routes), or if it failed to meet its minimum volume requirements. The Company is also vulnerable to service interruptions and poor transmission quality from leased lines. The deterioration or termination of the Company's relationships with one or more of its carrier vendors could have a material adverse effect upon the Company's business, financial condition and results of operations.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS; YEAR 2000 TECHNOLOGY RISKS

     Sophisticated information systems are vital to the Company's growth and its ability to monitor costs, bill and receive payments from customers, reduce credit exposure, effect least cost routing and achieve operating efficiencies. The Company currently operates separate network management information systems for its U.S. and European operations. The Company intends to integrate and operate the information services for all of its Local Operators from a central location. A failure of any of the Company's current systems, the failure of the Company to implement or integrate new systems without difficulty, if at all, the failure of any new systems or the failure to upgrade systems as necessary could have a material adverse effect on the Company, its financial condition and the results of operations.

     The Company is in the process of reviewing its computer systems and operations to identify and determine the extent to which any systems will be vulnerable to potential errors and failures as a result of the 'Year 2000' problem. The Year 2000 problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.

     The Company is upgrading its computer system in an effort to prevent major system failures which could result upon the transition from 1999 to the year 2000. There can be no assurance that any such upgrades will be successfully implemented or that additional steps will not be necessary. A failure of the Company's computer systems or the failure of the Company's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on the Company's business and financial condition or results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Technology Risks,' 'Business--U.S. Operations' and '--European Operations--General.'

COMPETITION

     The provision of telecommunications services is and will continue to be extremely competitive. Prices for long distance calls have decreased substantially over the last few years in most of the markets in which the Company does business and prices are expected to decline substantially over the next several years in all of the markets where the Company does business or expects to do business. In addition, all of the Company's markets and expected future markets have deregulated or are in the process of deregulating telephone services. Customers in most of these markets are not familiar with obtaining services from competitors to the PTTs and incumbent LECs and may be reluctant to use new providers, such as the Company. In particular, the Company's target customers, small and medium-sized businesses, may be reluctant to entrust their telecommunications needs to new and unproven operators or may switch to other service providers as a result of price competition. The Company has experienced, and expects to continue to experience, high levels of customer attrition and turnover as a result of the highly competitive nature of most of its markets.

     The Company's success will depend upon the Company's ability to compete with a variety of other telecommunications providers in each of its markets, including (i) the PTTs, (ii) alliances such as AT&T's alliance with Unisource (itself an alliance currently among PTT Telecom Netherlands, Telia AB and Swiss Telecom PTT) and the corresponding alliance with WorldPartners, the entity resulting from the proposed merger of MCI and WorldCom, Inc. ('WorldCom'), and Sprint Corporation's ('Sprint') alliance with Deutsche Telekom and France Telecom, known as 'Global One,' (iii) companies offering resold international telecommunications services, (iv) companies such as GTE and WorldCom offering local exchange service in conjunction with domestic long distance and international long distance services, (v) LECs such as the RBOCs, and (vi) other companies with business plans similar to that of the Company. The Company expects that competition will increase in the future as the deregulation of telecommunications markets worldwide accelerates. Many of the Company's competitors have significantly greater financial, management and operational resources and more experience than the Company. If any of the Company's competitors were to devote additional resources to the provision of international long distance voice telecommunication services to the Company's target customer base of small and medium-sized businesses, there could be an adverse effect on the Company's business. In addition, certain of the Company's competitors may target discounts in one market to gain an advantage in another market or with a particular customer. The Company may be unable to compete with such discounts on an economically feasible basis.

     Each of the Company's Local Operators is expected to separately compete within their respective countries. There can be no assurance that any of the Local Operators will be able to do so effectively and the success of the Company's strategy in any one market is not necessarily indicative of its ability to succeed in any other market.

     Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered and customer service. The Company attempts to price its services at a discount to the prices charged by the PTT or major carriers in each of its markets. The Company has no control over the prices set by its competitors and some of the Company's larger competitors may be able to use their substantial financial resources to cause severe price competition in the countries in which the Company operates. There can be no assurance that severe price competition will not occur. Any price competition could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's competitors will provide potential customers with a broader range of services than the Company currently offers or can offer due to regulatory restrictions. See 'Business--Industry Overview' and '--European Operations--General.'

     In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of the enactment of the Telecommunications Act of 1996 and regulatory initiatives taken by the FCC, the RBOCs may provide international telecommunications services, are allowed to offer domestic long distance service through an affiliate outside their service areas as 'non-dominant' carriers and are allowed to provide long distance service within their service areas, provided certain competition related conditions are met. AT&T, MCI and other long distance carriers are allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, may enter the United States domestic long distance telecommunications market. As of the date of this Prospectus, no RBOC has been granted authority by the FCC to provide long distance service within its service area. However, the U.S. District Court for the Northern District of Texas has recently ruled that restrictions placed by the Telecommunications Act of 1996 on the RBOCs regarding their ability to provide long distance service within their respective service areas are unconstitutional. Moreover, certain of the RBOCs have filed with the FCC applications for authority to provide long distance service within their respective service areas. An appellate decision affirming the decision by the

District Court, or the grant by the FCC of the pending RBOC applications, would enable the RBOCs to compete more effectively against the Company.

     In November 1997, the FCC revised its rules to implement commitments made by the U.S. under the Basic Telecommunications Agreement of the World Trade Organization (the 'GBT Agreement') executed in February 1997. In its decision, the FCC established an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the United States, and adopted a rebuttable presumption that the U.S. affiliates of foreign carriers with less than 50% market share in each relevant market on the foreign end should be treated as non-dominant. In addition, the FCC had, on several occasions since 1984, approved or required price reductions by AT&T because it was a 'dominant' carrier. However, the FCC reclassified AT&T as a 'non-dominant' carrier for domestic purposes in October 1995 and for international purposes in May 1996. These FCC actions substantially reduced the regulatory constraints on AT&T and affiliates of foreign carriers. As the Company expands its geographic coverage, it will encounter additional regional competitors and increased competition. Moreover, the Company believes that competition in non-U.S. markets will increase and begin to resemble the competitive landscape in the United States.

     The PTTs and incumbent LECs generally have certain competitive advantages that the Company and its other competitors do not have, due to their control over the intra-national and local exchange transmission facilities and connection to them, their ability to delay access to lines and the reluctance of some regulators to adopt policies and grant regulatory approvals that will result in increased competition for the PTTs and incumbent LECs. If the PTT or incumbent LEC in any jurisdiction uses its competitive advantages to their fullest extent, the Local Operator in such jurisdiction would be adversely affected.

GOVERNMENT REGULATORY RESTRICTIONS

     National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit the Company's ability to provide certain telecommunications services, including Internet telephony services. Furthermore, there can be no assurance that changes in current or future laws or regulations or future judicial intervention in the United States or in any other country would not have a material adverse effect on the Company or that FCC or other regulatory investigation or intervention would not have a material adverse effect on the Company. In addition, the Company's strategy is based in large part upon the expected deregulation of the EU and other foreign markets based on European Commission directives and the GBT Agreement. Such deregulation of the EU and other foreign markets has already experienced some delays. While legislation has been passed by a number of EU member countries implementing European Commission ('EC') directives, the EC has instituted infringement proceedings for non-compliance with EC Directives against eight member countries, and has stated its intention to institute additional proceedings against non-compliant member countries. Such proceedings may encourage member countries to comply with EC Directives. However, there can be no assurance that this will be the case or that other foreign markets will proceed with the expected deregulation in the immediate future, if at all, or that the trend towards deregulation will be effective. In addition, even if other foreign markets act to deregulate their telecommunications markets on the current schedule, the national governments of such foreign markets must pass legislation to deregulate the markets within their countries. The national governments may not necessarily pass such legislation in the form required, if at all, or may pass such legislation only after a significant delay. In the EU, even if a national legislature enacts appropriate regulations within the time frame established by the EC, there may be significant resistance to the implementation of such legislation from PTTs, regulators, trade unions and other sources. For example, in the United Kingdom, Mercury took legal action against the Post Office Engineering Union because the union refused to connect Mercury's customers. In Germany, Deutsche Telecom has proposed that a fee be charged to any customer who changes long distance service providers. These and other potential obstacles to deregulation would have a material adverse effect on the Company's operations by preventing the Company from expanding its operations as currently anticipated.

     In addition, the telecommunications services provided by the Company in the United Kingdom are subject to and affected by regulations introduced by the Office of Telecommunications ('Oftel'). Oftel has imposed mandatory rate reductions on British Telecom in the past and is expected to continue to do so for the foreseeable future. This will have the effect of reducing the prices the Company can charge its U.K. customers.

     Also, the Internet telephony services provided by the Company through Delta Three may be subject to and affected by regulations introduced by the authorities in each country where Delta Three has or will have operations. The regulation of Delta Three's activities may have a material adverse effect on Delta Three's and the Company's financial condition and results of operations.

     The Company is currently authorized or otherwise allowed to provide intrastate, interexchange service in 48 states and the District of Columbia in the United States and relies on third party carriers to originate traffic in the other states.

RISK OF LOSS, OR DIMINUTION OF VALUE, OF OPERATING AGREEMENTS

     Although the Company has 18 operating agreements, the Company presently only utilizes six such agreements. These agreements are with carriers in the Dominican Republic, the United Kingdom, Denmark, The Netherlands, Russia and Norway. In order to utilize the remaining operating agreements, the Company would have to make an investment in transmission facilities to each of these countries, which the Company is unlikely to do unless and until it originates sufficient calling volume to such countries to justify an investment. The Company's failure to utilize these operating agreements may result in these foreign carriers terminating such agreements in order to secure more profitable agreements with carriers other than the Company and may limit the Company's ability to secure operating agreements with additional foreign carriers. The loss of the Company's operating agreements could have a material adverse effect on its business, and the failure to enter into additional operating agreements or other favorable arrangements in the future could limit the Company's ability to increase its revenues on a positive gross margin basis. There can be no assurance that the Company will be able to enter into additional operating and other interconnection agreements or other favorable arrangements in the future.

     In addition, the Company's operating agreements may become less valuable to the Company. As increasing numbers of international carriers emerge, operating agreements may become more available. Moreover, as telecommunications markets deregulate, particularly in Europe, an increasing proportion of international traffic is being carried outside of the traditional operating agreement/ settlement rate system.

DEPENDENCE ON CARRIER CUSTOMERS

     In the United States, a substantial portion of the Company's revenues are generated by the telecommunication services it provides to carrier customers. Revenues derived from the provision of such services accounted for 38% of the Company's revenues for the year ended December 31, 1997. Accordingly, the loss of revenue from carrier customers could have a material adverse effect upon the Company's business, financial condition and results of operations. Carrier customers are extremely price sensitive, generate very low margin business and frequently choose to move their business based solely on small price changes. In addition, certain of the Company's carrier customers are unprofitable or are only marginally profitable, resulting in a higher risk of delinquency or non-payment than in the case of more creditworthy customers. In February 1996, the Company terminated service to a carrier customer that accounted for 11% of ITG's 1995 U.S. revenues for failure to pay for past services. As a result, although the Company is attempting to recover the amounts owed by such customer, the Company booked a $4.9 million write-off for bad debt on its 1995 financial statements. While the Company instituted revised credit criteria to enable the Company to reduce its exposure to the higher risks associated with carrier customers, no assurance can be given that such criteria and methods will afford adequate protection against such risks.

DEPENDENCE UPON KEY PERSONNEL

     The success of the Company is dependent, in part, upon its key management. In particular, the Company is highly dependent upon certain of its personnel, including Ronald S. Lauder, Chairman of the Board of the Company and its largest and controlling shareholder, and Itzhak Fisher, the President and Chief Executive Officer of the Company. The loss of services of Mr. Lauder, Mr. Fisher or any of the other members of the Company's senior management team could have a material adverse effect on the Company. The degree of Mr. Lauder's involvement in the activities of the Company varies from time to time based on the needs of the Company. Mr. Lauder's involvement with the Company, in addition to his activities as Chairman of its Board of Directors and Executive Committee,

includes identifying potential local strategic partners, capital allocation, corporate governance, setting compensation policy and recruiting top management. However, he is not an employee of the Company and he spends a majority of his business time on other matters. While Mr. Fisher has an employment agreement with the Company, the Company does not have employment agreements with many of the other members of its senior management team.

     The Company believes its future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. Such employees are in great demand and are often subject to offers for competitive employment. There can be no assurance that the Company can retain its key managerial employees or that it can attract, integrate or retain such employees in the future.

DEPENDENCE ON EQUIPMENT SUPPLIER

     The Company purchases most of its switches from Ericsson, which has granted the Company volume discounts and also provides lease financing for, and maintenance of, this equipment. Although switches of comparable quality may be obtained from several alternative suppliers, the failure of the Company to acquire compatible switches from an alternative source, or the failure to acquire additional switches (regardless of the vendor) on a timely basis or on a similar price basis, could result in delays, operational problems or increased expenses, which could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROLLING SHAREHOLDERS; NEGATIVE EFFECTS OF ANTI-TAKEOVER PROVISIONS

     Certain of the executive officers and directors of the Company, companies and partnerships they control and members of their immediate families control, in the aggregate, approximately 95.6% (95.1% after giving effect to the Warrant Registration) of the voting power and approximately 78.5% (75.8% after giving effect to the Warrant Registration) of the outstanding capital stock of the Company. As a result, the existing shareholders are able to control the election of all of the directors and the results of other shareholder votes. Ronald S. Lauder, Chairman of the Board of Directors of the Company, beneficially owns, in the aggregate, approximately 56.0% (56.2% after giving effect to the Warrant Registration) of the voting power and approximately 42.9% (41.8% after giving effect to the Warrant Registration) of the outstanding capital stock of the Company. As a result, Mr. Lauder has majority control of the Company, the ability to approve certain fundamental corporate transactions and to elect all members of the Company's Board of Directors. The exercise of the voting power by Mr. Lauder and such other persons may present conflicts of interest between them, the other owners of the Company's capital shares and the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the Company's equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes. See 'Principal Shareholders.'

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The New Senior Discount Notes will be treated as having been issued at a discount for U.S. federal income tax purposes. Consequently, a U.S. holder of a New Senior Discount Note generally will be required to include amounts in such holder's gross income for U.S. federal income tax purposes in advance of the receipt of the cash payments to which the income is attributable. See 'Certain United Kingdom Tax Considerations for U.S. Holders of Notes' and 'Certain United States Federal Income Tax Considerations for U.S. Holders of Notes' for a more detailed discussion of the tax consequences to U.S. holders of New Notes with respect to the purchase, ownership and disposition of the Notes.

     If the Issuer is liquidated under the laws of the United Kingdom after the issuance of the New Notes, the claim of a holder of the New Notes with respect to amounts owing in respect thereof may be limited to an amount equal to the sum of (i) the issue price of the New Notes and (ii) interest accrued in respect of the period before the Issuer goes into liquidation. Any original issue discount that was not accreted as of the date on which the Issuer goes into liquidation, and any cash interest accruing under the New Notes in respect of any period after the Issuer goes into liquidation, would not be claimable by holders of the New Notes in the liquidation of the Issuer (although U.K. insolvency law provides that any surplus amounts remaining after payment of all other debts in connection with the liquidation of the Issuer shall be available to pay interest accrued on debts in respect of any period after the commencement of the liquidation).

BERMUDA CORPORATE LAW

     The Guarantor is a Bermuda corporation and, accordingly, is governed by The Companies Act 1981 of Bermuda. The Companies Act 1981 of Bermuda differs in certain aspects from laws generally applicable to United States corporations and shareholders, including with respect to the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders suits, indemnification of directors and inspection of corporate records.

UNITED KINGDOM CORPORATE LAW

     The Issuer is a United Kingdom corporation and, accordingly, is governed by the Companies Act 1985 of the United Kingdom. This act differs materially from laws generally applicable to United States corporations and their shareholders, including regulations relating to interested directors, mergers, indemnification of directors and inspection of corporate records. United Kingdom company law does include requirements for the protection of investors who suffer abuse and legal requirements relating to the disclosure of information.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined in the 1996 Indenture), the Company may be required to purchase all of the outstanding 1996 Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest. Upon the occurrence of a Change of Control (as defined in the Indentures), the Company may be required to purchase all of the outstanding Notes at a price equal to 101% of the principal amount

(or accreted value) thereof at the date of purchase plus accrued and unpaid interest. There can be no assurance that the Company will have sufficient funds to purchase the 1996 Notes and/or the Notes. See 'Description of the New Notes and the New Notes Guarantees--Change of Control.'

DEVALUATION AND CURRENCY RISKS

     An increasing portion of the Company's revenues and expenses (notably interest and principal on the DM Notes) will be denominated in non-U.S. currencies, although a disproportionate portion of the Company's expenses, including interest and principal on the 1996 Notes and the U.S. Dollar Notes, will be denominated in U.S. dollars. In addition, the Company, in the future, may acquire interests in entities that operate in countries where the expatriation or conversion of currency is restricted. The Company currently does not hedge against foreign currency exchange risks but may in the future commence such hedging against specific foreign currency transaction risks including currency exchange risks relating to the German Debt Offering. There can be no assurance that the Company will be able to hedge all its exchange rate exposure at satisfactory cost, and there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the ability of the Issuer or the Guarantor to meet their respective obligations under the Notes. Because of the number of currencies involved, the Company's constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the United States dollar, the Company cannot quantify the effect of exchange rate fluctuations on its future financial condition or results of operations.

     Under the treaty on the European Economic and Monetary Union (the 'Treaty'), to which the Federal Republic of Germany is a signatory, on or before January 1, 1999, and subject to the fulfillment of certain conditions, the 'Euro' may replace all or some of the currencies of the member states (the 'Member States') of the EU, including the Deutsche Mark. If, pursuant to the Treaty, the Deutsche Mark is replaced by the Euro, the payment of principal of, premium, if any, and interest on, the DM Notes will be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. In addition, the regulations of the EU relating to the Euro will apply to the DM Notes and the indenture relating thereto.

     Modifications to the Company's computer systems and programs are also being made in order to prepare for the upcoming replacement of certain European currencies with the Euro. Costs associated with the modifications necessary to prepare for the Euro are being expensed by the Company during the period in which they are incurred.

LACK OF PUBLIC MARKET

     The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued to a small number of institutional investors. The Old U.S.

Dollar Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offers, the trading market for the remaining untendered Old Notes could be adversely affected. Although the Issuer intends to obtain the listing of the New Notes on the Luxembourg Stock Exchange, there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes at a price at which such holders may be able to sell such New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offers will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offers in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Issuer within the meaning of

Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offers in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offers as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the New Notes received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the consummation of the Exchange Offers such holder will have not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes and (iii) such holder is not an affiliate of the Issuer within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If any holder is an affiliate of the Issuer, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offers, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See 'Plan of Distribution.' However, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See 'The Exchange Offers--Consequences of Exchanging Old Notes.'

                                USE OF PROCEEDS

     The issuer will not receive any proceeds from the Exchange Offers. The net proceeds to the Issuer from the sale of the Old Notes are estimated to be approximately $481 million, after deducting the underwriting discount and estimated expenses of the U.S. Dollar Notes Offerings and the German Debt Offering. The proceeds from the issuance of the Old Notes will be used by the Company for (i) working capital purposes relating to the expansion of the Company's operations, (ii) strategic merger and acquisition activities, including certain potential acquisitions which the Company is currently pursuing, (iii) the purchase of additional interests in international cable systems and additional transmission and switching equipment, (iv) the funding of the Company's operating losses and (v) in the case of the Old DM Notes, the repayment or repurchase of debt. See 'Risk Factors--Risks Associated with Anticipated Growth and Acquisitions.'

                                 CAPITALIZATION

     The following table sets forth the consolidated cash and cash equivalents, marketable securities, restricted marketable securities and capitalization of the Company as of December 31, 1997 and as adjusted to give effect to the issuance of the shares of Class A Common Stock issuable upon conversion of the Warrants (assuming all Warrants are exercised), the Equity Clawback, the U.S. Dollar Notes Offerings, and the German Debt Offering. The table should be read in conjunction with the Consolidated Financial Statements and the related notes thereto and the other information included elsewhere in this Prospectus. See 'Management's Discussion and Analysis of Financial Condition and Results of

Operations.'

                                                      AS OF DECEMBER 31, 1997
                                                     --------------------------
                                                       ACTUAL       AS ADJUSTED
                                                     -----------    -----------
                                                                    (UNAUDITED)
                                                                    -----------
                                                       (IN THOUSANDS, EXCEPT
                                                            SHARE DATA)
                                                     --------------------------
Cash and cash equivalents.........................    $ 144,894     $   541,499(1)
                                                     -----------    -----------
                                                     -----------    -----------
Marketable securities.............................    $  13,858     $    13,858
                                                     -----------    -----------
                                                     -----------    -----------
Restricted marketable securities(2)...............    $  68,836     $    48,136
                                                     -----------    -----------
                                                     -----------    -----------
Short-term debt and current portion of long-term
  debt and current portion of capital lease
  obligations.....................................    $   8,033     $     8,033
Long-term debt and capital lease obligations:
  Capital leases..................................       20,108          20,108
  12 1/4% Senior Notes due 2006 (net of
    unamortized discount of $3.5 million and $2.5
    million as adjusted)(3).......................      296,500         207,550
  9 1/8% Senior Notes due 2008....................           --         200,000
  10 1/8% Senior Discount Notes due 2008..........           --         200,000
  10% Senior Discount Notes due 2008..............           --          99,045
                                                     -----------    -----------
    Total long-term debt, short-term debt and
      capital lease obligations(4)................      324,641         734,736
                                                     -----------    -----------
Shareholders' equity:
  Common Stock, $.00457 par value; 438,000,000
    authorized; 10,872,569 shares of Class A
    Common Stock outstanding and 12,065,024 shares
    outstanding as adjusted(5)(6).................           49              54
    30,760,722 shares of Class B Common Stock
      outstanding(6)..............................          141             141
  Preferred Stock, $.00457 par value; 65,700,000
    shares authorized; no shares outstanding......           --              --
  Warrants--Common Stock..........................        5,544           5,544
  Additional paid-in capital......................      274,192         274,192
  Accumulated deficit.............................     (147,939)       (148,989)
  Foreign currency translation adjustment.........       (5,288)         (5,288)
                                                     -----------    -----------
    Total shareholders' equity....................      126,699         125,654
                                                     -----------    -----------

    Total capitalization..........................    $ 451,340     $   860,390
                                                     -----------    -----------
                                                     -----------    -----------

------------------
(1) The as adjusted figure reflects the receipt of net proceeds of approximately $385 million from the sale of the U.S. Dollar Notes, the use of approximately $101 million of proceeds from the Initial Public Offering to effect the Equity Clawback, the payment of $4.1 million of accrued interest payable in connection with the Equity Clawback, the release of approximately $21 million from the restricted marketable securities account following the Equity Clawback and the receipt of net proceeds of approximately $96 million from the sale of the DM Notes (converted to U.S. Dollars at the noon buying rate for U.S. Dollars on March 11, 1998 of DM1.8352=$1.00).
(2) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the 1996 Notes adjusted to reflect the reduction of approximately $21 million released from the restricted marketable securities account following the Equity Clawback. See 'Description of Certain Indebtedness--Description of the 1996 Notes.'
(3) The as adjusted figure gives effect to the $90 million Equity Clawback, amounting to approximately $101 million, inclusive of $11 million of redemption premium.
(4) As of December 31, 1997, the Company had approximately $29.7 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.
(5) Does not include (i) 2,004,475 shares of Class A Common Stock issuable upon exercise of outstanding stock options (including 459,607 shares issuable upon the exercise of currently exercisable options), (ii) 3,750,000 shares of Class A Common Stock reserved for issuance pursuant to option grants under the Guarantor's stock option and compensation plan (including options to purchase 437,856 shares of Class A Common Stock granted to Itzhak Fisher and others under the 1997 Plan (as defined) and options to purchase 2,273 shares of Class A Common Stock granted to each of Leonard A. Lauder, Fred H. Langhammer and Gustavo A. Cisneros and options to purchase 6,818 and 3,409 shares of Class A Common Stock granted to Ronald S. Lauder and Andrew Gaspar, respectively, under the Directors' Plan, (as defined) or (iii) 31,220,622 shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of Lauder Warrants (as defined)).
(6) Does not give effect to the conversion of Class B Common Stock to Class A Common Stock by the Selling Shareholder.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below are selected consolidated financial data for each of the years in the four year period ended December 31, 1997. The selected consolidated financial data presented below with respect to the years ended December 31, 1997, 1996 and 1995 have been derived from the Consolidated Financial Statements appearing elsewhere in this Prospectus. The Consolidated Financial Statements for the three year period ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors. The information as of and for the year ended December 31, 1994 has been derived from the financial statements of the Company's predecessor entity, ITG. The information set forth below is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and the notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus.

     The Company has experienced rapid growth over the periods set forth below, which growth may not necessarily continue at such rate. Accordingly, the financial and operating results set forth below may not be indicative of future performance.

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                              PREDECESSOR
                                                 1994        1995(1)       1996        1997
                                              -----------    --------    --------    ---------
                                                  ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues...................................     $ 4,702      $ 18,617    $113,257    $ 300,796
Cost of services...........................      (4,923)      (17,510)    (98,461)    (265,321)
                                              -----------    --------    --------    ---------
Gross profit (loss)........................        (221)        1,107      14,796       35,475
Selling, general and administrative
  expenses.................................      (2,395)       (9,639)    (38,893)     (94,712)
Depreciation and amortization..............        (240)         (849)     (6,655)     (21,819)
                                              -----------    --------    --------    ---------
Loss from operations.......................      (2,856)       (9,381)    (30,752)     (81,056)
Interest income............................          --           173       3,976       13,826
Interest expense...........................        (225)         (194)    (11,359)     (39,373)
Other income...............................          --            --         470        6,595(2)
Minority interest..........................          --            --        (180)         210
Income taxes...............................          --            --        (395)        (401)
                                              -----------    --------    --------    ---------
Net loss...................................     $(3,081)     $ (9,402)   $(38,240)   $(100,199)
                                              -----------    --------    --------    ---------
                                              -----------    --------    --------    ---------

Loss per share(3)..........................     $(15.41)     $  (1.67)   $  (5.13)   $   (5.27)
Weighted average number of shares of Common
  Stock outstanding(3).....................         200         5,641       7,448       19,008

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                              PREDECESSOR
                                                 1994          1995        1996         1997
                                              -----------    --------    ---------    --------
                                                               (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(4)..................................     $(2,616)     $ (8,532)   $ (23,807)   $(52,432)
Capital expenditures(5)....................       1,126         6,074       23,880      49,417
Cash (used in) provided by operating
  activities...............................      (1,987)        3,554      (10,475)    (91,812)
Cash used in investing activities..........        (478)      (16,537)    (225,000)    (18,821)
Cash provided by financing activities......       2,888        18,143      335,031     152,035

                                                            AS OF DECEMBER 31,
                                              ----------------------------------------------
                                              PREDECESSOR
                                                 1994         1995        1996        1997
                                              -----------    -------    --------    --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................     $   452      $ 5,163    $104,068    $144,894
Marketable securities......................          --           --      67,828      13,858
Restricted marketable securities...........          --           --     104,370      68,836
Total assets...............................       3,682       53,072     427,969     605,664
Short-term debt, current portion of
  long-term debt and current portion of
  capital lease obligations................       2,645        5,506       6,974       8,033
Long-term debt and capital lease
  obligations..............................       1,404        6,648     314,425     316,608
Shareholders' (deficiency) equity..........      (3,651)       5,705      20,843     126,699

------------------

(1) Effective with the acquisition of a majority equity interest in ITG in September 1995, the Company began to consolidate ITG's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in ITG using the equity method of accounting.

(2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

(3) Loss per share is calculated by dividing the loss attributable to Common Stock by the weighted average number of shares of Common Stock outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Outstanding stock options, Roll-up Rights and warrants (including, without limitation, the Warrants) are not included in the loss per common share calculation as their effect is anti-dilutive.

(4) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

(5) Capital expenditures include assets acquired through capital lease financing and other debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The following contains statements which constitute forward-looking statements regarding the intent, belief or current expectations of the Company or its officers with respect to, among other things, the Company's financing plans, trends affecting the Company's financial condition or results of operations, the impact of competition, the start-up of certain operations and acquisition opportunities. The Company's actual future results could differ materially from those discussed herein. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Information contained in this Prospectus, including, without limitation, information contained in this section of this Prospectus and information under 'Risk Factors' and 'Business,' identifies important factors that could cause such differences.

OVERVIEW

  GENERAL

     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial (including business and residential) accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The

Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, The Netherlands, Denmark, Australia, Italy, Switzerland, Venezuela and Belgium. The Company is in the process of commencing start-up operations through its investments in majority-owned entities in Austria, Spain, Luxembourg and Japan, and through its 39% investment in a Portuguese telecommunications company. In 1996, approximately 66% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic. The Company's consolidated revenues for the years ended December 31, 1997 and 1996 were $300.8 million and $113.3 million, respectively.

     This Prospectus contains forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from those anticipated by these forward-looking statements, including as a result of the factors described in the section entitled 'Risk Factors.' In light of these risks and uncertainties, there can be no assurance that events anticipated by the forward-looking statements contained in this Prospectus will in fact transpire.

     THE UNITED STATES. The Company's initial operations were established in the United States through the acquisition of interests in ITG in March 1995 and Cyberlink, Inc. ('Cyberlink') in September 1995. ITG and Cyberlink had growing businesses in New York and California, respectively, each with an established customer base and sales channels, but both had operational problems which prevented these entities from realizing their profit potential. These problems included costly transmission capacity arrangements, vendor disputes and inadequate credit and pricing policies. Each of ITG and Cyberlink was also unable to obtain funding for working capital which limited their ability to purchase transmission capacity on a cost-efficient basis which, coupled with the foregoing problems, limited their operating performance.

     Following the Company's acquisition of interests in ITG in 1996, which brought the Company's ownership in ITG to 87%, the Company took steps to streamline and improve operations, including finance, network provisioning, pricing and selling functions. During the first quarter of 1997, the Company completed the consolidation of its U.S. operations under one entity, RSL USA. The Company's U.S. operations, other than its operations with respect to LDM, remain consolidated with RSL USA.

     The Company has implemented solutions designed to improve RSL USA's operations. For example, the Company added key members to its management and purchased and developed additional management software systems which provide current traffic provisioning and an enhanced ability to predict future traffic volume. The Company also successfully negotiated and continues to negotiate rate reductions and more appropriate transmission capacity arrangements based on the Company's current and anticipated capacity requirements. In addition, the

Company's U.S. operations began to utilize the Company's own facilities in the fourth quarter of 1996. The Company anticipates that expanded utilization of its own facilities (as such component of RSL-NET continues to grow) will result in more cost-efficient methods of transport for its U.S. business. The Company also improved vendor relations by paying bills on a more timely basis and has implemented stricter financial controls, including ongoing customer credit reviews and managerial procedures to reduce credit exposure, and settled certain disputes and claims with certain of its vendors.

     Although the Company's U.S. gross margin decreased for the year ended December 31, 1997 as compared to the year ended December 31, 1996 due to the rapid expansion of its operations, the Company expects that its gross margin in 1998 will improve as a result of the operational efficiencies implemented to date and to be derived from continued growth, the continued development of RSL-NET and the resulting economies of scale. However, the foregoing is a forward-looking statement and there can be no assurances in this regard. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins', '--Inability to Predict Traffic Volume' and '--Risks Associated with Rapidly Changing Industry.' Although the Company anticipated U.S. gross margin improvements during 1997, rapid growth in excess of the Company's expectations continued to cause traffic overflow and gross margin pressure.

     As of December 31, 1997, the Company had recorded approximately $135.7 million of goodwill in connection with its U.S. acquisitions (including ITG, Cyberlink, LDM and Delta Three). Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for U.S. acquisitions are as follows:

                                                          COMPONENT COST AND
                                                       PURCHASE PRICE ALLOCATION
                                                       -------------------------
                                                            ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash and cash equivalents..........................   $12.4
  Accounts receivable................................    13.9
  Telecommunications equipment.......................     5.3
  Deposits and others................................     2.8
  Intangible assets--goodwill........................   135.7
LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...    64.8
  Long-term debt.....................................     4.7
EQUITY:
  Acquisition of minority interest...................    22.4
  Increase to shareholders' equity...................    32.6

     EUROPE. RSL COM Europe, Ltd. ('RSL Europe') is a wholly-owned subsidiary of the Company. RSL Europe was formed in March 1995 to implement the Company's pan-European strategy. In November 1995, RSL Europe acquired a 51% interest in Cyberlink Communications Europe Limited ('Cyberlink Europe') which, through its wholly-owned subsidiaries, RSL COM Finland OY ('RSL Finland') and RSL COM Sweden

AB ('RSL Sweden'), commenced operations in May 1996. In May 1996, the Company acquired Sprint's international long distance voice businesses in France and Germany. In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in the Netherlands since October 1995. In 1997, RSL

Europe acquired the remaining minority interest in RSL Netherlands. A start-up wholly-owned subsidiary of RSL Netherlands commenced operations in Denmark in May 1997. In April 1997, RSL Europe acquired a 30.4% interest in Maxitel Servicos e Gestao de Telecomunicacoes S.A. ('Maxitel'), a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995. In August 1997, RSL Europe also acquired a 50% interest in RSL Austria, which will initially operate as an international telecommunications reseller. After the completion, in September 1997, of certain corporate formalities, the Company's interest was increased to 90% of RSL Austria.

     In December 1997, RSL Europe acquired a 78.5% interest in RSL Switzerland, a long distance telecommunications carrier in Switzerland.

     In December 1997, RSL Europe formed a joint venture to establish RSL Spain.

     In December 1997, RSL Europe acquired a 90% interest in RSL Belgium, a licensed international telecommunications carrier in Belgium which in turn owns 100% of RSL Luxembourg, a licensed international telecommunications carrier in Luxembourg.

     Most EU member states are in the initial stages of deregulation. Deregulation in these countries may occur either because the member state decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the European Commission ('EC') through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each member state, calling for such legislative body to implement such directive through the passage of national legislation.

     Although interconnection was not available and implemented in most EU countries by January 1, 1998 (as called for by an EC directive), the current regulatory scheme in Europe nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation if and when it occurs. The Company can provide value-added services before interconnection is available and, in certain EU countries, the Company is already providing dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See 'Business--International Long Distance Mechanics.'

     As of December 31, 1997, the Company had recorded an aggregate of approximately $51.9 million of goodwill in connection with its European acquisitions. Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for its European acquisitions are:

                                                          COMPONENT COST AND
                                                       PURCHASE PRICE ALLOCATION
                                                       -------------------------
                                                            ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash...............................................  $ 2.3
  Accounts receivable................................    0.8
  Telecommunications equipment.......................    2.2
  Deposits and others................................    0.3
  Intangible assets--goodwill........................   51.9
LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...    5.5
  Lease commitments..................................    2.4

REVENUES

     The Company provides both domestic and international long distance services and derives its revenues principally from the provision of international long distance voice telecommunication services. Revenues are derived from the number of minutes of use (or fractions thereof) billed by the Company ('revenue minutes') and are recorded upon completion of calls. In addition, the Company derives revenues from prepaid calling cards. These revenues are recognized at the time of usage or upon expiration of the card. The Company maintains local market pricing structures for its services and generally prices its services at a discount to the prices charged by the local PTTs and major carriers. The Company has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increasing competition in telecommunications, which the Company expects will be offset by increased minute volumes and decreased operating costs per minute. See 'Risk Factors--Risks Associated With Rapidly Changing Industry' and '--Competition.'

  U.S. OPERATIONS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                   ----------------------------------------------
                                                   PREDECESSOR

                                                   -----------
                                                    1994       1995        1996          1997
                                                   -------    -------    --------     -----------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGE OF
                                                               CONSOLIDATED REVENUES)
Revenues.......................................    $ 4,702    $18,461    $ 85,843      $ 194,518
Percentage of consolidated revenues............      100.0%      99.2%       75.8%          64.7%
Cost of services...............................     (4,923)   (17,367)    (76,892)      (176,780)
                                                   -------    -------    --------     -----------
Gross profit (loss)............................       (221)     1,094       8,951         17,738
Selling, general and administrative expenses...     (2,395)    (7,444)    (17,606)       (38,207)
Depreciation and amortization..................       (240)      (619)     (3,047)        (5,650)
                                                   -------    -------    --------     -----------
Loss from operations...........................    $(2,856)   $(6,969)   $(11,702)     $ (26,119)
                                                   -------    -------    --------     -----------
                                                   -------    -------    --------     -----------

     Prior to 1997, the Company's revenues had been primarily derived from its operations within the United States. The Company's U.S. revenues result primarily from the sale of long distance voice services on a wholesale basis to other carriers, on a retail basis to commercial customers and on a bulk discount basis to distributors of prepaid calling cards. The Company has experienced, and expects to continue to experience, significant month to month changes in revenues generated by its carrier customers. The Company believes such carrier customers will react to temporary price fluctuations and spot market availability that will impact the Company's carrier revenues. The Company has shifted its marketing focus in the United States to small and medium-sized businesses and has restructured its pricing of wholesale services to other carriers. The Company has derived increased revenues from its small and medium-sized business customers, as it has been reducing its reliance on wholesale carrier revenues. See 'Risk Factors--Dependence on Carrier Customers' and '--Overview.'

EUROPEAN OPERATIONS

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                  ----------------------------------
                                                   1995        1996         1997
                                                  -------    --------    -----------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGE
                                                      OF CONSOLIDATED REVENUES)
Revenues.......................................   $   156    $ 27,414     $  73,653
Percentage of consolidated revenues............       0.8%       24.2%         24.5%
Cost of services...............................      (143)    (21,569)      (59,516)
                                                  -------    --------    -----------
Gross profit...................................        13       5,845        14,137
Selling, general and administrative expenses...      (539)    (17,377)      (43,004)
Depreciation and amortization..................       (12)     (1,906)       (7,038)

                                                  -------    --------    -----------
Loss from operations...........................   $  (538)   $(13,438)    $ (35,905)
                                                  -------    --------    -----------
                                                  -------    --------    -----------

     The Company commenced European operations with the introduction of operations in the United Kingdom, Finland and Sweden in the second quarter of 1996. In addition, the Company acquired operations in France and Germany during the second quarter of 1996 and acquired operations in The Netherlands in the fourth quarter of 1996. During the second quarter of 1997, the Company commenced operations in Denmark and during the fourth quarter of 1997 commenced operations in Italy. Each of the countries in which the Company operates has experienced different levels of deregulation, resulting in various levels of competition and differing ranges of services which the Company is permitted to offer. The Company also believes that as it pursues its strategic growth strategy it will continue to encounter various degrees of start-up time.

     Substantially all revenues from the Company's European operations are derived from commercial sales to end-users, which often generate a higher gross profit than wholesale sales to carriers. Sales are targeted at small and medium-sized corporate customers, as well as to niche consumer markets (including selected ethnic communities). To reduce its credit risk, the Company primarily offers prepaid products to its targeted consumer markets.

     EFFECT OF DEREGULATION ON EUROPEAN REVENUES. The Company operates or will soon operate in various countries in Europe, each of which is in a different state of deregulation. In certain of these countries, current regulatory restrictions limit the Company's ability to offer a broader array of products and services and limit the availability of those services to customers. Accordingly, the Company anticipates that deregulation will have a favorable impact on revenues because (i) customers will be able to access the Company's services more easily and (ii) the Company will have the ability to provide a broader array of products and services. It is anticipated that most European countries will deregulate various aspects of the telecommunications industry beginning in 1998. The Company believes that, with established or start-up operations in 14 European countries, it will be well positioned to benefit from the anticipated deregulation of European markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Risks Associated with Rapidly Changing Industry,' '--Government Regulatory Restrictions' and 'Business--European Operations--Regulatory Environment.'

OTHER OPERATIONS

     During April 1997, the Company acquired a customer base of approximately 1,700 customers from Pacific Star Communications Limited ('Pac Star'), an Australian-based switchless reseller. As of October 1997, RSL Australia acquired

100% of the issued capital stock of the members of the Call Australia Group and the copyright in the billing software used by the Call Australia Group. In November 1997, RSL Australia purchased 85% of EZI Phonecard Holdings Pty. Limited ('EZI'), an international reseller and prepaid calling card services provider. In March 1998, the Company agreed to acquire, in two separate transactions, the customer base of each of First Direct Communications Pty., Limited and Link Telecommunications Pty., Ltd., two switchless mobile telecommunications resellers in Australia. The transactions are subject to regulatory approval in Australia and other customary conditions to closing. Through December 31, 1997, Australian operations as a whole have generated revenues of approximately $32.3 million.

     The Company also acquired operations in Venezuela in mid-1997 as a result of the Latin American joint venture with the Cisneros Group. To date, the Company's start-up operations in Venezuela have generated approximately $300,000 in revenues.

     In addition, during the second quarter of 1997, the Company incorporated RSL COM Japan K.K. ('RSL Japan') and, in the third quarter of 1997, recruited a managing director to oversee its operations in Japan. In February 1998, RSL Japan was granted an International Simple Resale license by Japan's MPT to provide international telephony, fax and data services to and from Japan. To date, the Company's Japanese operations have not generated revenues. The Company anticipates generating revenues from its operations in Japan during mid-1998.

     The other countries in which the Company operates or will soon operate also have experienced different levels of deregulation. As a result, the level of competition in each country varies. The Company believes that as it pursues its strategic growth strategy, the commencement of new operations will entail varying degrees of time and cost.

COST OF SERVICES

     The Company's cost of services is comprised of costs associated with gaining local access and the transport and termination of calls over RSL-NET. The majority of the Company's cost of services are variable, including local access charges and transmission capacity leased on a per-minute of use basis. The Company expects that an increasing amount of its total operating costs will be fixed in the future, as the volume of the Company's calls carried over its IRUs, MIUs and point-to-point fixed cost leases increases. The depreciation expense with respect to the Company's MIUs and IRUs is not accounted for in cost of services. In addition, the Company intends to lower its variable cost of termination as a percentage of revenues by carrying traffic pursuant to more of its existing operating agreements and by negotiating additional operating agreements on strategic routes. The Company has directly linked certain of its Local Operators in Europe and the United States utilizing lines leased on a fixed cost point-to-point basis and MIUs and IRUs. To the extent traffic can be transported between two Local Operators over MIUs or IRUs, there is only marginal cost to the Company with respect to the international portion of a call other than the fixed lease payment or the capital expenditure incurred in connection with the purchase of the MIUs or IRUs. The Company's cost of transport and termination will decrease to the extent that it is able to bypass the settlement rates associated with the transport of international traffic. By integrating its operations in this manner, the Company expects to continue to improve its gross margins. For a discussion of important factors that adversely affect the Company's gross margins, see 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' '--Inability to Predict Traffic Volume' and '--Dependence on Carrier Customers,' '--Overview' in this section and 'Business--Network Strategy.' However, the Company does not intend to purchase or construct its own intranational transmission facilities in any of its markets unless required to do so in order to receive regulatory approval to operate. Accordingly, variable costs will continue to be a majority of the Company's cost of services for the foreseeable future.

     The Company's cost of services is affected by the volume of traffic relative to its owned facilities and facilities leased on a point-to-point fixed cost basis and capacity leased on a per minute basis with volume discounts. To the extent that volume exceeds capacity on leased facilities that have been arranged for in advance, the Company is forced to acquire capacity from alternative carriers on a spot rate per-minute ('overflow') basis at a higher cost. Acquiring capacity on an overflow basis has a negative impact on margins, but enables the Company to maintain uninterrupted service to its customers. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' and '--Inability to Predict Traffic Volume.'

  EFFECT OF DEREGULATION ON EUROPEAN COST OF SERVICES

     The Company's current cost structure varies from country to country, in part, as a result of the different level of regulatory policies in place in each country. In general, the Company's cost structure is lower in countries that have been substantially deregulated than in those which are partially deregulated. In countries that are not substantially deregulated, the Company's access to the local exchange network is subject to more expensive means (i.e., leased lines or dial-in access). This results in higher costs to the Company for carrying international traffic originating within a country and terminating in another country. In addition, local regulations in many countries restrict the Company from purchasing capacity on international cable and fiber systems. The Company must instead either enter into long-term lease agreements for international capacity at a high fixed cost or purchase per-minute of use termination rates from the dominant carrier. Deregulation in countries in which the Company operates is expected to permit the Company to (i) interconnect its switches with the local exchange network and (ii) purchase its own international facilities. The Company believes that as a result of deregulation, its cost structure will improve. Deregulation is also expected to permit the Company to terminate international inbound traffic in a country which will result in an improved cost structure for the Company as a whole. However, the foregoing is a forward-looking statement and there can be no assurance that deregulation will proceed as expected or lower the Company's cost of services.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     The Company's selling, general and administrative expenses consist of costs incurred to support the continued expansion of RSL-NET, the introduction of new services and the provision of ongoing customer service. These costs are principally comprised of costs associated with employee compensation, occupancy, insurance, professional fees, sales and marketing (including sales commissions) and bad debt expenses. In addition, as the Company commences operations in different countries, it incurs significant start-up costs, particularly for hiring, training and retention of personnel, leasing of office space and advertising. In addition, the Company's selling, general and administrative expense includes the settlement of various claims and disputes relating to pre-acquisition periods.

     The Company has grown and intends to continue to grow by establishing operations in countries that are in the process of being deregulated and that originate and terminate large volumes of international traffic or offer other strategic benefits. Each of the Company's operations is in a different stage of development. The early stages of development of a new operation involve substantial start-up costs in advance of revenues. Upon the commencement of such operations, the Company generally incurs additional fixed costs to facilitate growth. The Company expects that during periods of significant expansion, selling, general and administrative expenses will increase materially. Accordingly, the Company's consolidated results of operations will vary depending on the timing and speed of the Company's expansion strategy and, during a period of rapid expansion, will not necessarily reflect the performance of the more established Local Operators.

FOREIGN EXCHANGE

     The Company is exposed to fluctuations in foreign currencies relative to the U.S. dollar, as its revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. The results of operations of the Company's subsidiaries, as reported in U.S. dollars, may be significantly affected by fluctuations in the value of the local currencies in which the Company transacts business.

     The Company recorded a foreign currency translation adjustment of $4.7 million for the year ended December 31, 1997. Such amount is recorded upon the translation of the foreign subsidiaries' financial statements into U.S. dollars, and is dependent upon the various foreign exchange rates and the magnitude of the foreign subsidiaries' financial statements.

     The Company incurs settlement costs when it exchanges traffic via operating agreements with foreign correspondents. These costs currently represent a small portion of total costs; however, as the Company's international operations increase, it expects that these costs will become a more significant portion of its cost of services. Such costs are settled by utilizing a net settlement process with the Company's foreign correspondents comprised of special drawing rights ('SDRs'). SDRs are the established method of settlement among international telecommunications carriers. The SDRs are valued based upon a basket of foreign currencies and the Company believes that this mitigates, to some extent, its foreign currency exposure. As the Company establishes operations in countries the currencies of which are not represented in SDRs, the Company will consider the implementation of hedging policies, as appropriate.

     The Company has monitored and will continue to monitor its currency exposure. See 'Risk Factors--Devaluation and Currency Risks.'

ACQUISITION ACCOUNTING

     Since its formation in 1994, the Company has expanded its revenues, customer base and network through internal growth and acquisitions. All of its acquisitions were negotiated on an arm's length basis with unaffiliated third parties. The Company accounted for all of its acquisitions of controlling interests using the purchase method of accounting and, accordingly, the respective purchase prices have been allocated to the assets acquired and liabilities assumed based on their estimated fair values at their dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is being amortized over a 15-year period. For periods prior to April 1, 1996, the Company had included 100% of the losses of its loss generating subsidiaries in its results of operations because the book value of the minority interests in these subsidiaries has been reduced to below zero. The Company's non-U.S. subsidiaries denominate revenues, costs, assets and liabilities for the most part in local currencies. All of the subsidiaries, however, report their financial results in U.S. dollars pursuant to U.S. GAAP. See '--Foreign Exchange.'

RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1997 AND 1996

     REVENUES. Revenues increased to $300.8 million for the year ended December 31, 1997 compared to $113.3 million for the year ended December 31, 1996, an increase of 165.6%. This increase is due primarily to an increase in the Company's U.S. revenues from $85.8 million for the year ended December 31, 1996 to $194.5 million for the same period this year and the Company's European revenues, which increased from $27.4 million for the year ended December 31, 1996 to $73.7 million for the same period this year. The Company generated revenues in the United States, in 10 European countries, and in Australia and Venezuela during the fourth quarter of 1997. The Company had revenue producing operations in only the United States and five European countries in 1996. The increase in U.S. revenues was primarily due to increased traffic volume from existing customers, increases in the Company's U.S. commercial customer base and acquisitions. The increase in the Company's European revenues was primarily due to increased traffic volume from existing customers, increases in the Company's commercial customer base in the United Kingdom, Sweden, Finland, Germany and The Netherlands and acquisitions.

     COST OF SERVICES. Cost of services increased to $265.3 million for the year ended December 31, 1997 from $98.5 million for the year ended December 31, 1996, an increase of 169.5%. This increase is primarily due to increased traffic and increased rates paid to the Company's carrier vendors. As a percentage of revenues, cost of services increased to 88.2% for the year ended December 31, 1997 from 86.9% for the year ended December 31, 1996. The increase in cost of services as a percentage of revenues is primarily attributable to the Company's U.S. operations' cost of services, which represent 66.6% of the Company's total cost of services. The Company's European operations have generated greater gross margins (19.2% for the year ended December 31, 1997) than the Company's U.S. operations (9.1% for the year ended December 31, 1997). The Company is currently seeking to purchase additional capacity on routes on which it has experienced, or anticipates experiencing, increasing overflow traffic as a result of the Company's significant increase in traffic. In addition, the Company's prices to customers utilizing these routes are often adjusted to take into account an increased expectation of overflow traffic.

     GROSS MARGINS. The Company's consolidated gross margins decreased to 11.8% for the year ended December 31, 1997 from 13.1% for the year ended December 31, 1996. Gross margins in the United States decreased to 9.1% from 10.4% for the year ended December 31, 1997 as compared to the same period in 1996. Gross margins in the Company's European operations decreased to 19.2% for the year ended December 31, 1997 from 21.3% for the year ended December 31, 1996. Although the Company anticipated U.S. and European gross margin improvements during 1997, rapid growth in excess of the Company's expectations continued to cause traffic overflow and gross margin pressure.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1997 increased by $55.8 million, or 143.5%, to $94.7 million from $38.9 million for the year ended December 31, 1996. This increase is primarily attributable to the reasons previously provided for revenues and cost of services above. As a percent of U.S. revenues, the Company's U.S. selling, general and administrative expense decreased to 19.6% for the year ended December 31, 1997 from 20.5% in the comparable period last year. As a percent of European revenues, the Company's European selling, general and administrative expense decreased to 50.4% for the year ended December 31, 1997 from 60.6% in the comparable period last year. The Company's consolidated selling, general and administrative expense in Europe is 45.4% of its total consolidated selling, general and administrative expense, despite such operations accounting for only 24.5% of the Company's total revenues because of a greater proportion of start-up and expansion costs. Selling, general and administrative expense as a percentage of revenues will continue to increase as a result of start-up costs and infrastructure expansion attributable to new local operations.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 227.9% to $21.8 million for the year ended December 31, 1997 from $6.7 million for the year ended December 31, 1996, an increase of $15.1 million. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of the Company's acquisitions. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets.


     INTEREST INCOME. Interest income increased to $13.8 million for the year ended December 31, 1997 from $4.0 million for the year ended December 31, 1996, primarily as a result of interest earned on the remaining net proceeds of the 1996 Notes and the proceeds from the Initial Public Offering.

     INTEREST EXPENSE. Interest expense increased to $39.4 million for the year ended December 31, 1997 from $11.4 million for the year ended December 31, 1996, an increase of approximately $28.0 million, as a result of interest related to the 1996 Notes. Interest expense will increase subtantially in future periods due to the interest payments on the Notes.

     NET LOSS. Net loss increased to $100.2 million for the year ended December 31, 1997, as compared to a net loss of $38.2 million for the year ended December 31, 1996 due to the factors described above.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     REVENUES. Revenues increased to $113.3 million for the year ended December 31, 1996 from $18.6 million for the year ended December 31, 1995, an increase of 509%. This increase is due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. The Company experienced an increase in commercial customers at each of the Company's operations. The Company's Swedish, Finnish and U.K. operations began generating revenues in May 1996 and contributed approximately $7.8 million to 1996 revenues. The Company purchased Sprint's international voice operations in France and Germany in May 1996. These operations contributed approximately $13.1 million to 1996 revenues. The Company's European operations generated minimal revenues in 1995. For the year ended December 31, 1996, approximately 24% of the Company's revenues were generated from the Company's European operations. The Company expects European operations to increase as a percentage of its total consolidated revenues as the Company proceeds with its expansion of its operations in geographic areas outside the U.S. The foregoing is a forward-looking statement and there can be no assurance in this regard. Factors which could affect such statement include (i) changes to or the Company's inability to effect its growth strategy, (ii) regulatory actions or inactions which adversely affect the Company's existing operations or ability to expand outside of the U.S. and (iii) changes in the competitive and economic environments in each of the Company's existing and new markets.

     In connection with the Company's shift in marketing focus to small and medium-sized businesses, the Company determined in December 1995 that certain carrier customers provided the Company with margins below its targeted levels for margin contribution. Accordingly, the Company established new pricing structures and terminated service to the low or zero margin customers which did not agree to the new pricing structures. In addition, the Company terminated service in February 1996 to its largest wholesale customer because of such customer's inability to pay for past services. This customer represented approximately 11% of ITG's revenues in 1995. The Company has commenced legal proceedings to recover amounts owed to the Company by such customer. The Company has also instituted stricter credit criteria to reduce its bad debt exposure.

     To compensate for the loss of such revenues, the Company accelerated its

U.S. sales efforts to small and medium-sized businesses during 1996, resulting in increased sales to this segment.

     COST OF SERVICES. Cost of services increased to $98.5 million for the year ended December 31, 1996 from $17.5 million for the year ended December 31, 1995, an increase of 463%. This increase is due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. As a percentage of revenues, cost of services decreased to 86.9% for the year ended December 31, 1996 from 94.1% for the year ended December 31, 1995. The decrease in cost of services as a percentage of revenues is primarily attributable to the Company's growing European revenues which generate greater gross margins (21.3% in 1996) than the Company's U.S. operations (10.4% in 1996) and, to a lesser extent, to a decrease in overflow traffic and increased utilization of the Company's operating agreements. The Company is currently seeking to purchase additional capacity on routes on which it has experienced, or anticipates experiencing, overflow traffic.

In addition, the Company's prices to customers utilizing these routes are often adjusted to take into account an increased expectation of overflow traffic.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1996 increased to $38.9 million from $9.6 million for the year ended December 31, 1995. This increase is primarily attributable to the Company's investment in sales personnel and marketing expense in order to generate increased revenue. Costs for start-up and expansion of the Company's U.K., Dutch, Finnish and Swedish Local Operators represented 30.1% and 5.6% of the Company's total selling, general and administrative expense for the years ended December 31, 1996 and 1995, respectively, although they only accounted for 9.9% and less than 1.0% of the Company's total revenues for the same periods. Selling, general and administrative expense as a percentage of revenues will vary from period to period as a result of new Local Operators' start-up costs. For existing Local Operators however, such costs are not expected to increase in proportion to revenues.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 689% to $6.7 million for the year ended December 31, 1996 from $849,000 for the year ended December 31, 1995. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of acquisitions. For the years ended December 31, 1996 and 1995, amortization of goodwill amounted to approximately $2.9 million and $548,000, respectively. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets. The Company depreciates its switches over a five- to seven-year life, office equipment is depreciated over their estimated useful lives which range from three to seven years and its investments in MIUs and IRUs are depreciated over a 15-year life. Goodwill is amortized over 15 years.


     INTEREST INCOME. Interest income increased to $4.0 million for the year ended December 31, 1996 from $173,000 for the year ended December 31, 1995, primarily as a result of interest earned on the net proceeds from the 1996 Units Offering.

     INTEREST EXPENSE. Interest expense increased to $11.4 million for the year ended December 31, 1996 from $194,000 for the year ended December 31, 1995, an increase of approximately $11.2 million, as a result of interest related to the 1996 Notes ($9.2 million) and borrowings under the Revolving Credit Facility ($748,000) and the remaining amounts due to interest related to capital leases. Interest expense will increase substantially in future periods due to the interest payments on the Notes.

  PERIODS PRIOR TO JANUARY 1, 1995

     The Company had no operations in 1994 other than insignificant salary expense. The Company's predecessor, ITG, had $4.7 million of revenue and a net loss of $3.1 million for the year ended December 31, 1994. In 1995, the Company had virtually no operations other than its initial investments in its U.S. operations and an investment in Cyberlink Europe, which had no material operations. The majority of the Company's investments (in terms of acquisition value) were made at the end of the third quarter of 1996. Therefore, a comparison of historical results for 1995 compared to 1994 would not be meaningful. Accordingly, the discussion set forth above focuses on the historical information for the years ended December 31, 1995, 1996 and 1997.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has incurred significant operating and net losses, due in large part to the start-up and development of the Company's operations and RSL-NET. The Company expects that such losses will increase as the Company implements its growth strategy. Historically, the Company has funded its operating losses and capital expenditures through capital contributions, borrowings and a portion of the net proceeds of each of the 1996 Units Offering and the Initial Public Offering.

     Cash provided by operating activities for the year ended December 31, 1995 and cash used in operating activities for the years ended December 31, 1996 and 1997 equaled $3.6 million, $10.5 million and $91.8 million, respectively. Capital expenditures for the years ended December 31, 1995, 1996 and 1997 were $6.1 million, $23.9 million and $49.4 million, respectively. These capital expenditures are principally for switches and related telecommunications equipment. Funds expended for acquisitions during the years ended December 31, 1995, 1996 and 1997 were $15.4 million, $38.6 million and $77.8 million, respectively. During 1996, the Company funded such operating losses, capital expenditures and acquisitions with borrowings of $44.5 million and a portion of the net proceeds of the 1996 Units Offering. During 1997, the Company funded such operating losses, capital expenditures and acquisitions with a portion of the net proceeds of the 1996

Units Offering and a portion of the net proceeds of the Initial Public Offering. At December 31, 1997, the Company had $83.1 million of working capital as compared to $124.9 million of working capital at December 31, 1996.

     The Company had 'other income' for the year ended December 31, 1997 of approximately $7.0 million, primarily as a result of favorable amendments to certain transmission capacity agreements which resulted in elimination of previously accrued charges.

     The Company's indebtedness was approximately $304.6 million at December 31, 1997, of which $300.0 million represents long-term debt and $4.6 million represents short-term debt. Substantially all such indebtedness is attributable to the 1996 Units Offering.

     The 1996 Notes, which are guaranteed by the Company, are redeemable, at the Issuer's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003. In addition, at any time on or before November 15, 1999, the Company may redeem up to $90.0 million of the original aggregate principal amount of the 1996 Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $210.0 million of aggregate principal amount of the 1996 Notes remains outstanding immediately after such redemption. On April 3, 1998 the Company redeemed $90.0 million of the original aggregate principal amount of the 1996 Notes with the net proceeds of the Initial Public Offering.

     The 1996 Indenture contains certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness, (ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries,
(iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and
(viii) sell assets.

     In connection with the issuance of the 1996 Notes, the Company was required to purchase and maintain restricted marketable securities, which are held by the trustee under the 1996 Indenture, in order to secure the payment of the first six scheduled interest payments on the 1996 Notes. The market value of such restricted marketable securities was approximately $68.9 million at December 31, 1997. (The market value of such securities, as adjusted to reflect the use of such securities in connection with the Equity Clawback, was approximately $47.9 million.)

     In February 1998, the Issuer consummated the U.S. Dollar Notes Offering of $200.0 million 9 1/8% Senior Notes due 2008 and $328.1 million ($200.0 million initial accreted value) 10 1/8% Senior Discount Notes due 2008. In March 1998, the Issuer consummated the German Debt Offering of DM296.0 million (approximately $99.1 million initial accreted value) 10% Senior Discount Notes. A portion of the net proceeds from the German Debt Offering may be used to purchase, in the open market, an undetermined amount of the 1996 Notes.


     The Company has a $7.5 million Revolving Credit Facility. There were no amounts outstanding under the facility at December 31, 1997 or as of the date of this Prospectus. The Revolving Credit Facility is payable on April 1, 1998 and accrues interest, at the Company's option, at (i) the lender's prime rate per annum or (ii) LIBOR plus 1% per annum.

     The Company, through LDM, has a $10.0 million revolving credit facility. There was $3.6 million outstanding under this facility at December 31, 1997. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum.

     One of the Company's primary equipment vendors has also provided to certain of the Company's subsidiaries an aggregate of approximately $50.0 million vendor financing facility to fund the purchase of additional capital equipment. At December 31, 1996 and 1997, approximately $39.0 million and $15.8 million were available, respectively, under this facility. Borrowings from this vendor accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased. See 'Description of Certain Indebtedness.'

     The Company believes that the net proceeds from the U.S. Dollar Notes Offerings and the DM Debt Offering, the remaining net proceeds of the Initial Public Offering (net of the Equity Clawback) and of the 1996 Units Offering, together with the available borrowings under the Revolving Credit Facility, vendor financing and short-term lines of credit and overdraft facilities from local banks, should be sufficient to fund the Company's planned expansion of its existing operations and operating losses for approximately 12 to 24 months. If the Company's plans or assumptions change or prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the U.S. Dollar Notes Offerings and the DM Debt Offering, the Initial Public Offering (net of the Equity Clawback) and the 1996 Units Offering, together with the proceeds of the Revolving Credit Facility and such vendor financing otherwise prove to be insufficient, the Company may be required to seek additional capital. See 'Risk Factors--Historical and Future Net Operating Losses and Negative EBITDA; Need for Additional Capital; Substantial Indebtedness; Ability to Service Indebtedness.'

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income.' This statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

     In June 1997, the FASB issued SFAS No. 131, 'Disclosure about Segments of an Enterprise and Related Information.' SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company uses data at the subsidiary level to manage its operations and the Company will expand its current footnote disclosure to meet this criteria.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

SEASONALITY

     The Company's European operations experience seasonality during July and August, December and January, and, to a lesser extent, March, as these months are traditional holiday months in most European countries and many European businesses, which are the Company's principal European customers, are closed during portions of these months.

YEAR 2000 TECHNOLOGY RISKS

     The Company is in the process of reviewing its computer systems and operations to identify and determine the extent to which any systems will be vulnerable to potential errors and failures as a result of the 'Year 2000' problem. The Year 2000 problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.

     The Company is upgrading its computer system in an effort to prevent major system failures which could result upon the transition from 1999 to the year 2000. There can be no assurance that any such upgrades will be successfully implemented or that additional steps will not be necessary. The Company anticipates that it will be fully Year 2000 compliant by the end of 1999; however a failure of the Company's computer systems or the failure of the Company's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on the Company's business and financial position or results of operations. The Company currently estimates that the cost to become Year 2000 compliant is approximately $2.0 million. Costs associated with software modification are expensed by the Company when incurred. See 'Risk Factors--Dependence on Effective Information Systems; Year 2000 Technology Risks,' 'Business--U.S. Operations' and '--European Operations--General.'

                                    BUSINESS


COMPANY OVERVIEW

     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial (including business and residential) accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, The Netherlands, Denmark, Italy, Switzerland, Australia, Venezuela and Belgium. The Company is in the process of commencing start-up operations through its investments in majority-owned entities in Austria, Spain, Luxembourg and Japan, and through its 39% investment in a Portuguese telecommunications company. In 1996, approximately 66% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic.

     The Company was formed by Ronald S. Lauder and Itzhak Fisher in 1994 to capitalize on the opportunities created by the growth, deregulation, and profitability of the international long distance market. The Company has grown rapidly through acquisitions, strategic investments and joint ventures, as well as through the start-up of its own operations in key markets. The Company began its operations in the United States in order to establish a presence in the largest and one of the most deregulated telecommunications markets in the world, and has since expanded its presence to key European countries in anticipation of continued telecommunication deregulation in the EU. In order to pursue opportunities in Latin America, the Company formed in mid-1997 a joint venture with entities controlled by the Cisneros Group. The Company has also established a presence in Asia and the Pacific Rim through its operations in Australia and the start-up of its operations in Japan. The Company intends to continue to expand rapidly by establishing or acquiring operations in additional countries as they deregulate.

  COMPANY STRUCTURE

     The Guarantor was incorporated under the laws of Bermuda in March 1996. The Guarantor is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation ('RSL BVI'), which was amalgamated into the Guarantor in July 1996. RSL BVI is the successor in interest to RSL Communications, Inc., a Delaware corporation ('RSL Delaware'), which was merged into RSL BVI in April 1995. RSL Delaware and RSL BVI were incorporated in July 1994 and April 1995, respectively.

     UNITED STATES. The Company operates in the United States through ITG, an international telecommunications carrier which operates through its 97% owned subsidiary, RSL USA. The Company owns 100% of ITG. During the first quarter of 1997, the Company completed the consolidation of its U.S. operations under RSL USA. RSL USA's operations include the operations of Cyberlink and LDM.

     EUROPE. RSL Europe is a United Kingdom limited liability company and a wholly-owned subsidiary of the Company, which was formed in March 1995 to implement the Company's pan-European strategy. RSL Europe also serves as the Company's Local Operator in the United Kingdom. In addition, RSL Europe owns RSL Sweden and RSL Finland.

     In May 1996, the Company acquired the international long distance voice businesses of Sprint in France and Germany through its indirectly wholly-owned subsidiaries RSL COM France S.A., a French corporation ('RSL France'), and RSL COM Deutschland GmbH, a German limited liability company ('RSL Germany').

     In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in the Netherlands since October 1995, and, in October 1997, acquired the remaining 25% interest in RSL Netherlands. RSL Netherlands in turn owns 100% of RSL COM Danmark A/S ('RSL Denmark'). RSL Denmark commenced operations in Denmark in May 1997.

     In April 1997, RSL Europe acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. RSL Europe and the other two principal shareholders of Maxitel entered into a shareholders' agreement pursuant to which, among other things, (i) certain major decisions by the Board of Directors of Maxitel can only be approved with the consent of RSL Europe and (ii) RSL Europe has the right to designate two directors to the Board of Directors of Maxitel.

     In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995.

     In August 1997, RSL Europe acquired 50% of RSL Austria, which is initially commencing its operations as an international telecommunications reseller. After the completion in September 1997 of certain corporate formalities, the Company's interest was increased to 90% of RSL Austria.

     In December 1997, RSL Europe acquired a 78.5% interest in RSL Switzerland, a Swiss long distance telecommunications carrier.

     In December 1997, RSL Europe formeda joint venture to establish RSL Spain. RSL Europe has a 90% interest in the joint venture, and the managing director of RSL Spain owns the remaining 10% interest.

     In December 1997, RSL Europe acquired a 90% interest in RSL Belgium, an international telecommunications carrier in Belgium, which in turn owns 100% of RSL Luxembourg, an international telecommunications carrier in Luxembourg.

  ASIA AND PACIFIC RIM

     The Company carries on its Australian operations through its wholly-owned subsidiary, RSL COM Asia, Ltd. ('RSL Asia'). The Company carries on other regional operations in Asia and the Pacific Rim thorugh RSL COM Asia Pacific

Ltd. In October 1996, RSL Asia established RSL Australia to carry on its Australian operations. In April 1997, RSL Australia acquired substantially all of the commercial contracts of Pac Star, an Australian switchless reseller.

     As of October 1997, RSL Australia acquired 100% of the issued capital of, and the copyrights in the billing software used by, the members of the Call Australia Group, leading Australian resellers. In November 1997, RSL Australia purchased 85% of EZI, an international reseller and prepaid calling card services provider. In March 1998, the Company agreed to acquire, in two separate transactions, the customer base of each of First Direct Communications Pty., Limited and Link Telecommunications Pty., Ltd., two switchless mobile telecommunications resellers in Australia. The transactions are subject to regulatory approval in Australia and other customary conditions to closing.

     In March 1997, the Company also incorporated RSL Japan, a wholly-owned subsidiary of RSL Asia, to initiate the Company's operations in Japan. To date, the Company has not generated revenues in Japan. The Company expects to commence generating revenues in Japan in mid-1998.

  LATIN AMERICA

     The Company conducts its operations in Latin America through RSL Latin America. RSL Latin America is a joint venture which is 51% owned by the Company and 49% owned by the Cisneros Group of Companies. RSL Latin America owns 100% of RSL Venezuela, a telecommunications carrier in Venezuela.

     In February 1998, the Company entered into a joint venture agreement with PCM Comunicaciones, S.A. de C.V., a licensed long distance telecommunications service provider in Mexico, to provide domestic and international long distance telecommunications services primarily to small and medium-sized businesses in Mexico. The transaction is subject to regulatory approval in Mexico and other customary conditions to closing.

INDUSTRY OVERVIEW

     International telecommunications involves the transmission of voice and data from the domestic telephone network of one country to that of another. According to industry sources, international long distance switched telecommunications traffic worldwide increased from 28 billion minutes in 1989 to 70 billion minutes in 1996 and is projected to reach between approximately 99 and 151 billion minutes by the year 2000. The market for these services is highly concentrated in more developed countries, with Europe and the United States accounting for approximately 41% and 27%, respectively, of the industry's 1996 total worldwide minutes of use.

     International telecommunications is currently recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry, having experienced a compounded growth in total minutes of 14.0% per annum from 1989 to 1996. The industry has been undergoing rapid change due to the continued deregulation of the telecommunications market, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services worldwide. Forecasts by the International Telecommunications Union (the 'ITU'), a worldwide telecommunications organization under the auspices of the United Nations, and Analysys Ltd., a telecommunications industry consulting group, project this trend to continue with an annual growth rate between approximately 11% and 17% through the year 2000.

     The size of each market in which the Company currently operates or is in the process of commencing operations is set forth below.

                       COUNTRY'S
                      1996 MARKET    COUNTRY'S PERCENTAGE
                        SIZE IN         OF 1996 GLOBAL
    COUNTRY OF        MILLIONS OF       INTERNATIONAL
     OPERATION        MINUTES(1)           TRAFFIC
-------------------   -----------    --------------------
USA................      18,874               27.0
Germany............       5,100                7.3
UK.................       4,569                6.5
France.............       3,116                4.5
Italy..............       2,124                3.0
Switzerland........       1,936                2.8
Japan..............       1,698                2.4
The Netherlands....       1,534                2.2
Australia..........       1,305                1.9
Belgium............       1,228                1.8
Spain..............       1,189                1.7
Sweden.............       1,026                1.5
Austria............         960                1.4
Denmark............         573                0.8
Portugal...........         340                0.5
Finland............         332                0.5
Luxembourg.........         249                0.4
Venezuela..........         139                0.2
                      -----------         --------
                         46,292               66.4%

------------------
(1) All data, with the exception of U.S. outbound traffic, were taken from Telegeography 1997/1998, which is published by Telegeography, Inc. and the International Telecommunications Union. U.S. data were derived from FCC Rule
    Section 43.61 filings which are publicly available.

     The increasing pace of deregulation in telecommunications is evidenced by the recent GBT Agreement. The GBT Agreement, signed by 69 countries, calls for relaxed restrictions on foreign ownership and a commitment to deregulate telecommunications and allow competition. Of the 69 signatories to the GBT Agreement, 65 have agreed to adopt certain regulatory principles which call for deregulation of telecommunications markets and the initiation of competition based on the following actions: (i) pro-competitive regulation, (ii) creation of favorable interconnect terms, (iii) standard licensing criteria, (iv) establishment of an independent regulator, and (v) non-discriminatory allocation of scarce resources (e.g., rights of way, frequencies, telephone numbers). Each of the signatory nations which adopted these principles has set a different timetable for the enactment of such principles, although there can be no assurance of such enactment. In November 1997 the FCC revised its rules to implement commitments made by the U.S. under the GBT Agreement.

     Deregulation has coincided with technological innovation in the telephone industry. New technologies include fiber optic cable and improvements in computer software, digital compression and processing technology. Fiber optic cable, which has widely replaced traditional wire lines, has dramatically increased the capacity, speed and flexibility of telephone lines. In addition, recent developments in software and hardware enable the transmission of voice over the Internet through the use of special access servers, although the quality of the call is not yet comparable to the quality of calls made over traditional cable lines. In part as a result of these technological innovations, lack of capacity is a less significant barrier to entry for new international telephone companies and the transmission costs per minute of an international call have decreased substantially.

     Deregulation and privatization of telecommunications services and the onset of competition have also resulted in (i) the broadening of service offerings, including advanced and enhanced services (such as global voicemail, faxmail and electronic mail, itemized and multicurrency billing and the ability to allow customers to pay for long distance calls made from any telephone using a single account (e.g., calling cards)) and (ii) lower end-user prices. These factors have contributed to an increase in the volume of both inbound and outbound call traffic. Despite falling prices, the overall market for international long distance traffic has been growing and the decline in prices generally has been more than offset by an increase in telecommunications usage.

         PROJECTED GROWTH OF INTERNATIONAL LONG DISTANCE VOICE TRAFFIC

                                    [CHART]

Billions of Outgoing Minutes

        ____________________________
       |                            |
       |       Compound Annual      |
       |         Growth Rate        |
       |  16.9% of Minutes of Use*  |
       |____________________________|



          Europe     USA & Canada     Asia/Pacific Rim     Other      Total
          ------     ------------     ----------------     -----      -----

1997       33.2          27.9               14.8           18.6        94.5
1998       37.7          32.8               17.8           21.9       110.2
1999       42.9          38.5               21.6           25.8       128.8
2000       48.8          45.4               26.2           30.5       150.9

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
Source: Analysys Ltd.

* Prices have declined and are expected to continue to decline. Accordingly, growth in revenues is expected to be substantially less than growth in minutes. The data presented above constitutes a forward-looking statement. Important factors that could cause actual minutes of use to differ materially from the forward-looking data above are noted herein. See 'Risk Factors--Risks Associated with Rapidly Changing Industry' and '--Government Regulatory Restrictions.'

  U.S. INTERNATIONAL LONG DISTANCE MARKET

     The U.S. international long distance switched telecommunications market accounted for approximately 27% of global international long distance call originations in 1996 based on minutes of use. The industry is large and growing, with revenues for U.S.-originated international long distance telephone services rising from approximately $6.9 billion (6.8 billion minutes) in 1990 to approximately $13.9 billion (18.9 billion minutes) in 1996. The growth of the U.S.-originated international long distance market was initially attributable to deregulation and the decrease in prices which accompanied the onset of competition. Deregulation and the resulting competition also led to improvement in service offerings and customer service. More recently, in addition to further U.S. deregulation, the growth of the U.S.-originated international long distance market has been attributable to (i) the continued deregulation of other telecommunications markets throughout the world, (ii) the privatization of PTTs,
(iii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iv) the expansion of telecommunications infrastructure and (v) the globalization of the world's economies and free trade.

     The profitability of the traditional U.S.-originated international long distance market is principally driven by the difference between settlement rates (i.e., the rates paid to other carriers to terminate an international call) and billed revenues. Increased competition arising from deregulation and privatization and pressure arising from increased global trade have brought about reductions in settlement rates and end-user prices, reducing termination costs for United States based carriers. Based on FCC data for the period 1989 through 1996, per minute settlement payments by United States based carriers to foreign PTTs fell 39%, from $.70 per minute to $.43 per minute. The FCC issued in September of 1997 benchmark levels for settlement rates, of between $.15 and $.23 per minute, in an effort to reduce the settlement rates charged and paid by U.S. carriers. Such benchmark rates are substantially lower than the current settlement rates. The FCC has encouraged carriers to use alternative measures to terminate international traffic other than through operating agreements and the international settlement process. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute, although there can be no assurance in this regard.

     Although the Company focuses on the international telecommunications market, it also provides domestic long distance services to many of its customers. According to the FCC, the U.S. domestic long distance market grew in total minutes at an annual compound rate of approximately 7.6% from 1989 to 1995 while the U.S.-originated international long distance market grew in total minutes at an annual compound rate of approximately 15.4% during the same period. Although the domestic market is much larger, the profit per minute of use for international traffic has generally been higher than for domestic traffic. See '--U.S. Operations.'

  EUROPEAN INTERNATIONAL LONG DISTANCE MARKET

     The European international long distance market is the largest in the world, accounting for approximately 29 billion minutes or approximately 41% of worldwide minute originations in 1996 based on minutes.

     The European PTTs have historically had monopolies on providing telephone services, making the cost of international telephone calls from Europe much higher than similar calls from the United States. In addition, the Company believes that many PTTs have used profits from international traffic to subsidize domestic calling. Customers in many European markets are not able to obtain a number of value-added features taken for granted in the United States, such as itemized billing, touch tone dialing, voice mail and other enhanced services. Deregulation, together with significant advances in technology that have decreased the cost of providing services and allowed the provision of more sophisticated value-added features, have made it possible for other telephone companies to compete with the PTTs in providing international voice telecommunications services.

     A 1990 EC directive (the '1990 Directive') required each EU member state to liberalize by 1992 all telephony services offered over its PSTN, with the exception of basic 'voice telephony' and specified other services. The effect of the 1990 Directive was that value-added services and the delivery of voice telephony to closed user groups (i.e., to a specified group of people) were liberalized to the extent that they do not come within the 1990 Directive's definition of basic 'voice telephony.' Different interpretations as to whether a service should be regarded as a value-added service or as a basic 'voice telephony' service, and as to what constitutes a closed user group, have led to variations among the EU member states as to what services may be delivered and the manner in which they can be provided. In addition, certain EU member states are late in enacting the relevant legislation implementing the 1990 Directive, which has created further regulatory uncertainty. Under a 1996 EC directive (the 'Full Competition Directive'), voice telephony services were to be liberalized by January 1, 1998 in most of the EU member states. However, many of the EU countries in which the Company operates did not meet the January 1, 1998 requirement of the Full Competition Directive and there can be no assurance regarding the timing or extent of liberalization in any particular country or the EU in general. See '--European Operations--General' for a more detailed discussion of the Full Competition Directive and related regulatory matters.

     In response to these European regulatory changes, a number of different competitors, including the Company, are emerging to compete with the European PTTs. At one end of the scale, the large U.S. telecommunications service providers and European PTTs have begun to form 'mega-carrier' alliances to compete in offering value-added services and the resale of calling services across Europe. At the other end of the scale, a number of competitors have emerged that primarily provide long distance 'call back' telephone service. Other companies are developing networks in Europe to service specific markets.

     The Company believes, along with many industry observers, that the deregulation currently underway in many countries in continental Europe will lead to market developments similar to those that occurred in the United States and the United Kingdom upon deregulation of long distance telecommunications services. Such deregulation in the United States and the United Kingdom has resulted in an increase in call traffic and the emergence of multiple new telecommunications services providers of varying sizes. In addition, significant reductions in prices, particularly for domestic long distance calls, as well as improvement in both the services offered and the level of overall responsiveness to customers, have occurred. Although pricing has become competitive in both countries, pricing levels continue to permit services to be profitably provided. There can be no assurance, however, that this will continue to be the case.

  LATIN AMERICAN INTERNATIONAL LONG DISTANCE MARKET

     Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. Certain countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors. Colombia has granted an operating license to a local company, ending the monopoly of Colombia's PTT. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Chile, Mexico, Peru and Venezuela. Venezuela has also legalized value-added services and has targeted January 1, 2000 as the date for deregulation. Brazil has adopted a constitutional amendment requiring the privatization of its PTT, the establishment of an independent regulator and the opening of the telecommunications market to competition. In Mexico, the former PTT has been privatized, its exclusive long distance concession expired in August 1996 and it has been obligated to interconnect with the networks of competitors since

January 1997. Competition in Mexico has been initiated and an independent regulator has been established.

  OTHER MARKETS

     Deregulation is spreading throughout many of the major markets in Asia and the Pacific Rim. A significant number of countries in these regions are signatories of the GBT Agreement and have committed to open their markets to competition. Australia, the Philippines and New Zealand have already opened their markets to full competition and Hong Kong, Indonesia, Japan, South Korea and Malaysia have legalized the provision of value added services. Hong Kong also licensed three new carriers in 1997 to provide local service and Singapore will be licensing two new operators in 1998.

     Despite the growth and deregulatory trends in the global telecommunications market, the pace of change and emergence of competition in many countries, particularly in parts of Africa, remains slow, with domestic and international traffic still dominated by the government-controlled PTTs. The Company believes that international carriers, such as itself, which have already established, or are in negotiations to establish, operating agreements with the PTTs in many such countries will be well-positioned to capture the benefits of increasing traffic flows as the telecommunications infrastructure in these countries is expanded.

     The Company believes that the trend towards deregulation creates numerous opportunities for international carriers such as itself to increase their access to developing telecommunications markets and to increase their market share for calls both into and out of these emerging markets. The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures with other international carriers to expand their global networks, and that the size of many of the markets may lead them to seek alliances with carriers like the Company as opposed to the mega-carriers, such as Uniworld, Concert and Global One. Although there is a general trend towards deregulation worldwide, there can be no assurance regarding the timing or the nature of deregulation, whether any deregulation will occur at all or whether any trend towards deregulation will not be reversed in any particular country.


INTERNATIONAL LONG DISTANCE MECHANICS

     Along distance telephone call generally consists of three segments: origination, transport and termination.


                                   [CHART]

---------------------    -----------------------------    ---------------------
|    ORIGINATION    |    |         TRANSPORT         |    |    TERMINATION    |
---------------------    -----------------------------    ---------------------

                              Satellite Connection
                                       /\
    Originating Country               /  \               Terminating Country
                                     /    \
        Private Line                /      \                Private Line
   |--------------------|          /        \          |--------------------|
   |                    |         /          \         |                    |
------------   ----------------- /            \ -----------------   ------------
| Calling  |   | International |/ Half Circuit \| International |   | Called   |
| Customer |   |    Switch     |----------------|    Switch     |   | Customer |
------------   -----------------                -----------------   ------------
   |                    |                              |                    |
   |                    |                              |                    |
   |------( PSTN )------|                              |------( PSTN )------|

                                Cable Connection
                                 o Resale/Lease
                                 o MIU/IRU


     A typical international long distance call originates on a local exchange network or private line and is carried to the international gateway switch of a long distance carrier. The call is then transported along a fiber optic cable or a satellite connection to an international gateway switch in the terminating country and finally to another local exchange network or private line where the call is terminated. A domestic long distance call is similar to an international long distance call, but typically involves only one long distance carrier, which transports the call on fiber, microwave radio or via a satellite connection within the country of origination and termination. Generally, only a small number of carriers are licensed by a foreign country for international long distance and, in many countries, only the PTT is licensed to provide international long distance service. Although the Company is licensed or otherwise permitted (or not prohibited) to operate as an international long distance carrier in most of its current markets, the range of services that may be offered pending further deregulation is, in certain countries, limited to value-added services and closed-user group services. See '--European Operations'. Any carrier that desires to transport switched calls to or from a particular country must, in addition to obtaining a license or other permission (if required), enter into operating agreements or other arrangements with the PTT or another international carrier in that country or lease capacity from a carrier that already has such arrangements.

  ORIGINATION

     The Company can originate calls in all countries where it currently has revenue-generating operations and route them to its local switch through a dedicated telephone line between the customer and the Company's switch (commonly known as 'direct access'). In addition, depending on local regulations, the Company can originate calls by using the PSTN. In the United States, all licensed long distance carriers are provided with 'equal access,' which allows such carriers to directly interconnect with the PSTN on the same basis. As a result of equal access, all long distance calls from a customer are routed directly to the Company's local switch without requiring the customer to dial any special access numbers. This is accomplished by the local telephone company in the customer's territory programming its network to direct all of the Company's customers' long distance calls to the selected switch. Outside the United States, certain restrictions require the Company to utilize one of the following methods to originate a call via the PSTN.

     PREFIX DIALING. Prefix dialing allows a customer to access the Company's switch via the PSTN by dialing a multiple digit access code (the 'prefix') assigned to the Company prior to dialing the destination telephone number. Prefix dialing requires direct interconnection with the operator of the PSTN, typically the PTT or another major carrier, in order to allow the PSTN to recognize the prefix and direct the call to the Company's switch. In order to make the use of prefix dialing service transparent to the customer, the Company can either program the customer's telephone system or install an auto-dialer device to automatically dial the prefix on behalf of the customer when appropriate. The auto-dialer device is purchased, installed and maintained by the Company.

     In Europe, prefix dialing is currently provided only by the Company's operations in the United Kingdom, Sweden and Finland because prefix dialing service requires interconnection with the PSTN, which is either not currently permitted or not implemented by the Company in the remainder of Europe. Prefix dialing was scheduled to be provided in the remainder of the EU after January 1, 1998, when deregulation was required under the Full Competition Directive, but such schedule has not been met and is unlikely to be met, for the most part, until the second half of 1998, at the earliest. See 'Risk Factors--Government Regulatory Restrictions.' In France, RSL France has been granted a four digit prefix by the French national telecommunications regulatory authority and has a pending application for authorization, pursuant to article L33.1 and L34.1 of the Postal and Telecommunications Code, to operate a public network. Prefix dialing requires the Company to incur a substantial up-front fixed fee that is payable to the PTT or other operator of the PSTN for interconnection. The Company is then charged a variable local access charge to route each call to the Company's switch. Despite such fees, for customers generating relatively low volumes of calls or in remote locations, prefix dialing is a more cost-effective form of call origination than through a direct access line.


     DIRECT ACCESS. Direct access allows a customer to connect its phone system directly to the Company's switch utilizing a dedicated phone line. Dedicated phone lines are leased on a monthly or longer-term fixed cost basis from the PTT or other local exchange carrier. This method of origination is only cost-effective for those customers which generate substantial volumes of international traffic, given the fixed cost of leasing a dedicated line.

     DIAL-IN. In countries where interconnection with the PTT or other operator of the PSTN is currently not available, the Company can provide dial-in services to closed user groups by allowing the customer to directly call the Company's switch via the PSTN by dialing a pre-assigned telephone number (local or toll-free), followed by a pin-code (which allows the switch to recognize the customer) and the destination telephone number. The mechanics of this service are substantially similar to calling card services currently provided by the Company and other carriers in the United States. What constitutes a closed user group has been the subject of a fair degree of interpretation among EU member states, but is generally interpreted as meaning that the customer can only call a limited predetermined group of destinations. As with prefix dialing, the Company can make this service more transparent to the customer by programming the customer's telephone system or installing an auto-dialer, subject to local regulation. Given the greater number of digits required to be dialed by the customer, however, a slight delay in placing a call cannot be avoided by this service. Dial-in service involves a variable local access charge to route the call to the Company's switch.

  TRANSPORT

     The transport of telephone calls is accomplished via land-based cables or undersea cables, which are usually fiber optic, or by microwave radios or satellites. A carrier can obtain half circuits on cable systems through MIUs, IRUs or leases. In instances where a carrier has not purchased interests in a cable prior to the time when the cable was placed in service, the carrier is only permitted to acquire capacity on the cable through the purchase, by way of a lump sum payment, of an IRU. The fundamental difference between an IRU holder and an owner of MIUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. Between two countries, a carrier from each country owns a 'half-circuit' of a cable, essentially dividing the ownership of the cable into two equal components. In the event that the Company commences utilizing its remaining operating agreements, it will have to either invest in additional IRUs or MIUs, or acquire satellite capacity, to enable it to connect to a carrier in such countries. Additionally, any carrier may generally lease circuits on a cable from another carrier with an MIU or IRU. Satellite circuits are also obtained on a leased basis.

     Traditionally, international long distance traffic is exchanged under bilateral operating agreements between international carriers which own MIUs or IRUs on the same fiber optic cable system in two countries or through leased satellite capacity. Operating agreements provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at negotiated accounting rates. Operating agreements typically provide that carriers will return to their correspondents a percentage of the minutes received from such correspondents ('return traffic'). In the United States, this percentage is set by the FCC to be the relative ratio of U.S. inbound traffic to U.S. outbound traffic to each country. In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers.

     Accounting rates are reciprocal between each party to an operating agreement. For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. All U.S. carriers face a single accounting rate for each country unless otherwise permitted by the FCC.

     The term 'settlement' rates arises because carriers pay each other for traffic exchanged utilizing the accounting rate structure on a net basis determined by the difference between inbound and outbound traffic between them. Settlement rates differ between countries. For example, a U.S. carrier may have a settlement rate of $.30 to terminate a call in one country and $.35 in another country while a U.K. carrier may have settlement rates of $.45 and $.40 to terminate calls in the same countries. By linking its Local Operators over owned and leased facilities, the Company bypasses this traditional settlement process and lowers its cost of transporting its international traffic.

     The FCC has established a policy that effectively prohibits foreign carriers from discriminating among U.S. carriers (the 'International Settlements Policy'). The International Settlements Policy requires: (1) the equal division of accounting rates; (2) non-discriminatory treatment of U.S. carriers; and (3) proportionate return of inbound traffic. In December 1996, the FCC modified its rules to allow alternative payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective competitive opportunities test, if the U.S. carrier can demonstrate that deviation from the International Settlements Policy will promote market-oriented pricing and competition while precluding abuse of market power by the foreign correspondent.

     In September 1997, the FCC adopted new lower benchmark rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance between outbound and inbound call volume, which is estimated to be approximately 70% higher than the actual cost of terminating international calls. Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also adopted. The FCC also determined that a grant of authorization to provide international facilities-based switched service from the United States to an affiliated market would be conditioned on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs; officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.

     The GBT Agreement requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under the GBT Agreement, the FCC has revised its rules to establish an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of foreign carriers with less than 50% market share in each relevant market on the foreign end should be treated as non-dominant. These open entry policies will apply to applicants of all World Trade Organization member countries, including those who are not signatories to the GBT Agreement.

     A carrier which does not have an operating agreement with a carrier in a particular country is able to provide international service to that country by leasing capacity from a carrier which does. Until recently, in many foreign countries there was only one operating agreement in place between that country's PTT and a foreign based international carrier as a result of monopolies held by such PTTs. For example, in the United States, before the deregulation of telecommunications services, AT&T was the only carrier that had operating agreements with foreign carriers. However, after deregulation, MCI and Sprint, over a period of years, each negotiated its own operating agreements with foreign carriers. Since then, a limited number of other U.S.-based companies, including the Company, have been able to secure operating agreements with foreign carriers. Operating agreements are expected to become increasingly available as international markets deregulate and new carriers that are seeking business partners emerge in countries previously subject to a PTT monopoly or other limited competition market. See 'Risk Factors--Risks Associated with Rapidly Changing Industry' and '--Risk of Loss, or Diminution of Value, of Operating Agreements.'

     For an international long distance company without operating agreements or its own international network, the profitability of originating international traffic is a function of, among other things, the difference between its billing rates and the rates it must pay another carrier to transport and terminate such traffic.

     For a company with operating agreements that provide for return traffic, the profitability of originating international traffic will be a function of, among other things, the volume of its originating traffic and its billing rates, as well as the relative volume of its originating and return traffic minutes. Under the settlement process, a carrier which originates more traffic than it receives, will, on a net basis, make payments to the corresponding carrier, while a carrier which receives more traffic than it originates will receive payments from the corresponding carrier. If the incoming and outgoing flows of traffic are equal in the number of minutes transmitted, there is no net settlement payment to either carrier. Therefore, in addition to all of the other factors that can influence the profitability of a long distance carrier, the profitability of an international carrier is dependent on its relative flows of incoming and outgoing traffic.

     Return traffic can be more profitable than outgoing traffic when there is a significant disparity in the cost of terminating traffic between the two countries that are party to an operating agreement. This is particularly true for a U.S. carrier because the actual cost for a U.S. carrier to terminate a call in the United States generally is less expensive than the settlement cost under an operating agreement with any foreign carrier and return traffic does not involve any origination costs. The receipt of more profitable return traffic reduces the aggregate cost to a carrier to transport traffic pursuant to an operating agreement, and carriers with significant levels of return traffic can price their international transport and termination services at a discount to the settlement cost and recover the discount on the return traffic.

  TERMINATION

     The termination of an international call occurs after the call has been transported to an international carrier in the destination country. The international carrier then transports the call to a local exchange network where it is then terminated. In many countries, only the PTT is licensed to provide international long distance service and local exchange services.

COMPANY STRATEGY

     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The key elements of the Company's strategy to achieve this objective are as follows.

  FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES

     The international long distance public switched telecommunications market generated an estimated $61.3 billion in revenue and 70.0 billion minutes in 1996 with minutes of use projected to grow at a rate of between approximately 11% and approximately 17% per annum through the year 2000. The Company currently has significantly less than a 1% share of this market. Although prices are expected to decline, resulting in substantially slower growth in revenues, the international long distance switched telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the long distance industry. The Company provides a broad array of international and domestic services but focuses on providing services to end-users which generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers. If any of the factors contributing to the growth of traffic or the pricing scheme by the PTTs and other major carriers should cease to apply, growth and profitability in the international market and the Company's prospects would be negatively impacted. The United States market, one of the most deregulated and competitive markets in the world, illustrates the greater profitability of international traffic versus domestic traffic in the current market and regulatory environment. Based on FCC statistics and other available information, the Company estimates that industry-wide gross profit (before access charges) in 1996 for U.S.-originated traffic averaged $.29 per minute of international use, compared to a 1995 gross profit of $.08 per minute of domestic use, although the actual gross profit per minute of use may vary significantly depending on the destination, route and time of day of a particular call. From 1989 to 1996, per minute settlement payments by United States based carriers to foreign PTTs fell approximately 39% from $.70 to $.43. Despite declining costs, dominant carriers and PTTs have maintained high end-user rates for international long distance services, allowing them to provide domestic services at lower rates. The Company believes that as settlement rates and costs for purchased capacity continue to decline, international long distance should continue to provide high revenue and gross profit per minute, although increased competition may, to a certain extent, moderate such revenues and gross profits. The foregoing is a forward-looking statement and there can be no assurances in this regard. See '--Industry Overview.'

  ESTABLISH OPERATIONS IN KEY MARKETS

     The Company establishes operations in markets that (i) originate or terminate significant levels of international traffic and (ii) are, or are in the process of being, deregulated. The Company has structured its Local Operators to be managed independently and expects its Local Operators to be separately profitable, while benefiting from centralized strategic, financial and network support provided by the Company. The Local Operators are each developed to be stand-alone operations shaped by local market conditions and preferences. The Company currently provides each Local Operator with centralized business development, financial, and marketing support and has commenced a plan of operation to provide billing and RSL-NET management. See '--Headquarters Operations.' The Company currently operates or is in the process of commencing operations in 18 markets that, in the aggregate, accounted for approximately 66% of all international long distance telecommunications minutes in 1996. By expanding its operations into additional key markets, in which significant volumes of international traffic are originated and terminated and which are in the process of deregulation, the Company seeks to rapidly establish a broad market coverage. The Company currently plans to initiate operations in five to 10 additional countries over the next two years which, together with the markets in which the Company currently operates, accounted for approximately 75% of the 1996 worldwide international long distance minutes of use.

     The Company enters additional countries primarily by acquiring a controlling interest in existing companies that are either operating in or are in the process of establishing operations in the international telecommunications industry in that country or by means of a start-up operation which the Company funds and manages on its own or together with a local strategic partner. In the case of an acquisition, the Company seeks to acquire an international carrier which matches the criteria set forth below. In the case of the establishment of new operations, the Company identifies an experienced and professional management team to develop the new operation. In the formation of a joint venture, the Company identifies a local strategic partner with a good reputation and knowledge of the local marketplace.

  ENTER MARKETS EARLY

     The Company seeks to enter new markets ahead of full deregulation in an attempt to gain competitive advantages over carriers which attempt to enter a market after deregulation is complete. These advantages include (i) the development of multiple sales channels and the establishment of a customer base prior to widespread competition, (ii) the early acquisition of scarce experienced technical and marketing personnel and distribution channels and
(iii) the achievement of name recognition as one of the early competitors to the incumbent PTTs. The Company employs multiple marketing and distribution channels, including direct sales forces, telemarketing organizations, agents and resellers, while also forming marketing alliances with other service providers, such as Internet service providers and mobile service providers.

     The Company believes that its early entry into deregulating markets will provide it with an advantage in obtaining licenses as they become available over carriers which attempt to enter the market after deregulation is complete. The securing of necessary licenses, which is limited in some circumstances to a small number of entrants into the deregulating market, is essential to the Company's strategy and the Company will endeavor to enter into arrangements with a licensee to gain access to such market if the Company cannot secure successfully the license.

     In countries that are in the process of deregulating, competition is often restricted to a limited number of specific services. In such cases, the Company employs a two-stage market penetration strategy whereby initially the Company takes advantage of current market conditions and, within the context of its established strategy and service offerings, provides the fullest range of services permissible under local regulation. The Company thereby gains an early toehold in the market, affording it the opportunity to become a recognized international carrier and to begin to build its own marketing channels and customer base prior to the opening of markets to broader competition. Subsequently, as deregulation permits, the Company expands its service offerings thereby giving the Company the opportunity to increase the amount of business it does with its existing customers and to increase its market penetration by building on its name recognition, marketing channels and expanded service offerings to attract additional customers. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Government Regulatory Restrictions.'


  TARGET SMALL AND MEDIUM-SIZED BUSINESSES

     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 in international telephone calls per month. The Company believes that this segment offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs, which offer their lowest rates and best services primarily to higher volume multinational business customers. The Company believes that in most markets, small and medium-sized businesses account for a significant percentage of international calling traffic and will continue to do so in the future.

     Small and medium-sized businesses account for the majority of all businesses. For example, the EU estimates that there are 15 million small and medium-sized businesses in the EU and that the businesses that employ fewer than 100 workers in the aggregate account for more than one half of all EU employment and almost half of all business revenue. In addition, Europe's small to medium-sized businesses are projected to produce total telecommunications revenues larger than those of the major multinational business sector. For the year ended December 31, 1997, approximately 40% of the Company's revenues were derived from sales to other carriers, 43% were derived from commercial customers, including small and medium-sized businesses, and 17% were derived from calling card customers.

  DEVELOP A COST COMPETITIVE GLOBAL NETWORK

     Most of the Local Operators maintain network switching facilities to establish POPs to provide international voice and other telecommunications services in their markets. The Company presently has an international gateway and/or a domestic switch located in each of New York, Los Angeles, London, Paris, Frankfurt, Rotterdam, Amsterdam, Stockholm, Helsinki, Sydney, Melbourne, Brisbane, Vienna, Copenhagen, Lisbon and Caracas. The Company intends to link its current and future switches via owned international facilities or leased capacity to form an integrated network for international telecommunications. By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. This is expected to enable the Company to reduce significantly its operating costs for calls that originate and terminate in markets in which the Company has Local Operators, as well as its overall operating costs. See '--Network' and '--Network Strategy.'

     The Company uses state-of-the-art technology in its switching facilities. The Ericsson switches used by the Company allow the Company to interconnect its switches to existing PTT and carrier networks around the world and to develop new services and upgrade network software on an efficient basis.

  PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

     The Company intends to enter additional markets and expand its operations through acquisitions, joint ventures, strategic alliances and the establishment of new operations. The Company is continuously reviewing acquisition opportunities and seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies and/or experienced management. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations by providing the Company with the opportunity to enter additional key markets or to strengthen its operations in an existing market. The Company also seeks to enter into joint ventures and strategic alliances which the Company believes will enhance its ability to grow its business. For example, the Company has entered into a joint venture with the Cisneros Group and a strategic alliance with Ericsson.

     The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures to compete more effectively in their local markets and abroad. The Company actively seeks out opportunities for alliances with such carriers to expand the scope of its network and improve its competitive abilities. The Company believes that it is uniquely positioned as an attractive alternative strategic partner for such carriers as opposed to the mega-carriers such as Uniworld, Concert and Global One.

  LEVERAGE EXPERTISE OF MANAGEMENT TEAM

     The Company has retained a number of experienced management personnel in the telecommunications industry, many of whom have had significant experience with incumbent providers, as well as early competitors in deregulating markets. As a result, the Company believes that it is well positioned to manage the rapid growth of its customer base and network infrastructure.

  MANAGE NETWORK INVESTMENTS

     The Company seeks to manage the investment of capital within its network on an incremental basis in order to maximize the efficiency of its capital expenditures program. In general, the Company transmits traffic by leasing capacity on a variable cost per minute basis until it believes that a direct investment in facilities or a fixed cost lease arrangement between countries or on a particular route is warranted. When the cost of owning facilities is justified relative to leasing facilities, and the Company invests in such facilities, the Company generally experiences higher gross margins and lower overall transmission costs. See 'Risk Factors--Short Operating History; Entrance Into Newly Opening Markets; Margins' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.'

NETWORK

     The Company generally utilizes a single switch technology platform for its international gateway switches comprised of state-of-the-art Ericsson AXE-10 switches. The Company believes that a single switch platform gives the Company a strategic advantage in developing new services and allows the Company to upgrade network software on a more efficient basis when compared to other global carriers which may employ multiple switch technologies. The Company is also pursuing alternative transmission technologies such as the Internet in order to minimize its operating costs. See 'Summary--Certain Recent
Developments--Internet Telephony/Acquisition of Delta Three' and '--Internet Telephony Operation--General.'

  OWNED FACILITIES

     The Company's owned facilities include switches and interests in international fiber optic cable systems. The Company's 11 international gateway switches are located in New York, Los Angeles, London, Stockholm, Paris, Frankfurt, Helsinki, Vienna, Copenhagen, Lisbon and Sydney. In addition, the Company operates seven domestic switches in Rotterdam, Amsterdam, New York, London, Melbourne, Brisbane and Caracas, although the Company's Australian switches cannot be used until they are interconnected with the Australian PSTN which is anticipated to occur by the end of the first quarter of 1998. The Company's existing international gateway switches conform to international signaling and transmission standards provided for in CCITT recommendations and allow the Company to interconnect its network to existing PTT and carrier networks around the world while maintaining quality and dependable services. The Company's switch and related equipment purchases have been financed by Ericsson and the Company believes it has developed a favorable working relationship with Ericsson which will enable the Company to benefit from Ericsson financing for future Ericsson purchases, although there can be no assurance that this will be the case. See 'Risk Factors--

Dependence on Equipment Supplier.' The Company's switching facilities are easily expandable to accommodate growth.

     The Company also owns capacity on certain international digital fiber optic cable systems. The Company's United States operations currently own IRUs on four undersea fiber optic cable systems, which are the CANUS-1, CANTAT-3, PTAT-1 and the TAT-12/TAT-13 systems and owns MIUs on six undersea fiber optic cable systems, which are the Antillas I, Odin, Rioja, APCN, NPCard JASAURUS systems. The Company also owns MIUs on the CMC and MCC terrestrial fiber optic cables. The Company also is currently in negotiations to purchase IRUs for its United States operations on the Columbus II, TPC-5, America's One, T-C and Eurafrica Systems and on Ariane-2, Aphrodite and GEMINI undersea fiber optic cable systems. The Company's Swedish operation owns IRUs on the CANTAT-3 and MIUs on the KATTEGAT-1 transoceanic cables. The Company's United Kingdom operations owns IRUs on the UK-NL14, CANTAT-3 and PTAT-1 undersea fiber optic cable systems and plans to purchase MIUs on the FLAG and GEMINI transoceanic cable systems. The Company's Australian operation owns MIUs on the APCN, JASAURUS and NPC undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cables.

  OPERATING AGREEMENTS

     The Company's operating agreements provide the Company with the ability to transmit traffic directly to foreign carriers over jointly-owned facilities rather than utilizing leased capacity. The Company's U.S. operations currently hold 18 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Japan, Jordan, the Netherlands, New Zealand, Norway, Russia, Sweden, Switzerland, Suriname and the United Kingdom. The Company currently only transmits and terminates traffic pursuant to operating agreements in the Dominican Republic, the United Kingdom, Denmark, The Netherlands, Russia and Norway. See '--U.S. Operations--U.S. Network Architecture.' The Company believes that these agreements constitute significant assets and that the Company is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with non-U.S. carriers. The Company's Swedish operation currently utilizes two operating agreements which enable it to exchange traffic with Denmark and Norway. Operating agreements lower the cost of transmitting traffic by allowing the Company to utilize its MIUs and IRUs to correspond directly with its foreign carriers, thereby eliminating the cost of transmitting a call through leased capacity. In addition, if the Company can develop sufficient traffic into another country, it can potentially develop an additional source of revenue through return traffic or other settlement arrangements with the PTT or other carriers in that country. See 'Risk Factors--Risk of Loss, or Diminution of Value, of Operating Agreements.'

  LEASED CAPACITY

     For all routes where the Company does not own facilities or utilize operating agreements, the Company utilizes leased capacity. In addition, the Company has arrangements with local carriers in each country in which it originates traffic to transmit domestic calls from its end-users to its switch. The Company does not own or intend to own intra-national transmission facilities networks, unless required to do so in order to receive regulatory approvals to operate, due to the general availability of such facilities for lease and the high cost associated with the development and operation of a transmission line infrastructure. Leased capacity is typically obtained on a per minute basis or a point-to-point fixed cost basis. The Company utilizes leased satellite facilities for traffic to and from those countries where digital undersea fiber optic cables are not available or cost-effective. Leased satellite facilities are also used for redundancy when digital undersea cable service is temporarily interrupted. See 'Risk Factors--Dependence on Other Carriers.'

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  NETWORK MANAGEMENT SYSTEMS

     The Company generally utilizes redundant, highly automated state-of-the-art telecommunications equipment in its network and can, in cases of component or facility failure, use the network management facilities to redirect calls to another carrier's facilities. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability to its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of service problems. The Company maintains separate network management facilities for its U.S. and European operations which maintain separate least cost routing systems. U.S. network management is operated from the Company's facilities in New York and Los Angeles. European network management for the United Kingdom, Sweden, France, Germany and Finland is operated centrally from the Company's switching center in London. See 'Risk Factors--Risks Associated with Rapidly Changing Industry,' '--Dependence on Effective Information Systems; Year 2000 Technology Risks' and '--Dependence on Equipment Supplier.'

NETWORK STRATEGY

     The Company has switches in most of the countries in which it operates. The Company has connected its current switches and expects to connect its future switches by investing in IRUs and MIUs or fixed point-to-point leases, subject to local regulatory conditions. In countries in which the Company currently operates without a switch and in each new market the Company enters, the Company intends to install its own switching facilities which will then be integrated into RSL-NET to improve the Company's overall cost structure. The Company transmits traffic from its Local Operators on capacity leased on a variable cost per minute basis until it believes an investment in owned facilities or fixed cost lease arrangements between countries or on a particular route is warranted. To the extent traffic can be transported between two Local Operators over MIUs and IRUs or lines leased on a fixed cost point-to-point basis, there is almost no marginal cost to the Company. In such cases, the Company will be able to bypass the traditional settlement process for the transport and termination of international traffic. The settlement rates for international correspondence are based on negotiated rates which are, according to the FCC, up to 70% higher than the actual cost. The Company expects that it will realize significant cost savings by routing an increasing portion of its international traffic over its owned and leased facilities as opposed to corresponding via operating agreements, in particular, once the markets in which the Company operates deregulate sufficiently to allow interconnect. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Deregulation on European Cost of Services.' In addition, each of the Local Operators maintains an independent cost structure for all other traffic. By directly linking its operations, the Company will be better able to implement a least cost routing system. See '--International Long Distance Mechanics,' 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' '--Inability to Predict Traffic Volume' and '--Dependence on Other Carriers.'

     For calls to countries where the Company does not have a Local Operator, the Company seeks to establish and utilize an operating agreement with a local carrier. While this method generates higher costs than transporting calls between the Local Operators, it has the potential to generate higher margin return minutes. The Company has not generated significant return minutes to date. In addition, by strategically establishing its Local Operators and obtaining operating agreements, the Company will seek to arbitrage the differential in settlement rates between countries.

     Origination and termination of traffic is accomplished through transmission capacity leased on a per minute basis, except where the Company provides private line service. As the Company's operations in a given country grow, the Company generally will install additional POPs and lease transmission capacity (on a point-to-point fixed cost basis) to connect the new POP to its international gateway switch. This will enable the Company to reduce its dependence on relatively high cost-per-minute leases by reducing the distance calls will travel over capacity leased on that basis.


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

PRODUCTS AND SERVICES

     The Company offers a variety of long distance products and services to its customers, as well as certain value-added services. Although the Company focuses on providing international service, it also provides domestic long distance services, where permitted under relevant regulations, to accommodate customer demands.

     The Company provides the services described below to the extent permitted by local regulation in each of its markets. See 'Risk Factors--Government Regulatory Restrictions' and '--Industry Overview,' '--International Long Distance Mechanics,' '--U.S. Operations' and '--European Operations--General.'

  LONG DISTANCE SERVICES

     The Company provides domestic and international long distance service to its customers. Currently, the Company provides domestic services in the United States, the United Kingdom, Sweden, Belgium, Finland and Australia. In the United States, the Company is certified and tariffed or otherwise authorized to originate intrastate, interexchange calls in 48 states and the District of Columbia and can terminate calls throughout the United States.

  PRIVATE LINE SERVICE

     The Company can provide dedicated point-to-point connections to businesses requiring dedicated private telephone lines for high volumes of voice and data between the customer's offices in all countries where the Company has revenue generating operations.

  CALLING CARDS

     The Company's calling cards are either prepaid cards or post paid cards (for which calls are billed in arrears). The Company's calling cards provide international call access to or between all countries that have direct dial service with the United States. Prepaid calling cards are similar products to other calling cards, but differ in marketing focus as well as the method of payment. A customer purchases a prepaid card that entitles the customer to make phone calls on the card up to some limit. The Company also offers prepaid calling cards that are rechargeable. In all cases, the card number is proprietary to the customer and is secured by means of a personal identification number. The Company currently offers these products only in the United States, the United Kingdom, the Netherlands, Australia, Denmark and Venezuela. The Company plans to offer these products in the rest of its existing European operations through PrimeCall Europe during 1998 and throughout its global operations in subsequent years, to the extent permitted under the laws and regulations of each market.

  VALUE-ADDED SERVICES


     The Company currently offers facsimile services in all of its operations, toll-free dialing in the United States, the United Kingdom and Sweden and Internet access in Sweden and, in the future, intends to offer most of these services in all markets where it is allowed to do so. The Company also intends to introduce the following services: (i) voice mail, (ii) video-teleconferencing and (iii) international directory assistance. In addition, through Delta Three, the Company can offer international long distance voice service to niche markets utilizing the Internet at discounts to standard international calls.

  INTERNATIONAL TERMINATION AND TRANSIT

     International termination on a wholesale basis involves the sale of long distance services to another long distance company that resells the services to its customers. Selling bulk capacity to other carriers generates traffic sufficient to allow the Company to obtain volume discounts when it leases capacity on a per-minute basis and allows it to generate revenues from otherwise unused capacity on its MIUs, IRUs and point-to-point leases. See 'Risk Factors--Dependence On Carrier Customers.' Transit traffic

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

originates and terminates outside of a particular country, but is transported through that country on a carrier's network to take advantage of lower costs.

MARKETING AND SALES

     The Company markets its services on a retail basis to business customers and residential customers and on a wholesale basis to other carriers and resellers. The Company markets its products and services utilizing its direct sales forces, networks of independent agents and distributors and telemarketing organizations. The Company's services are currently marketed independently by the Local Operators. The Company is in the process of developing a universal brand name to provide uniformity of image and brand and to create worldwide name recognition for the Company.

  CUSTOMERS

     SMALL AND MEDIUM-SIZED BUSINESSES. The Company's target customers are small and medium-sized businesses with significant international telephone usage (i.e., generally in excess of $500 in international phone calls per month). The Company has focused on industries which traditionally have significant volumes of international traffic. The Company believes that small and medium-sized businesses have generally been underserved by the major global telecommunications carriers and the PTTs, which have focused on offering their lowest rates and best services primarily to higher volume multinational business customers. The Company offers these companies significantly discounted international calling rates as compared to the standard rates charged by the major carriers and PTTs.

     Small and medium-sized businesses account for the majority of all businesses and the Company believes that in most markets they account for a significant percentage of the international long distance traffic originated in those markets. For example, the EU estimates that in 1996 there were 15 million small and medium-sized businesses in the EU and that businesses that employ fewer than 100 workers accounted for more than one half of all EU employment in 1996, almost half of all business revenue and about $30 billion per year in total telecommunications revenue. Consistent with that, it is estimated that in the United Kingdom, companies employing fewer than 250 people spend about $6 billion to $7 billion per year on telecommunications services as compared to about $8 billion to $9 billion per year for businesses employing in excess of 250 people and only $3 billion per year for the multinationals.

     CARRIERS. The Company offers international termination and transit traffic services to other carriers, including resellers, on a wholesale basis, as a 'carriers' carrier.' The Company's carrier customers as a group currently provide the Company with a relatively stable customer base and thereby assist the Company in projecting potential utilization of its network facilities. In addition, the significant levels of traffic volume generated by such carrier customers enable the Company to obtain large usage discounts based on volume commitments. The Company believes that revenues from its carrier customers will continue to represent a significant portion of the Company's overall revenues in the future. See 'Risk Factors--Inability to Predict Traffic Volume' and '--Dependence on Carrier Customers.'

     RESIDENTIAL CUSTOMERS. The Company targets customers with high international calling patterns. The Company intends to capitalize on global immigration patterns to target ethnic communities, primarily for its prepaid calling cards.

     LARGE CORPORATIONS. The Company services a number of large corporations through its French and German operations (acquired as part of the Sprint Acquisitions) and the Company intends to continue to target large corporations on those routes where the Company's cost structure allows it to compete effectively. See '--French Operations.'

  SALES CHANNELS

     The Company markets its services through a variety of channels, including sales by the Company's own direct sales force, indirect sales through independent agents, sales through distributors and telemarketing sales by outside organizations, depending, in part, on local business practices and business environment. Residential customers are targeted in neighborhoods with large immigrant populations, utilizing resource materials and third party market research companies, among other things, as resources for this information. Carriers typically approach the Company directly to inquire about the Company's transit and termination rates.

     DIRECT SALES. Most Local Operators maintain their own direct sales force. Generally, sales representatives are compensated on a commission basis. The Company intends to expand its direct sales force as it expands existing operations and commences additional operations.


     INDEPENDENT AGENTS. The Company also markets its services through an indirect sales force comprised of independent agents. These agents include, among others, companies which have a sales force or individuals marketing related services such as telephone systems, copiers, fax machines or other office equipment to the Company's targeted customer segments. The Company's indirect sales force will be an increasingly important sales channel to access the local market.

     DISTRIBUTORS. The Company has relationships with a small number of distributors in the United States as well as the Netherlands for the sale of prepaid cards and will seek such arrangements in its other markets.

     TELEMARKETING SALES. As a result of its acquisition of LDM, the Company's U.S. operations have added its own telemarketing sales as an additional marketing channel. The Company's European operations use the services of independent telemarketing sales organizations in certain of their markets. Telemarketing sales are targeted to cover small to medium-sized business and niche residential customers. Commercial customers are offered long distance services while residential customers are offered long distance services and a blend of prepaid and similar products.

   CUSTOMER MANAGEMENT

     The Company strives to provide competitive pricing, high quality services and superior customer service and believes that these factors are important to its ability to compete effectively. The Company works closely with its customers to develop competitively priced telecommunications and value-added services (such as customized billing) that are tailored to their needs. The Company has invested significant resources in developing information systems to allow it to provide accurate and timely responses to customer inquiries. In addition, each of the Local Operators has customer service and engineering personnel available to address service and technical problems as they arise.

HEADQUARTERS OPERATIONS

     The Company directs the operations of its subsidiaries, including the management of the growth of current operations, the expansion of operations into new markets, the formation of potential joint ventures and strategic alliances and the execution of acquisitions. Identification of key markets, determination of the vehicles through which, as well as the manner in which, the Company will enter such markets and oversight of the implementation of these plans is also done at the Company level. The Company is continuously reviewing and considering investment and acquisition opportunities. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations. All such acquisitions will be identified, negotiated and consummated at the Company level, generally working together with local and regional management in cases where the acquisitions supplement existing operations. In addition, the Company seeks alliances with carriers to expand the scope of the Company's network and improve its competitive profile.

     The Company currently provides centralized financial services for all of the Local Operators, including financial planning and analysis, cost control and network management. The Company attempts to coordinate the acquisition of additional transmission capacity (either leased or purchased)


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

with the growth of traffic volumes of each Local Operator. The Company assists in securing financing and discounts for these expenditures as well as other capital expenditures through its arrangements with particular vendors. The Company also maintains global treasury functions, including the management of cash flows between the Local Operators for the transmission of traffic between them, as well as the allocation of working capital.

     The Company will eventually link all of its switching facilities to a central billing system administered at the Company level. The Company will provide the billing information to Local Operators which will then invoice the customers directly. The invoice will be branded with the Company's name and will be payable to a Company account in the Local Operator's country.

     The Company manages the expansion of RSL-NET, including the acquisition of additional capacity for existing operations and the integration of developing and new Local Operators into RSL-NET. The Company coordinates the routing of traffic on RSL-NET to effect routing on a least cost basis. Least cost routing involves the programming of the Company's switches to transport international calls over the route which is most likely to produce the lowest cost to the Company without compromising call quality. The Company consolidates the least cost routing information of each of its Local Operators to allow them to take advantage of each others' cost structure.

     The Company is in the process of coordinating the marketing activities of the Local Operators and defining its own unique approach to branding and marketing its services on a global basis. In addition, the Company intends to direct the service offerings of the Local Operators to enable the Company to provide services to a single customer in more than one country. The Company intends to then provide the customer with a single bill and designate a primary customer service representative to address the customer's overall needs.

U.S. OPERATIONS

  OVERVIEW

     The United States is the largest single market in terms of international long distance call terminations and originations. The top seven destinations for U.S.-originated calls in 1996 were Canada, Mexico, the United Kingdom, Germany, Japan, Hong Kong and France. The Company initiated its U.S. operations in March 1995 with its initial investment in ITG and has grown the business significantly since then. As of October 1997, the Company acquired a 100% interest in LDM. The Company operates in the United States as a full service international long distance carrier with multiple '214' licenses issued under the Communications Act, which permit it to provide international telecommunications services. The Company currently has offices located in the New York, Los Angeles and Miami metropolitan areas. The Company is planning to open additional offices in several large metropolitan areas by the end of 1999.

     The Company primarily operates in the United States through RSL USA. The

Company's predecessor operations in the United States began generating revenues in May 1990 and the operations have shown considerable growth since then. International traffic carried by RSL USA has experienced substantial growth.

     During 1996, the Company initiated a program focused on enhancing profitability, revenues and the quality of services to customers. The Company shifted the marketing focus of its U.S. operations from wholesale 'carriers' carrier' business to higher margin services targeted at end-user customers in an effort to increase operating margins. In connection with this effort, the Company determined that the rates offered to certain customers provided the Company with inadequate margins. Accordingly, the Company increased rates to these customers and, as a result, these customers either accepted the rate increases or terminated their arrangements with the Company, thus reducing the Company's exposure to low or negative margin business. Beginning in the fourth quarter of 1996, the Company began restructuring its U.S. operations and recorded a charge of $750,000 in connection with such restructuring. Operational, managerial and technical functions were consolidated under a single organization. The Company has hired experienced management, implemented new managerial and

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

financial controls, and introduced a new marketing focus and plan. Although these activities, in conjunction with the Company's investment in MIUs, IRUs and switches, receipt of multiple international operating agreements and increased focus on customer service, have resulted in rapid growth of the business, gross margins for the U.S. operations were lower for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to the rapid expansion of the Company's operations. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins' and 'Dependence on Other Carriers' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

  SERVICES AND CUSTOMERS

     The Company offers its customers in the United States international and domestic long distance, private line, calling card and value added services. Since the first quarter of 1996, the Company has been refocusing its U.S. operations from providing international long distance services to other carriers to providing international and domestic long distance services to small and medium-sized businesses as well as certain residential markets.

     In addition, through RSL COM PrimeCall, Inc. ('RSL PrimeCall'), the Company specializes in the provision of prepaid calling cards for niche ethnic markets and for promotional use by large corporate subscribers in entertainment, retail, banking and other industries.

  MARKETING AND SALES

     The Company markets its services and products in the United States through a variety of channels, including direct sales, indirect sales through independent agents and distributors. The Company's U.S. operations employ sales and marketing employees and has had relationships with master agents with an underlying network of independent agents, distributors and telemarketing sales. In addition, the Company employs a retail and wholesale sales force dedicated to the sale of promotional post and prepaid card products. The Company intends to expand its direct sales force as a part of its growth strategy by adding sales personnel to its New York City, Los Angeles and Miami metropolitan area sales offices and by opening additional sales offices in several other large metropolitan areas by the end of 1999. The Company believes that, due to the existence of a competitive marketplace in the United States for over a decade, it can hire capable, experienced sales representatives and managers and that use of a direct sales force is the most efficient means for it to grow its business.

  U.S. NETWORK ARCHITECTURE

     The Company operates two international gateway switches in the United States, an Ericsson AXE-10 located in New York and a Northern Telecom DMS 250/300 located in Los Angeles. The Company plans to add an Ericsson switch to the existing Northern Telecom switch by the end of the first quarter of 1998 in order to increase switching capacity. The Company's New York international gateway switch and Los Angeles international gateway switch conform to CCITT recommendations and are directly connected to each other via leased lines on a fixed cost, point-to-point basis. The Company also operates a domestic switch and a prepaid card platform in each of New York and Los Angeles. The Company is developing a plan for installation of additional switches in strategic sites throughout the United States, which may include a third international gateway switch in Florida. Traffic to Asia and the Pacific Rim is generally routed via the Company's Los Angeles international gateway switch and traffic to Europe, Africa and Latin America is generally routed via the Company's New York international gateway switch.

     The Company currently owns IRUs in four undersea fiber optic cable systems which are the CANUS-1, CANTAT-3, PTAT-1 and the T-12/TAT-13 systems and owns MIUs on five undersea fiber optic cable systems, which are the Antillas I Odin, Rioja, APCN, NPC and JASAURUS systems. The Company also owns MIUs on the CMC and MCC terrestrial fiber optic cables. The Company also is currently in negotiations to purchase IRUs for its United States operations on the Columbus II, TPC-5,

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America's One, T-C and Eurafrica transoceanic cable systems and on Ariane-2,
Aphrodite and GEMINI undersea fiber optic cable systems.

     The Company currently is a party to 18 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access from the U.S. to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Japan, Jordan, The Netherlands, New Zealand, Norway, Russia, Suriname, Sweden, Switzerland and the United Kingdom. The Company believes that it is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with carriers outside the United States. The Company currently only transmits and terminates traffic pursuant to the operating agreements in the

Dominican Republic, the United Kingdom, Denmark, the Netherlands, Russia and Norway. The Company transmits call traffic bound for all other destinations through leased capacity. The remaining operating agreements are inactive because the Company has not yet invested in international transmission capacity for those routes, in certain cases because call volume on such routes does not warrant such an investment. By activating these operating agreements as well as any additional operating agreements it may obtain, the Company believes it will be able to significantly lower its costs of terminating international traffic. The Company's failure to begin transmitting traffic pursuant to any such operating agreement could lead to the termination of the agreement. See 'Risk Factors--Risk of Loss, or Diminution of Value, of Operating Agreements.'

     The Company also operates the network management control facilities from which the Company administers and monitors the Company's switches and facilities and provides customer service, 24-hour network monitoring, trouble reporting and response procedures, service implementation and billing assistance. The Company designates a specific customer service representative for each commercial customer to oversee the installation and maintenance of the phone equipment, the start-up of service and problem resolution.

  INFORMATION SYSTEMS AND BILLING

     The Company owns and operates an Electronic Data Systems ('EDS') IXPlus System that runs on an IBM AS/400 hardware platform. The Company is utilizing the EDS system in the U.S. to: (i) provide sophisticated billing information that can be tailored to meet a specific customer's requirements, (ii) provide high quality customer service, (iii) detect and reduce fraud, (iv) integrate efficiently additions to its customer base and (v) provide real time traffic and call detail management. The EDS IXPlus System is operated and maintained by the Company in its Los Angeles office. The Company has also implemented a customer care and trouble management system, as well as developed a state of the art information system that produces, among other things, profitability margin analysis, routing statistics and overall traffic trends by country, customer, vendor and switch. In addition, the Company has installed a Wide Area Network linking all of its offices in the U.S. enabling the use of its systems within the organization. The Company's information systems are important to its operations as they allow the Company to assess and determine quickly customer billing and collection problems, production by and compensation or commissions owed to agents, sales representatives and distributors, proper pricing for the Company's services and other matters which are important to the operation of the Company.

     The Company has reviewed the EDS IXPlus System in connection with the Year 2000 problem and the Company expects to receive from its vendor, at no additional cost to the Company, a Year 2000 compliant version of the EDS IXPlus System by the end of 1998. The Year 2000 compliant EDS system is expected to be operational in early 1999. In addition, the Company's standardized desktop and server configurations and software applications are already Year 2000 compliant. See 'Risk Factors--Dependence on Effective Information Systems; Year 2000 Technology Risks.'

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  COMPETITION

     The Company competes with AT&T, MCI, Sprint, WorldCom and other United States-based and foreign carriers, many of which have considerably greater financial and other resources than the Company. Certain of the larger United States based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, certain foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the United States market, creating greater competitive pressures on the Company. The Company believes that its services are competitive in terms of price and quality with the service offerings of its U.S. competitors.

  REGULATORY ENVIRONMENT

     The Company's United States operations are subject to extensive federal and state regulation. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company.

     FEDERAL. The FCC currently regulates the Company as a non-dominant carrier with respect to both its domestic and international long distance services. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulation requirements on the Company, to change its regulatory classification, to impose monetary forfeiture and to revoke its authority. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's domestic service offerings. With respect to the Company's international services, however, it is possible that the FCC could classify the Company as dominant for the provision of services on specific international routes on the basis of the Company's foreign ownership and affiliations or a determination that the Company had the ability to discriminate against U.S. competitors. In 1997, for example, the FCC classified Sprint as a dominant carrier for the provision of U.S. international services on the U.S.-France and U.S.-Germany routes in connection with investments in Sprint by France Telecom and Deutsche Telekom.

     Among domestic carriers, LECs are currently classified as dominant carriers with respect to the local exchange services they provide, and no interstate, interexchange carriers, including RBOCs which are permitted to offer long distance service outside their service areas, are classified as dominant. Until recently, AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate, interexchange and international markets. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated, likely making AT&T's prices more competitive than the Company's prices. Nonetheless, the FCC placed certain conditions on AT&T's reclassification to promote the development of vigorous competition in the international services marketplace.

     The Company has the authority to provide domestic, interstate telecommunications services. The Company has also been granted authority by the FCC to provide switched international telecommunications services through the resale of switched services of United States facilities based carriers, to generally resell international private lines not connected to the PSTN or which are connected to the PSTN in Canada, New Zealand, Australia, Sweden or the United Kingdom, and to provide international telecommunication services by acquiring circuits on various undersea cables or leasing satellite facilities. The FCC reserves the right to condition, modify or revoke such domestic and international authority for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder. Although the Company believes the probability to be remote, a rescission by the FCC of the Company's domestic or international authority or a refusal by the FCC to grant additional international authority would have a material adverse effect on the Company.

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     Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. The Company must file tariffs containing detailed actual rate schedules. In reliance on the FCC's past relaxed tariff filing requirements for non-dominant domestic carriers, the Company and most of its competitors did not maintain detailed rate schedules for domestic offerings in their tariffs, as the FCC's rules currently require. Until the two year statute of limitations expires, the Company could be held liable for damages for its past failure to file tariffs containing actual rate schedules. The Company believes that such an outcome is remote and would not have a material adverse effect on its financial condition or results of operations. The Company has always been required to include detailed rate schedules in its international tariffs.

     In February 1996, the Telecommunications Act of 1996 was signed into law. Under the Telecommunications Act, the RBOCs will be permitted to provide long distance services in competition with the Company. The law includes safeguards against anti-competitive conduct which could result from a RBOC having access to all customers on its existing network as well as its ability to cross-subsidize its services and discriminate in its favor against its competitors.

     Except with respect to transit agreements, authorizations held under
Section 214 of the Communications Act (such as those held by the Company) for international services are limited to providing services or using facilities between the United States and countries specified in the authorizations. The Company holds all necessary Section 214 authorizations for conducting its present business but may need additional authority in the future. Additionally, carriers may not lease private lines between the United States and an international point for the purpose of offering switched services unless the FCC has first determined that the foreign country affords resale opportunities to United States carriers equivalent to those available under United States law.

The FCC has made such a determination with respect to New Zealand, Australia, Canada, Sweden and the United Kingdom and the Company is authorized to resell international private lines to these points for the provision of basic services interconnected to the PSTN.

     The FCC has promulgated certain rules governing the offering of international switched telecommunications. Such calls typically involve a bilateral, correspondent relationship between a carrier in the United States and a carrier in the foreign country. Until recently, the United States was one of a few countries to allow multiple carriers to handle international calls; almost all foreign countries authorized only a single carrier, often a state-owned monopoly, to provide telecommunications services. In light of the disparate bargaining positions of the United States carriers, the FCC imposed certain requirements to try to minimize the opportunities that dominant foreign telecommunications providers would have to favor one United States carrier over another. These policies include provisions of the International Settlement Policy, which requires the equal division of accounting rates, non-discriminatory treatment of U.S. carriers, and that return minutes from a foreign carrier must be proportional to the traffic that the United States carrier terminates to a foreign carrier. In December 1996, the FCC modified its rules to allow payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective opportunities test if the U.S. carrier can demonstrate that deviation from the International Settlement Policy will promote market-oriented pricing and competition, while precluding abuse of market power by the foreign correspondent. The Company has numerous agreements with foreign carriers providing for the handling of switched calls.

     In September 1997, the FCC adopted lower benchmarks for settlement rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance outbound and inbound call volume which is estimated to be approximately 70% higher than the actual cost of terminating international calls. Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also adopted. The

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FCC also determined that it would condition any carrier's authorization to provide international facilities-based switched service from the United States to an affiliated market on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs; officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.

     The GBT Agreement, executed in February 1997, requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under the GBT Agreement, the FCC has revised its rules to establish an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of foreign carriers with less than 50% market share in each relevant market on the foreign end should be treated as non-dominant. These open entry policies will apply to applicants of all World Trade Oranization member countries, including those who are not signatories to the GBT Agreement.

     Additionally, the FCC enforces certain requirements which derive from the regulations of the ITU. These regulations may further circumscribe the correspondent relationships described above. In addition to settlement rates, these regulations govern certain aspects of transit arrangements, wherein the originating carrier may contract with an interim carrier in a second country to terminate service in a third country. The Company has transit agreements with foreign carriers. Such agreements may allow the Company to pay less than the full accounting rate it would have to pay if it had a direct operating agreement with the terminating country. However, the Company is unaware of any instance in which a terminating country has objected with respect to any of the Company's traffic. If a terminating country objects in the future to such transit arrangements, the Company may be required to secure alternative arrangements.

     STATE. The intrastate, long distance telecommunications operations of the Company are also subject to various state laws, regulations, rules and policies. Currently, the Company is certified and tariffed or otherwise authorized to provide intrastate, interexchange service in 48 states and the District of Columbia and uses a third party carrier to originate calls in states where it needs, but does not have, authorization to provide services. See 'Risk Factors--Government Regulatory Restrictions.'

     The vast majority of states require carriers to apply for certification to provide telecommunications services before commencing intrastate service and to file and maintain detailed tariffs listing the rates for intrastate service. Many states also impose various reporting requirements and require prior approval for all transfers of control of certified carriers, assignments of carrier assets, carrier stock offerings and the incurrence by carriers of certain debt obligations. In some states, regulatory approval may be required for acquisitions of telecommunications operations. In the past, the Company has sought and successfully obtained such approval for its acquisitions.

EUROPEAN OPERATIONS--GENERAL

  OVERVIEW

     RSL Europe is a wholly-owned subsidiary of the Company. RSL Europe was formed in March 1995 to implement the Company's pan-European strategy. In November 1995, RSL Europe acquired a 51% interest of Cyberlink Europe, which, through its wholly-owned subsidiaries, RSL Finland and RSL Sweden, commenced operations in May 1996. During the period from August 1996 through March 1997, RSL Europe acquired the remaining 49% interest in Cyberlink Europe. In May 1996, the Company acquired the international long distance voice businesses of Sprint in France and Germany. In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in The Netherlands since October 1995, and, in the fourth quarter of 1997, acquired the remaining 25% interest in RSL Netherlands. RSL Denmark commenced operations in Denmark in May 1997.

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     In April 1997, RSL Europe entered into an agreement with Gerard van Leest, the founder of RSL Netherlands, and the First Worldwide Network Management & Consultant N.V. ('FWN'), a corporation wholly-owned by RSL Netherlands' founder, pursuant to which RSL Europe and FWN are to jointly develop, market and distribute a prepaid calling card product targeted at select customers throughout Europe.

     In April 1997, RSL Europe acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. RSL Europe and the other two principal shareholders of Maxitel entered into a shareholders' agreement, pursuant to which, among other things, (i) certain major decisions by the Board of Directors of Maxitel can only be approved with the consent of RSL Europe and (ii) RSL Europe has the right to designate two directors to the Board of Directors of Maxitel.

     In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995 providing value-added services.

     In August 1997, the Company acquired 50% of RSL Austria, which is initially expected to commence operations by June 1998 as a switchless international telecommunications reseller. After the completion, in September of 1997, of certain corporate formalities, the Company's interest was increased to 90% of RSL Austria.

     In December 1997, RSL Europe acquired a 78.5% interest in RSL Switzerland, a Swiss long distance telecommunications carrier.

     In December 1997, RSL Europe formed a joint venture to establish RSL Spain. RSL Europe has a 90% interest in the joint venture, and the managing director of RSL Spain owns the remaining 10% interest.

     In December 1997, RSL Europe acquired a 90% interest in RSL Belgium, an international telecommunications carrier in Belgium, which in turn owns 100% of RSL Luxembourg, an international telecommunications carrier in Luxembourg.

     As of February 25, 1998, the Company had 553 employees in Europe.

  INFORMATION SERVICES, SYSTEMS AND BILLING


     RSL Europe has developed its own proprietary information and billing system employing a Hewlett Packard 9000 UNIX server and a Sybase, Inc. ('Sybase') developed customized software package (collectively, the 'System'). The System provides for billing, customer service, management information, financial reporting and related functions. The Company has invested significant resources into the development of the System and the Company's management worked closely with Sybase to develop software which reflects the experiences of the Company's management in the telecommunications industry. The System has been designed to be easily integrated into the operations of each of its current, planned and future European Local Operators and may ultimately be used as the centralized information system for the Company. The System currently provides centralized billing, customer service, and information systems to the Company's United Kingdom, Sweden and Finland operations, with France and Germany expected to be brought online by April 1998. The Company believes that the System is a key asset of the Company and an important advantage in the management of its growth.

     The System provides for sophisticated, automatic, itemized billing that can be tailored to meet each customer's specific requirements, including customized tariffs and discount schemes. The Company expects that the System will also facilitate integration and central oversight of its European operations through automated data entry by its Local Operators and through easily generated financial status, sales information, performance and sales commission reports.

     The Company has reviewed the System in connection with the Year 2000 problem and has determined that the System is Year 2000 compliant. The Company's standardized desktop and server configurations and software applications in Europe are also Year 2000 compliant. The Company is in the process of reviewing its Ericsson international gateway and domestic switches in Europe in

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connection with the Year 2000 problem and the Company expects that its switches will be Year 2000 compliant by the end of 1998.

  REGULATORY ENVIRONMENT

     Most EU member states are in the initial stages of deregulation. Deregulation in these countries may occur either because the member state decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the European Commission ('EC') through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each member state, calling for such legislative body to implement such directive through the passage of national legislation.

     Since most European countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Europe. The first step is to take advantage of current market conditions and, within the parameters of the Company's established service offerings, to provide the fullest range of services permissible under local regulation. The Company thereby seeks to become a recognized international carrier in the targeted countries as its operations grow. The second step, as deregulation permits, is to build on its name recognition, marketing channels and existing customer base in the market to expand its service offerings to both existing and new customers. By the time that the telecommunications markets throughout Europe are open to broader competition, the Company intends to have established Local Operators in all major European telecommunications markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Government Regulatory Restrictions.'

     The EC issued in 1997 an interconnect directive (the 'Interconnect Directive'), which is expected to be implemented in various countries at different times during 1998 and is expected to require the incumbent PTTs to interconnect to other carriers using CCITT C-7 signaling standards. Such connection will provide 'Calling Line Identity' ('CLI'), also known as ANI or PIC, which will allow the Company's customers to access more easily the Company's local switch (e.g., through prefix dialing instead of dial-in access) and will remove the local access fee levied in addition to the Company's charge for the call. After interconnection, rates charged by the PTT for the PSTN portion of the call are expected to be incurred by carriers at wholesale rates and it is expected that carriers will be allowed to compete against the PTT in the domestic long distance market, as well as the international market. However, the implementation of this or any EC directive by member states is subject to substantial delay. See 'Risk Factors--Government Regulatory Restrictions.'

     Member States have limited flexibility to interpret EC directives. If the EC determines that a member state's legislation implementing an EC directive does not adequately do so, the EC may test such interpretation through legal proceedings in a court of law. This process is time consuming. Accordingly, while a date has been set for the liberalization of voice telephony services within the EU, the actual date on which liberalization actually occurs could be months or years later. See 'Risk Factors--Government Regulatory Restrictions.'

     There also may be practical considerations in implementing a directive which could result in a delay of its implementation, as there are considerable doubts as to the preparedness of many EC countries for a wide-ranging change. For example, the negotiation of interconnection agreements can take a significant amount of time. Even after such agreements are negotiated and implemented, substantial ongoing disputes with the incumbent PTTs regarding prices and billing are to be expected.

     In an attempt to speed up the market entry of new operators despite the obstacles referred to above, the Full Competition Directive allowed alternative entities to the PTTs (typically utility and cable television companies) to supply infrastructure, beginning July 1, 1996. This permits the Company to purchase cable capacity from companies other than the local PTTs as such companies build transmission facilities. To date, however, there has not been substantial construction of such facilities by competitors to the PTTs in EU countries, although several member states have enacted national legislation to adopt the Full Competition Directive.

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     Although it is not expected that interconnect will be available and implemented in most countries of interest immediately, the current regulatory scheme in Europe nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation when it occurs. The Company provides value-added services and, in certain EC countries beginning later in 1998 but prior to interconnection, the Company can provide dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See '--International Long Distance Mechanics.'

U.K. OPERATIONS

  OVERVIEW

     The United Kingdom originated approximately 4.6 billion minutes of international traffic in 1996. The Company's U.K. operations began generating revenues in May 1996.

  SERVICES AND CUSTOMERS

     The Company offers its customers in the United Kingdom international and domestic long distance services. Customers access these services by direct access, prefix dialing and dial-in. Direct access services are provided by connecting customers to the Company's London switches by means of lines leased from British Telecom or Mercury. Prefix dialing services are provided by means of access to the Company's London switches by way of the PSTN using the Company's access codes. The Company's customer base in the United Kingdom consists primarily of carriers, commercial customers and prepaid account customers. The Company's current commercial customers include multinationals, large national companies, as well as small and medium-sized businesses.

  MARKETING AND SALES

     The Company markets its services in the United Kingdom through a variety of channels, including direct sales, indirect sales through independent agents, and telemarketing sales. RSL Europe intends to expand its direct sales force as a part of its growth strategy by adding sales representatives to its London office as well as establishing additional sales offices in the United Kingdom. The Company also relies heavily on its network of agents to sell its long distance calling services in the United Kingdom. The Company believes that several of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company has acquired one of these agents and is negotiating to acquire a second, with the strategic aim of providing the Company with local presence in certain regions of the U.K.

  U.K. NETWORK ARCHITECTURE

     RSL UK operates two Ericsson switches, one an international gateway switch, the other a domestic switch, located in London. Prior to December 1996, the Company was prohibited from owning interests in fiber optic cable coming in or out of the United Kingdom. As a result, the Company had been transmitting call traffic bound for destinations outside of the United Kingdom through leased capacity provided by British Telecom and Mercury. The Company has since purchased IRUs on the UK-NL14, CANTAT-3 and PTAT-1 undersea fiber optic cable systems and continues to utilize leased capacity for all other international destinations. The Company is currently in negotiations to purchase MIUs on the FLAG and GEMINI transoceanic cable systems. The Company will attempt to acquire additional MIUs and IRUs as warranted.

  COMPETITION

     The Company's principal competitors in the United Kingdom are British Telecom, the dominant supplier of telecommunications services in the United Kingdom, and Mercury. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own

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facilities-based networks) such as Energis, and from resellers including ACC
Corporation, WorldCom, Esprit and Global One. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its UK competitors.

  REGULATORY ENVIRONMENT

     The Company was awarded an International Facilities Based Telecommunications License (an 'IFBTL') in the United Kingdom in December 1996. An IFBTL entitles the Company to acquire IRUs and MIUs on international satellite and cable systems, resell international private lines, as well as interconnect with, and lease capacity at, wholesale rates from British Telecom and Mercury. In addition, the Company holds an International Simple Resale ('ISR') license in the United Kingdom. An ISR license allows the Company to resell international private lines, as well as interconnect with, and lease capacity at wholesale rates from, British Telecom and Mercury.

GERMAN OPERATIONS

  OVERVIEW

     Germany originated 5.1 billion minutes of international traffic in 1996. RSL Germany was formed in April 1996 for the purpose of acquiring Sprint's international voice business in Germany. Sprint, which commenced its German voice business in 1993, was required to divest itself of its German and French international voice businesses pursuant to the terms of the Global One joint venture agreement.

  SERVICES AND CUSTOMERS

     National and international long distance services are offered by the Company to members of closed user groups. International long distance services are further offered to customers that are not members of closed user groups utilizing direct access over leased lines from Deutsche Telekom. The Company's current customer base in Germany primarily consists of large national or multinational corporations and a larger number of small and medium-sized business customers. See '--Products and Services.'

  MARKETING AND SALES

     The Company employs direct sales and marketing employees in Germany. The Company currently has four sales offices in Germany, located in Munich, Hamburg, Wiehl and Frankfurt. RSL Germany is expanding its direct sales force as a part of its growth strategy by adding additional sales representatives. The Company currently markets its services in Germany through a variety of channels including indirect sales, through resellers and agents, and direct sales. The Company continues to develop a network of independent sales agents to sell its services in Germany.

  GERMAN NETWORK ARCHITECTURE

     RSL Germany currently operates a Wyatts MRX 2000 domestic switch in its offices in Frankfurt, and has installed an Ericsson AXE 10 international gateway switch, which has been operational since August 1, 1997. International transmission facilities are leased from international carriers. The Company has interlinks with other carriers for termination of its international traffic. The Company is integrating these services into its own systems and is making such other arrangements as are necessary to ensure these services are provided to the Company.

  COMPETITION

     In Germany, the Company competes with facilities-based carriers and resellers. The Company's principal competitor in Germany is Deutsche Telekom, the dominant supplier of telecommunications services in Germany. The Company also faces competition from emerging public telephone operators (who are constructing their own facilities-based networks) such as Arcor (Mannesmann and DBKom), O.telo (RWE and VEBA) and VIAG Interkom (VIAG and British Telecom), from resellers including WorldCom and Viatel, Inc. ('Viatel') and call-back providers such as TelePassport. After deregulation on January 1, 1998, alternative networks became available to route and terminate voice traffic. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its German competitors.

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  REGULATORY ENVIRONMENT

     The German Parliament passed the German Telecommunications Act 1996 (the 'German Act'), which became effective August 1, 1996, in order to liberalize the German telecommunications market. Until January 1, 1998, 'voice telephony' as defined in the German Act in accordance with the 1990 Directive was only permitted to be provided by Deutsche Telekom. 'Voice telephony' as defined in the German Act does not, however, include the delivery of voice telephony to 'closed user groups'. International direct dialing services offered to customers utilizing direct access over leased lines also do not come within the German Act's definition of 'voice telephony '.


     Under the German Act, licenses for the offering of voice telephony services are issued to an applicant unless (i) such applicant fails to meet certain good standing requirements, (ii) such applicant lacks the competence to run a telecommunications business or (iii) the offering of telecommunications services by such applicant would be regarded as a danger to public safety. Under the German Act, Deutsche Telekom is required to permit competitors to be interconnected to its network. RSL Germany has been granted a Germany-wide, Class 4 license for public switched telephony services by the Federal Ministry of Posts and Telecommunications ('Bundes Amt for Post Und Telekommunikation' ). The Class 4 license permits RSL Germany to transmit voice traffic via the Company's international telecommunications network.

     On January 1, 1998, the last remaining monopoly of Deutsche Telekom, the 'voice telephony' monopoly, ceased to exist. The German Act provides, among other things, for regulations regarding licensing, rate and interconnection regulation, numbering and customer protection. A Regulatory Authority has been established as successor to the former Federal Ministry of Posts and Telecommunications. The Regulatory Authority has been provided with certain powers, described in the German Act, in order to promote the introduction of competition in the German telecommunications market.

DUTCH OPERATIONS

  OVERVIEW

     The Netherlands originated 1.5 billion minutes of international traffic in 1996. The Company operates in The Netherlands through RSL Netherlands. RSL Netherlands is an international carrier with switches installed in Rotterdam and Amsterdam. RSL Netherlands began generating revenues in October 1995.

  SERVICES AND CUSTOMERS

     The Company offers its customers in the Netherlands international long distance services utilizing direct access, prefix dialing and dial-in access, and prepaid calling cards. The Company's customer base in The Netherlands consists primarily of commercial customers.

  MARKETING AND SALES

     The Company markets its services in The Netherlands through a variety of channels, including direct sales through representatives, indirect sales through independent agents and telemarketing sales. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company sells its prepaid calling card through independent distributors.

  DUTCH NETWORK ARCHITECTURE

     In The Netherlands, the Company operates two Nortel Meridian switches, directly linked by leased capacity, from its offices in Rotterdam and Amsterdam. RSL Netherlands is linked directly to the Company's London gateway by leased facilities and resells the services of British Telecom and Global One on all routes where it is economical to do so.


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  COMPETITION

     The Company's principal competitor in The Netherlands is PTT Telecom Netherlands, the dominant supplier of telecommunications services in The Netherlands. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as WorldCom, and from mega-carriers including Concert and Global One. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its competitors in The Netherlands.

     Assuming deregulation occurs in 1998, it is expected that alternative networks currently under construction will become available to route and terminate voice traffic.

  REGULATORY ENVIRONMENT

     As of July 1, 1997, restrictions on voice telephony services over cable infrastructure were liberalized, in effect bringing about full liberalization of the telecommunications market in The Netherlands.

     Under the current licensing regime, two new licensees other than the Dutch PTT may operate nationwide fixed telecommunications networks: Telfort, a joint venture between British Telecom and the Dutch Railway Company, and Enertel, a consortium of Dutch electricity companies and a large Dutch cable television company. Furthermore, hundreds of licenses to operate regional fixed networks have been granted mainly to electricity and cable television companies. Nevertheless, neither the use of leased lines capacity and other leased facilities, nor the services provided by the Company, requires a license.

     A new telecommunications act is expected to take effect by the end of the first quarter of 1998. The new act is expected to consolidate the full liberalization of the Dutch telecommunications market and introduce a new licensing regime. Although the details of that new regime are not yet certain, the Company expects it will be required to obtain a registration from the new Regulatory Authority in order to provide its current services. Such a registration is, however, mainly a formality, and is not intended to restrict access to the market. Although it is not part of the current bill, the new telecommunications act may require an individual license for the provision of voice telephony services between the Netherlands and non-EU countries. The Company, however, does not believe such a license will be required for the services it provides in The Netherlands, although there can be no assurance in this regard.

FRENCH OPERATIONS

  OVERVIEW

     France originated 3.1 billion minutes of international traffic in 1996. RSL France was formed in April 1996 for the purpose of acquiring Sprint's international voice business in France. Sprint was required to divest itself of its French and German international voice businesses under the terms of the Global One joint venture agreement. Sprint commenced its international voice business in France in 1994.

  SERVICES AND CUSTOMERS

     The Company offers its customers in France international and domestic long distance services and national long distance services, both fixed-to-mobile and fixed-to-fixed, utilizing direct access over leased lines and dial-in access. Dial-in access is currently restricted to closed-user groups. Upon grant of RSL France's pending application for authorization, pursuant to articles L33.1 and L34.1 of the Postal and Telecommunications Code, to operate a public network, dial-in access will no longer be restricted to closed-user groups. The Company expects such authorization to be granted during 1998, although there can be no assurance in this regard.

     Direct access is provided via a leased line connection between the customer's phone system and the Company's switches. The Company's French customer base consists of carrier customers and direct access and dial-in access commercial customers. The Company's customers in France include small- and medium-sized businesses, as well as certain large national and multinational businesses that were part of Sprint France's customer base and which remain customers of the purchased business.

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  MARKETING AND SALES

     The Company markets its services through a variety of channels, including direct sales and indirect sales through independent agents as well as private installers and consultants. The Company's French operations employ sales representatives and has relationships with various independent agents. The Company intends to expand its direct sales force and agent network as a part of its growth strategy.

  FRENCH NETWORK ARCHITECTURE

     RSL France operates an Ericsson AXE-10 international gateway switch in its offices in Paris. RSL France also operates three POPs, one located in each of Paris, Nice-Sophia Antipolis and Marseilles. The services are today available in six regions in France which include Paris and the Paris area, Nice, Marseilles, Lyon, Bordeaux, Toulouse and Lille, with RSL representatives in Paris, Nice, Marseilles and Toulouse. In addition, the Company intends to install additional POPs in major business centers outside Paris to lower its cost of providing services in seven more regions during 1998 which include Montpellier, Nantes, Grenoble, Reims, Bordeaux, Metz and Dijon. French regulations currently do not allow the Company to purchase its own international transmission facilities and it is uncertain when or if the law will be changed. As a result, international transmission facilities are leased from France Telecom. The Company connected its French operations to RSL-NET in December 1996.


  COMPETITION

     The Company's principal competitor in France is France Telecom, the dominant supplier of telecommunications services in France, and the Modulance Partenaire International which offers discount long distance services to the largest commercial customers. The Company also faces competition from emerging licensed public telephone operators (who are constructing fiber networks in major metropolitan areas) such as AT&T, Bouygues and CEGETEL and from resellers including Esprit and Viatel. Upon deregulation, alternative networks currently under construction are expected to become available to route and terminate traffic domestically. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its French market competitors.

  REGULATORY ENVIRONMENT

     The services currently provided by the Company in France do not require a license. In accordance with the Telecommunications Laws passed in July 1996, the liberalization process is regulated by a new government authority, the French Telecommunications Authority ('Autorite de regulation des Telecommunications'), which was established in January 1997. The telecommunications market in France was scheduled to be liberalized on January 1, 1998. The French Telecommunications authority is working toward liberalization. In accordance with the standard terms and conditions and price lists for interconnection with France Telecom duly approved by the French Telecommunications Authority on April 9, 1997, new operators of public networks would be able to interconnect with France Telecom's PSTN starting January 1, 1998. The Company has applied for a license which will permit it to provide international and domestic long distance services utilizing direct access or dial-in access in those areas where the Company establishes POPs. These services would be provided utilizing direct access through interconnection with other operators of a public network (i.e., operators holding an L 33.1 license). Currently, France Telecom is the only such operator capable of providing interconnection services on a national scale in France. The terms and conditions of interconnection offered by France Telecom would provide for 'direct interconnection' of calls originated by RSL France subscribers to France Telecom subscribers throughout France, even where RSL France has no POPs, while 'indirect interconnection' of calls originated by France Telecom subscribers to RSL France subscribers would be available only in those areas where RSL France has POPs. If this license is granted, the French government is expected to require the Company to commit approximately $10 million in capital expenditures for infrastructure over the next three to five years, which is in excess of amounts the Company believes it will spend on capital expenditures in all of its other European operations. See 'Risk Factors--Government Regulatory Restrictions.'

     In November 1997, RSL France entered into a joint venture agreement with the Chamber of Commerce and Industry of Marseille Provence (the 'CCIMP') and Teleport Marseille Provence

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('Teleport'), a licensed telecommunications service provider in Marseille,

France, to promote international telecommunications services in certain regions of France. Through Teleport, RSL France will be permitted to provide, to a maximum of 20,000 users, telecommunications services in Marseille and in other regions of France.

     RSL France has filed a complaint with the governmental body in charge of telecommunications matters regarding the squeeze effects entailed by low retail tariffs, that RSL France has alleged prevent competition and set barriers to entry for entrants.

     RSL France has requested the French Ministry to withdraw its approval of certain France Telecom International French Ministry retail tariffs. The ministry could rule on such request in March 1998.

SWEDISH OPERATIONS

  OVERVIEW

     Sweden originated approximately one billion minutes of international traffic in 1996. The Company operates in Sweden through RSL Sweden. The Company acquired a majority interest in RSL Sweden in November 1995. RSL Sweden is licensed as an international carrier in Sweden, which permits it to transmit long distance services nationally and internationally. The Company's Swedish operations began operating and generating revenues in May 1996.

  SERVICES AND CUSTOMERS

     The Company offers domestic and international long distance and value-added services to its customers in Sweden. Customers access the Company's switch utilizing prefix dialing and direct access. The Company's customer base in Sweden consists primarily of commercial customers and residential customers.

  MARKETING AND SALES

     The Company's Swedish operation markets its services through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. The Company employs full-time sales and marketing employees in Sweden. The Company primarily relies on its network of independent sales agents to sell its long distance calling services in Sweden. In addition, the Company sells its services through a chain of independent telecommunications stores with locations throughout Sweden, as well as through a large association comprised of individuals and businesses. The Company believes that many of its agents have existing relationships with businesses in the Company's target market which better position them to identify, and sell services to, prospective customers.

  SWEDISH NETWORK ARCHITECTURE

     In Sweden, the Company operates an Ericsson AXE-10 international gateway switch from its offices outside of Stockholm. RSL Sweden is connected to RSL-NET by leased facilities. RSL Sweden utilizes its IRUs on the CANTAT-3 transoceanic cable and resells services from WorldCom and Telia (the former monopoly PTT in Sweden). RSL Sweden also owns MIUs on the KATTEGAT-1 transoceanic cable system. RSL Sweden currently has operating agreements with carriers in Denmark and

Norway, as well as direct connections to the Company's operations in the United Kingdom, United States and Finland.

  COMPETITION

     The Company's principal competitor in Sweden is Telia, the dominant supplier of telecommunications services in Sweden. The Company also faces competition from emerging licensed public telephone operators (which are constructing their own fiber networks) such as Tele 2 and WorldCom, and from resellers including Telenordia, Telecom Finland and Tele 8. Upon the completion of the construction of the new fiber networks, the Company will have alternative means of routing and terminating calls. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its Swedish competitors.

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  REGULATORY ENVIRONMENT

     All types of telecommunications services were liberalized in Sweden in 1993. Through RSL Sweden, the Company holds an unrestricted license to provide national and international telephony in the Swedish market. As a licensed carrier, the Company may buy IRUs or lease fixed capacity from other providers, or utilize the former PTT network to originate and terminate its traffic. The Company's services are accessed primarily by prefix dialing. It is generally believed that the Swedish Parliament will amend the Swedish Telecom Act to facilitate equal access for all carriers after 1998.

FINNISH OPERATIONS

  OVERVIEW

     Finland originated 332 million minutes of international traffic in 1996 and is a strategically important market because it serves as a gateway to Russia. The Company operates in Finland through RSL Finland. The Company acquired a majority interest in RSL Finland in November 1995. RSL Finland is a fully licensed international long distance carrier in Finland. The Company's Finnish operations began operating and generating revenues in May 1996.

  SERVICES AND CUSTOMERS

     The Company offers its customers in Finland international and domestic long distance services utilizing direct access and prefix dialing. Customers are also offered telecommunications terminal equipment and telecommunications systems by the Company's subsidiary Telecenter Oy. The Company's customer base in Finland consists primarily of commercial and residential customers.

  MARKETING AND SALES

     The Company markets its services in Finland through a variety of channels, including direct sales. The Company employs sales and marketing employees in Finland. The Company relies heavily on its direct sales to sell its long distance calling services in Finland. As of January 1998, the Company acquired a 90% interest in Telecenter Oy, an independent sales agent in Finland.

  FINNISH NETWORK ARCHITECTURE

     In Finland, the Company operates an Ericsson AXE-10 international gateway switch in its offices in Helsinki. RSL Finland primarily utilizes RSL Europe's network for international termination. International termination is also achieved by RSL Finland through connections to Telecom Finland's and other carriers' international circuits. RSL Finland utilizes an operating agreement with a Russian carrier and is directly connected to RSL Sweden.

  COMPETITION

     The Company's principal competitor in Finland is Telecom Finland, the dominant supplier of telecommunications services in Finland. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as Finnet, Telia and Global One, and from resellers including Tele 1. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its Finnish competitors.

  REGULATORY ENVIRONMENT

     There are two classes of operators in Finland, (i) network operators, which have their own network of domestic transmission lines, and (ii) service operators, which cannot own domestic transmission lines or IRUs, but can have their own switching facilities. RSL Finland was granted a license to provide services as a network operator in March 1997.

     In August 1997, the New Telecommunications Market Law was enacted, which removes the last restrictions applicable to telecommunications and enforces competition. As a result, network operators

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are obligated to rent full network capacity, including local loops, to other operators. In addition, the New Telecommunications Market Law provides that companies will only need to hold a license in order to provide services as a mobile phone network operator.

DANISH OPERATIONS

     Denmark originated 573 million minutes of international traffic in 1996. The Company operates in Denmark through RSL Denmark, a wholly owned subsidiary of RSL Netherlands, which initiated its operations in April 1997 and began generating revenues in May 1997.

  SERVICES AND CUSTOMERS


     RSL Denmark currently offers its customers international and domestic long distance services utilizing prefix dialing. The services are offered to commercial customers as a subscription service and to private customers by prepaid cards.

  MARKETING AND SALES

     The services are distributed through direct sales by the Company and through a third party marketing company. The Company's interconnect prefix, which was recently installed, provides customers with the option of using the Company's direct line, without requiring a physical connection.

  DANISH NETWORK ARCHITECTURE

     The Company has installed an Ericsson AXE-10 international gateway switch in Copenhagen. All traffic is currently transmitted through leased lines terminating at RSL Netherlands' domestic switches located in Rotterdam and Amsterdam. The Company routes all calls through Tele Danmark's network via the interconnect agreement between the Company and Tele Danmark.

  COMPETITION

     The Company's principal competitor in Denmark is Tele Danmark, the dominant PTT supplier of telecommunications services in Denmark. In January 1998, the Danish government sold a controlling interest in the Danish PTT, Tele Danmark, to U.S. based Ameritech. The Company also faces competition from various other carriers, primarily Telia (the Swedish PTT), the smaller Netcom Services and Global One, which are all connected to Tele Danmark's fixed line network via interconnect agreements.

     Tele Danmark offers full scale telephony in all areas. Telia offers both long distance services through prefix dialing and other related services such as call center solutions and data services.

  REGULATORY ENVIRONMENT

     All telecommunications services in Denmark were liberalized in 1996. Currently, the Company may, through RSL Denmark, provide national and international telephony in the Danish market, except mobile telephony which requires a license. The Company currently can only either buy or lease fixed lines from the PTT operator, Tele Danmark, which has an effective (but not legal) monopoly on the ownership and construction of fixed lines. It is expected, however, that pending regulation will limit Tele Danmark's market control, although there can be no assurance in this regard. In December 1997, an amendment of Tele Danmark's tariff structure was adopted, to be effective April 1, 1998. The amendment of the tariff structure is expected to result in a reduction of Tele Danmark's minute rates and an increase in the price of the basic telephony subscription service. This amendment may ultimately force RSL Denmark to lower its rates as a result of stronger price competition.

PORTUGUESE OPERATIONS

     Portugal originated 340 million minutes of international traffic in 1995.

The Company operates in Portugal through its 39% investment in Maxitel. The Company made its initial 30.4% investment in Maxitel in April 1997. Maxitel commenced operations in the international voice and data business in December 1994.

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  SERVICES AND CUSTOMERS

     Maxitel offers international and long distance voice services to closed user groups of companies utilizing autodialers and direct access. In addition, Maxitel offers store and forward and real-time fax services.

  MARKETING AND SALES

     Maxitel markets its services through a direct sales force and is developing an indirect sales force through independent agents. Maxitel operates primarily in the Lisbon and Oporto areas.

  PORTUGUESE NETWORK ARCHITECTURE

     Maxitel operates an Ericsson AXE-10 international gateway switch in its offices in Lisbon. Maxitel is in the process of converting its entire customer terminal equipment to this new platform. The Oporto node is already working in this new configuration. Additionally, Maxitel leases satellite transmission capacity on Orion, Hispasat and Intelsat.

  COMPETITION

     Maxitel's primary competitor is Portugal Telecom, the dominant supplier of telecommunications services in Portugal. The Company also competes with the local Portuguese affiliates of global carriers such as Global One, and with resellers in the Portuguese market.

  REGULATORY ENVIRONMENT

     Fixed voice telephony services, except mobile, were subject to a monopoly until March 1997. A second GSM mobile operator has been licensed since 1992 and a third operator was licensed for GSM and PCN (DCS 1800). Under the terms of the current legislation it is possible for companies other than the PTT to offer both national and international voice services to closed user groups. Interconnection to the Portugal Telecom PSTN is permitted for such services. The privatization process of Portugal Telecom was concluded at the end of 1997 and the Portugese government maintains a 25% interest in Portugal Telecom. Full deregulation is expected to occur by January 1, 2000.

ITALIAN OPERATIONS

  OVERVIEW

     Italy originated 2.1 billion minutes of international traffic in 1996. The Company operates in Italy through RSL Italy in which it acquired an 85% interest in August 1997. RSL Italy, under its former ownership, commenced operations in 1995.

  SERVICES AND CUSTOMERS

     RSL Italy offers its customers in Italy international and domestic long distance services utilizing dial-in access via autodialers and dedicated access lines. RSL Italy's current customer base consists primarily of small and medium-sized businesses.

  MARKETING AND SALES

     RSL Italy markets its services through a direct sales force and is developing an indirect sales force of independent agents.

  ITALIAN NETWORK ARCHITECTURE

     RSL Italy currently operates as a reseller, purchasing wholesale facilities from other Italian carriers. RSL Italy is in the process of installing an Ericsson AXE-10 international gateway switch in Milan and has installed a POP in Rome. The Company is in the process of linking RSL Italy with RSL-NET and expects to complete this process by the end of the first quarter of 1998.

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  COMPETITION

     RSL Italy's primary competitor is Telecom Italia S.p.A. ('Telecom Italia'), the dominant supplier of telecommunications services in Italy. The Company also competes with the local Italian affiliates of global carriers such as British Telecom and Global One. In addition, the Company competes with telecommunications providers in the Italian market such as Infostrada.

  REGULATORY ENVIRONMENT

     The 'voice telephony' monopoly in Italy was formally abolished on January 1, 1998, but 'voice telephony' is currently still provided by Telecom Italia only. The domestic and international voice services presently offered by RSL Italy do not fall within the definition of 'voice telephony' as construed by Italian authorities. Under the current regime, in order to render certain liberalized services, RSL Italy is required to file a declaration with, or obtain an ad hoc authorization from, the Italian Ministry for Communications. Whether RSL Italy needs the declaration or the authorization depends on the type of links to the PSTN actually used to render the services. In fact, for voice services offered through switched links to the PSTN, the declaration is required, whereas an ad hoc authorization is needed for voice services offered through dedicated links. RSL Italy has filed a declaration and an application with the Ministry for Communications to obtain the ad hoc authorization and approval which are required to offer the services that it currently offers. Such ad hoc authorization and approval have been received.

     In July 1997, the Italian Parliament passed Law No. 249/97 for the creation of the National Regulatory Authority ('NRA') in the telecommunications field. The NRA is not operating yet. However, when the NRA is actually established and operative, it will assume most of the regulatory and supervisory functions currently carried out by the Italian Ministry for Communications. The NRA will have to ensure the application of EU liberalization principles in Italy.

     On September 19, 1997, Presidential Decree No. 318/97 established the regulatory framework to implement a number of EC directives (including the Full Competition Directive and the Interconnect Directive) aimed at creating a fully competitive environment also with respect to 'voice telephony.' The decree should gradually assure 'full competition' in accordance with the Full Competition Directive. Pursuant to the above-mentioned Presidential Decree No. 318/97, further secondary legislation (to be issued by the NRA or, in its absence, by the Ministry for Communications) is required for the implementation of the EC Directives covered by said Presidential Decree. In this respect, on November 25, 1997, the Ministry for Communications issued a decree containing the provisions for the obtainment of individual licenses in the telecommunications field. However, further secondary legislation is expected to be issued shortly in order to regulate significant matters, including interconnection, universal service as well as fees to be paid in connection with individual licenses. The actual liberalization of the Italian telecommunications market will depend also on such secondary legislation and on its actual application by the NRA or, in its absence, the Ministry for Communications.

AUSTRIAN OPERATIONS

  OVERVIEW

     Austria originated 960 million minutes of international traffic in 1996. The Company will operate in Austria through RSL Austria in which it currently holds a 90% interest.

  SERVICES AND CUSTOMERS

     RSL Austria intends to offer international voice services utilizing autodialers and direct access beginning in the second quarter of 1998. RSL Austria's targeted customers will be small to medium-sized businesses.

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  MARKETING AND SALES

     RSL Austria intends to market its services through both a direct and indirect sales force as well as independent agents.

  AUSTRIAN NETWORK ARCHITECTURE

     RSL Austria anticipates that it will begin offering services by the end of the second quarter of 1998 as an international telecommunications reseller. The Company has installed an Ericsson AXE-10 international gateway switch in Vienna which is operational. An international gateway switch in Austria enables RSL Austria to expand the products and services it offers.


  COMPETITION

     RSL Austria's primary competitor in Austria will be Post und Telecom Austria (the 'PTA'), the dominant supplier of telecommunications services in Austria. The Company will compete with the local Austrian affiliates of global carriers such as the British Telecom and Global One. In addition, the Company expects to compete with resellers in the Austrian market.

  REGULATORY ENVIRONMENT

     The telecommunications monopoly has remained largely intact and the PTA has a legal monopoly on voice telephony, telex and telegram services. New telecommunications legislation, however, was passed in July 1997 which permitted interconnection with the PTA's PSTN beginning on January 1, 1998. Competition in voice telephony services is now permitted. Telecommunications services are subject to licenses granted by an Austrian regulatory authority to applicants with sufficient technical and economic facilities. The Company has been granted a license to operate as a full service telecommunications provider of local, long distance and international services in Austria.

SPANISH OPERATIONS

  OVERVIEW

     Spain originated 1.2 billion minutes of international traffic in 1996. RSL Spain was formed in December 1997. The Company operates in Spain through RSL Europe which holds a 90% interest in RSL Spain. It is expected that RSL Spain will begin generating revenues by June 1998.

  SERVICES AND CUSTOMERS

     Only Telefonica de Espana, S.A. ('Telefonica de Espana') and Retevision, S.A. ('Retevision') are licensed to provide international long distance services in Spain. The range of services that can currently be provided by RSL Spain, pending further deregulation, is limited to closed-user group services.

  MARKETING AND SALES

     RSL Spain intends to market its services through both a direct and indirect sales force.

  SPANISH NETWORK ARCHITECTURE

     RSL Spain anticipates installing an Ericsson AXE-10 international gateway switch in Spain by the end of 1998. An international gateway switch will allow RSL Spain to expand the products and services it offers.

  COMPETITION

     The Company's main competitor in Spain will be Telefonica de Espana, the company that has traditionally enjoyed a monopoly in the provision of telecommunications services and the current dominant supplier of telecommunications services in Spain. The Company also faces competition from

Retevision, an emerging public telephone operator which was granted the second nation-wide license to provide voice telephony services, and which is in the process of building its own network. Retevision, started operations at the beginning of 1998. In addition, the Government has called for bids to award a third nation-wide license to provide voice telephony, as well as carrier services. Cable operators have

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

been authorized to provide voice telephony services since January 1998. The Company also faces competition from resellers, which at present, generally, have small operations in Spain, and from mega-carriers interested in long distance services upon deregulation of the market.

  REGULATORY ENVIRONMENT

     Market deregulation is expected in Spain by December 1, 1998. Spain was one of the EU Member States which was granted a waiver of up to five years to implement the Full Competition Directive. After negotiations to determine the specific duration of the waiver period, the EU Commission granted Spain an additional period, until November 30, 1998, for the complete deregulation of voice telephony and public telecommunications networks. Spain is now moving towards deregulation. Major events in the Spanish telecommunications market have occurred in the last two years including (i) the complete privatization of Telefonica de Espana which took place at the beginning of 1997; (ii) the licensing of Retevision, and its privatization; (iii) the recent call for a competitive bid for the granting of a third basic telephony license no later than May 1998 and authorization to cable operators to provide voice telephony as of January 1998; and (iv) the creation of the Telecommunications Market Commission as a regulatory independent entity.

     The 1987 Telecommunications Act (the 'LOT') was previously enacted for a monopolistic market. A draft of the General Telecommunications Act, a new telecommunications act (the 'Draft-LGT'), was presented to the Parliament by the Government in June 1997. The legislation is intended to address issues inherent to a competitive market such as a new licensing procedure, universal service, definition of public service obligations, interconnection rules, numbering, tariffs, etc., and will require further implementation by means of regulations. Approval of the Draft-LGT is expected by mid-1998, and subsequent implementing regulations should be enacted during 1998, so that the regulatory framework is in place by December 1, 1998.

     Telecommunications services in Spain are subject to licenses granted by a Spanish regulatory authority. In February 1998, RSL Spain was granted a license to provide closed-user group services in Spain. RSL Spain has also applied for licenses to resell telecommunications services and to provide value added services.

BELGIAN OPERATIONS

  OVERVIEW


     Belgium originated 1.2 billion minutes of international traffic in 1996. The Company operates in Belgium through RSL Belgium, in which the Company currently holds a 90% interest.

  SERVICES AND CUSTOMERS

     RSL Belgium offers its customers in Belgium international long distance voice services utilizing dial-in access via autodialers. RSL Belgium's customer base consists primarily of small and medium-sized businesses.

  MARKETING AND SALES

     RSL Belgium markets its services through a direct and indirect sales force as well as independent agents.

  BELGIAN NETWORK ARCHITECTURE

     RSL Belgium currently operates as a reseller, purchasing wholesale facilities from other carriers operating in Belgium. The Company anticipates installing an Ericsson AXE-10 international gateway switch in Belgium by the end of 1998.

  COMPETITION

     RSL Belgium's primary competitor is Belgacom, the former PTT and the dominant supplier of telecommunications services in Belgium. RSL Belgium also competes with local Belgian affiliates of global carriers such as Global One and Unisource and local resellers.

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  REGULATORY ENVIRONMENT

      The Belgian Parliament passed the first Belgian Telecommunications Act (the 'Belgian Act') in March 1991, in order to liberalize the Belgian telecommunications market. Since then, the Belgian Act was amended on numerous occasions, most recently in December 1997. On January 1, 1998, the last remaining monopolies of Belgacom ceased to exist. The Belgian Act provides, among other things, for regulations regarding licensing, rate and interconnection regulation, universal service obligations, numbering and customer protection. However, a number of the Royal Decrees necessary to implement the provisions of the Belgian Act have yet to become law. Pending these Royal Decrees becoming law, providers of voice telephony services can apply for a so-called temporary license (which the Company has done). When the Royal Decrees become law, the applicants (including the Company) will have to re-apply for a definitive license. There is no specific procedure to automatically grant definitive licenses to companies that have successfully applied for and obtained a temporary license. Both the temporary license and the definitive license have to be applied for with the BIPT. The licenses, temporary or definitive, are granted by the Minister for Telecommunications, upon recommendation from the BIPT. The failure by RSL Belgium to receive a temporary license, or the failure at a later stage to receive a definitive license, would have a material adverse effect on the ability of RSL Belgium to offer national and international telecommunications services in Belgium and could have a material adverse effect on the Company, its financial condition and its results of operations.

SWISS OPERATIONS

  OVERVIEW

     Switzerland originated 1.9 billion minutes of international traffic in 1996. The Company operates in Switzerland through RSL Switzerland in which it currently holds a 78.5% interest. RSL Switzerland started operations in 1995 as a long distance carrier for closed user groups.

  SERVICES AND CUSTOMERS

     While in the past RSL Switzerland targeted multinationals and supplied international voice and fax services, in the future RSL Switzerland will, in addition to such multinationals, target small to medium-sized businesses.

  MARKETING AND SALES

     RSL Switzerland markets its services through both a direct sales force and an indirect sales force.

  SWISS NETWORK ARCHITECTURE

     The Company is in the process of installing an Ericsson AXE-10 international gateway switch. Customer access will be over leased lines or over the three carrier selection codes which were assigned to the Company in December 1997.

  COMPETITION

     RSL Switzerland's primary competitors in Switzerland are Swisscom, Diax, Sunrise, GlobalOne, Colt, WorldCom, Equant and other smaller resellers.

  REGULATORY ENVIRONMENT

     The sale of value-added telecommunication services (data networks) as well as telecommunications equipment such as telephones and fax machines was liberalized in 1992. The transmission of voice for closed user groups has been permitted since July 1, 1995. With the new law on telecommunication services which came into force on January 1, 1998, Switzerland is a fully liberalized telecommunications market.

LATIN AMERICAN OPERATIONS--GENERAL

     RSL Latin America was formed in mid-1997 as a joint venture pursuant to a shareholders' agreement (the 'Joint Venture Agreement'), between the Company and Coral Gate Investments Ltd., a British Virgin Islands corporation ('Coral Gate'), which is an affiliate of Inversiones Divtel, D.T., C.A.

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('Divtel'), a Venezuelan corporation, and a member of the Cisneros Group. RSL
Latin America is 51% owned by RSL and 49% owned by the Cisneros Group. To date, RSL Latin America is in an early stage of its development and most of Latin America is in the earliest stages of deregulation. As a result, the Company's Latin American operations have not generated significant revenues.

     RSL Latin America's primary purpose is to develop, through local operating companies formed in conjunction with local partners, a pan-Latin American network and operations spanning Mexico, Central and South America and the Caribbean.

     Pursuant to the Joint Venture Agreement, RSL Latin America acquired 100% of RSL Venezuela, from Divtel and Megatel Telecomunicaciones, C.A. ('Megatel'). RSL Venezuela has terminated its agreements with each of Sprint and Global One to distribute each of their products in Venezuela and has begun to provide calling cards and enhanced fax services for RSL Latin America.

     In February 1998, the Company entered into a joint venture agreement with PCM Comunicaciones, S.A. de C.V., a licensed long distance telecommunications service provider in Mexico, to provide domestic and international long distance telecommunications services primarily to small and medium-sized businesses in Mexico. The transaction is subject to regulatory approval in Mexico and other customary conditions to closing.

     Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. Certain countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors, and Colombia, which has granted an operating license to a local company, ending the monopoly of the state-owned
PTT. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Chile, Mexico, Peru and Venezuela. Brazil has adopted a constitutional amendment requiring the privatization of its PTT, the establishment of an independent regulator and the opening of the telecommunications market to competition.

     Since most Latin American countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Latin America. The first step is to take advantage of current market conditions and, within the parameters of the Company's product line, to provide the fullest range of services permissible under the local regulation. The Company seeks to build a customer base within its target segments prior to full market liberalization, and when the market opens to competition, the Company will have an established base in its target areas.

VENEZUELAN OPERATIONS

  OVERVIEW

     Venezuela originated 139 million minutes of international traffic in 1996.

The Company operates in Venezuela through RSL Venezuela and provides value-added telecommunications services for RSL Latin America. RSL Venezuela was organized in 1992.

  SERVICES AND CUSTOMERS

     RSL Venezuela offers its customers in Venezuela international long distance voice services utilizing dedicated access along with prepaid and postpaid cards. RSL Venezuela's customer base consists primarily of small and medium-sized businesses.

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  MARKETING AND SALES

     RSL Venezuela markets its services through a direct sales force, telemarketing and uses distributors to market its prepaid calling card products.

  VENEZUELAN NETWORK ARCHITECTURE

     RSL Venezuela currently operates an Ericsson MD 110 switch directly linked via a Panamsat-1 satellite circuit to the Company's New York international gateway switch.

  COMPETITION

     RSL Venezuela's primary competitor is CANTV, the dominant supplier of telecommunications services in Venezuela. RSL Venezuela also competes with local Venezuelan affiliates of global carriers such as British Telecom, Global One and Mercury, regional competitors such as Telefonica de Espana, Impsat, Texcom S.A. and Charter Communications, and callback operators.

  REGULATORY ENVIRONMENT

     The Venezuelan telecommunications market is regulated by the Ministry of Transportation and Telecommunications, by means of the National Telecommunications Commission ('Conatel'). CANTV holds an exclusive monopoly on the provision of local, domestic and international switched fixed telephone services within Venezuela until November 2000. However, certain value-added services are open to competition with a concession. RSL Venezuela currently holds Concessions for Value Added and Data Services which allow it to provide international voice services via dedicated access provided on a private network. RSL Venezuela is not required to obtain a concession to provide prepaid and post paid card services.

     RSL Latin America, which is 51% owned by the Company and 49% owned by the Cisneros Group, was required to register its investment in RSL Venezuela with the Venezuelan Office of the Superintendent of Foreign Investments ('SIEX') within 60 days of the acquisition of RSL Venezuela, which was completed as to 49% on August 4, 1997 and as to the remaining 51% on January 26, 1998. Until RSL Latin America completes the registration, RSL Lating America will be entitled to receive dividends from RSL Venezuela but will not be able to repatriate capital or remit the divdends from Venezuela. An application for registration of the initial 49% investment was filed on February 27, 1998, and the Company expects that RSL Latin America will file shortly an application with SIEX to register the balance of its investment. Although both applications for registration will have been filed after the requisite 60-day period, the Company has been advised by its counsel in Venezuela, Baker & McKenzie, that it is reasonable to expect that SIEX will accept the registration of RSL Latin America's investment in RSL Venezuela and, as a result thereof, RSL Venezuela will not be restricted from repatriating capital or remitting dividends from Venezuela.

ASIA AND PACIFIC RIM OPERATIONS

     In Asia, the Company carries on its Australian operations through RSL Asia, a wholly-owned subsidiary of the Company, based in Hong Kong. The Company carries on its other regional operations in Asia through RSL COM Asia Pacific Ltd. RSL Asia was formed to expand the Company's operations into the Asian/Pacific Rim market and, in March 1997, the Company incorporated RSL Japan to initiate the Company's operations in Japan. RSL Asia intends to capitalize on the trend toward deregulation within the region to establish operations in key countries. The Company has hired a managing director to oversee and develop RSL Japan's operations. In February 1998, RSL Japan was granted an International Simple Resale license by the MPT to resell international telephony, fax and data services to and from Japan. RSL Japan has received a Type II value added network provider license and expects to provide such services by the end of the second quarter of 1998. RSL Japan has applied for a Type I license in Japan to provide facilities-based international long distance service. The Company plans to install an Ericsson AXE-10 international gateway switch in its offices in Tokyo by the end of 1998.

     In October 1996, RSL Asia established RSL Australia to carry on its Australian operations. In April 1997, the Company acquired substantially all of the commercial contracts of Pac Star, an Australian based switchless reseller.

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     As of October 1997, RSL Australia acquired 100% of the issued capital of the Call Australia Group, leading Australian switchless resellers and the copyright in the billing software of the Call Australia Group.

     In November 1997, RSL Australia purchased 85% of EZI, an international reseller and prepaid calling card services provider.

     In March 1998, the Company agreed to acquire, in two separate transactions, the customer base of each of First Direct Communications Pty., Limited and Link Telecommunications Pty. Ltd., two switchless mobile telecommunications resellers in Australia. The transactions are subject to regulatory approval in Australia and other customary conditions to closing.

AUSTRALIAN OPERATIONS

  OVERVIEW


     Australia originated 1.3 billion minutes of international traffic in 1996. The Company operates in Australia through RSL Australia, a wholly-owned subsidiary of RSL Asia. The Company began generating revenues in Australia in April 1997. From April 1, 1997 through December 31, 1997, RSL Australia generated $32.3 million of revenues.

  SERVICES AND CUSTOMERS

     As a result of its transaction with Pac Star and the recent acquisition of the Call Australia Group, the Company's customer base in Australia has grown significantly and consists primarily of commercial customers. The Company offers these customers local services and domestic and international long distance services. As a result of its acquisition of EZI, RSL Australia offers prepaid cards to residential customers.

  MARKETING AND SALES

     The Company plans to market its services in Australia through a variety of channels, including direct sales and indirect sales through independent agents. The Company's current revenues are generated primarily from the customer base acquired from Pac Star and the Call Australia Group. In addition, RSL Australia maintains an extensive calling card distribution network.

  AUSTRALIAN NETWORK STRUCTURE

     The Company has installed an Ericsson AXE-10 international gateway switch in its offices in Sydney and two domestic switches in Melbourne and Brisbane which are directly linked to each other. In addition, RSL Australia operates a prepaid card platform. The Company owns MIUs on the APCN, JASAURUS and NPC undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cables.

  COMPETITION

     The Company's principal competitors in Australia are the two licensed general carriers Telstra Corporation Limited (the former PTT) and Optus Communications Pty. Limited. Each of these competitors provides a bundle of services including mobile, local, and domestic and international long distance. In addition, the Company faces competition from switch-based and switchless resellers such as Spectrum Network Systems Limited, Axicorp Pty. Limited and AAPT Pty. Limited.

  REGULATORY ENVIRONMENT

     RSL Australia has been enrolled with the Australian Telecommunications Authority ('Austel') under the provisions of the International Service Providers Class License as a provider of services with double-ended interconnection. The Telecommunications Act 1991 allows enrollment as a provider of services with double-ended interconnection, provided that Austel is satisfied that the services to be offered are in the public interest. Double-ended interconnection allows the Company to interconnect with the Australian PSTN, to resell general carrier services, and to transmit international calls over owned international transmission facilities. Customers are able to access the Company's network from the PSTN utilizing a four digit prefix code issued by Austel and via 'national access,' a preselect and override code service for domestic and international calls. International long distance services may be provided by the use of satellite based facilities or international cable capacity. Full deregulation of the Australian telecommunications market occurred in July 1997 with the repeal of the Telecommunications

Act 1991 and the introduction of the Telecommunications Act 1997. RSL Australia can, at any time, apply for a general carriers license under the new act, but obtaining such a license may impose certain restrictions and costs rather than expand the scope of operations of RSL Australia. Since there have been delays in implementing the new act, the Company has continued to operate as it has under the old act pursuant to the transitional provisions of the new act. See 'Risk Factors--Government Regulatory Restrictions.'

INTERNET TELEPHONY OPERATION--GENERAL

     In July 1997, the Company acquired a 51% interest in Delta Three, a telecommunications provider utilizing the Internet and networks based on Internet protocols to provide telecommunications services and to transmit voice communications. Since July 1997, the Company has acquired an additional 21% and as of December 1997 agreed to acquire an additional approximately 26% interest in Delta Three which would bring the Company's total ownership interest in Delta Three to approximately 98%. Concurrently with the execution of the acquisition agreement relating to the Company's initial investment, the Company and Delta Three entered into a services agreement, pursuant to which, among other things, Delta Three provides the Company with discounted Internet telephony services and the Company provides Delta Three with termination services at preferred rates. Such services agreement also provides for the co-location of Delta Three's servers with the Company's facilities.

     The Internet is an interconnected global computer network of tens of thousands of packet-switched networks using Internet protocols. Technology trends over the past decade have removed the distinction between voice and data segments. Traditionally, voice conversations have been routed on analog lines. Today, voice conversations are routinely converted into digital signals and sent together with other data over high-speed lines. In order to satisfy the high demand for low-cost communication, software and hardware developers began to develop technologies capable of allowing the Internet to be utilized for voice communications.

     Several companies, including Delta Three, now offer services that provide real-time voice conversations over the Internet ('Internet Telephony'). These services work by the use of an Internet gateway server ('Internet Gateway'), which provides a connection between the PSTN and the Internet and converts analog voice signals into digital signals. These signals are in turn compressed and split into packets which are sent over the Internet like any other packets and reassembled by a second Internet Gateway as audio output at the receiving end. The packets are converted back into analog format and transferred to the PSTN and then to the telephone number dialed.


     Most Internet Telephony software today requires both users to use computers that are connected to the Internet at the time of the call, but services provided by Delta Three allows both parties to use their ordinary telephones. Current Internet Telephony does not provide comparable sound quality to traditional long distance service. The sound quality of Internet Telephony, however, has increased over the past few years, and the Company expects such quality to continue to improve, although there can be no assurance in this regard.

DELTA THREE OPERATIONS

  OVERVIEW

     Delta Three began operations in May 1996 and began offering commercial Internet Telephony services in January 1997. Delta Three currently offers commercial service between 15 countries and it plans to extend the service to additional countries within the next two years.

  SERVICE AND CUSTOMERS

     Delta Three utilizes the Internet, traditionally a network for data communications, as a transmission medium for ordinary telephone calls. The service offered by Delta Three enables customers to place long distance and international phone calls over the Internet while using a standard telephone, without any additional equipment. Delta Three also offers a service that enables customers to place long distance calls from a personal computer to a standard telephone. Delta Three offers these services at a price which is at a significant discount to standard international calls.

     Delta Three operates as a wholesale carrier for international long distance resellers on a point-to-point basis and as a retail carrier, servicing its own network and marketing the use of its network to consumers in designated areas and corporations.

     The Company currently provides its U.S. customers Delta Three's Internet Telephony service for telephone service from the United States to Hong Kong, Israel, Cali and Bogota, Colombia and Sao Paolo, Brazil.

     In January 1998, RSL Japan entered into an agreement with Nifty Corp. ('Nifty'), a large on-line Internet service provider in Japan and a joint venture company owned by Fujitsu Ltd. and Nissho Iwai Corp., to provide Delta Three's Internet Telephony service in Japan to Nifty's customers.

  MARKETING AND SALES

     Delta Three's strategy is initially to utilize wholesale contracts to increase the volume on its network and then to add retail and corporate clients onto the network, which it will market under its name. In addition, Delta Three utilizes the worldwide web as an additional sales venue to offer services to retail customers. Delta Three focuses on supplying its services to high-margin international niches. Delta Three also offers the Company the ability to purchase minutes wholesale at preferred rates.

  DELTA THREE NETWORK

     The Delta Three network consists of 16 Internet Gateways, located within key metropolitan areas in target countries. A Delta Three customer dials an access number where a Delta Three system prompts the customer for an access code and the desired phone number. The system then opens a connection with a remote Internet Gateway and instructs the Internet Gateway to place a local call to the telephone the customer has dialed. Once the local call is transmitted, the Internet Gateway converts the call into a form which can be routed over the Internet and transfers the call to a second Internet Gateway. The Internet Gateway may be connected by (i) the Internet accessed through an Internet service provider, (ii) capacity leased on a private Intranet and (iii) leased private lines. By routing calls in such a manner, Delta Three is able to avoid the high costs associated with the settlement process.

  REGULATORY ENVIRONMENT

     While regulation still plays a significant role in traditional telecommunications markets, the Internet is largely unregulated, permitting business opportunities to flourish and to rapidly follow technological developments. To date, the FCC has never directly exercised regulatory jurisdiction over Internet-based services. The rapid development of the Internet, however, raises the question of whether the language of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, or existing FCC regulations, covers particular services offered over the Internet.

     The FCC and most foreign regulators have not yet attempted to regulate the companies that provide the software and hardware for Internet Telephony, the access providers that transmit their data, or the service providers, as common carriers or telecommunications services providers. Therefore, the existing systems of access charges and international accounting rates, to which traditional long distance carriers are subject, are not imposed on providers of Internet Telephony services. As a result, such providers may offer calls at a significant discount to standard international calls. There can be no assurance, however, that the FCC and foreign regulators will not regulate Internet Telephony or Internet service providers in the future.

     The level of regulation of Internet Telephony differs significantly from country to country and, in many countries, Internet Telephony is not regulated any differently than other Internet service. In some countries Internet Telephony is illegal. There can be no assurance that regulation of Internet Telephony will not increase around the world. See 'Risk Factors--Government Regulatory Restrictions'.

EMPLOYEES

     As of February 25, 1998, the Company employed approximately 1,186 people, including officers, administrative and salaried selling personnel. The Company considers its relationship with its employees to be good.

PROPERTIES

     The Company's principal office is at Clarendon House, Church Street, Hamilton, Bermuda.

     The Company maintains executive offices at 767 Fifth Avenue, New York, New York, where the Company occupies approximately 11,000 square feet under a lease which expires on January 31, 2002. The lease provides for annual lease payments of $767,000.

     The Company also maintains a 3,040 square foot office at 60 Hudson Street, New York, New York which houses the Company's international gateway and domestic switches located in New York. The lease extends until March 2006 and provides for annual lease payments of $312,240.

     The Company has entered into a lease to maintain a 14,000 square foot office at 430 Park Avenue, New York, New York for RSL USA's Eastern United States offices. The lease extends until June 29, 2001 and provides for annual lease payments of $375,000.

     The Company maintains a 15,000 square foot office at 5550 Topanga Canyon Boulevard, Woodland Hills, California which houses RSL USA's western offices. The lease for such space extends until January 15, 2003 and provides for annual lease payments of $333,000.

     The Company maintains an office at Churchill House, 142-146 Old Street, London, England which is used as the location for the London international gateway switch and the London domestic switch. The lease extends until October 1, 2005 and provides for annual lease payments of $83,000 until March 1998 and may be increased thereafter.

     The Company maintains office space at Victoria House, London Square, Cross Lanes, Guildford, Surrey, which is RSL Europe's headquarters. The lease extends until August 20, 2006 and provides for annual lease payments of approximately $245,000.

     In addition, the Company maintains offices with respect to its other foreign operations, for which the aggregate annual lease payments equal approximately $3.0 million.

     The Company, through its direct and indirect subsidiaries, also leases additional office spaces for its operations.

LEGAL PROCEEDINGS

     AT&T recently filed with the FCC an opposition to the Company's requests for modification of the International Settlement Policy to implement the Company's accounting rates for international long distance service between the United States and each of Denmark, the Dominican Republic, Finland, Norway and the United Kingdom. AT&T has alleged, inter alia, that the requests violate the principles underlying the International Settlement Policy and the FCC's non-discrimination policy. The Company does not believe that the FCC's resolution of this matter reasonably can be expected to have a material adverse effect on its business or results of operations.

     On April 14, 1997, the Attorney General of the State of Illinois filed a complaint against LDM arising from alleged instances of unauthorized changes in subscribers' selections of interexchange carriers ('slamming'). On October 24, 1997, the Attorney General of the State of New Jersey served a subpoena on LDM seeking information also relating to various 'slamming' complaints lodged against LDM. Both the Illinois Complaint and the New Jersey Subpoena relate to alleged activity by LDM occurring prior to its acquisition by RSL USA. Under the terms of the stock purchase agreement between LDM and RSL USA, RSL USA is indemnified from, among other things, liability relating to litigation proceedings. The Company does not believe that the resolution of these matters reasonably can be expected to have a material adverse effect on its business or results of operations.

     The Company also is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company is not presently a party to any such litigation that the Company believes could reasonably be expected to have a material adverse effect on its business or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information concerning directors and executive officers of the Company and certain of its subsidiaries is set forth below:

NAME                                               AGE                        POSITION
----------------------------------------------   -------   ----------------------------------------------
Ronald S. Lauder..............................        54   Director and Chairman of the Board
Itzhak Fisher.................................        42   Director, President and Chief Executive
                                                             Officer
Andrew Gaspar.................................        50   Director and Vice Chairman of the Board
Jacob Z. Schuster.............................        49   Director, Executive Vice President, Chief
                                                             Financial Officer, Assistant Secretary and
                                                             Treasurer
Richard E. Williams...........................        46   President and Chief Executive Officer of RSL
                                                             Europe
Adrian Coote..................................        44   Managing Director of RSL Australia
Karen van de Vrande...........................        47   Vice President of Marketing
Nir Tarlovsky.................................        31   Vice President of Business Development
Nesim N. Bildirici............................        31   Vice President of Mergers and Acquisitions
Mark J. Hirschhorn............................        33   Vice President--Finance, Global Controller and
                                                             Assistant Secretary
Roland T. Mallcott............................        51   Vice President of Engineering
Andrew C. Shields.............................        41   Vice President of International Carrier
                                                             Relations
Avery S. Fischer..............................        31   Legal Counsel
Tucker Hall...................................        42   Secretary
Gustavo A. Cisneros...........................        52   Director
Fred H. Langhammer............................        54   Director
Leonard A. Lauder.............................        65   Director
Eugene Sekulow................................        66   Director
Nicolas G. Trollope...........................        50   Director

     All directors hold office, subject to death, removal or resignation, until the next annual meeting of shareholders and thereafter until their successors have been elected and qualified. Officers of the Company serve at the pleasure of their respective Boards of Directors, subject to any written arrangements with the Company. See '--Employment Arrangements.' Set forth below is certain information with respect to the directors, executive officers and other senior management of the Company.

     Ronald S. Lauder co-founded the Company, has served as its Chairman since 1994 and is the principal and controlling shareholder of the Company. He is also a founder and has served as the non-executive Chairman of the Board of Central European Media Enterprises Ltd. ('CME'), an owner and operator of commercial television stations and networks in Central and Eastern Europe since 1994. Mr.

Lauder is a principal shareholder of The Estee Lauder Companies Inc. ('Estee Lauder') and has served as Chairman of Estee Lauder International, Inc. and Chairman of Clinique Laboratories, Inc. since returning to the private sector from government service in 1987. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO affairs. From 1986 to 1987,

Mr. Lauder served as U.S. Ambassador to Austria. Mr. Lauder is a director of Estee Lauder. He is Chairman of the Board of Trustees of the Museum of Modern Art, Treasurer of the World Jewish Congress, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania.

     Itzhak Fisher, a co-founder of the Company, has been a director, President and Chief Executive Officer of the Company since its inception in 1994. Mr. Fisher is also the President and Chief Executive Officer of ITG, the Chief Executive Officer of RSL USA and the Chairman of RSL Europe. From 1992 to 1994, Mr. Fisher served as General Manager of Clalcom Inc., the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation ('Clal'). Prior to joining Clalcom, from 1990 to 1992, Mr. Fisher served as the Special Consultant to the President of Bezeo, the Israel Telecomunication Corp. Ltd., Israel's national telecommunications company. From 1990 to 1991, Mr. Fisher was a consultant to Mobil Oil Corporation, in the telecommunications field. In 1989, Mr. Fisher co-founded Medic Media, Inc., a company engaged in the business of renting telephone and television systems in hospitals throughout Israel, and was a director and its President and Chief Executive Officer through 1991. Mr. Fisher remains a director of Medic Media, Inc.

     Andrew Gaspar has served as a director and Vice Chairman of the Board of the Company since its inception in 1994. Mr. Gaspar has been (through a limited liability company) the managing member of Lauder Gaspar Ventures LLC ('LGV') since its inception in September 1996 and has been President of the corporate general partner of R.S. Lauder, Gaspar & Co., L.P. ('RSLAG') since 1991. Both RSLAG and LGV are venture capital companies. Mr. Gaspar has also been a director of CME since June 1994. From 1982 until 1991, Mr. Gaspar was a partner of Warburg, Pincus & Co., a venture capital firm. From 1973 until 1981, Mr. Gaspar served in various executive capacities at RCA Global Communications, Inc. and its affiliates.

     Jacob Z. Schuster has been a director, Secretary or Assistant Secretary, Treasurer and Executive Vice President of the Company since 1994 and has been Chief Financial Officer of the Company since February 1997. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. ('Goldman Sachs'). Mr. Schuster has been President and Treasurer of RSL Management Corporation since November 1995 and Executive Vice President of RSL Investments Corporation since March 1994. Mr. Schuster joined Goldman Sachs in 1980, was made a General Partner in 1986 and served as Treasurer of the firm from 1985 until his retirement from the firm in 1992. In 1993, Mr. Schuster served as a consultant to Goldman Sachs.

     Richard E. Williams has served as President and Chief Executive Officer of RSL Europe since August 1995. From 1992 through 1994, Mr. Williams served as a director of IDB WorldCom, with responsibility for sales and marketing. From 1990 to 1992, Mr. Williams served as Managing Director and Vice President of Operations (Europe, Africa and Middle East) of WICAT Systems, a computer systems company. From 1968 to 1990, Mr. Williams served in various technical, research, sales, and management capacities at British Telecom, most recently serving as a General Manager from 1988 to 1990.

     Adrian Coote has been Managing Director of RSL Australia since October 1996. From May 1993 to October 1996, Mr. Coote served as Director of Engineering and Operations of Vodafone Pty. Limited, an Australian mobile carrier, responsible for the design, implementation and operation of its mobile network and subscriber administration systems. From 1987 to 1993, Mr. Coote was General Manager, Sales of British Telecom Australasia responsible for introducing and managing its private switching systems and global data networks. Prior to joining British Telecom Australasia, Mr. Coote served in various capacities at Philips Telecommunications Systems.

     Karen van de Vrande has been Vice President of Marketing of the Company since March 1996. From March 1993 to February 1996, Ms. van de Vrande served as Managing Director of AT&T's Consumer Communications Services for Europe, the Middle East and Africa. From 1990 to 1993, Ms. van de Vrande served as Managing Director of AT&T's Israeli operations. She served in various marketing and sales capacities at AT&T from 1981 to 1990.

     Nir Tarlovsky has been Vice President of Business Development of the Company since April 1995 and served as a director of the Company from April 1, 1995 until March 1997. Mr. Tarlovsky is also Vice President of ITG. From 1992 to March 1995, Mr. Tarlovsky served as Senior Economist of Clal, where he was responsible for oversight of the operations and budgets of 150 of Clal subsidiaries. While at Clal, he was also responsible for the development of new international telecommunications ventures. Prior to 1992, Mr. Tarlovsky served as an officer in the Israeli Army, where he was responsible for management and financial oversight of international research and development projects.

     Nesim N. Bildirici has been Vice President of Mergers and Acquisitions of the Company since 1995 and served as a director of the Company from April 1995 until March 1997. From August 15, 1993 to December 31, 1996, Mr. Bildirici was employed by both RSLAG and the Company. Mr. Bildirici is also a Managing Director of RSLAG. Prior to joining RSLAG, Mr. Bildirici was an investment banker at Morgan Stanley & Co. Incorporated from 1989 to 1991. From 1991 to 1993, Mr. Bildirici was a graduate student at Harvard Business School, where he received his MBA.

     Mark J. Hirschhorn has been Vice President-Finance of the Company since August 1997 and has been Global Controller of the Company since January 1996. Mr. Hirschhorn has also served as the Assistant Secretary of the Company since September 1996. From October 1987 to December 1995, Mr. Hirschhorn was employed at Deloitte & Touche LLP, most recently as a Senior Manager specializing in emerging business and multinational consumer product companies.

     Roland T. Mallcott has been Vice President of Engineering of the Company since February 1997. From December 1995 until January 1997, Mr. Mallcott served as Director of Joint Ventures of Concert, through British Telecom and MCI, in Canada, Mexico and Germany. From January 1991 to December 1995, Mr. Mallcott served as Director of Engineering and Operations for British Telecom (US) responsible for building and managing the British Telecom and Concert global data and voice networks. Prior to 1991, Mr. Mallcott served in various network engineering capacities for British Telecom.

     Andrew C. Shields has been Vice President of International Carrier Relations since August 1997. From October 1993 until August 1997, Mr. Shields served as Vice President of International Business Development of LCI International, with responsibility for international business development and international carrier relations. From June 1991 until October 1993, Mr. Shields served as Director of Global Alliances for Northern Telecom responsible for international infrastructure expansion. Mr. Shields also served as Northern Telecom's Director of International Marketing from June 1989 until June 1991. From 1984 to 1989, Mr. Shields served as Senior Manager, International Relations for MCI International responsible for negotiating bilateral direct operating agreements with international carriers. Mr. Shields also served, in various capacities at MCI International, MCI Telecommunications, and ITT World Communications from 1979 to 1984.

     Avery S. Fischer has served as Legal Counsel of the Company since January 1997. From 1994 to 1997, Mr. Fischer was an associate with the law firm of Rosenman & Colin LLP, New York, New York, with a practice concentrating in mergers and acquisitions, securities and general corporate counseling. From 1993 to 1994, Mr. Fischer was an associate with the law firm of Shea & Gould, New York, New York, with a practice concentrating in commercial and securities litigation. From 1990 to 1993, Mr. Fischer was a student at Brooklyn Law School, where he received his Juris Doctor.

     Tucker Hall, Secretary of the Company since March 1997, has been a manager of Codan Services Limited, Hamilton, Bermuda, a corporate service company associated with the law firm of Conyers, Dill & Pearman, Hamilton Bermuda, Bermuda counsel to the Company, since 1989.

     Gustavo A. Cisneros has been a director of the Company since March 1997. For more than five years, Mr. Cisneros, together with other members of his family or trusts established for their benefit, has owned direct or indirect beneficial interests in certain companies that own or are engaged in a number of diverse commercial enterprises principally in Venezuela, the United States, Brazil, Chile and Mexico. Mr. Cisneros has also been the Chairman of the Board of Directors of Pueblo Xtra International, Inc. since June 1993 and a Director of Univision Communications Inc. since May 1994.

     Fred H. Langhammer, a director of the Company since September 1997, has been President of Estee Lauder since 1995, Chief Operating Officer of Estee Lauder since 1985, and was Executive Vice President of Estee Lauder from 1985 until 1995. Mr. Langhammer joined Estee Lauder in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of Estee

Lauder's operations in Germany. Prior to joining Estee Lauder, Mr. Langhammer was General Manager of Dodwell (Japan), a global trading company. He is a member of the Board of Directors of the Cosmetics, Toiletries and Fragrance Association, an industry group, and serves on the Board of the American Institute for Contemporary German Studies at Johns Hopkins University.

     Leonard A. Lauder has been a director of the Company since March 1997. Mr. Lauder is a principal shareholder and, since 1982, has served as Chief Executive Officer of Estee Lauder and was President of Estee Lauder from 1972 until 1995. He became Chairman of the Board of Directors of Estee Lauder in 1995. He has been a director of Estee Lauder since 1958. Mr. Lauder formally joined Estee Lauder in 1958 after serving as an officer in the United States Navy. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

     Eugene Sekulow has been a director of the Company since September 1995. Until his retirement in December 1993, Mr. Sekulow served as Executive Vice President-International of NYNEX Corporation, having served as President of NYNEX International Company from 1986 to 1991. Prior to joining NYNEX International Company, Mr. Sekulow had served as President of RCA International, Ltd. since 1973. Mr. Sekulow previously served as a member of the United States State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe.

     Nicolas G. Trollope, a director of the Company since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope has been with Conyers, Dill & Pearman since 1975. Mr. Trollope has served as a director of CME since June 1994 and also serves as vice-president and secretary of CME.

     Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any director or executive officer of the Company.

COMMITTEES OF THE BOARD

     The Company's Board of Directors (the 'Board of Directors') has an Executive Committee (the 'Executive Committee'), a Compensation Committee (the 'Compensation Committee') and an Audit Committee (the 'Audit Committee').

  EXECUTIVE COMMITTEE

     The Executive Committee is composed of Ronald S. Lauder, Andrew Gaspar, Itzhak Fisher, Jacob Schuster and Eugene Sekulow. A majority of the members of the Executive Committee must approve any action taken by the Executive Committee. During the period between meetings of the Board of Directors, the Executive Committee has all powers and authority of the Board of Directors to manage the Company's business, except that the Executive Committee, acting alone, cannot (i) amend the Company's Memorandum of Association or Bye-laws (which also require shareholder approval); (ii) adopt an agreement of merger or consolidation or approve the sale, lease or exchange of all or substantially all of the Company's property and assets; or (iii) approve or recommend to the Company's shareholders a dissolution of the Company.

  COMPENSATION COMMITTEE

     The Compensation Committee is composed of Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's stock option and compensation plans.

  AUDIT COMMITTEE

     The Audit Committee is currently composed of Ronald S. Lauder, Eugene A. Sekulow and Fred Langhammer. The Audit Committee is charged with (i) recommending the engagement of independent accountants to audit the Company's financial statements, (ii) discussing the scope and results of the audit with the independent accountants, (iii) reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements and (iv) performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. During a portion of 1997, Itzhak Fisher was a member of the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to the Company's current Chief Executive Officer and four other most highly compensated executive officers for services rendered in all capacities to the Company in the last two fiscal years (together, the 'Named Executive Officers'). See 'Employment Agreements.'

                                                                                                       LONG-TERM
                                                                                                      COMPENSATION
                                                                                                   ------------------
                                                                                                        AWARDS
                                                                                ANNUAL                SECURITIES
                                                                             COMPENSATION             UNDERLYING
                                                                       ------------------------        OPTIONS/
                                                                              SALARY    BONUS(1)         SARS
NAME AND PRINCIPAL POSITION                                            YEAR     ($)       ($)             (#)
---------------------------------------------------------------------  ----   -------   --------   ------------------
Itzhak Fisher........................................................  1997   400,000   650,000         432,856
President and Chief Executive Officer                                  1996   350,000   150,000              --

Nir Tarlovsky........................................................  1997   187,500   300,000              --
Vice President of Business Development                                 1996   178,000    75,000              --


Richard E. Williams (2)..............................................  1997   240,000   165,000         350,400
President and Chief Executive Officer of RSL Europe                    1996   172,000    50,000              --

Nesim N. Bildirici (3)...............................................  1997   185,000   300,000              --
Vice President of Mergers and Acquisitions                             1996   165,000    75,000              --

Mark Hirschhorn......................................................  1997   155,000   232,500          16,206
Vice President--Finance                                                1996   140,000    50,000          93,294


------------------
(1) Annual bonuses are reported in the year earned, whether paid in that year or in the following year. Bonuses for 1997 were determined pursuant to the 1997 Performance Incentive Compensation Plan described below.

(2) Mr. Williams' salary has been converted to U.S. dollars for the purposes of this table based upon the average exchange rate of British pounds to U.S. dollars for the periods covered.

(3) Mr. Bildirici is employed by the Company but, during 1996, was employed by both the Company and RSLAG. For purposes of this Prospectus, he is treated as an employee of the Company only for the relevant periods. See '--Fiscal Year-End Option Values,' and '--Compensation Committee Interlocks and Insider Participation.'

     No other annual compensation, restricted stock awards, stock appreciation rights or long-term incentive plan payouts or other compensation (all as defined in the regulations of the Commission) were awarded to, earned by or paid to the Named Executive Officers during 1996 or 1997.

STOCK OPTION AND COMPENSATION PLANS

  AMENDED AND RESTATED 1995 STOCK OPTION PLAN

     In April 1995, the Board of Directors of the Company authorized, and the shareholders of the Company approved, the 1995 Plan (which was later amended and restated). Under the 1995 Plan, the Company's Compensation Committee was authorized to grant options for up to 2,847,000 shares of Class A Common Stock. As of December 31, 1997, the Company had granted options to purchase 2,716,617 shares of Class A Common Stock under the 1995 Plan. In general, options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. The 1995 Plan was developed to provide incentives to employees of the Company and to attract new employees and non-employee directors. In connection with the Initial Public Offering, the 1995 Plan was replaced by the stock option plans described below and the Company will not grant further options under the 1995 Plan.

  1997 STOCK INCENTIVE PLAN

     In connection with the Initial Public Offering, the Company adopted the 1997 Plan. Under the 1997 Plan, the Company's Compensation Committee is authorized to grant options for up to 3,100,000 shares of Class A Stock. Options will be granted under the 1997 Plan for the purposes of attracting and motivating key employees of the Company.


     The 1997 Plan is administered by the Compensation Committee and provides for the grant of (i) incentive and non-incentive stock options to purchase Class A Common Stock; (ii) stock appreciation rights ('SARs'), which may be granted in tandem with stock options, in addition to stock options, or freestanding; (iii) restricted stock and restricted units; (iv) incentive stock and incentive units;
(v) deferred stock units; and (vi) stock in lieu of cash (collectively, 'Awards'). The number of shares of Class A Common Stock which are available for Awards granted under the 1997 Plan during its term is approximately 7.0% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis. The maximum number of shares for which options or stock appreciation rights may be granted to any one participant in a calendar year is 500,000. The Company granted to Itzhak Fisher, pursuant to his new employment agreement, options to acquire 432,856 shares of Class A Common Stock under the 1997 Plan representing 1% of the Common Stock, on a fully-diluted basis. As of January 31, 1998, the Company had granted options to acquire 437,856 Class A Common Stock under the 1997 Plan. See '--Employment Arrangements'.

  1997 PERFORMANCE INCENTIVE COMPENSATION PLAN

     In connection with the Initial Public Offering, the Company adopted the 1997 Performance Plan. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Compensation Committee and approved by the Board of Directors, including officers of the Company and its subsidiaries. Directors who are not also employees of the Company or any of its subsidiaries are not eligible for awards under the 1997 Performance Plan. The 1997 Performance Plan was effective for 1997 and is effective for each of calendar years 1998, 1999 and 2000, unless extended or earlier terminated by the Board of Directors. With respect to calendar year 1997, a cash bonus pool of $2,675,000 was established.

     Bonuses will be payable under the 1997 Performance Plan for a year if the Company meets any one or more of the performance criteria for such year selected by the Compensation Committee from among the following: (i) amount of or increase in consolidated EBITDA; (ii) revenues; (iii) earnings per share; (iv) net income; (v) gross profit margin; (vi) maximum capital expenditures; (vii) return on equity; and/or, (viii) return on total capital.



                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of stock options to purchase Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1997. No stock appreciation rights have been granted by the Company.

                                        INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------
                                        NUMBER OF      % OF TOTAL
                                        SECURITIES    OPTION/SARS
                                        UNDERLYING     GRANTED TO
                                       OPTIONS/SARS    EMPLOYEES     EXERCISE OR                         GRANT DATE
                                         GRANTED       IN FISCAL     BASE PRICE                        PRESENT VALUE
NAME                                       (#)            YEAR         ($/SH)      EXPIRATION DATE         $ (1)
-------------------------------------  ------------   ------------   -----------   ---------------   ------------------
Itzhak Fisher(2).....................     432,856         29.7           22.00            10/5/04         4,297,105
Nir Tarlovsky........................          --           --              --                 --                --
Richard E. Williams(3)...............     350,400         24.0          .00457            10/5/07         7,707,325
Mark Hirschhorn(4)...................      16,206          1.1          .00457             1/1/07           344,329
Nesim N. Bildirici...................          --           --              --                 --                --

------------------

(1) The grant date present value has been calculated as of the grant date which dates were October 6, 1997, October 3, 1997 and January 1, 1997 for Itzhak Fisher, Richard Williams and Mark Hirschhorn, respectively, in accordance with the Black-Scholes model. Since this model is assumption-based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of the Class A Common Stock on the date of exercise.

(2) Shares issuable upon the exercise of options granted under the 1997 Plan pursuant to his employment agreement dated September 2, 1997. The exercise price per share is initially $22.00 and is increased on the first day of each calendar quarter after the date of grant, compounded annually, by an amount based on the yield to maturity on U.S. Treasury Securities with a maturity of approximately seven years on the date that the options are granted. Forty percent of the options are exercisable on December 31, 2000, 70% are exercisable on December 31, 2001 and 100% are exercisable on December 31, 2002.

(3) Shares of Class A Common Stock issuable upon the exercise of options granted on October 6, 1997, in connection with an employment agreement dated as of August 5, 1995 between Mr. Williams and the Company, pursuant to which Mr. Williams was granted the RSL Europe Option Rights (as defined). The options are fully vested.

(4) Shares of Class A Common Stock issuable upon the exercise of options granted on January 1, 1997 under the 1995 Plan. The options became fully vested on January 1, 1998.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1997 by the Named Executive Officers and the value at December 31, 1997 of unexercised stock options held by the Named Executive Officers.

                                                                 NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                   VALUE            OPTIONS/SARS AT               OPTIONS/SARS AT
                           SHARES ACQUIRED ON     REALIZED            FY-END (#)                    FY-END($)(2)
NAME                          EXERCISE (#)          $(1)       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-------------------------  -------------------  ------------  ---------------------------   ----------------------------
Itzhak Fisher............           0                0              0/432,856                           0/0
Nir Tarlovsky............        509,580         13,121,452         0/366,420                       0/8,061,073
Richard E. Williams......           0                0              350,400/0                       7,707,325/0
Mark Hirschhorn..........           0                0            62,196/47,304                  1,268,798/990,857
Nesim N. Bildirici.......        202,562         5,215,819          0/344,938                       0/7,588,478

------------------

(1) Represents the difference between the closing price of the Class A Common Stock on the date of exercise (as quoted on The Nasdaq National Market published in the Wall Street Journal) and the option exercise price multiplied by the number of shares underlying the options exercised. Mr. Tarlovsky and Mr. Bildirici continued to hold the shares received on exercise.

(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Class A Common Stock on December 31, 1997 ($22.00 per share, as quoted on The Nasdaq National Market published in the Wall Street Journal) and the option exercise price.

COMPENSATION OF DIRECTORS

     The Company believes that the interests of its non-employee directors should be aligned with the interests of the Company's shareholders. To this end, the Company asks such directors to make investments in the Class A Common Stock and compensates such directors for their services to the Company principally through the grant of stock options and stock awards. The Company also encourages such directors to hold their shares and options as long as they are on the Board of Directors (except for transfers for estate and tax planning and personal liquidity needs).

     With respect to the ownership of Class A Common Stock, future directors generally will be required, prior to joining the Board, to purchase, at the then fair market value, shares of Class A Common Stock either in the market or if trading restrictions apply from the Company.

  1997 DIRECTORS' COMPENSATION PLAN

     In connection with the Initial Public Offering, the Company adopted the Directors' Plan. Under the Directors' Plan, on the first business day following each annual meeting of the Company's shareholders during the 10-year term of the Directors' Plan, each non-employee Director (including for these purposes, the Chairman and Vice Chairman of the Board of Directors) (a 'Non-Employee Director'), will be granted options to acquire a number of shares of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000 ($150,000 and $75,000 in the case of Ronald S. Lauder and Andrew Gaspar, respectively, in their respective capacities as Chairman and Vice Chairman of the Board of Directors). Each such option will have a 10-year term. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of grant and will be increased on the first day of each calendar quarter by an amount, compounded annually, equal to one-quarter of the yield to maturity of United States Treasury Securities having a maturity, at the time of grant of the options, approximately equal to the term of such options. Under the Directors' Plan, options to purchase 2,273 shares of Class A Common Stock were granted to each of Leonard A. Lauder, Fred H. Langhammer and Gustavo
A. Cisneros and options to purchase 6,818 and 3,409 shares of Class A Common Stock were granted to Ronald S. Lauder and Andrew Gaspar, respectively, on the closing date of the Initial Public Offering. Such options have an initial exercise price of $22 per share.

     Options granted under the Directors' Plan become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. The maximum number of shares that may be issued under the Directors Plan is 250,000.

KEY MAN LIFE INSURANCE

     The Company maintains $5.0 million key man life insurance policies on the lives of each of Itzhak Fisher and Richard E. Williams. The Company is the sole beneficiary of such policies.

EMPLOYMENT ARRANGEMENTS

     On September 2, 1997, each of the Company and ITG entered into new employment agreements with Itzhak Fisher, which commenced on October 6, 1997 and terminate on December 31, 2002. The employment agreements provide that Mr. Fisher is to serve as President and Chief Executive Officer of the Company and specify certain of his other duties and reporting responsibilities. The Company is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director and member of the Executive Committee of the Company and ITG is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director of ITG. Under the employment agreements, Mr. Fisher is entitled to receive, in the aggregate, a base salary of $400,000, increased by not less than $50,000 on each January 1, commencing January 1, 1999, plus an additional amount based on the increase in the consumer price index in the New York metropolitan area. In no event may Mr. Fisher's base salary, in the aggregate, be less than $50,000 more than the aggregate base salary of any other executive officer of the Company. The employment agreements also provide that Mr. Fisher is to be a participant in the 1997 Performance Plan, and that Mr. Fisher is to receive additional bonuses of $1,500,000 and $1,000,000 if the total return to the Company's shareholders from the date of the closing of the Initial Public Offering to December 31, 2000 and December 31, 2007, respectively, exceeds the return to common shareholders of (i) the companies included in the peer group or line of business index in the Company's proxy statement for that period or (ii) if not included in such proxy statement, a group of companies agreed to by the Executive and Compensation Committees as representing a comparable investment as the Company for the same periods. If Mr. Fisher's employment is terminated for any reason other than by the Company for Cause (as defined) or by Mr. Fisher without Good Reason (as defined, including in the event of a change in control), Mr. Fisher is entitled to a pro-rated bonus if the total return objective is achieved through the date of such termination. Pursuant to the employment agreements, upon the closing of the Initial Public Offering, Mr. Fisher was granted options under the 1997 Plan to purchase 432,856 shares of Class A Common Stock representing 1.0% of the outstanding Common Stock on a fully-diluted basis. Forty percent of such options will be exercisable on December 31, 2000, an additional 30% on December 31, 2001, and an additional 30% on December 31, 2002, except that all such options will become exercisable in the event that Mr. Fisher's employment is terminated by the Company without Cause or Mr. Fisher terminates his employment for Good Reason or by reason of his death or Disability (as defined). The employment agreement also contains noncompetition provisions applicable during the term of the employment agreement and for one-year thereafter. If Mr. Fisher's employment is terminated by the Company without Cause, or by Mr. Fisher for Good Reason, the employment agreements provide that Mr. Fisher is entitled to receive benefits and his salary (in addition to any vested benefits and previously earned but unpaid salary) for the balance of the term of the employment agreement or for at least 12 months, whichever is longer, plus an amount equal to his bonus under the 1997 Performance Plan for the immediately preceding year. In the event of Mr. Fisher's death or Disability, he (or his representative or estate or beneficiary) will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months salary (reduced, in the case of disability, by any disability benefits he receives). If Mr. Fisher's employment is terminated for any other reason, he is entitled to receive any previously earned but unpaid salary and any vested benefits. In addition, if Mr. Fisher's employment is terminated by the Company without Cause or by Mr. Fisher for Good Reason or upon Mr. Fisher's death or Disability or the expiration of his employment agreements, Mr. Fisher will be entitled to two demand registrations of his shares in accordance with the terms of a registration rights agreement among the Company and certain of its shareholders including Mr. Fisher.

     The Company and ITG have also entered into employment agreements, dated as of April 1, 1995, with Nir Tarlovsky, the Vice President of Business Development of the Company and a Vice President of ITG, the terms of which expired on March 31, 1998. Mr. Tarlovsky's employment agreements provided that his aggregate initial base salary be $150,000 per annum, which amount could be increased at the sole discretion of the respective Board of Directors of each of the Company and ITG. Pursuant to the agreement with the Company, the Company granted to Mr. Tarlovsky options under its 1995 Plan to acquire up to 876,000 shares of the Class A Common Stock. Mr. Tarlovsky's options to acquire shares of Class A Common Stock vested in an amount no greater than 2% of the outstanding shares of capital stock as of the date on which his employment agreement expired. The agreements contained non-compete covenants having a term of one year following the termination of the agreements and a confidentiality covenant. The agreement with the Company related to services to be provided by Mr. Tarlovsky solely outside of the United States, while the agreement with ITG related to services to be provided by Mr. Tarlovsky solely within the United States. The Company is currently re-negotiating Mr. Tarlovsky's employment agreements.

     RSL Europe has entered into an employment agreement, dated as of August 5, 1995, with Richard E. Williams, the Chief Executive Officer of RSL Europe, the term of which expires on August 4, 1998. The employment agreement provides that Mr. Williams' base salary shall be pounds 100,000 (approximately $160,000) per annum, which amount may be increased at the sole discretion of RSL Europe's Board of Directors, the majority of whom are members of the management of the Guarantor. Pursuant to the agreement, RSL Europe granted to Mr. Williams the option to purchase shares of capital stock of RSL Europe equal to up to 2% of the outstanding capital stock of RSL Europe (the 'RSL Europe Option Rights'). In addition, Mr. Williams is, under circumstances more fully described in the agreement, entitled to receive certain annual bonus payments based upon certain performance-based goals. The agreement contains a non-compete covenant having a term of nine months following the termination of the agreement and a confidentiality covenant. The Company entered into an agreement pursuant to which the Company, in consideration for his waiver of the RSL Europe Option Rights, granted to Mr. Williams options to purchase 350,400 shares of Class A Common Stock, which options became exercisable upon the closing date of the Initial Public Offering at an exercise price per share of $.00457.

     The Company has also entered into, or is in the process of entering into, employment agreements with other executive officers of the Company and the country managers of its Local Operators in the United States, the United Kingdom, France, Sweden, Finland, Australia, Italy, Japan and the Netherlands.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee currently are Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. During the portion of 1997 prior to the Initial Public Offering, Andrew Gaspar and Itzhak Fisher were members of the Compensation Committee.

     RSL Management Corporation ('RSL Management'), which is wholly-owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000. RSL Management subleases such space from The Estee Lauder Companies, Inc. Ronald S. Lauder is a principal shareholder of Estee Lauder, and Leonard A. Lauder, a director of the Company, is the Chief Executive Officer of Estee Lauder. Ronald
S. Lauder and Leonard A. Lauder are brothers. In addition, RSL Management provided payroll and benefits services to the Company for an annual fee of $6,000 through 1997. During 1996, Jacob Z. Schuster, Chief Financial Officer, Executive Vice President, Treasurer and a director of the Company, is the President and Treasurer of RSL Management. In 1996, Mr. Schuster received compensation only for his services to RSL Management (and such compensation was paid by RSL Management). In 1997, Mr. Schuster received compensation from RSL Management and the Company for services provided by him to each of RSL Management and the Company. Effective January 1, 1998, Mr. Schuster devotes 75% of his time to the Company and 25% of his time to RSL Management and is being compensated by each of the Company and RSL Management on that basis.


     In September 1996, the Company borrowed $35.0 million from Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company in the form of a subordinated loan, bearing interest at the rate of 11% per annum (the 'Subordinated Shareholder Loan'). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).

     The Company used the proceeds of the Subordinated Shareholder Loan to repay $35.0 million of the amounts outstanding under the Revolving Credit Facility and reduced the outstanding commitment amount under the Revolving Credit Facility to $15.0 million. The outstanding commitment under the Revolving Credit Facility was reduced to $7.5 million in October 1997. The Revolving Credit Facility is personally guaranteed by Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company.

     Prior to the closing of the 1996 Units Offering, Ronald S. Lauder, Leonard
A. Lauder, and LGV, an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly-owned company) of which is Andrew Gaspar, a director and Vice Chairman of the Company, purchased an aggregate of 4,117,521 shares of Class B Common Stock (approximately 9.3% of the outstanding common shares of the Company on a fully diluted basis) for $50.0 million (the 'Shareholder Equity Investment'). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares. The Company has applied the proceeds of the Shareholder Equity Investment to the repayment in full of the Subordinated Shareholder Loan, together with accrued interest.

     In addition, Ronald S. Lauder had agreed, upon the request of the Company, to provide (or arrange for a bank to provide) the Company with the Shareholder Standby Facility. If this facility was provided by a bank, Mr. Lauder was to personally guarantee the Company's obligations under the facility up to $35.0 million. The Shareholder Standby Facility expired upon the closing of the Initial Public Offering and had never been utilized.

     As consideration for the Shareholders Standby Facility and Mr. Lauder's continuing guarantee of the Revolving Credit Facility, Mr. Lauder received, in the aggregate, warrants to purchase 459,900 shares of Class B Common Stock, of the Company (the 'Lauder Warrants'). The exercise price, exercise period and other terms of the Lauder Warrants are substantially the same as the terms of the Warrants, other than with respect to the class of stock which will be issued upon their exercise. The Warrants and the Lauder Warrants became exercisable on October 3, 1997.

     During 1996, Nesim N. Bildirici, the Vice President of Mergers and Acquisitions of the Company, was an employee of both the Company and RSLAG, a venture capital company of which Ronald S. Lauder, the Company's Chairman and its largest and controlling shareholder, and Leonard A. Lauder are the principal investors. Andrew Gaspar, the Company's Vice Chairman, is the president of

RSLAG's corporate general partner. In the past, Mr. Bildirici's salary was paid by RSLAG and the Company reimbursed RSLAG for a majority of Mr. Bildirici's salary. In 1996, the Company reimbursed RSLAG approximately $130,000 for Mr. Bildirici's services. Mr. Bildirici currently dedicates substantially all of his business time to the business of the Company and, as of January 1, 1997, became a full-time employee of the Company.

     The Company entered into a consulting agreement as of September 1, 1995 with Eugene Sekulow, a director of the Company. The consulting agreement expired August 31, 1997. The consulting agreement provided that Mr. Sekulow receive a $24,000 annual fee, as well as an annual grant of options to purchase 21,900 shares of Class A Common Stock, for services rendered as a consultant to the Company. The Company does not intend to enter into agreements and arrangements with its non-employee directors or affiliates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company intends to avoid entering into agreements and arrangements (such as consulting agreements) with its non-employee directors or their affiliates which, directly or indirectly, would result in compensation being received by such directors.

     The law firm of Conyers, Dill & Pearman, of which Nicolas Trollope, a director of the Company, is a partner, was engaged as the Company's counsel in Bermuda for the fiscal year ended December 31, 1997 and will continue to be so engaged for the fiscal year ending December 31, 1998. Mr. Trollope does not receive compensation as a director.

     Pursuant to an employment agreement between the Company and Andrew Shields, an executive officer of the Company, the Company loaned Mr. Shields $100,000 in 1997 to facilitate his relocation to another state at the Company's request. The principal amount of $100,000 and interest bearing a rate of 6% is due on August 11, 2002 unless, either Mr. Shields sells shares of Common Stock with an aggregate value equal to or greater than $100,000 or Mr. Shield's employment is terminated, in which cases, the note is payable on demand.

     For additional disclosure with respect to certain transactions between the Company and certain of its directors, see 'Compensation--Committee Interlocks and Insider Participation.'

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Class B Common Stock at March 20, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or Class B Common Stock, (ii) each director of the Company and each Named Executive Officer who owns shares of any class of the Company's capital stock and (iii) the Company's directors and executive officers as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person. The table gives effect to distributions of Class B Common Stock by LGV to its members and by RSLAG to its partners (see notes 5 and 6).

                                       BENEFICIAL OWNERSHIP
                                                OF                BENEFICIAL OWNERSHIP             COMMON STOCK
                                          CLASS A COMMON           OF CLASS B COMMON        ---------------------------
                                             STOCK(1)                    STOCK                % OF

                                       ---------------------     ----------------------      VOTING
                                        NUMBER       PERCENT       NUMBER       PERCENT     POWER(2)     % OWNERSHIP(2)
                                       ---------     -------     ----------     -------     --------     --------------
Ronald S. Lauder (3)(4)(5)(6)(7)...       48,464          *      18,086,296       57.9 %       56.0%           42.9%
Andrew Gaspar (3)(5)(6)(8).........           --         --       3,476,138       11.3         10.9             8.3
Itzhak Fisher (3)(9)...............           --         --       4,590,986       14.9         14.4            11.0
Leonard A. Lauder
  (3)(5)(6)(7)(10).................           --         --       6,399,831       20.8         20.1            15.3
RSL Investments Corporation
  (3)(4)...........................           --         --       9,348,563       30.4         29.3            22.4
EL/RSLG Media, Inc. (3)(7).........           --         --       1,786,350        5.8          5.6             4.3
Bukfenc, Inc. (3)(8)...............           --         --       2,253,033        7.3          7.1             5.4
Jacob Z. Schuster (3)(11)..........           --         --       1,720,715        5.6          5.4             4.1
Gustavo A. Cisneros (12)...........    1,408,629       12.8%             --         --            *             3.4
Nir Tarlovsky (3)(13)..............      718,614        6.4         345,301(14)    1.1          1.3             2.5
Nesim Bildirici (15)...............      547,499        4.8         178,513          *            *             1.7
Mark J. Hirschhorn.................       61,495          *              --         --            *               *
Eugene Sekulow (16)................       43,800          *              --         --            *               *
Fred H. Langhammer.................       12,226          *              --         --            *               *
Richard Williams (17)..............      350,400        3.1              --         --            *               *
Nicolas G. Trollope (18)...........        1,000          *              --         --            *               *
All directors and executive
  officers as a group (19 persons)
  (19).............................    3,329,582       27.6      30,670,436       98.2         95.6            78.4
Essex Investment Management Company
  (20).............................    1,163,420       10.5              --          *            *             2.9
Nicholas-Applegate Capital
  Management(21)...................      683,600        6.2              --         --            *             1.6

------------------

    *  Less than 1%.
  (1)  Does not include 31,220,622 shares of Class A Common Stock issuable upon conversion of shares of Class B
       Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of Lauder Warrants).
       Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.
  (2)  Represents the percentage of total voting power and the percentage ownership of the Class A Common Stock and the Class B Common Stock beneficially owned as of March 20, 1998 by each identified shareholder and all directors and executive officers as a group. The Class A Common Stock and the Class B Common Stock are the
       only authorized classes of the Company's capital stock with shares outstanding.
  (3)  The business address of each of the indicated holders of the Company's securities is 767 Fifth Avenue, New
       York, New York 10153.
  (4)  Includes (a) 48,464 shares of Class A Common Stock owned directly by Ronald S. Lauder; (b) 261,407 shares of
       Class B Common Stock owned by RSLAG (see note 6); (c) 909,090 shares of Class B Common Stock owned by LGV (see note 5); (d) 9,348,563 shares of Class B Common Stock owned by RSL Investments Corporation, a corporation wholly-owned by Mr. Lauder; (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG Media, Inc.
       ('EL/RSLG') (see note 7); (f) 893,175 shares of Class B Common Stock owned by RAJ Family Partners L.P., of which Mr. Lauder is a limited partner and a shareholder of the general partner; (g) 4,427,811 shares of Class
       B Common Stock owned directly by Ronald S. Lauder; and (h) 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants.

  (5)  Andrew Gaspar is the managing member of LGV and Ronald S. Lauder and Leonard A. Lauder are both members with substantial ownership interests in LGV, and as such each may be deemed to beneficially own all of the shares of Class B Common Stock owned by LGV. Such shares, however, are only included once in the computation of shares beneficially owned by directors and executive officers of the group. The managing member of LGV has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald S. Lauder's allocable interest in such shares as directed by him. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares.

                                                                              (Footnotes continued on following page)

(Footnotes continued from previous page)

       On March 20, 1998, LGV distributed an aggregate of 1,149,669 shares of Class B Common Stock to its members. As a result of such distribution, (a) 571,727 shares of Class B Common Stock were transferred to Ronald S.
       Lauder; (b) 571,727 shares of Class B Common Stock were transferred to Leonard A. Lauder; (c) an aggregate of
       4,972 shares of Class B Common Stock were transferred to Andrew Gaspar and Bukfenc LLC (see note 8); and (d)
       909,090 shares of Class B Common Stock remain in LGV.
  (6)  Andrew Gaspar is president of the corporate general partner of RSLAG, and Ronald S. Lauder is directly and indirectly the owner of a majority of the limited partnership interests in RSLAG, and, as such, may be deemed to beneficially own all of the shares of Class B Common Stock owned by RSLAG. The general partner of RSLAG has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald S. Lauder's allocable interest in such shares as directed by him. In addition, Leonard A. Lauder owns limited partnership interests in RSLAG.
       Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares. The shares of Class B Common Stock owned by RSLAG which may be deemed to be beneficially owned by
       Ronald S. Lauder, Andrew Gaspar and Leonard A. Lauder are only included once in the computation of shares beneficially owned by directors and executive officers of the group.
       On March 20, 1998, RSLAG distributed an aggregate of 16,366,325 shares of Class B Common Stock to its partners. As a result of such distribution, (a) an aggregate of 12,028,088 shares of Class B Common Stock were transferred to certain entities over which Ronald S. Lauder has control or the stock holdings of which he may be deemed to have beneficial ownership; (b) an aggregate of 3,274,975 shares of Class B Common Stock were transferred to Leonard A. Lauder and certain entities over which he has control or the stock holdings of which he may be deemed to have beneficial ownership; (c) an aggregate of 2,300,669 shares of Class B Common Stock were transferred to Andrew Gaspar and Bukfenc, Inc. (see note 8); and (d) 261,407 shares of Class B Common
       Stock remain in RSLAG.
  (7)  The 1995 Estee Lauder RSL Trust, of which Ronald S. Lauder is a trustee and the beneficiary, and the 1995
       Estee Lauder LAL Trust, of which Leonard A. Lauder is a trustee and the beneficiary, each own 50% of EL/RSLG's outstanding common stock. As such, Ronald S. Lauder and Leonard A. Lauder may each be deemed to beneficially own all of the shares of Class B Common Stock owned by EL/RSLG. Ronald S. Lauder and Leonard A. Lauder each disclaim beneficial ownership of some of such shares. Such shares, however, are only included once in the computation of shares beneficially owned by directors and executive officers as a group.
  (8)  Includes (a) 48,879 shares of Class B Common Stock owned directly by Mr. Gaspar; (b) an aggregate of 1,170,497 shares of Class B Common Stock owned by LGV and RSLAG (see notes 5 and 6); (c) 2,253,033 shares of Class B
       Common Stock owned by Bukfenc, Inc., a corporation wholly owned by Mr. Gaspar and members of his family; and
       (d) 3,729 shares of Class B Common Stock owned by Bukfenc, LLC, a limited liability company, of which Mr.
       Gaspar and members of his family are the only members.
  (9)  Such shares are owned by Fisher Investment Partners, L.P., a Delaware limited partnership, of which Itzhak
       Fisher is the sole general partner and the Fisher 1997 Family Trust is the sole limited partner. Mr. Fisher disclaims beneficial ownership of such shares.
 (10)  Includes (a) an aggregate of 1,170,497 shares of Class B Common Stock owned by LGV and RSLAG (see notes 5 and
       6); (b) 2,196,558 shares of Class B Common Stock owned directly by Leonard A. Lauder; (c) 4,866 shares of
       Class B Common Stock owned by Mr. Lauder's wife; (d) 348,385 shares of Class B Common Stock owned by LAL
       Family Partners, L.P., of which Mr. Lauder is a general partner; (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG (see note 7); and (f) 893,175 shares of Class B Common Stock owned by LWG Family Partners,
       L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder. Mr. Lauder disclaims beneficial ownership of the shares of Class B Common Stock owned by his wife.
 (11)  Such shares are owned by Schuster Family Partners I, L.P., a New York limited partnership, of which Jacob Z.
       Schuster is the sole general partner and the limited partners of which are certain of Mr. Schuster's children.
       Mr. Schuster disclaims beneficial ownership of such shares.
 (12)  Such shares are owned by Coral Gate, an investment business company organized under the laws of the British
       Virgin Islands, which is beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. The business address for Gustavo Cisneros is 36 East 61st Street, New York, New York 10021.
 (13)  Includes 526,487 shares of Class A Common Stock owned directly by Mr. Tarlovsky and 192,127 shares of Class A
       Common Stock issuable upon the exercise of an equal number of options granted to Mr. Tarlovsky under the 1995
       Plan, which options become exercisable on April 1, 1998.
 (14)  Such shares are owned by Tarlovsky Investment Partners, L.P., a Delaware limited partnership of which Nir
       Tarlovsky is the sole general partner and the Tarlovsky 1997 Family Trust is the sole limited partner. Mr.
       Tarlovsky disclaims beneficial ownership of such shares.
 (15)  Includes 202,561 shares of Class A Common Stock owned directly by Mr. Bildirici and 344,938 shares of Class A
       Common Stock issuable upon the exercise of an equal number of options granted to Mr. Bildirici under the 1995
       Plan, which options become exercisable on April 15, 1998.
 (16)  Consists of 43,800 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Sekulow under the 1995 Plan.
 (17)  Consists of 350,400 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Williams under the 1995 Plan.
 (18)  Such shares are owned by The Proverbs Trust, a Bermuda trust, of which Mr. Trollope and his wife are the trustees and beneficiaries.
 (19)  Includes 966,075 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted to certain of the directors and executive officers as a group.
 (20)  Information as to the shares owned by Essex Investment Company, an investment adviser registered under Section
       203 of the Investment Advisers Act of 1940, is as of December 31, 1997, and is taken from a Schedule 13G/A filed with the Securities and Exchange Commission (the 'Commission') on March 12, 1998. The address for Essex
       Investment Management Company is 125 High Street, Boston, Massachussetts 02110.
 (21)  Information as to the shares owned by Nicholas-Applegate Capital Management, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is as of December 31, 1997, and is taken from a
       Schedule 13G filed with the Commission on February 3, 1998. The address for Nicholas-Applegate Capital
       Management is 600 West Broadway, 29th Floor, San Diego, California 92101.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT FACILITIES

     On October 5, 1995, The Chase Manhattan Bank (the 'Bank') extended a $10 million revolving credit facility to Ronald S. Lauder, Chairman of the Board of the Company and its largest and controlling shareholder. On June 26, 1996, the Bank replaced the original Revolving Credit Facility, which had been increased to $25 million, by extending a $40 million Revolving Credit Facility directly to the Company which was increased to $50 million in August 1996. Pursuant to the Subordinated Shareholder Loan, $35 million of this facility was repaid and the Revolving Credit Facility was reduced to $7.5 million. The remaining outstanding amounts under the Revolving Credit Facility were repaid with a portion of the proceeds of the Shareholder Equity Investment. The Company intends to maintain the Revolving Credit Facility and, accordingly, such amounts may be subsequently reborrowed. Mr. Lauder has guaranteed the Company's obligations under the Revolving Credit Facility. The Revolving Credit Facility accrues interest on all amounts outstanding at the Company's option at either (i) the Bank's publicly announced prime rate per annum or (ii) LIBOR plus 1% per annum, with such interest rate to be determined by the Company. As of the date of this Prospectus, the full amount of the Revolving Credit Facility was available to the Company. The Revolving Credit Facility is payable on demand or is otherwise due and payable by the Company on June 30, 1998.

     The Company, through LDM, has a $10.0 million revolving credit facility with Coast Business Credit. There was $3.6 million outstanding under this facility at December 31, 1997. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum.

VENDOR FINANCING

     Ericsson has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in financing commitments to fund the purchase of additional switches and related equipment. At December 31, 1997, approximately $15.8 million of this facility was available. Borrowings from this equipment vendor will accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased.

1996 NOTES

  GENERAL

     On October 3, 1996, the Issuer issued $300.0 million of 12 1/4% Senior Notes pursuant to the 1996 Indenture among the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee (the '1996 Trustee'). The 1996 Notes are unconditionally guaranteed by the Guarantor. On May 22, 1997, the Company consummated the 1997 Exchange Offer to exchange the notes issued in the 1996 Units Offering for $300.0 million of substantially identical notes that had been registered under the Securities Act.

  PRINCIPAL, MATURITY AND INTEREST

     The 1996 Notes are limited in aggregate principal amount to $300.0 million and will mature on October 3, 2006. Interest on the 1996 Notes accrues at 12 1/4% per annum and is payable semiannually in arrears on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of 12 30-day months. At the closing of the 1996 Units Offering, the Issuer used $102.8 million of the net proceeds of the 1996 Units Offering to purchase a portfolio of securities, initially consisting of U.S. government securities (including any securities substituted in respect thereof, the 'Pledged Securities'), to pledge as security for payment of interest on the principal of the 1996 Notes. Proceeds from the Pledged Securities may be used by the Issuer to make interest payments on the 1996 Notes through November 15, 1999. The

Pledged Securities are being held by the 1996 Trustee pending disbursement. The Issuer is under no obligation to escrow additional securities.

  RANKING

     The 1996 Notes are unsecured senior obligations of the Issuer, rank pari passu in right of payment with the 1996 Notes and all existing and future senior obligations of the Issuer, and rank senior in right of payment to all future subordinated obligations of the Issuer.

  REDEMPTION

     The 1996 Notes are not redeemable at the Issuer's option prior to November 15, 2001. Thereafter, the 1996 Notes are subject to redemption at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

YEAR                                                                                        PERCENTAGE
-----------------------------------------------------------------------------------------   -----------
2001.....................................................................................    106.125%
2002.....................................................................................    103.0625%
2003 and thereafter......................................................................    100.000%

     In addition, at any time on or before November 15, 1999, the Issuer may redeem up to $90.0 million of the original aggregate principal amount of the 1996 Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $210.0 million of aggregate principal amount of 1996 Notes remains outstanding immediately after such redemption. On April 3, 1998, the Issuer redeemed $90.0 million of the original aggregate principal amount of the 1996 Notes with the net proceeds of the Initial Public Offering.

  COVENANTS

     The 1996 Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the 1996 Notes. The 1996 Indenture permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the 1996 Indenture.

  EVENTS OF DEFAULT

     The 1996 Indenture contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise and (v) the bankruptcy of the Company or certain of its subsidiaries.

OLD U.S. DOLLAR NOTES

  GENERAL

     On February 27, 1998, the Issuer issued the Old U.S. Dollar Senior Notes pursuant to an Indenture, dated as of February 27, 1998 (the 'Senior Notes Indenture'), between the Issuer, RSL Communications, Ltd., as guarantor, and The Chase Manhattan Bank, as trustee (the 'Senior Notes Trustee') and the Old U.S. Dollar Senior Discount Notes pursuant to an Indenture, dated as of February 27, 1998 (the 'Senior Discount Notes Indenture,' and, together with the Senior Notes Indenture, the 'U.S. Dollar Notes Indentures'), between the Issuer, RSL Communications, Ltd., as guarantor, and The Chase Manhattan Bank, as trustee (the 'Senior Discount Notes Trustee'). The Old U.S. Dollar Notes are unconditionally guaranteed by the Guarantor.

  PRINCIPAL, MATURITY AND INTEREST

     The Old U.S. Dollar Notes are initially limited in aggregate principal amount at maturity to $528.1 million and will mature on March 1, 2008. Interest on the Old U.S. Dollar Senior Notes accrues at 9 1/8% per annum and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 1998. No interest will be payable on the Old U.S. Dollar Senior Discount Notes prior to September 1, 2003. From and after March 1, 2003, interest on the Old U.S. Dollar Senior Discount Notes will accrue at 10 1/8% on the principal amount at maturity of such notes and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 2003. Interest on the Old U.S. Dollar Notes is computed on the basis of a 360-day year comprised of 12 30-day months.

  RANKING

     The Old U.S. Dollar Notes are unsecured senior obligations of the Issuer and the Guarantor, rank pari passu in right of payment with (i) the 1996 Notes,
(ii) the New U.S. Dollar Notes, (iii) the Old DM Notes and the New DM Notes (collectively, the 'DM Notes') and (iv) all existing and future senior obligations of the Issuer and the Guarantor, and rank senior in right of payment to all future subordinated obligations of the Issuer and the Guarantor.


  REDEMPTION

     The Old U.S. Dollar Notes are subject to redemption at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of stated principal amount) set forth below plus accrued and unpaid interest thereon to (but excluding) the applicable redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below:

  OLD U.S. DOLLAR SENIOR NOTES

YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................       104.562%
2004................................................................................       103.042%
2005................................................................................       101.521%
2006 and thereafter.................................................................       100.000%

  OLD U.S. DOLLAR SENIOR DISCOUNT NOTES

YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................       105.062%
2004................................................................................       103.375%
2005................................................................................       101.687%
2006 and thereafter.................................................................       100.000%

     In addition, at any time on or before March 1, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent it receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem up to 33 1/3% of the aggregate principal amount at maturity of the Old U.S. Dollar Notes at a redemption price equal to 109.125% of the principal amount thereof, in the case of the Old U.S. Dollar Senior Notes, and 110.125% of the accreted value, in the case of the Old U.S. Dollar Senior Discount Notes, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 66 2/3% of aggregate principal amount at maturity of the Old U.S. Dollar Senior Notes or Old U.S. Dollar Senior Discount Notes, as applicable, remains outstanding immediately after such redemption.

  COVENANTS


     The U.S. Dollar Notes Indentures restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, create liens, sell assets, issue or sell capital stock of certain subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

  EVENTS OF DEFAULT

     The U.S. Dollar Notes Indentures contain standard events of default, including (i) failure to pay principal of (or premium, if any, on) any U.S. Dollar Note when due, (ii) failure to pay any interest on any U.S. Dollar Note when due, continued for 30 days, (iii) failure to perform covenants or agreements under the U.S. Dollar Notes Indentures or the U.S. Dollar Notes, (iv) cross-defaults against certain other indebtedness, (v) failure to pay more than $10.0 million of judgments that have not been stayed by appeal and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Guarantor and certain of its subsidiaries.

OLD DM NOTES

  GENERAL

     On March 15, 1998, the Issuer issued the Old DM Notes pursuant to an Indenture, dated as of March 16, 1998 (the 'DM Notes Indenture,' and, together with the U.S. Dollar Notes Indentures, the 'Indentures'), between the Issuer, RSL Communications, Ltd., as guarantor, and The Chase Manhattan Bank, as trustee (the 'DM Notes Trustee,' and, together with the Senior Notes Trustee and the Senior Discount Notes Trustee, the 'Trustee'). The Old DM Notes are unconditionally guaranteed by the Guarantor.

  PRINCIPAL, MATURITY AND INTEREST

     The Old DM Notes are initially limited in aggregate principal amount at maturity to DM296.0 million (approximately $99.1 million initial accreted value) and will mature on March 15, 2008. No interest is payable on the Old DM Notes prior to September 15, 2003. From and after March 15, 2003, interest on the DM Notes will accrue on the principal amount at maturity of such notes at the rate of 10% per annum and is payable semiannually on March 15 and September 15 of each year, commencing September 15, 2003. Interest is computed on the basis of a 360-day year comprised of 12 30-day months.

  RANKING

     The Old DM Notes are unsecured senior obligations of the Issuer and the Guarantor, rank pari passu in right of payment with (i) the 1996 Notes, (ii) the Old U.S. Dollar Notes and the New U.S. Dollar Notes (collectively, the 'U.S. Dollar Notes'), (iii) the New DM Notes and (iv) all other existing and future senior obligations of the Issuer and the Guarantor, and rank senior in right of payment to all future subordinated obligations of the Issuer and the Guarantor.

  REDEMPTION


     The Old DM Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after March 15, 2003 and prior to maturity, in principal amounts of DM1,000 or an integral multiple of DM1,000, at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the redemption date (subject to the right of holders to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning March 15 of the years indicated:

YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................       105.000%
2004................................................................................       103.333%
2005................................................................................       101.667%
2006 and thereafter.................................................................       100.000%

     In addition, at any time prior to March 15, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent it receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, Old DM Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the Old DM Notes, provided, however, that Old DM Notes in an amount equal to at least 66 2/3% of the aggregate principal amount at maturity of the Old DM Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The DM Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and events of default contained in the U.S. Dollar Notes Indentures.

                  REGISTRATION RIGHTS AGREEMENTS FOR OLD NOTES

     The Issuer and the Guarantor have entered into Exchange and Registration Rights Agreements (the 'Registration Rights Agreements') pursuant to which the Issuer and the Guarantor have agreed, for the benefit of the holders of the Old Notes, to use their reasonable best efforts (i) to file with the Commission the 'Exchange Offer Registration Statement' under the Securities Act relating to the Exchange Offers and (ii) to use their reasonable best efforts to consummate each Exchange Offer as soon as practicable, but no later than 270 days following the original issue dates of the applicable Old Notes. The Issuer and the Guarantor have further agreed to hold the Exchange Offers open for at least 30 days, and to exchange New Notes for all Old Notes validly tendered and not withdrawn before the Expiration Date.

     Under existing Commission interpretations, the New Notes would in general be freely transferable after the Exchange Offers without further registration under the Securities Act, except that broker-dealers ('Participating Broker-Dealers') receiving New Notes in the Exchange Offers will be subject to a prospectus delivery requirement with respect to resale of those New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of any unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreements, the Issuer and the Guarantor are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes. The Exchange Offer Registration Statement will be kept effective for a period of 90 days after the Exchange Offers have been consummated in order to permit resales of New Notes acquired by broker-dealers in after-market transactions. Each holder of the Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for New Notes in the Exchange Offer with respect to such Old Notes will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer with respect to such Old Notes it has no arrangement with any Person to participate in the distribution (within the meaning of the Securities
Act) of the New Notes and that it is not an affiliate of the Issuer or the Guarantor.

     However, if on or before the date of consummation of the Exchange Offers the existing Commission interpretations are changed such that the New Notes would not in general be freely transferable on such date, the Issuer and the Guarantor will, in lieu of effecting registration of New Notes, use their reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the Old Notes for resale by holders (the 'Resale Registration') to become effective and to remain effective for a period of up to two years after original issue dates of the Old Notes. The Issuer and the Guarantor will, in the event of the Resale Registration, provide to the holders of the Old Notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such holders when the Resale Registration for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements that are applicable to such a holder (including certain indemnification obligations).


     In the event that (i) the Exchange Offers have not been consummated with respect to the Old Notes within 270 days after the original issue dates of the Old Notes (or, if applicable, the Resale Registration is not effective within such period) or (ii) any Resale Registration required by the Registration Rights Agreements is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded promptly by an additional registration statement filed and declared effective (any such event referred to in clauses (i) and (ii), a 'Registration Default'), then interest will accrue (in addition to any stated interest on the Old Notes) at the rate of 0.5% per annum, determined daily, on the principal amount of the Old U.S. Dollar Senior Notes and the Accreted Value (as defined) of the Old U.S. Dollar Senior Discount Notes and the Old DM Notes (collectively, the Old Senior Discount Notes) with respect to which there is a Registration Default, for the period from and including the date of occurrence of the Registration Default to but excluding such date as no Registration Default is in effect.

     The summary herein of certain provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

                              THE EXCHANGE OFFERS

TERMS OF THE EXCHANGE OFFERS; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letters of Transmittal, the Issuer will accept for exchange Old Notes which are properly tendered on or prior to the applicable Expiration Date and not withdrawn as permitted below. As used herein, the term
'Expiration Date' means 5:00 p.m., New York time, on             , 1998;
provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which any Exchange Offer is open, the term 'Expiration Date' means with respect to such Exchange Offer the latest time and date to which such Exchange Offer is extended.

     As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old U.S. Dollar Senior Notes, $328,084,000 principal amount at maturity of Old U.S. Dollar Senior Discount Notes and DM296,000,000 principal amount at maturity of Old DM Notes are outstanding. This Prospectus, together with the
Letters of Transmittal, is first being sent on or about             , 1998 to
all holders of Old Notes known to the Issuer. The Issuer's obligation to accept Old Notes for exchange pursuant to the Exchange Offers is subject to certain conditions as set forth below under '--Certain Conditions to the Exchange Offers.'

     The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which any Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes pursuant to such Exchange

Offer, by giving oral or written notice of any extension, amendment, non-acceptance or termination to the holders of Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Issuer of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letters of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offers must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Chase Manhattan Bank, as exchange agent (the 'Exchange Agent') at the address set forth below under '--Exchange Agent' on or prior to the Expiration Date. In addition, either (i) certificates of such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Old Notes, if such procedure is available, into the account of the Book-Entry Depositary (as defined) at The Depository Trust Company in the case of the Old U.S. Dollar Notes, or Euroclear and Cedel, in the case of the Old DM Notes (the 'Book-Entry Transfer Facility'), must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or Agent's Message in lieu of such Letter of Transmittal, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term 'Agent's Message' means a message, transmitted by the Book-Entry Transfer Facility to and received by the Book-Entry Depositary (as defined) and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that the Issuer may enforce such Letter of Transmittal against such participant. The Exchange Agent will also act as exchange agent for the Book-Entry Depositary (as defined) in effecting such book-entry exchange. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTE SHOULD BE SENT TO THE ISSUER.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled 'Special Issuance Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a

Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, 'Eligible Institutions'). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offers as to any particular Old Notes either before or after the applicable Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offers). The interpretation of the terms and conditions of the Exchange Offers as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If a Letter of Transmittal is signed by a person or persons other than the registered holders or holders of Old Notes tendered pursuant to such Letter of Transmittal, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If a Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

     By tendering, each holder will represent to the Issuer that, among other things, the New Notes acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Issuer that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an 'affiliate,' as defined under Rule 405 of the Securities Act, of the Issuer, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offers, such holder or any such other person
(i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See 'Plan of Distribution.' The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to an Exchange Offer, the Issuer will accept, promptly after the applicable Expiration Date, all Old Notes properly tendered pursuant to such Exchange Offer and will issue the New Notes to be issued pursuant to such Exchange Offer promptly after acceptance of such Old Notes. See '--Certain Conditions to the Exchange Offers.'

     For the purposes of the Exchange Offers, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount (or principal amount of maturity and Accreted Value) equal to that of the surrendered Old Note. Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on such Old Notes, from the date of original issue of such Old Notes. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer with respect to such Old Notes. In the event that any Exchange Offers are not consummated or a Shelf Registration Statement is not declared effective with respect to any Old Notes on or prior to the 270th day following the applicable date of original issue of such Old Notes, additional interest will be payable with respect to such Old Notes. See 'Registration Rights Agreements for Old Notes.'

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely

Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer with respect to such Old Notes or if Old Notes are submitted for a greater principal amount or original issue price than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offers.

BOOK-ENTRY TRANSFER

     The Book-Entry Depositary (as defined) will make a request to establish an account with respect to the Old Notes at the applicable Book-Entry Transfer Facility for purposes of the Exchange Offers within two business days after the date of this Prospectus, and any financial institution that is a participant in such Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the account of the Book-Entry Depositary (as defined) at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the applicable Book-Entry Transfer Facility, the Letters of Transmittal (or facsimile thereof or an Agent's Message in lieu thereof) with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under '--Exchange Agent' on or prior to the applicable Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the applicable Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under '--Exchange Agent.' Any such notice of withdrawal must specify the name of the persons having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount or principal amount at maturity of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time and receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offers. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer with respect to such Old Notes. Properly withdrawn Old Notes may be retendered by following one of the procedures described under '--Procedures for Tendering Old Notes' above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFERS


     Each Exchange Offer shall be subject to the following conditions: (i) neither such Exchange Offer, nor the making of any exchange by a holder violates applicable law or any applicable interpretation of the staff of the Commission,
(ii) the due tendering of Old Notes in accordance with such Exchange Offer,
(iii) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to such Exchange Offer which, in the Issuer's judgment, would reasonably be expected to impair the ability of the Issuer to proceed with such Exchange Offer, (iv) there shall not have been adopted or enacted any law, statute, rule or regulation which, in the Issuer's judgment, would reasonably be expected to impair the ability of the Issuer to proceed with such Exchange Offer, (v) there shall not have been declared by U.S. federal or New York State authorities a banking moratorium which, in the Issuer's judgment, would reasonably be expected to impair the ability of the Issuer to proceed with such Exchange Offer and (vi) each holder of Old Notes (other than participating broker-dealers) who wishes to exchange such Old Notes for New Notes in such Exchange Offer shall have represented that (A) it is not an affiliate of the Issuer, (B) any New Notes to be received by it were acquired in the ordinary course of business and (C) at the time of the commencement of such Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and shall have made such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to render the use of Form S-4 or another appropriate form under the Securities Act available; provided, however, that none of the foregoing conditions shall relieve the Issuer of its obligations under the Registration Rights Agreements or effect any increase in the interest rate borne by the Old Notes pursuant to the Registration Rights Agreements.

     The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offers. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letters of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              Delivery To The Chase Manhattan Bank, Exchange Agent


              By Mail:                   Facsimile Transmission Number:                   By Hand:

      The Chase Manhattan Bank                 (212) 946-8161/62                  The Chase Manhattan Bank
       Global Trust Services                                                       Global Trust Services
        450 West 33rd Street                                                        450 West 33rd Street
             15th Floor                                                                  15th Floor
         New York, NY 10001                                                          New York, NY 10001
  Attn: Robert S. Peschler, Trust                                                Attn: Robert S. Peschler,
               Officer                                                                 Trust Officer

                                             Confirm by Telephone:                 By Overnight Courier:
                                                                                  The Chase Manhattan Bank
                                                                                   Global Trust Services
                                                 (212) 946-3084                     450 West 33rd Street
                                                                                         15th Floor
                                                                                     New York, NY 10001
                                                                                 Attn: Robert S. Peschler,
                                                                                       Trust Officer

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Issuer will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offers.

     The estimated cash expenses to be incurred in connection with the Exchange Offers will be paid by the Issuer and are estimated in the aggregate to be approximately $100,000.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offers will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities

Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register Old Notes under the Securities Act. See 'Registration Rights Agreements for Old Notes.' Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offers in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Issuer within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offers in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offers as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the New Notes received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the consummation of the Exchange will not have engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes and (iii) such holder is not an affiliate of the Issuer within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If any holder is an affiliate of the Issuer, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offers, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See 'Plan of Distribution.' In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

           DESCRIPTION OF THE NEW NOTES AND THE NEW NOTES GUARANTEES


     The New U.S. Dollar Senior Notes will be issued under the Senior Notes Indenture, the New U.S. Dollar Senior Discount Notes will be issued under the Senior Discount Notes Indenture and the New DM Notes will be issued under the DM Notes Indenture. The statements under this caption relating to the New Notes and the Indentures are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein. Each Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, 'Section' or articles are references to the applicable Indenture. Where reference is made to particular provisions of the Indentures or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. The definitions of certain capitalized terms used in the following summary are set forth below under '--Certain Definitions'.

THE NEW U.S. DOLLAR SENIOR NOTES

  GENERAL

     The New U.S. Dollar Senior Notes will be senior unsecured obligations of the Issuer initially limited to $200,000,000 aggregate principal amount and will mature on March 1, 2008. The New U.S. Dollar Senior Notes will bear interest at the rate of 9.125% per annum from February 27, 1998 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on March 1 and September 1 of each year, commencing September 1, 1998 to the Book-Entry Depositary (in the case of Global Notes) or to the Person in whose name the New U.S. Dollar Senior Note (or any predecessor New U.S. Dollar Senior Note) is registered (in the case of Definitive Registered Notes) at the close of business on the preceding February 15 and August 15, as the case may be. Interest on the New U.S. Dollar Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months (see Sections 301, 307 and 310). The terms 'Book-Entry Depositary' and 'Definitive Registered Notes' are defined below in '--Book-Entry; Delivery and Form'.

     The guarantee by the Guarantor in respect of payments in respect of the New U.S. Dollar Senior Notes (the 'New Senior Notes Guarantee') will rank pari passu with the Guarantor's unsecured unsubordinated obligations, including its obligations under (i) the Old U.S. Dollar Senior Notes, (ii) the New U.S. Dollar Senior Discount Notes and the Old U.S. Dollar Senior Discount Notes (collectively, the 'U.S. Dollar Senior Discount Notes') and (iii) the DM Notes.

     Subject to the covenants described below under 'Covenants' and applicable law, the Issuer may issue additional senior notes (all of which will have the same terms, including interest rate, maturity and redemption provisions, as the U.S. Dollar Senior Notes) in accordance with the Senior Notes Indenture; provided, that no additional senior note may be issued at a price that would cause such senior note to have 'original issue discount' within the meaning of
Section 1273 of the Internal Revenue Code. The Old U.S. Dollar Senior Notes, the New U.S. Dollar Senior Notes offered hereby and any additional senior notes subsequently issued will be treated as a single class for all purposes under the Senior Notes Indenture.

  OPTIONAL REDEMPTION


     The New U.S. Dollar Senior Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after March 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of New U.S. Dollar Senior Notes to be redeemed at such holder's address appearing in the Note Register, in principal amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the Redemption Date (subject to the right of holders to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning March 1 of the years indicated:

YEAR                                                     REDEMPTION PRICE
------------------------------------------------------   ----------------
2003..................................................        104.562%
2004..................................................        103.042%
2005..................................................        101.521%
2006 and thereafter...................................        100.000%

(see Sections 203, 1101, 1105 and 1107)

     In addition, at any time prior to March 1, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its Common Stock, the Issuer (to the extent it receives such proceeds) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, New U.S. Dollar Senior Notes in a principal amount of up to an aggregate amount equal to 33 1/3% of the original principal amount of the New U.S. Dollar Senior Notes, provided, however, that New U.S. Dollar Senior Notes in an amount equal to at least 66 2/3% of the aggregate original principal amount of the New U.S. Dollar Senior Notes remain outstanding after each redemption. Each redemption must occur on a Redemption Date within 180 days of the related sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of New U.S. Dollar Senior Notes to be redeemed at such holder's address appearing in the applicable Note Register, in amounts of $1,000 or an integral multiple of $1,000 at a redemption price equal to 109.125% of the original principal amount of the New U.S. Dollar Senior Notes plus accrued interest to but excluding the Redemption Date.

     In the event that (i) the Guarantor or the Issuer has become or would become obligated to pay any Additional Amounts (as defined herein) as a result of (x) certain changes affecting withholding tax laws or (y) a Listing Failure (as defined herein) provided that the Issuer has used reasonable best efforts to list and maintain a listing of the New U.S. Dollar Senior Notes on a 'recognized stock exchange' (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988), and (ii) the Guarantor and the Issuer are unable to avoid the requirement to pay such Additional Amounts by taking reasonable measures available to them (including, without limitation, the Guarantor making payments directly to holders under the Senior Notes Guarantee, unless such payment is likely to result in adverse consequences to the Issuer or the Guarantor), then the Issuer may redeem all, but not less than all, of the New U.S. Dollar Senior Notes at any time at 100% of the principal amount thereof on the redemption date, together with accrued interest thereon, if any, to but excluding the redemption date. Prior to the publication of the notice of redemption in accordance with the foregoing, the Issuer shall deliver to the Trustee an officer's certificate stating that the Issuer is entitled to effect such redemption based on a written opinion of independent tax counsel or accounting firm reasonably satisfactory to the Trustee. See '--Additional Amounts.'

     If less than all the New U.S. Dollar Senior Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular New U.S. Dollar Senior Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (Section 1104)

     The New U.S. Dollar Senior Notes do not have the benefit of any sinking fund.

  Other Applicable Terms

     For a description of other terms applicable to the New U.S. Dollar Senior Notes and the other New Notes, see '--General Terms of the New Notes,' '--Luxembourg Stock Exchange Listing,' '--Ranking,' '--Book-Entry; Delivery and Form,' '--Covenants,' '--Certain Definitions,' '--Description of Guarantees by RSL Communications, Ltd.,' '--Events of Default,' '--Defeasance,' '--Modification and Waiver,' '--The Trustee,' '--Additional Amounts,' '--Consent to Jurisdiction and Service' and '--Governing Law.'

THE NEW U.S. DOLLAR SENIOR DISCOUNT NOTES

  GENERAL

     The New U.S. Dollar Senior Discount Notes will be senior unsecured obligations of the Issuer and will mature on March 1, 2008. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the issue date of the New U.S. Dollar Senior Discount Notes, no interest will be payable on the New U.S. Dollar Senior Discount Notes prior to September 1, 2003. From and after March 1, 2003, interest on the New U.S. Dollar Senior Discount Notes will accrue at the rate shown on the front cover of this Prospectus on the stated principal amount of such Senior Discount Notes from March 1, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on March 1 and September 1 of each year, commencing September 1, 2003 to the Book-Entry Depositary (in the case of Global Notes) or to the Person in whose name the New U.S. Dollar Senior Discount Note (or any predecessor New U.S. Dollar Senior

Discount Note) is registered (in the case of Definitive Registered Notes) at the close of business on the preceding February 15 and August 15, as the case may be. Interest on the New U.S. Dollar Senior Discount Notes will be computed on the basis of a 360-day year of twelve 30-day months. (see Sections 301, 307 and
310)

     The guarantee by the Guarantor in respect of payments in respect of the New U.S. Dollar Senior Discount Notes (the 'New Senior Discount Notes Guarantee') will rank pari passu with the Guarantor's unsecured unsubordinated obligations, including its obligations under (i) the Old U.S. Dollar Senior Discount Notes,
(ii) the New U.S. Dollar Senior Notes and the Old U.S. Dollar Senior Notes (collectively, the 'U.S. Dollar Senior Notes') and (iii) the DM Notes.

  OPTIONAL REDEMPTION

     The New U.S. Dollar Senior Discount Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after March 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of New U.S. Dollar Senior Discount Notes to be redeemed at such holder's address appearing in the applicable Note Register, in principal amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the Redemption Date (subject to the right of holders to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning March 1 of the years indicated:

YEAR                                                     REDEMPTION PRICE
------------------------------------------------------   ----------------
2003..................................................        105.062%
2004..................................................        103.375%
2005..................................................        101.687%
2006 and thereafter...................................        100.000%

(see Sections 203, 1101, 1105 and 1107)

     In addition, at any time prior to March 1, 2001, in the event that the Guarantor receives net cash proceeds from the public or private sale of its Common Stock, the Issuer (to the extent it receives such proceeds) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, New U.S. Dollar Senior Discount Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the original aggregate principal amount at maturity of the New U.S. Dollar Senior Discount Notes, provided, however, that New U.S. Dollar Senior Discount Notes in an amount equal to at least 66 2/3% of the aggregate original principal amount at maturity of the New U.S. Dollar Senior Discount Notes remain outstanding after each redemption. Each redemption must occur on a Redemption Date within 180 days of the related sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of New U.S. Dollar Senior Discount Notes to be redeemed at such holder's address appearing in the applicable Note

Register, in amounts of $1,000 or an integral multiple of $1,000 at a redemption price equal to 110.125% of the Accreted Value of the New U.S. Dollar Senior Discount Notes plus accrued interest to but excluding the Redemption Date.

     If less than all the New U.S. Dollar Senior Discount Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular New U.S. Dollar Senior Discount Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (Section 1104)

     In the event that (i) the Guarantor or the Issuer has become or would become obligated to pay any Additional Amounts (as defined herein) as a result of (x) certain changes affecting withholding tax laws or (y) a Listing Failure (as defined herein) provided that the Issuer has used reasonable best efforts to list and maintain a listing of the New U.S. Dollar Senior Discount Notes on a 'recognized stock exchange' (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988), and (ii) the Guarantor and the Issuer are unable to avoid the requirement to pay such Additional Amounts by taking reasonable measures available to them (including, without limitation, the Guarantor making payments directly to holders under the Senior Discount Notes Guarantee, unless such payment is likely to result in adverse consequences to the Issuer or the Guarantor), then the Issuer may redeem all, but not less than all, of the New U.S. Dollar Senior Discount Notes at any time at 100% of the Accreted Value thereof on the redemption date, together with accrued interest thereon, if any, to but excluding the redemption date. Prior to the publication of the notice of redemption in accordance with the foregoing, the Issuer shall deliver to the Trustee an officer's certificate stating that the Issuer is entitled to effect such redemption based on a written opinion of independent tax counsel or accounting firm reasonably satisfactory to the Trustee. See '--Additional Amounts.'

     The New U.S. Dollar Senior Discount Notes do not have the benefit of any sinking fund.

     'Accreted Value' is defined to mean, with respect to the New U.S. Dollar Senior Discount Notes, for any 'Specified Date', the amount calculated pursuant to clauses (i), (ii), (iii) or (iv) below for each $1,000 principal amount at maturity of Senior Discount Notes:

          (i) if the Specified Date occurs on one or more of the following dates (each a 'Semiannual Accrual Date'), the Accreted Value will equal the amount set forth below for such Semiannual Accrual Date:

SEMIANNUAL                                                     ACCRETED
ACCRUAL DATE                                                     VALUE
------------------------------------------------------------   ---------

September 1, 1998...........................................   $  641.16
March 1, 1999...............................................   $  673.62
September 1, 1999...........................................   $  707.72
March 1, 2000...............................................   $  743.55
September 1, 2000...........................................   $  781.19
March 1, 2001...............................................   $  820.74
September 1, 2001...........................................   $  862.29
March 1, 2002...............................................   $  905.95
September 1, 2002...........................................   $  951.81
March 1, 2003...............................................   $1,000.00

          (ii) if the Specified Date occurs before the first Semiannual Accrual Date, the Accreted Value will equal the sum of (a) $609.60; and (b) an amount equal to the product of (x) the Accreted Value for the first Semiannual Accrual Date less $609.60 multiplied by (y) a fraction, the numerator of which is the number of days from the issue date of the Old U.S. Dollar Senior Discount Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Old U.S. Dollar Senior Discount Notes to the first Semiannual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semiannual Accrual Date less the Accreted Value for the immediately preceding Semiannual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semiannual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semiannual Accrual Date, the Accreted Value will equal $1,000.

  Other Applicable Terms

     For a description of other terms applicable to the New U.S. Dollar Senior Discount Notes and the other New Notes, see '--General Terms of the New Notes,' '--Luxembourg Stock Exchange Listing,' '--Ranking,' '--Book-Entry; Delivery and Form,' '--Covenants,' '--Certain Definitions,' '--Description of Guarantees by RSL Communications, Ltd.,' '--Events of Default,' '--Defeasance,' '--Modification and Waiver,' '--The Trustee,' '--Additional Amounts,' '--Consent to Jurisdiction and Service' and '--Governing Law.'

THE NEW DM NOTES

  GENERAL


     The New DM Notes will be senior unsecured obligations of the Issuer and will mature on March 15, 2008. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the issue date of the New DM Notes, no interest will be payable on the New DM Notes prior to September 15, 2003. From and after March 15, 2003, interest on the New DM Notes will accrue at the rate shown on the front cover of this Prospectus on the stated principal amount of such New DM Notes from March 15, 2003 or from the most recent Interest Payment Date to which interest has been paid and duly provided for, payable semiannually on March 15 and September 15 of each year, commencing September 15, 2003 to the Book-Entry Depositary (in the case of Global Notes) or to the Person in whose name the DM Note (or any predecessor DM Note) is registered (in the case of Definitive Registered Notes) at the close of business on the preceding March 1 and September 1, as the case may be. Interest on the New DM Notes will be computed on the basis of a 360-day year of twelve 30-day months (see Sections 301, 307 and 310).

     The guarantee by the Guarantor in respect of payments in respect of the New DM Notes (the 'New DM Notes Guarantee,' and together with the New Senior Notes Guarantee and the New Senior Discount Notes Guarantee, the 'New Notes Guarantees') will rank pari passu with the Guarantor's unsecured unsubordinated obligations, including its obligations under the U.S. Dollar Notes.

  OPTIONAL REDEMPTION

     The New DM Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after March 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of New DM Notes to be redeemed at such holder's address appearing in the Notes Register, in principal amounts of DM1,000 or an integral multiple of DM1,000, at the following Redemption Prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the Redemption Date (subject to the right of holders to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning on March 15 of the years indicated:

YEAR                                                     REDEMPTION PRICE
------------------------------------------------------   ----------------
2003..................................................        105.000%
2004..................................................        103.333%
2005..................................................        101.667%
2006 and thereafter...................................        100.000%

(see Sections 203, 1101, 1105 and 1107)

     In addition, at any time prior to March 15, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its Common Stock, the Issuer (to the extent it receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, New DM Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the New DM Notes, provided, however, that New DM Notes in an amount equal to at least 66 2/3% of the aggregate principal amount at maturity of the New DM Notes remain outstanding immediately after each redemption. Each redemption must occur on a Redemption Date within 180 days of the related sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at such holder's address appearing in the applicable Note Register, in amounts of DM1,000 or an integral multiple of DM1,000 at a redemption price equal to 110.000% of the Accreted Value of the New DM Notes plus accrued interest to but excluding the Redemption Date.

     In the event that (i) the Guarantor or the Issuer has become or would become obligated to pay any Additional Amounts (as defined herein) as a result of (x) certain changes affecting withholding tax laws or (y) a Listing Failure (as defined herein) provided that the Issuer has used reasonable best efforts to list and maintain a listing of the New DM Notes on a 'recognized stock exchange' (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act
1988), and (ii) the Guarantor and the Issuer are unable to avoid the requirement to pay such Additional Amounts by taking reasonable measures available to them (including, without limitation, the Guarantor making payments directly to the holders under the DM Notes Guarantee, unless such payment is likely to result in adverse consequences to the Issuer or the Guarantor), then the Issuer may redeem all, but not less than all, of the New DM Notes at any time at 100% of the Accreted Value thereof on the redemption date, together with accrued interest thereon, if any, to but excluding the redemption date. Prior to the publication of the notice of redemption in accordance with the foregoing, the Issuer shall deliver to the Trustee an officer's certificate stating that the Issuer is entitled to effect such redemption based on a written opinion of independent tax counsel or accounting firm reasonably satisfactory to the Trustee. See '--Additional Amounts.'

     If less than all the New DM Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular New DM Notes to be redeemed or any portion thereof that is an integral multiple of DM1,000. (Section 1104)

     The New DM Notes do not have the benefit of any sinking fund.

     'Accreted Value' is defined to mean, with respect to the New DM Notes, for any 'Specified Date', the amount calculated pursuant to clauses (i), (ii), (iii) or (iv) below for each DM1,000 principal amount at maturity of DM Notes:

          (i) if the Specified Date occurs on one or more of the following dates (each a 'DM Notes Semiannual Accrual Date'), the Accreted Value will equal the amount set forth below for such DM Notes Semiannual Accrual Date:


DM NOTES
SEMIANNUAL                                                    ACCRETED
ACCRUAL DATE                                                   VALUE
----------------------------------------------------------   ----------
September 15, 1998........................................     DM644.61
March 15, 1999............................................     DM676.84
September 15, 1999........................................     DM710.68
March 15, 2000............................................     DM746.21
September 15, 2000........................................     DM783.53
March 15, 2001............................................     DM822.70
September 15, 2001........................................     DM863.84
March 15, 2002............................................     DM907.03
September 15, 2002........................................     DM952.38
March 15, 2003............................................   DM1,000.00

          (ii) if the Specified Date occurs before the first DM Notes Semiannual Accrual Date, the Accreted Value will equal the sum of (a) DM614.08; and
     (b) an amount equal to the product of (x) the Accreted Value for the first DM Notes Semiannual Accrual Date less DM614.08 multiplied by (y) a fraction, the numerator of which is the number of days from the issuance date of the Old DM Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Old DM
     Notes to the first DM Notes Semiannual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two DM Notes Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the DM Notes Semiannual Accrual Date immediately preceding such Specified Date and (b) and amount equal to the product of (x) the Accreted Value for the immediately following DM Notes Semiannual Accrual Date less the Accreted Value for the immediately preceding DM Notes Semiannual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding DM Notes Semiannual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last DM Notes Semiannual Accrual Date, the Accreted Value will equal DM1,000.

  SUBSTITUTION OF CURRENCY

     Under the treaty on the European Economic and Monetary Union (the 'Treaty'), to which the Federal Republic of Germany is a signatory, on or before January 1, 1999, and subject to the fulfillment of certain conditions, the

'Euro' may replace al or some of the currencies of the Member States of the EU, including the Deutsche mark. If, pursuant to the Treaty, the Deutsche mark is replaced by the Euro, the payment of principal of, premium, if any, and interest on, the New DM Notes will be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. In addition, the regulations of the EU relating to the Euro will apply to the New DM Notes and the DM Notes Indenture. The circumstances and consequences described in this paragraph do not entitle the Issuer or any holder of the New DM Notes to early redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of the New DM Notes or the DM Notes Indenture or to raise other defenses to or to request any compensation claim, nor will they affect any of the other obligations of the Issuer or the Guarantor under the New DM Notes or the DM Notes Indenture.

  CURRENCY INDEMNITY

     Deutsche mark is the sole currency of account and payment for all sums payable by the Issuer or the Guarantor under or in connection with the New DM Notes or the DM Notes Guarantee, including damages. Any amount received or recovered in a currency other than Deutsche mark (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or the Guarantor or otherwise) by any holder of a New DM Note in respect of any sum expressed to be due to it from the Issuer or the Guarantor shall only constitute a discharge to the Issuer or the Guarantor to the extent of the Deutsche mark amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make the purchase on that date, on the first date on which it is practicable to do so). If that Deutsche mark amount is less than the Deutsche mark amount expressed to be due to the recipient under any New DM Note, the Issuer or the Guarantor shall indemnify it against any loss sustained by it as a result. In any event, the Issuer or the Guarantor shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a New DM Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of Deutsche mark been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of Deutsche mark on such date had not been practicable, on the first day on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Issuer and the Guarantor, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a New DM Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any New DM Note. But see '--Substitution of Currency.'

  Other Applicable Terms

     For a description of other terms applicable to the New DM Notes and the other New Notes, see '--General Terms of the New Notes,' '--Luxembourg Stock Exchange Listing,' '--Ranking,' '--Book-Entry; Delivery and Form,' '--Covenants,' '--Certain Definitions,' '--Description of Guarantees by RSL Communications, Ltd.,' '--Events of Default,' '--Defeasance,' '--Medication and Waiver,' '--The Trustee,' '--Additional Amounts,' '--Consent to Jurisdiction and Service' and '--Governing Law.'

GENERAL TERMS OF THE NEW NOTES

     Principal of and premium, if any, and interest on the New Notes will be payable, and the New Notes may be presented for registration of transfer and exchange, at one or more offices or agencies of the Issuer maintained for that purpose, provided that at the option of the Issuer, payment of interest on the New Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the related Note Register. Until otherwise designated by the Issuer, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar, in the Borough of Manhattan, The City of New York, or in Luxembourg. (see Sections 301, 305 and 1002)

     If the day for any payment of principal, premium, if any, or interest is not a business day in the location of each paying agent, such payment will be made on the next following day that is a business day in each such location. (Section 1.13)

     The New Notes will be issued without coupons, in denominations of $1,000 (or DM1,000 in the case of New DM Notes) and any integral multiples of $1,000 or DM1,000 in the case of New DM Notes) in excess thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of New Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

LUXEMBOURG STOCK EXCHANGE LISTING

     The Issuer intends to list the New Notes on the Luxembourg Stock Exchange. As long as the New Notes are listed on the Luxembourg Stock Exchange and such exchange so requires, the Company will maintain a paying agent and transfer agent in Luxembourg. The name and address of the initial paying agent and transfer agent in Luxembourg is set forth at the end of this Prospectus. If Definitive Registered Notes are issued, such paying agent will also act as transfer agent and registrar with respect to the Definitive Registered Notes. In addition, upon maturity, such Definitive Registered Notes may be presented for payment at the offices of such paying agent in Luxembourg. If money for the payment of principal or interest remains unclaimed for two years, the paying agent will pay the money back to the Issuer at its request. After that, holders of the New Notes which are entitled to the money must look to the Issuer for payment, unless an applicable law designates another person, and all liability of the paying agent with respect to such money shall cease.

     The Indentures do not prevent the Issuer from purchasing New Notes or Old Notes (collectively, the 'Notes') trading on the Luxembourg Stock Exchange. In the event of such a purchase of Notes by the Issuer, Notes so purchased shall be disregarded for certain voting purposes consistent with the terms of the applicable Indenture.


  NOTICES

     All notices to holders of the New Notes, including any notices with respect to the redemption of all or a portion of the New Notes by the Issuer or notices with respect to the Exchange Offer, will be given by publication in a daily newspaper in Luxembourg, which is expected to be the Luxembourg Wort.

     In the event of a Change of Control, the Issuer will provide notice to holders of the New Notes of an Offer to Purchase all New Notes then outstanding by publication in a daily newspaper in Luxembourg, which is expected to be the Luxembourg Wort. See '--Covenants--Change of Control.'

RANKING

     The New Notes and the New Notes Guarantees will be unsecured obligations of the Issuer and the Guarantor, respectively, rank pari passu in right of payment with all existing and future unsecured obligations of the Issuer and the Guarantor, respectively, and rank senior in right of payment to all future subordinated obligations of the Issuer and the Guarantor, respectively. Holders of secured obligations of the Issuer or the Guarantor, however, will have claims that are prior to the claims of the holders of the New Notes or the New Notes Guarantees with respect to the assets securing such other obligations.

     The Issuer is a direct wholly-owned subsidiary of the Guarantor. The Guarantor's principal operations are conducted through subsidiaries of the Issuer and, therefore, the Guarantor and the Issuer are dependent upon the cash flow of such subsidiaries to meet their respective obligations. The Guarantor's other subsidiaries have no obligation to guarantee or otherwise pay amounts due under the New Notes. Therefore, the New Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of the Guarantor's other subsidiaries. Any right of the Issuer to receive assets of any of the subsidiaries upon any liquidation or reorganization of such subsidiary (and the consequent right of holders of the New Notes to participate in those assets) is effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Issuer is itself recognized as a creditor of the subsidiary. Any recognized claims of the Issuer as a creditor of the subsidiary would be subordinate to any prior security interest held by any other creditor of the subsidiary and obligations of the subsidiary that are senior to those owing to the Issuer.

     As of December 31, 1997, on a pro forma basis after giving effect to the sale of the Notes and the Equity Clawback, (i) the total amount of outstanding liabilities of the Guarantor and the Issuer (excluding their subsidiaries), including trade payables, would have been approximately $714.9 million and (ii) the total amount of outstanding liabilities of the subsidiaries of the Guarantor (other than the Issuer), including trade payables, would have been $161.8 million.

BOOK-ENTRY; DELIVERY AND FORM


  GENERAL

     The New Notes will initially be represented by one or more global securities in bearer form without interest coupons which will be issued in denominations equal to the outstanding principal amount of the Notes represented thereby (each a 'Global Note' and collectively, the 'Global Notes'). The Global Notes will be deposited with the Book-Entry Depositary pursuant to the terms of one or more Note Deposit Agreements, dated as of February 27, 1998, in the case of the U.S. Dollar Notes (the 'U.S. Dollar Notes Deposit Agreement'), and as of March 16, 1998, in the case of the DM Notes (the 'DM Notes Deposit Agreement' and together with the U.S. Dollar Notes Deposit Agreement, the 'Deposit Agreements'), between the Issuer, for the limited purposes set forth therein, and The Chase Manhattan Bank, as book-entry depositary (the 'Book-Entry Depositary').

     In the case of the New U.S. Dollar Notes, the Book-Entry Depositary will issue a certificateless interest for each Global Note issued with respect to the New U.S. Dollar Notes (a 'U.S. Dollar Global Note'), representing a 100% interest in the respective underlying U.S. Dollar Global Note, to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as a nominee of DTC. Beneficial interests in the U.S. Dollar Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants) and its participants. In the case of the New DM Notes, the Book-Entry Depositary will issue a certificated depositary interest for each Global Note issued with respect to the New DM Notes (a 'DM Global Note'), representing a 100% interest in the respective underlying DM Global Note, in the name of The Chase Manhattan Bank, as common depositary for Euroclear and Cedel (the 'Common Depositary'). Beneficial interests in the DM Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Cedel (with respect to their participants) and their participants. All interests in the DM Global Notes will be subject to the procedures and requirements of Euroclear or Cedel, as the case may be. Such beneficial interests in

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the U.S. Dollar Global Notes and the DM Global Notes are collectively referred to herein as 'Book-Entry Interests.'

  DEFINITIVE REGISTERED NOTES

     Under the terms of the Deposit Agreement and the Indentures, owners of Book-Entry Interests in the Global Notes will receive definitive Notes in registered form ('Definitive Registered Notes') (i) if, with respect to the New U.S. Dollar Notes, DTC notifies the Issuer or the Book-Entry Depositary in writing that it (or its nominee) is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in either case, a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Issuer within 90 days, (ii) with respect to the New DM Notes, Euroclear and Cedel each notifies the Issuer or the Book-Entry Depositary in writing that it (or its nominee) is unwilling or unable to continue to act as, or ceases to be, a clearing agency, and in either case, a successor registered as a clearing agency under the Exchange Act is not appointed by the Issuer within 90 days, (iii) at any time if the Issuer determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes, provided that (x) such exchange is required by (A) any applicable law or (B) any event beyond the Issuer's control or (y) payments of interest on the Global Note to be exchanged or any related Depositary Interest or Book-Entry Interest are, or would become, subject to any deduction or withholding for taxes, (iv) at any time after the consummation of the Exchange Offers, if the owner of a Book-Entry Interest related to any New Notes requests such exchange in writing delivered, in the case of the New U.S. Dollar Notes, to DTC and through DTC to the Book-Entry Depositary and the Trustee, or in the case of the New DM Notes, to Euroclear or Cedel and through Euroclear or Cedel to the Book-Entry Depositary and the Trustee, or (v) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Issuer within 90 days.

     In no event will definitive securities in bearer form be issued. Any Definitive Registered Notes will be issued in fully registered form in denominations of $1,000 (or DM1,000 in the case of the New DM Notes) principal amount and integral multiples thereof. In the case of the New U.S. Dollar Notes, any Definitive Registered Notes will be registered in such name or names as DTC shall instruct the Trustee, through the Book-Entry Depositary. In the case of the New DM Notes, any Definitive Registered Notes will be registered in such name or names as Euroclear or Cedel shall instruct the Trustee, through the Book-Entry Depositary. In the case of the New U.S. Dollar Notes, it is expected that DTC's instructions will be based upon directions received by DTC from its participants (including Euroclear and Cedel Bank) reflecting the beneficial ownership of Book-Entry Interests. In the case of the New DM Notes, it is expected that such instructions will be based upon directions received by Euroclear and Cedel from its participants reflecting the beneficial ownership of Book-Entry Interests. To the extent permitted by law, the Issuer, the Trustee and any paying agent shall be entitled to treat the person in whose name any Definitive Registered Note is registered as the absolute owner thereof. While any Global Note is outstanding, holders of Definitive Registered Notes may exchange their Definitive Registered Notes for a corresponding Book-Entry Interest in such Global Note by surrendering their Definitive Registered Notes to the Trustee (either in New York or in Luxembourg) and providing the certificates and opinions required by the applicable Indenture. The Book-Entry Depositary will make the appropriate adjustments to the Global Note underlying such Book-Entry Interest to reflect any issue or surrender of Definitive Registered Notes. The Indentures contain provisions relating to the maintenance by a registrar of a register reflecting ownership of Definitive Registered Notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each Definitive Registered Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

     U.S. HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED NOTES AS SET FORTH UNDER 'CERTAIN UNITED KINGDOM TAX CONSIDERATIONS FOR U.S. HOLDERS OF NOTES.' A U.S. HOLDER OF


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DEFINITIVE REGISTERED NOTES WILL NOT, UNLESS THERE HAS BEEN A CHANGE IN LAW OR A
'LISTING FAILURE' (AS DEFINED HEREIN) AND CERTAIN OTHER CONDITIONS ARE MET, BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE
REGISTERED NOTES. SEE 'ADDITIONAL AMOUNTS.' HOWEVER, A U.S. HOLDER OF DEFINITIVE REGISTERED NOTES MAY BE ENTITLED TO RECEIVE A REFUND OF WITHHELD AMOUNTS FROM
THE INLAND REVENUE IN CERTAIN CIRCUMSTANCES.

  DESCRIPTION OF BOOK-ENTRY SYSTEM

     Upon receipt of the U.S. Dollar Global Notes, the Book-Entry Depositary will issue a certificateless interest for each such Global Note, representing a 100% interest in the respective underlying Global Note, to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC. Upon receipt of the DM Global Notes, the Book Entry Depositary will issue a certificated depositary interest for each such Global Note, representing a 100% interest in the respective underlying Global Note, in the name of the Common Depositary for Euroclear and Cedel. In the case of the New U.S. Dollar Notes, ownership of Book-Entry Interests will be limited to persons who have accounts with DTC, including Euroclear and Cedel Bank ('DTC participants'), or persons who have accounts through DTC participants ('DTC indirect participants'). In the case of the New DM Notes, ownership of Book-Entry Interests will be limited to persons who have accounts with Euroclear or Cedel ('Euroclear/Cedel participants,' and together with DTC participants, 'participants'), or persons who have accounts through Euroclear/Cedel participants ('Euroclear/Cedel indirect participants,' and together with DTC indirect participants, 'indirect participants'). Upon such issuance of interests in such Global Notes to DTC or Euroclear and Cedel, as applicable, each of DTC, Euroclear and Cedel, as applicable, will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by such participants. Such accounts initially will be designated by or on behalf of the Purchasers. Ownership of Book-Entry Interests will be shown on, and the transfer of such ownership will be effected only through, in the case of the New U.S. Dollar Notes, records maintained by DTC or its nominee, or, in the case of the New DM Notes, records maintained by Euroclear or Cedel (with respect to interests of participants) and the records of participants (with respect to interests of indirect participants).

     The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the Book-Entry Interests in the Global Notes.

     So long as the Book-Entry Depositary, or its nominee, is the holder of the Global Notes, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of such Global Notes for all purposes under the Indentures and the Notes. Except as set forth above, participants or indirect participants will not be entitled to have Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of Notes or Book-Entry Interests in definitive bearer or registered form and will not be considered the owners or holders thereof under the Indentures. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC, Euroclear and Cedel, as applicable, and, if such person is an indirect participant in DTC, Euroclear or Cedel, on the procedures of the participant in DTC, Euroclear or Cedel through which such person owns its interest, to exercise any rights and remedies of a holder under the applicable Indenture. If any definitive Notes are issued to participants or indirect participants, they will be issued in registered form, as described above. Unless and until Book-Entry Interests related to the New U.S. Dollar Notes are exchanged for Definitive Registered Notes, the certificateless interest held by DTC may not be transferred except as a whole between DTC and a nominee of DTC between nominees of DTC, or by DTC or any such nominee to a successor of DTC or a successor of such nominee. Unless and until Book Entry Interests related to the DM Notes are exchanged for definitive registered notes, the certificated depositary interest held by the Common Depositary may not be transferred except as a whole between Euroclear or Cedel and the Common Depositary, between nominees of Euroclear or Cedel, or by Euroclear or Cedel or any such nominee to a successor of Euroclear or Cedel a successor of such nominee.

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  PAYMENTS ON THE GLOBAL NOTES

     Payments of any amounts owing in respect of the Global Notes will be made through one or more paying agents appointed under the Indentures (which initially will include The Chase Manhattan Bank (and The Chase Manhattan Bank, Luxembourg S.A., in the case of the New DM Notes), as paying agent for the Notes) to the Book-Entry Depositary as the holder of the Global Notes. All such amounts will be payable in U.S. dollars, in the case of the New U.S. Dollar Notes, or in Deutsche Marks, in the case of the New DM Notes. Upon receipt of any such amounts in respect of the Global Notes, the Book-Entry Depositary will pay such amounts to DTC, Euroclear or Cedel, as applicable, in proportion to its respective interests, as shown on the Book-Entry Depositary's records.

     The Issuer expects that DTC or its nominee, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes, upon receipt of any payment made in respect of the Global Notes, will credit its participants' accounts with such payments in amounts proportionate to their respective interest in the principal amount of such Global Note as shown on the records of DTC or its nominee, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes. The Issuer expects that payments by participants to owners of Book-Entry Interests held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in 'street name,' and will be the responsibility of such participants.

     None of the Issuer, the Book-Entry Depositary or any paying agent, will have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing all records relating to such Book-Entry Interests or beneficial ownership interests.

  REDEMPTION OF GLOBAL NOTES

     In the event any Global Note (or any portion thereof) is redeemed, the Book-Entry Depositary will, through DTC, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes, redeem, from the amount received by it in respect of the redemption of such Global Note, an equal amount of the Book-Entry Interests in such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interest will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of such Global Note (or any portion thereof). The Issuer understands that under existing practices of DTC, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes, if fewer than all of the Notes are to be redeemed at any time, DTC, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes, will credit participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes, deems fair and appropriate; provided that no beneficial interests of less than $1,000 (or DM1,000, in the case of the New DM Notes) principal amount at maturity may be redeemed in part.

  TRANSFERS

     Pursuant to the Deposit Agreement, the Global Notes may be transferred only to the successor to the Book-Entry Depositary.

     All transfers of Book-Entry Interests between participants in DTC will be effected by DTC pursuant to customary procedures established by DTC and its participants. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver of other action by the holders of the New Notes, or of any offer to purchase the New Notes with Excess Proceeds or upon a Change of Control (as defined under '--Change of Control' and '--Certain Definitions,' respectively), the Book-Entry Depositary will mail to

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DTC, or Euroclear and Cedel, as applicable, a notice containing (a) such information as is contained in the notice received by the Book-Entry Depositary,
(b) a statement that at the close of business on a specified record date DTC, or Euroclear and Cedel, as applicable, will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to such New Notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Book-Entry Depositary will forward to DTC, or Euroclear and Cedel, as applicable, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, or Euroclear and Cedel, as applicable, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of such New Notes in accordance with any instructions set forth in such request. DTC, or Euroclear and Cedel, as applicable, may grant proxies or otherwise authorize participants or indirect participants to provide such instructions to the Book-Entry Depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the applicable Indenture. With respect to the New U.S. Dollar Notes, under its usual procedures, DTC would mail an omnibus proxy to the Issuer and the Book-Entry Depositary assigning Euroclear's and Cedel Bank's consenting or voting rights to those DTC participants to whose accounts such Book-Entry Interests are credited on a record date as soon as possible after such record date, and Euroclear or Cedel Bank, as the case may be, will take any action permitted to be taken by a holder under the applicable Indenture on behalf of a Euroclear participant or Cedel Bank participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through DTC. With respect to the New DM Notes, Euroclear or Cedel will take any action permitted to be taken by a holder under the DM Notes Indenture on behalf of a Euroclear or Cedel participant only in accordance with its relevant rules and procedures and subject to the Book-Entry Depositary's ability to effect such actions on its behalf. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the applicable Indenture.

     DTC has advised the Issuer that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described above) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Notes, as to which such participant or participants has or have given such direction.

  REPORTS

     The Book-Entry Depositary will immediately send to DTC, in the case of the New U.S. Dollar Notes, or Euroclear and Cedel, in the case of the New DM Notes, a copy of any notices, reports and other communications received relating to the Issuer, the New Notes or the Book-Entry Interests.

  ACTION BY BOOK-ENTRY DEPOSITARY

     Upon the occurrence of a Default with respect to the New Notes, or in connection with any other right of the holder of a Global Note under the Indentures, if requested in writing by DTC, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes, the Book-Entry Depositary will take any such action as shall be requested in such notice; provided that the Book-Entry Depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of Book-Entry Interests.

  RESIGNATION OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary may at any time resign as Book-Entry Depositary by written notice to the Issuer and DTC, in the case of the New U.S. Dollar

Notes, or Euroclear or Cedel, in the case of the New DM Notes, such resignation to become effective upon the appointment of a successor book-entry depositary, in which case the Global Notes shall be delivered to that successor. If no such successor has been so appointed by the Issuer within 90 days, the Book-Entry Depositary may request the Issuer to issue Definitive Registered Notes as described above.

     If at any time DTC, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes, is unwilling or unable to continue as a depositary for the Book-Entry Interests and a

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successor depositary is not appointed by the Issuer within 90 days, DTC, in the case of the New U.S. Dollar Notes, or Euroclear or Cedel, in the case of the New DM Notes, may request that the Issuer issue Definitive Registered Notes in exchange therefor.

  EXPENSES OF BOOK-ENTRY DEPOSITARY

     The Issuer has agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it and pay the charges of the Book-Entry Depositary as agreed between the Issuer and the Book-Entry Depositary.

  AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The Deposit Agreements may be amended by the Issuer and the Book-Entry Depositary without notice to or consent of DTC, or Euroclear and Cedel, as applicable, or any owner of a Book-Entry Interest: (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC, in the case of the U.S. Dollar Notes Deposit Agreement, or Euroclear and Cedel, in the case of the DM Notes Deposit Agreement, or any holder of Book-Entry Interests, (b) to evidence the succession of another person to the Issuer (when a similar amendment with respect to the Indenture is being executed) and the assumption by any such successor of the covenants of the Issuer therein, (c) to evidence or provide for a successor Book-Entry Depositary, (d) to make any amendment, change or supplement that does not adversely affect DTC, in the case of the U.S. Dollar Notes Deposit Agreement, or Euroclear and Cedel, in the case of the DM Notes Deposit Agreement, or any owner of Book-Entry Interests, (e) to add to the covenants of the Issuer or the Book-Entry Depositary, (f) to add a guarantor when a guarantor is made a party to an Indenture pursuant to such Indenture or (g) to comply with the United States federal and U.K. securities laws. Except as provided in the Deposit Agreements, no amendment that adversely affects DTC, in the case of the U.S. Dollar Notes Deposit Agreement, or Euroclear and Cedel, in the case of the DM Notes Deposit Agreement, may be made without the consent of DTC, in the case of the U.S. Dollar Notes Deposit Agreement, or Euroclear and Cedel, in the case of the DM Notes Deposit Agreement, and no amendment that adversely affects the holders of Book-Entry Interests may be made without the consent of a majority of the aggregate principal amount of Book-Entry Interests outstanding. Upon the issuance of Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount of U.S. Dollar Notes, the U.S. Dollar

Notes Deposit Agreement will terminate. Upon the issuance of Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount of DM Notes, the DM Notes Deposit Agreement will terminate. The Deposit Agreements may be terminated upon the resignation of the Book-Entry Depositary with respect thereto if no successor has been appointed within 90 days as set forth above.

  INFORMATION CONCERNING DTC, EUROCLEAR AND CEDEL

     The Issuer understands as follows with respect to DTC, Euroclear and Cedel:

     DTC is a limited purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold Securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of

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such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

     Euroclear and Cedel hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel interface with domestic securities markets. Euroclear and Cedel participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedel is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly.

  GLOBAL CLEARANCE AND SETTLEMENT UNDER BOOK-ENTRY SYSTEM

     Initial Settlement. Investors electing to own their Book-Entry Interest related to New U.S. Dollar Notes through DTC (other than through accounts at Euroclear or Cedel) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be created with their holdings against payment in same-day funds on the settlement date.

     Book-Entry Interests through Euroclear or Cedel accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Cedel holders on the business day following the settlement date against payment for value on the settlement date.

     Secondary Market Trading. The Book-Entry Interests related to New U.S. Dollar Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such Book-Entry Interests will therefore settle in same-day funds.

     The Book-Entry Interest related to New DM Notes will trade through the participants of Euroclear or Cedel, and will settle in same-day funds.

     Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

COVENANTS

     The Indentures contain, among others, the following covenants:

  LIMITATION ON CONSOLIDATED DEBT

     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, incur on or after the respective dates of the applicable Indentures any Debt (other than the Old Notes issued on the respective dates of the Indentures and the Notes Guarantees in respect thereof) unless the ratio of
(i) the aggregate consolidated principal amount of Debt (which is defined in the Indentures to include the accreted value of any Debt issued at a discount) of the Guarantor outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (ii) four (4) times the Consolidated Cash Flow Available for Fixed Charges for the most recent fiscal quarter next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such recent fiscal quarter, would be less than 7.0 to 1.0 for such period.


     Notwithstanding the foregoing limitation, the Guarantor and any Restricted Subsidiary may Incur the following: (i) Debt under Credit Facilities in an aggregate principal amount at any one time not to

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exceed $200 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding under all Credit Facilities, does not exceed the aggregate principal amount outstanding under all Credit Facilities immediately prior to such renewal, extension, refinancing or refunding; (ii) Debt owed by the Guarantor to any Restricted Subsidiary of the Guarantor or Debt owed by a Restricted Subsidiary of the Guarantor to the Guarantor or a Restricted Subsidiary of the Guarantor; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Guarantor of any Debt so permitted to a Person other than the Guarantor or another Restricted Subsidiary of the Guarantor or (y) such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions of this clause (ii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition; (iii) Debt Incurred to renew, extend, refinance or refund (each, a 'refinancing') (x) Debt outstanding at the respective dates of the applicable Indentures (after giving effect to the Equity Clawback) or (y) Incurred pursuant to the first paragraph of this 'Limitation on Consolidated Debt', or clause (vi) or (viii) of this paragraph or (z) the Notes originally issued on the respective dates of the applicable Indentures or Notes exchanged therefore, in each case, in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Guarantor as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Guarantor or the Restricted Subsidiary effecting such refinancing incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu to the Notes and the Notes Guarantees or Debt which is subordinate in right of payment to the Notes and the Notes Guarantees, shall only be permitted if (A) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes and the Notes Guarantees, the refinancing Debt is made pari passu or subordinated to the Notes and the Notes Guarantees and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and (B) in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final stated maturity prior to the final stated maturity of the Debt being refinanced, and the Average Life of such new Debt is at least equal to the remaining Average Life of the Debt being refinanced (assuming that such Debt being refinanced had a final stated maturity three months later than its actual final stated maturity); (iv) Debt in an aggregate principal amount not in excess of (A) two (2) times the aggregate amount of the Guarantor's Incremental Paid-in Capital minus (B) $165 million; (v) Debt in an aggregate principal amount not in excess of 80% of the aggregate amount of accounts receivable set forth on the most recent unaudited quarterly or audited annual financial statements of the Guarantor and its consolidated subsidiaries filed with the Commission;

(vi) Purchase Money Debt, which is incurred for the construction, acquisition and improvement of Telecommunications Assets, provided that the amount of such Purchase Money Debt does not exceed the cost of the construction, acquisition or improvement of the applicable Telecommunications Assets; (vii) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; and (viii) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $50 million at any time outstanding.

     For purposes of determining compliance with this 'Limitation on Consolidated Debt' covenant, with respect to any item of Debt (x) in the event that an item of Debt meets the criteria of more than one of the types of Debt the Guarantor or a Restricted Subsidiary is permitted to Incur pursuant to the foregoing clauses (i) through (viii), the Guarantor shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified and (y) any other obligation of the obligor on such Debt (or of any other Person who could have Incurred such Debt under this covenant) arising under any Guarantee, Lien or letter of credit supporting such Debt shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Debt. In the case of each class of New Notes, the limitations on the incurrence of additional Debt is effective from and after the dates of the related Indenture.

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     For purposes of determining compliance with the foregoing restriction on the Incurrence of Debt with respect to Debt denominated in a foreign currency, the Dollar-equivalent principal amount of such foreign-currency-denominated Debt shall be calculated based on the relevant currency exchange rate in effect on the date that such foreign-currency-denominated Debt was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt, provided that (x) the Dollar-equivalent principal amount of any such Debt outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date and (y) if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

  Limitation on Restricted Payments

     The Guarantor (i) may not, and will not permit any Restricted Subsidiary, directly or indirectly, to declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding (x) any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), (y) any dividends paid to the Guarantor or a Restricted Subsidiary or (z) pro rata dividends paid on shares of Common Stock of Restricted Subsidiaries, (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of the Guarantor or any Related Person of the Guarantor (other than a permitted refinancing) or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Guarantor or any Related Person of the Guarantor or any securities convertible or exchangeable into shares of Capital Stock of the Guarantor or any Related Person of the Guarantor (other than a permitted refinancing), (iii) may not make, or permit any Restricted Subsidiary to make, any Investment, except for Permitted Investments, and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Guarantor or the Issuer which is subordinate in right of payment to the Notes or the Notes Guarantees (each of clauses (i) through (iv) being a 'Restricted Payment') if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) except with respect to Investments, upon giving effect to such Restricted Payment, the Guarantor could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indentures described in the first paragraph of 'Limitation on Consolidated Debt' above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the dates of the Indentures exceeds the sum of: (a)
(x) Consolidated Cash Flow Available for Fixed Charges since the end of the last full fiscal quarter prior to the dates of the Indentures through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment (the 'Calculation Period') minus (y) 1.5 times Consolidated Interest Expense for the Calculation Period plus (b) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Guarantor or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow Available for Fixed Charges for the Calculation Period, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of 'Investments'), not to exceed, in each case, the amount of Investments previously made by the Guarantor or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (c) an amount equal to the aggregate net proceeds received after the date of the Indentures, including the fair market value of property other than cash (determined in good faith by the Board of Directors as

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evidenced by a resolution of the Board of Directors filed with the Trustee), as capital contributions to the Guarantor or from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Guarantor and warrants, rights or options on Capital Stock (other than Disqualified Stock)

of the Guarantor and the principal amount at maturity of Debt of the Guarantor or any Restricted Subsidiary that has been converted into Capital Stock (other than Disqualified Stock and other than by a Subsidiary) of the Guarantor after the date of the Indentures plus (d) $30 million. Notwithstanding the foregoing,
(i) the Guarantor may pay any dividend on Capital Stock of any class of the Guarantor within 60 days after the declaration thereof if, on the date when the dividend was declared, the Guarantor could have paid such dividend in accordance with the foregoing provisions; (ii) the Guarantor may make acquisitions of a minority equity interest in entities engaged in the Telecommunications Business; provided that (A) the acquisition of a majority equity interest in such entities is not then permitted or practicable under applicable law without regulatory consent or change of law, (B) the Board of Directors of the Guarantor determines in good faith that there is a substantial probability that such approval or change of law will be obtained, (C) the Guarantor or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of regulatory consent or change of law and does acquire such Voting Stock reasonably promptly upon receipt of such consent or change of law and (D) in the event that such consent or change of law has not been obtained within 18 months of funding such Investment, the Guarantor or one of its Restricted Subsidiaries has the right to sell such minority equity interest to the Person from whom it acquired such interest, for consideration consisting of the consideration originally paid by the Guarantor and its Restricted Subsidiaries for such minority equity interest;
(iii) the Guarantor may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of the Guarantor or any of its Subsidiaries, provided that the aggregate amount of all such repurchases made pursuant to this clause (iii) shall not exceed $6 million, plus the aggregate cash proceeds received by the Guarantor since the date of the Indentures from issuances of its Common Stock or options to acquire its Common Stock to directors, officers and employees of the Guarantor or any of its Restricted Subsidiaries; (iv) the Guarantor or a Restricted Subsidiary may redeem, defease, repurchase, retire or otherwise acquire or retire for value Debt of the Guarantor or the Issuer which is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, in exchange for, or out of the proceeds of a substantially concurrent sale (other than to a Subsidiary) of, Capital Stock (other than Disqualified Stock of the Guarantor) or in a refinancing that satisfies the requirements of clause (iii) of the second paragraph under 'Limitation on Consolidated Debt'; and (v) the Guarantor and its Restricted Subsidiaries may retire or repurchase any Capital Stock of the Guarantor or of any Subsidiary of the Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Guarantor) of, Capital Stock (other than Disqualified Stock) of the Guarantor or such Restricted Subsidiary.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Guarantor may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Guarantor (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Guarantor or any other Restricted Subsidiary of the Guarantor or pay any Debt or other obligation owed to the Guarantor or any other Restricted

Subsidiary; (ii) to make loans or advances to the Guarantor or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Guarantor or any other Restricted Subsidiary. Notwithstanding the foregoing, the Guarantor may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of the Indentures; (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and was not Incurred in anticipation of such Person being acquired; (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance

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or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof; (d) in the case of clause (iii) above, contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Guarantor or a Restricted Subsidiary otherwise permitted under the Indentures, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (e) in the case of clause (iii) above, with respect to customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements; (f) with respect to a Restricted Subsidiary of the Guarantor imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that (x) the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, (y) such restriction terminates if such transaction is not consummated and (z) the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; (g) pursuant to applicable law or required by any regulatory authority having jurisdiction over the Guarantor or any Restricted Subsidiary; (h) pursuant to the Indentures and the Notes; (i) constituting a Lien otherwise permitted pursuant to 'Limitations on Liens'; and
(j) other encumbrances or restrictions that are not materially more restrictive than customary provisions in comparable financings provided that the Issuer and the Guarantor provides an Officer's Certificate to the Trustee to the effect that in the opinion of the signers of such certificate such encumbrances or restrictions will not materially impact the Issuer's and Guarantor's ability to make scheduled payments of interest and principal under the Notes.

  Limitation on Issuance of Guarantees of Debt by Restricted Subsidiaries

     The Guarantor will not permit any Restricted Subsidiary, directly or indirectly, to incur any Guarantee of any Debt of the Guarantor or the Issuer (other than the Notes) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee by such Subsidiary of the Notes; any Subsidiary Guarantee by such Subsidiary of the Notes (x) will be senior in right of payment to any Guarantee of Subordinated Debt of the Guarantor or the Issuer and (y) will be pari passu with or senior to any Guarantee of any other Debt of the Guarantor or the Issuer.

     Notwithstanding the foregoing, any Subsidiary Guarantee may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Guarantor, of all of the Guarantor's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indentures) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Liens

     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Guarantor which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

     The foregoing restrictions shall not apply to: (i) Liens existing on the date of the Indentures and securing Debt outstanding on the date of the Indentures; (ii) Liens securing Debt outstanding or available under all Credit Facilities to the extent such Debt is permitted under clause (i) of the 'Limitation in Consolidated Debt'; (iii) Liens in favor of the Guarantor or any Restricted Subsidiary of the Guarantor; (iv) Liens on real or personal property of the Guarantor or a Restricted Subsidiary of the Guarantor acquired, constructed or constituting improvements made after the date of original issuance of the Notes to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the Indentures, provided, however, that (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of

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such purchase price or cost of construction or improvement of the property subject to such Liens, (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property and (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Debt; (v) Liens to secure Acquired Debt, provided, however, that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset; (vi) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i), (ii), (iv) and (v) so long as the principal amount of

Debt so secured is not increased except as otherwise permitted under clause
(iii) of '--Limitation on Consolidated Debt' and, in the case of Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by a Lien referred to in the foregoing clause (i), (iv) or (v), such Liens do not extend to any other property; and (vii) Permitted Liens.

  Limitation on Asset Dispositions

     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, make any Asset Disposition in one or more related transactions unless: (i) the Guarantor or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith and, in the case of an Asset Disposition in an amount greater than $5 million, evidenced by a resolution of the Board of Directors filed with the Trustee; and (ii) at least 75% of the consideration for such disposition consists of (1) cash or readily marketable cash equivalents or the assumption of Debt of the Guarantor or the Issuer (other than Debt that is subordinated to the Notes and the Notes Guarantees) or of a Restricted Subsidiary and release from all liability on the Debt assumed, or (2) Telecommunications Assets. In the event and to the extent that the Net Available Proceeds received by the Guarantor or any of its Restricted Subsidiaries from one or more Asset Dispositions occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Consolidated Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Guarantor and its subsidiaries have been filed with the Commission), then the Guarantor or the Issuer shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Available Proceeds so received exceed 10% of Consolidated Tangible Assets (A) apply an amount equal to such excess Net Available Proceeds to permanently repay unsubordinated Debt of the Guarantor or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the 'Limitation on Issuances of Guarantees by Restricted Subsidiaries' covenant or Debt of any other Restricted Subsidiary, in each case owing to a Person other than the Guarantor or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in Telecommunications Assets and (ii) apply (no later than the end of the twelve-month period referred to in clause (i) ) such excess Net Available Proceeds (to the extent not applied pursuant to clause (i) ) as provided in the following paragraph of this 'Limitation on Asset Dispositions' covenant. The amount of such excess Net Available Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause
(i) of the preceding sentence and not applied as so required by the end of such period shall constitute 'Excess Proceeds.'

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this 'Limitation on Asset Dispositions' covenant totals at least $10 million, the Issuer shall repay any Debt of the Guarantor or any Restricted Subsidiary to the extent the terms of such Debt require repayment prior to an Offer to Purchase being made hereunder (including by way of an offer to purchase to the holders of such Debt, if so required). To the extent there are Excess Proceeds after such repayment (or offer to purchase), the Issuer must commence, not later than the fifteenth Business Day of such month (or if later, the fifteenth Business Day after the expiration of any such required offer to purchase), and consummate an Offer to Purchase from the holders of the Notes on a pro rata basis an aggregate principal amount (or with respect to the

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New Senior Discount Notes and the Old Senior Discount Notes (collectively, the
'Senior Discount Notes'), the Accreted Value of such Senior Discount Notes) of Notes on the relevant Payment Date equal to the Excess Proceeds on such date not applied or to be applied pursuant to the first sentence of this paragraph (b), at a purchase price equal to 100% of the principal amount (or with respect to the Senior Discount Notes, the Accreted Value of such Senior Discount Notes) of the Notes, plus, in each case, accrued interest (if any) to but excluding the Payment Date and, to the extent required by the terms thereof, any other Debt of the Guarantor that is pari passu with the Notes at a price no greater than 100% of the principal amount (or 100% of the accreted value in the case of original issue discount Debt) thereof plus accrued interest to but excluding the date of purchase. To the extent there are any remaining Excess Proceeds following the completion of the Offer to Purchase, the Issuer must repay such other Debt of the Guarantor or Debt of a Restricted Subsidiary of the Guarantor, to the extent permitted under the terms thereof and, to the extent there are any remaining Excess Proceeds after such repayment, the Issuer shall apply such amount to any other use as determined by the Issuer which is not otherwise prohibited by the Indentures.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of the Guarantor or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of the Guarantor to any Person other than the Guarantor or a Wholly-Owned Restricted Subsidiary of the Guarantor except (i) a sale of all of the Capital Stock of such Restricted Subsidiary owned by the Guarantor and any Restricted Subsidiary of the Guarantor that complies with the provisions described under 'Limitation on Asset Dispositions' above to the extent such provisions apply, (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares, (iii) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded and (iv) issuances of not more than 49% of the Voting Stock and equity interest in a Restricted Subsidiary engaged in the Telecommunications Business (1) in connection with the acquisition of such Restricted Subsidiary or of Telecommunications Assets acquired by such Restricted Subsidiary or (2) to a Strategic Investor, provided that the Guarantor complies with the provisions described under 'Limitation on

Asset Dispositions' above to the extent such provisions apply.

  Limitation on Transactions With Affiliates and Related Persons

     The Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Related Person or with any Affiliate of the Guarantor or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not a Related Person or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Guarantor or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm (or a subsidiary or affiliate thereof) in the United States stating that the transaction is fair to the Guarantor or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Guarantor and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; and (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Guarantor and any other Person with which the Guarantor files a consolidated

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tax return or with which the Guarantor is part of a consolidated group for tax purposes. Notwithstanding the foregoing, any transaction covered by the first paragraph of this 'Limitation on Transactions with Affiliates and Related Persons' covenant and not covered by clauses (ii) through (iii) of this paragraph must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above, unless the aggregate amount of such transaction is less than $5 million in value.

  Change of Control

     Unless the Issuer has theretofore exercised its right to redeem all of the Notes in accordance with the Indentures, within 30 days of the occurrence of a Change of Control, the Issuer will be required to make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount (or with respect to the Senior Discount Notes, the Accreted Value of such Notes) plus accrued interest to but excluding the date of purchase. A 'Change of Control' will be deemed to have occurred at such time as either (i) a 'person' or 'group' (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
Act) becomes the ultimate 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Guarantor on a fully diluted basis and such ownership is greater than the amount of voting power of the Voting Stock of the Guarantor, on a fully diluted basis, held by the Existing Stockholders and their Affiliates on such date; (ii)

individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Guarantor's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the Common Stock of the Issuer is not beneficially owned by the Guarantor (other than directors' qualifying shares). (Section 1017)

     In the event that the Issuer makes an Offer to Purchase the Notes, the Issuer and the Guarantor intend to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  Reports

     The Guarantor and the Issuer have agreed that, for so long as any Notes remain outstanding, each will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, the Guarantor and the Issuer will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Guarantor or the Issuer is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ('SEC Reports'). In the event the Guarantor or the Issuer shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Guarantor and the Issuer will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Guarantor and the Issuer will furnish copies of the SEC Reports to the holders of Notes at the time the Guarantor or the Issuer is required to file the same with the Trustee and will make such information available to investors who request it in writing. (Section
1018)

  Mergers, Consolidations and Certain Sales of Assets

     Neither the Guarantor nor the Issuer may, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Guarantor or the Issuer, or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, unless: (1) in a transaction in which the Guarantor or the Issuer, as applicable does not survive or in which the Guarantor or the Issuer sells, leases or otherwise disposes of all or substantially all of its assets to any other Person (other than, in any such case, the Guarantor or the Issuer), the successor entity to the Guarantor or the Issuer is organized under the laws of the United States of America or any State thereof or the District of Columbia, the British Virgin Islands, Cayman Islands, The Netherlands, Ireland or Jersey and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form

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satisfactory to the Trustee, all of the Guarantor's or the Issuer's obligations under the Indentures; (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Guarantor or a Subsidiary as a result of such transaction as having been Incurred by the Guarantor or such Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Guarantor (or other successor entity to the Guarantor) is equal to or greater than that of the Guarantor immediately prior to the transaction; (4) if, as a result of any such transaction, property or assets of the Guarantor or any Subsidiary would become subject to a Lien prohibited by the provisions of the Indenture described under 'Limitation on Liens' above, the Guarantor or the successor entity to the Guarantor shall have secured the Notes as required by said covenant; (5) in the event that the continuing Person is incorporated in a jurisdiction other than the United States or the jurisdiction in which such Person was incorporated immediately prior to such transaction, (A) the Issuer delivers to the Trustee an Opinion of Counsel stating that the obligations of the continuing Person under the Indenture are enforceable under the laws of the new jurisdiction of its incorporation to the same extent as the obligations of the Issuer or the Guarantor, as the case may be, under the Indenture immediately prior to such transaction; (B) the continuing Person agrees in writing to submit to jurisdiction and appoints an agent for the service of process, each under terms substantially similar to the terms contained in the Indenture with respect to the Issuer or the Guarantor, as the case may be; (C) the continuing Person agrees in writing to pay 'additional amounts' as provided under the Indenture with respect to the Issuer or the Guarantor, as the case may be, except that such 'additional amounts' shall relate to any withholding tax whatsoever regardless of any change of law (subject to exceptions substantially similar to those contained in the Indenture and described under '--Additional Amounts');
(D) the Board of Directors of the Guarantor determines in good faith that such transaction will have no material adverse effect on any holder of the Notes and a Board Resolution to that effect is delivered to the Trustee; and (E) the principal purpose of the continuing Person being incorporated in such jurisdiction is to obtain tax benefits for the Guarantor, the Issuer, their direct and indirect stockholders or the holders of the Notes and (6) certain other conditions are met.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

     'Acquired Debt' means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.


     'Affiliate' of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, 'control' when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Asset Disposition' by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary of the specified Person, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly-Owned Subsidiary of such Person or by such Person to a Wholly-Owned Subsidiary of such Person or by a Restricted Subsidiary to the Guarantor or a Restricted Subsidiary or by the Guarantor to a Restricted Subsidiary) of (i) shares of Capital Stock or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business,

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provided in the case of each of the preceding clauses (i), (ii) and (iii), that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $2.0 million or more in any 12-month period.

     'Average Life' means, at any date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     'Capital Lease Obligation' of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a 'Capital Lease'). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     'Capital Stock' of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.


     'Common Stock' of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     'Consolidated Cash Flow Available for Fixed Charges' for any period means the Consolidated Net Income of the Guarantor and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Guarantor and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Guarantor and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Guarantor and its Restricted Subsidiaries for such period, plus (iv) any non-cash expense related to the issuance to employees of the Guarantor or any Restricted Subsidiary of the Guarantor of options to purchase Capital Stock of the Guarantor or such Restricted Subsidiary, plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Guarantor (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Guarantor) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Guarantor or another Restricted Subsidiary of the Guarantor to the extent of such restriction.

     'Consolidated Income Tax Expense' for any period means the aggregate amounts of the provisions for income taxes of the Guarantor and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     'Consolidated Interest Expense' means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Guarantor and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of the Guarantor and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;
(v) accrued Disqualified Stock dividends of the Guarantor and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Guarantor and its Restricted Subsidiaries (but only to the extent such interest is actually paid by the Guarantor or a Restricted Subsidiary); and
(vii) the portion of any Capital Lease

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Obligation paid during such period that is allocable to interest expense;
excluding, however, any premiums, fees and expenses (and any amortization thereof) payable in connection with the offerings of the Notes, all of the foregoing as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with generally accepted accounting principles.

     'Consolidated Net Income' for any period means the net income (or loss) of the Guarantor and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Guarantor or a Restricted Subsidiary of the Guarantor in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Guarantor except to the extent of the amount of dividends or other distributions actually paid to the Guarantor or a Restricted Subsidiary of the Guarantor by such Person during such period, (c) gains or losses on Asset Dispositions by the Guarantor or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates and (g) the tax effect of any of the items described in clauses (a) through (f) above.

     'Consolidated Net Worth' of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person.

     'Consolidated Tangible Assets' of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

     'Credit Facility' means credit agreements, vendor financings or other facilities or arrangements made available from time to time to the Guarantor and its Restricted Subsidiaries by banks, other financial institutions and/or equipment manufacturers for the Incurrence of Debt, including the private or public issuance of debt securities or the provision of letters of credit and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     'Debt' means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, the amount of (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person,
(vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed to the extent the same is Guaranteed by such Person. The 'amount' or 'principal amount' of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Guarantor or a Restricted Subsidiary of the Guarantor)

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thereof to the extent such Person is liable therefore, excluding amounts representative of yield or interest earned on such investment or (c) any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof.

     'Disqualified Stock' of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes, provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under 'Change of Control' and such Preferred Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to such Person's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under 'Change of Control.'

     'Eligible Institution' means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated 'A' (or higher) according to Standard & Poor's Ratings Service or Moody's Investors Service, Inc. at the time as of which any investment or rollover therein is made.

     'Event of Default' has the meaning set forth under 'Events of Default'

below.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     'Existing Stockholders' means (A) R.S. Lauder, Gaspar & Co., L.P., ('RSLAG'), (B) partners in RSLAG and Lauder Gaspar Ventures LLC and their Affiliates, in each case as of the Closing Date, (C) Itzhak Fisher, Ronald S. Lauder, Leonard A. Lauder, Jacob Z. Schuster, Nir Tarlovsky, Nesim N. Bildirici, Andrew Gaspar and Eugene Sekulow, (D) family members of any of the foregoing,
(E) trusts, the only beneficiaries of which are persons or entities described in clauses (A) through (D) above and (F) partnerships which are controlled by the persons or entities described in clauses (A) through (D) above.

     'Government Securities' means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of Investment therein.

     'Guarantee' by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the 'primary obligor') in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and 'Guaranteed' and 'Guaranteeing' shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     'Incremental Paid-in Capital' means as of any date the cumulative aggregate amount of the increase in paid-in capital (determined in accordance with generally accepted accounting principles applied on a consistent basis) since September 30, 1997, as determined based on the most recent unaudited quarterly or audited annual financial statements of the Guarantor and its consolidated

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subsidiaries filed with the SEC, as compared with the Guarantor's Quarterly
Report on Form 10-Q for the quarter ended September 30, 1997.

     'Incur' means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, enter into a Guarantee in respect of or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such

Person (and 'Incurrence', 'Incurred', 'Incurrable' and 'Incurring' shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.

     'Interest Rate or Currency Protection Agreement' of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     'Investment' by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Guarantor or any of its Subsidiaries in the ordinary course of business and commercially reasonable extensions of trade credit. Without limiting the foregoing, the term 'Investment' shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Guarantor or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of 'Unrestricted Subsidiary' and the 'Limitation on Restricted Payments' covenant,
(i) 'Investment' shall include the fair market value of the assets (net of liabilities (other than liabilities to the Guarantor or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Guarantor or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing, an acquisition of assets (including, without limitation, Capital Stock or rights to acquire Capital Stock) by the Guarantor or any of its Restricted Subsidiaries shall be deemed not to be an Investment to the extent that the consideration therefor consists of Common Stock of the Guarantor.

     'Lien' means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     'Marketable Securities' means: (i) Government Securities; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Guarantor) with a rating, at the time as of which any investment therein is made, of 'A-1' (or higher) according to Standard & Poor's Ratings Service or 'P-1' (or higher) according to Moody's Investor Service, Inc.; (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) time deposits, certificates of deposit, bank promissory notes and bankers' acceptances maturing not more than 180 days after the acquisition thereof and guaranteed or issued by any of the ten largest banks (based on asssets as of

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the immediately preceding December 31), organized under the laws of any jurisdiction in which one of the Restricted Subsidiaries does business or any foreign country recognized by the United States and which are not under intervention, bankruptcy or similar proceeding, not to exceed $10 million outstanding at any one term and (vi) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     'Net Available Proceeds' from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

     'Offer to Purchase' means a written offer (the 'Offer') sent by or on behalf of the Issuer by first class mail, postage prepaid, to each holder of Notes at his address appearing in the related Note Register on the date of the

Offer offering to purchase up to the principal amount (or Accreted Value) of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the related Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the 'Expiration Date') of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the 'Purchase Date') for purchase of Notes within five Business Days after the Expiration Date. The Issuer shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer's request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain information concerning the business of the Guarantor and its Subsidiaries which the Guarantor and Issuer in good faith believe will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained in the documents required to be filed with the Trustee pursuant to the Indentures (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Guarantor's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Issuer to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuer to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          a. the Section of the applicable Indenture pursuant to which the Offer to Purchase is being made;

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          b. the Expiration Date and the Purchase Date;

          c. the aggregate principal amount at maturity of the outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of the applicable Indenture requiring the Offer to Purchase) (the 'Purchase Amount');

          d. the purchase price to be paid by the Issuer for each $1,000 (or DM1,000, in the case of the DM Notes) aggregate principal amount at maturity of Notes accepted for payment (as specified pursuant to the Indenture) (the 'Purchase Price');

          e. that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 (or DM1,000, in the case of the DM Notes) principal amount at maturity;


          f. the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          g. that interest on any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

          h. that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          i. that each holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          j. that holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          k. that (a) if Notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 (or DM1,000, in the case of the DM Notes) or integral multiples thereof shall be purchased); and

          l. that in the case of any holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     'Permitted Interest Rate or Currency Protection Agreement' of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

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     'Permitted Investment' means (i) any Investment in the Guarantor or a
Restricted Subsidiary, (ii) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary of the Guarantor or upon the making of which such Person will be merged or consolidated with or into or transfer all or substantially all of its assets to the Guarantor or a Restricted Subsidiary,
(iii) any Investment in Marketable Securities, (iv) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Guarantor or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person, (v) securities or other Investments received as consideration in sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the 'Limitation on Asset Sales' covenant and (vi) other Investments not in excess of $50 million in the aggregate at any time outstanding.

     'Permitted Liens' means (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of the Guarantor's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Guarantor's and its Subsidiaries' property or assets when taken as a whole, or materially impair the use of such assets and property in the operation of its business; (c) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Guarantor to secure Debt owing to the Guarantor; (d) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations; (e) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Guarantor or its Restricted Subsidiaries; (g) Liens on Capital Stock of Restricted Subsidiaries securing obligations not exceeding $75 million at any time outstanding of the Guarantor or any Restricted Subsidiary to repurchase or redeem shares of Capital Stock of such Restricted Subsidiary held by Persons who are not Affiliates or Related Persons of the Guarantor; (h) Liens arising out of judgments or awards against the Guarantor or any Restricted Subsidiary with respect to which the Guarantor or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Guarantor or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and (i) any interest or title of a lessor in the property subject to any lease other than a Capital Lease.

     'Person' means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     'Purchase Money Debt' means Debt of the Guarantor (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Guarantor or any Restricted Subsidiary of the Guarantor of any Telecommunications Assets of the Guarantor or any Restricted Subsidiary of the Guarantor, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     'Receivables' means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

     'Receivables Sale' of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of

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such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     'Related Person' of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interest in such Person) or (b) 5% or more of the combined outstanding voting power of the Voting Stock of such Person, except that, for purposes of the covenant entitled 'Transactions with Affiliates and Related Persons,' Related Person means any other Person directly or indirectly owning 10% or more of the combined outstanding voting power of the Voting Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person).

     'Restricted Subsidiary' means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.

     'Significant Subsidiary' means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Guarantor, accounted for more than 10% of the consolidated revenues of the Guarantor and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Guarantor and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Guarantor for such fiscal year.


     'Strategic Investor' means a corporation, partnership or other entity engaged in the Telecommunications Business that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization or paid in capital, at the time of any Investment by such corporation, partnership or other entity in a Restricted Subsidiary pursuant to
(iv)(2) of 'Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries', in excess of $100 million.

     'Subordinated Debt' means Debt of the Guarantor or its Restricted Subsidiaries as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Guarantor or such Restricted Subsidiary and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Guarantor or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Guarantor or such Restricted Subsidiary) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Guarantor or such Restricted Subsidiary) which is conditioned upon a change of control of the Guarantor pursuant to provisions substantially similar to those described under 'Change of Control' (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Guarantor's or such Subsidiary's repurchase of the Notes required to be repurchased by the Guarantor pursuant to the provisions described under 'Change of Control').

     'Subsidiary' of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock, of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

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(ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other

Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     'Subsidiary Guarantor' means a Subsidiary of the Guarantor that has unconditionally guaranteed, by supplemental indenture substantially in the form attached to the Indentures and satisfactory to the Trustee, the payment in full of the principal of (and premium, if any) and interest on the Notes.

     'Telecommunications Assets' means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business, including a majority of the Voting Stock of a Person engaged in the Telecommunications Business.

     'Telecommunications Business' means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
(i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Guarantor.

     'Unrestricted Subsidiary' means (i) any Subsidiary of the Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary of the Guarantor by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Guarantor or any Restricted Subsidiary; provided that (A) any Guarantee by the Guarantor or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an 'Incurrence' of such Debt and an 'Investment' by the Guarantor or such Restricted Subsidiary (or both, if applicable) at the time of such designation, in each case, to the extent such Debt is so Guaranteed by the Guarantor or such Restricted Subsidiary; (B) either
(I) the Subsidiary to be so designated has total assets of $1,000 or less or
(II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the 'Limitation on Restricted Payments' covenant described herein and (C) if applicable, the Incurrence of Debt and the Investment referred to in clause (A) of this proviso would be permitted under the 'Limitation on Consolidated Debt' and 'Limitation on Restricted Payments' covenants described herein. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Guarantor could Incur $1.00 of additional Debt under the first paragraph of the 'Limitation on Debt' covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     'Voting Stock' of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     'Wholly-Owned Subsidiary' of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF GUARANTEES BY RSL COMMUNICATIONS, LTD.

     The Guarantor has unconditionally and irrevocably guaranteed the due and punctual payment of the principal of and interest on and other amounts payable under the New U.S. Dollar Senior Notes, the New U.S. Dollar Senior Discount Notes and the New DM Notes, when and as the same shall become

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due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise; provided that the New Notes Guarantees shall not be enforceable against the Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such New Notes Guarantees. The obligations of the Guarantor under the New Senior Notes Guarantee, the New Senior Discount Notes Guarantee and the New DM Notes Guarantee, as applicable, will be direct, unsecured and unsubordinated obligations of the Guarantor and will rank pari passu with other existing and future direct, unsecured and unsubordinated obligations of the Guarantor. The
New Senior Notes Guarantee, the New Senior Discount Notes Guarantee and the New DM Notes Guarantee, as applicable, will effectively rank junior to any secured indebtedness of the Guarantor to the extent of the assets securing such indebtedness.

EVENTS OF DEFAULT

     The following events are defined as Events of Default with respect to the U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as the case may be, under each of the Indentures: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under 'Change of Control' when due and payable; (d) failure to perform or comply with the provisions described under 'Merger, Consolidation and Sales of Assets' and 'Limitation on Certain Asset Dispositions'; (e) failure to perform any other covenant or agreement of the Issuer or Guarantor under the Indenture or the Notes continued for 60 days after written notice to the Issuer by the Trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding Notes; (f) default under the terms of any instrument evidencing or securing Debt of the Guarantor, the Issuer or any Subsidiary having an outstanding principal amount of $10.0 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Guarantor, the Issuer or any Subsidiary an amount in excess of $10.0 million (net of indemnities and funds actually received or to be received within 90 days of such judgement) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Guarantor, the Issuer or any Significant Subsidiary. (Section 501) Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of Notes, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512)

     If an Event of Default (other than an Event of Default described in clause
(h) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, may accelerate the principal amount of the U.S. Dollar Senior Notes, the Accreted Value of the U.S. Dollar Senior Discount Notes or the Accreted Value of the DM Notes, as applicable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or Accreted Value, as applicable) have been cured or waived as provided in the applicable Indenture. If an Event of Default specified in clause (h) above occurs, the outstanding U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. (Section 502) For information as to waiver of defaults, see 'Modification and Waiver'.

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     No holder of any Note will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount at maturity of the outstanding U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal (or Accreted Value) of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Section 508)

     The Guarantor and the Issuer will be required to furnish to the Trustee quarterly a statement as to the performance by the Guarantor and the Issuer of certain of their obligations under the Indentures and as to any default in such performance. (Section 1019)

DEFEASANCE

     Defeasance and Discharge. The Indentures provide that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indentures will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and accrued interest on the Notes on the stated maturity of such principal or interest or upon earlier redemption in accordance with the terms of the Indenture and the Notes, (B) the Issuer has delivered to the Trustee either (i) a ruling based on relevant law and practice at the time directed to the Trustee from the Inland Revenue or other relevant tax authority to the effect that the holders will not recognize income, gain or loss for U.K. income tax as a result of the Issuer's exercise, disregarding U.K. income tax on any amounts that would have been received but for such exercise of its option under this 'Defeasance' provision and will be subject to U.K. income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised or (ii) an Opinion of Counsel to the same effect as the ruling described in clause (i) above, (C) the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for U.S. federal income tax as a result of the Issuer's exercise of its option under this 'Defeasance' provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling published by the Internal Revenue Service to the same effect unless there has been a change in relevant U.S. federal income tax law after the Closing Date or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (D) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default, or event that after the giving of notice or lapse of time or both would become a Default or an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other

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agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (E) if at such time the Notes are listed on a national securities exchange, the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of the Issuer's exercise of its option under this 'Defeasance' provision, and (F) the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that all the above conditions precedent have been complied with.

     Defeasance of Certain Covenants and Certain Events of Default. The Indentures further provide that the provisions of the Indentures will no longer be in effect with respect to clauses (3) and (4) under 'Merger, Consolidation and Certain Sale of Assets' and all the covenants described herein under 'Covenants' (other than 'Merger, Consolidation and Certain Sales of Assets'), clauses (c), (f) and (g) under 'Events of Default' with respect to such clauses
(3) and (4) under 'Merger, Consolidation and Sale of Assets' and such covenants and clauses (c), (f) and (g) under 'Events of Default' shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the stated maturity of such payments in accordance with the terms of the Indentures and the Notes, the satisfaction of the provisions described in clauses (C)(ii) and (D) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indentures with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments and the Note Guarantee with respect to such payments will remain in effect.


MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in aggregate principal amount at maturity of the outstanding U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding U.S. Dollar Senior Note, U.S. Dollar Senior Discount Note or DM Note affected thereby, (a) change the due date of any installment of principal or interest on any U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes as applicable, (b) reduce the principal amount (or Accreted Value with respect to the Senior Discount Notes) of, (or the premium) or interest on, any U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, (c) change the currency of payment of principal of, (or premium) or interest on, any U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, (e) reduce the above-stated percentage of outstanding U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, necessary to modify or amend the applicable Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (g) modify any provisions of the applicable Indenture relating to the modification and amendment of the applicable Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes,

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as applicable, required under the 'Limitation on Asset Dispositions' and the
'Change of Control' covenants contained in the applicable Indenture in a manner materially adverse to the holders thereof. (Section 902)

     The holders of a majority in aggregate principal amount at maturity of the outstanding U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, on behalf of all holders of U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, may waive compliance by the Guarantor with certain restrictive provisions of the related Indenture. (Section 1020) Subject to certain rights of the Trustee, as provided in the Indentures, the holders of a majority in aggregate principal amount at maturity of the outstanding U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, on behalf of all holders of U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, may waive any past default under the related Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any U.S. Dollar Senior Notes, U.S. Dollar Senior Discount Notes or DM Notes, as applicable, tendered pursuant to an Offer to Purchase. (Section 513)

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Guarantor and the Trustee may amend or supplement the Indentures and the

Notes:

          (a) to cure any ambiguity, defect or inconsistency;

          (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (c) to provide for the assumption of the Issuer's obligations to holders of the Notes in the case of a merger or consolidation or to secure the Notes;

          (d) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. (Section 901); or

          (f) in the case of the Senior Notes, to issue any additional securities in accordance with the Senior Notes Indenture.

THE TRUSTEE

     The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indentures. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section
601)

     The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuer or Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuer, the Guarantor or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indentures or in the Trust Indenture Act), it must eliminate such conflict or resign.
(Sections 608, 613)

ADDITIONAL AMOUNTS

     Payments made by the Issuer or the Guarantor pursuant to the Notes or the Notes Guarantees will be made without withholding or deduction for taxes unless required by law. In the event of (i) any change that becomes effective after the date hereof in the laws of the U.K. or Bermuda or of any political subdivision or taxing authority thereof or therein or any change in the interpretation or administration thereof or (ii) a failure by the Issuer to list or maintain a listing of the Notes on a 'recognized stock exchange' (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988) (a 'Listing Failure'), the effect of which, in each case, is to require the withholding or deduction by the Issuer or the Guarantor pursuant to the Notes or the Notes

Guarantees, respectively, of any amount for taxes that would not have been required to be withheld or deducted absent such event, the Issuer or the Guarantor will pay, to the extent it may then lawfully do so, such additional amounts ('Additional Amounts') as may be necessary in order that every net payment of the principal of and interest on the Notes, after deduction for withholding for or on account of any future tax, assessment or other governmental charge will not be less than the amount provided for in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply in respect of:

          (a) any tax, withholding, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the U.K. or Bermuda or any political subdivision or taxing authority thereof including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Note or a Note Guarantee (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except for Additional Amounts with respect to taxes that would have been imposed had the holder presented the Note for payment within such 30-day period;

          (b) any estate, inheritance, gift, sale, transfer or personal property tax;

          (c) any tax, assessment or other governmental charge that is withheld by reason of the failure to timely comply by the holder or the beneficial owner of the Note with a request in writing of the Issuer or the Guarantor (which request shall be furnished to the Trustee) (i) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing or domicile jurisdiction as a precondition to exemption from or reduction of all or part of such tax, assessment or other governmental charge; provided, however, that this clause (c) shall not apply to limit the Issuer's or Guarantor's obligation to pay Additional Amounts if the completing and filing of the information described in subclause (i) or the declaration or other claim described in subclause (ii) would be materially more onerous in form, in procedure or in substance of information disclosed, in comparison to the information reporting requirements imposed under U.S. tax law with respect to Forms 1001, W-8 and W-9; or

          (d) any tax, withholding, assessment or other governmental charge resulting from a Listing Failure with respect to any Note issued in the form of a Definitive Registered Note pursuant to the terms of the Deposit Agreement and the relevant Indenture; or

          (e) any combination of items (a), (b), (c) and (d) above; nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Note or Note Guarantee to any holder who is not the sole beneficial owner of such Note or Note Guarantee or is a fiduciary or partnership, but only to the extent that a beneficial owner, a beneficiary or a settlor with respect to a fiduciary or a member of the partnership would not have been entitled to the payment of the Additional Amount had the beneficial owner, beneficiary, settlor or member of such partnership received directly its beneficial or distributive share of the payment.

     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or the Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or the Guarantor will deliver to the Trustee an Officer's Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the Indenture or in this Prospectus there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. See '--Optional Redemption.'

     The Issuer or the Guarantor, as the case may be, will also (i) make (or cause to be made) such withholding or deduction and (ii) remit (or cause to be remitted) the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or the Guarantor, as the case may be, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from each taxing authority imposing such taxes. The Issuer or the Guarantor, as the case may be, will furnish to the Trustee as promptly as practicable after the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment or, if the receipts are not obtainable, other evidence of such payments by the Issuer or the Guarantor.

CONSENT TO JURISDICTION AND SERVICE

     Each of the Guarantor and the Issuer will appoint RSL Communications N. America, Inc. as its agent for service of process in any suit, action or proceeding with respect to the Indentures or the Notes or the Note Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in the City of New York and will agree to submit to such jurisdiction.

GOVERNING LAW

     The Indentures, the New Notes and the New Notes Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material U.S. federal income tax consequences of the exchange of Old Notes for New Notes as of the date hereof. Such opinion is not binding on any taxing authority or the courts, and no U.S. tax ruling has been or will be sought. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), and regulations, rulings and judicial decisions as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

     The exchange of an Old Note for a corresponding New Note pursuant to the applicable Exchange Offer will not be a taxable event for U.S. federal income tax purposes because such New Note will not be considered to differ materially in kind or extent from the corresponding Old Note. As a result, there should be no material U.S. federal income tax consequences to a holder exchanging an Old Note for a corresponding New Note pursuant to the applicable Exchange Offer.

     EACH HOLDER OF OLD NOTES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW
NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

      CERTAIN UNITED KINGDOM TAX CONSIDERATIONS FOR U.S. HOLDERS OF NOTES

     The following summary describes the material U.K. income tax consequences expected to result to holders whose Old Notes are exchanged for New Notes in the Exchange Offers. This summary is based on current U.K. law and U.K. Inland Revenue practice which may change prospectively or retrospectively. There can be no assurance that the U.K. Inland Revenue would not take a contrary view and no ruling from the U.K. Inland Revenue has been or will be sought.

     For U.K. tax purposes, the exchange of the Old Notes for the New Notes will have no U.K. tax consequences for a U.S. holder who is neither resident nor ordinarily resident in the U.K., nor carries on a trade, profession or vocation in the U.K. through a branch or agency to which the Notes are attributable.

                              PLAN OF DISTRIBUTION


     A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Issuer or any affiliate of the Issuer) may exchange such Old Notes for New Notes pursuant to the Exchange Offers, provided, that each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed to keep effective the registration statement on Form S-4 in connection with the Exchange Offers for a period of 90 days following the closing of the Exchange Offers.

     The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers or any holder of New Notes. New Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be an underwriting compensation under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     The Issuer has agreed to pay all expenses incident to the Exchange Offers and to the Issuer's performance of, or compliance with, the Registration Rights Agreements (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against any liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters relating to the New Notes are being passed upon for the Company by Debevoise & Plimpton, New York, New York and Levinson Gray, London, United Kingdom.

     Certain matters relating to the New Notes and the New Notes Guarantees are being passed upon for the Company by Conyers, Dill & Pearman, Hamilton, Bermuda.

                              GENERAL INFORMATION

     1. The Issuer, a wholly-owned subsidiary of the Company, was incorporated under the laws of the United Kingdom on July 25, 1996. The Issuer's primary purpose is to carry on business as a holding company. The purposes of the Issuer are set forth in paragraph 4 of the Issuer's Memorandum of Association. For certain summary financial information regarding the Issuer, see Note 17 of the Notes to the Consolidated Financial Statements of the Guarantor included elsewhere in this Prospectus.

     2. The directors of the Issuer are Ronald S. Lauder, Itzhak Fisher, Andrew Gaspar, Jacob Z. Schuster, Nir Tarlovsky, Nesim Bildirici and Eugene Sekulow. The executive officers are: Mr. Fisher, President and Chief Executive Officer; Messrs. Tarlovsky and Bildirici, Vice Presidents; Mr. Schuster, co-Secretary; and Mark S. Hirschhom, Global Controller and co-Secretary.

     3. The Guarantor was incorporated under the laws of Bermuda on March 14, 1996. The Guarantor is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation ('RSL

BVI'), which was amalgamated into the Company on July 23, 1996. RSL BVI is the successor in interest to RSL Communications Inc., a Delaware corporation ('RSL Delaware'), which was merged into RSL BVI on August 4, 1995. RSL Delaware and RSL BVI were incorporated on July 26, 1994 and February 27, 1995, respectively.

     4. The issuance of the New Notes was authorized by unanimous written consent of the Board of Directors of the Issuer dated February 24, 1998, in the case of the New U.S. Dollar Notes, and March 11, 1998, in the case of the New DM Notes. The Notes Guarantees were authorized by unanimous written consent of the Executive Committee of the Board of Directors of the Guarantor February 24, 1998, in the case of the Senior Notes Guarantee and the Senior Discount Notes Guarantee, and dated March 11, 1998 in the case of the DM Notes Guarantee.

     5. Application will be made to list the New Notes on the Luxembourge Stock Exchange. This Prospectus has been prepared for, among other things, the purpose of listing the New Notes on the Luxembourg Stock Exchange. A legal notice relating to the issue and the Memorandum of Association of each of the Issuer and the Guarantor will be registered with the Greffier en Chef du Tribunal D'Arrondissement de et a Luxembourg, where such documents may be examined and copies obtained.

     6. Copies of the Memorandum of Association of the Issuer and the Guarantor and copies of the Purchase Agreement, Registration Rights Agreement and the Indenture (which includes the terms and conditions of the Notes Guarantee) with respect to each of the New U.S. Dollar Senior Notes, the New U.S. Dollar Senior Discount Notes and the New DM Notes will, so long as the New Notes are listed on the Luxembourg Stock Exchange, be available for inspection during normal business hours on any weekday (except Saturdays and public holidays) at the office of the paying agent in Luxembourg.

     7. The purchasers of the New Notes will not be subject to any stamp duty under the laws of the United Kingdom but, save as aforesaid, purchasers of the New Notes may be required to pay stamp duties and other charges in accordance with the laws and practices of the country of purchase.


     8. Save as disclosed herein, the Company (which includes the Issuer and the Guarantor) is not involved in and, to the knowledge of the Company, has not been threatened with any litigation, arbitration or other administrative or other legal proceeding (whether as defendant or otherwise) the result of which would have a material adverse effect on the financial position of the Company.

     9. Save as disclosed herein, there has been no adverse change in the financial position of the Company or the Company's consolidated subsidiaries since December 31, 1997 (the date of the latest audited consolidated financial statements of the Company and the date as of which the consolidated cash position and capitalization of the Company is presented under 'Capitalization') which is material in the context of the issue of the New Notes. Save as disclosed herein, there has been no adverse change in the financial position of the Issuer since December 31, 1996 (the date of the latest audited consolidated financial statements of the Issuer) which is material in the context of the issue of the New Notes.

     10. So long as the New Notes are listed on the Luxembourg Stock Exchange, the Company will make available its quarterly unaudited financial statements and copies of its annual audited consolidated financial statements, in each case prepared in accordance with generally accepted accounting principles in the United States of America, or its Annual Reports including financial statements, at the offices of the Trustee and the paying agent.

     11. So long as the New Notes are listed on the Luxembourg Stock Exchange, the Issuer will make available copies of any financial statements prepared by it, whether required by law or otherwise, at the offices of the Trustee and the paying agent. The audited consolidated financial statements of the Issuer for each calendar year will generally be available on or prior to October 31 of the succeeding year in accordance with the laws of the United Kingdom. Such financial statements will be made available for the holders of the New Notes at the offices of the Trustee and the paying agent as soon as reasonably practicable after their date of issuance. Deloitte & Touche, which has been retained by the Issuer as its auditor, maintains an office in the United Kingdom at Hill House, 1 Little New Street, London EC4A 3TR, England. The Issuer is not required by law and does not intend to issue interim financial statements.

     12. The Issuer and the Guarantor have taken all reasonable care to confirm that the information contained in the Prospectus in relation to the Company and the New Notes is true and the accurate in all material respects. This Prospectus does not omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances in which they are made, not misleading. No person has been authorized by either the Issuer or the Guarantor to provide any information other than as contained in this Prospectus. Neither the delivery of this Prospectus nor any sale of the New Notes shall under any circumstances create any implication that there has not been any change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date of such information.

     13. The New Notes have been accepted for clearance through Euroclear and

Cedel. The International Security Identification Numbers of the Notes are __________________ and ____________________ and the Cedel/Euroclear common code numbers assigned to the New Notes are ______________ and _______________.

                                    EXPERTS

     The Consolidated Financial Statements of RSL Communications, Ltd. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and International Telecommunications Group, Ltd. as of and for the nine months ended September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     The Company is a Bermuda corporation and the Issuer is a United Kingdom corporation. Certain of their directors and officers, and certain of the experts named herein, are not residents of the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in the United States courts. The Company has been advised by its legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. Federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions. The Issuer has been advised by its legal counsel in the United Kingdom, that there is doubt as to the enforceability of certain civil liabilities under U.S. Federal securities laws in original actions of English courts, but that, subject to certain exceptions and time limitations, English courts may treat a final and conclusive judgment of a U.S. court for a liquidated amount as a debt enforceable by fresh proceedings in the English courts. Such counsel has expressed no opinion, however, as to whether an enforcement by an English court of any judgment would be in pounds sterling or as of which date, if any, the determination of the applicable exchange rate from U.S. dollars to pounds sterling may be made.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

RSL COMMUNICATIONS, LTD.
Independent Auditors' Report..............................................................................    F-2
Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997.................................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 1995, December 31, 1996 and
  December 31, 1997.......................................................................................    F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1995, December 31, 1996
  and December 31, 1997...................................................................................    F-5
Consolidated Statements of Cashflows for the Years Ended December 31, 1995, December 31, 1996 and December
  31, 1997................................................................................................    F-6
Notes to Consolidated Financial Statements................................................................    F-7

INTERNATIONAL TELECOMMUNICATIONS GROUP LTD. AND SUBSIDIARIES
Independent Auditors' Report..............................................................................   F-26
Consolidated Statement of Operations and Accumulated Deficit for the Nine Months Ended September 30,
  1995....................................................................................................   F-27
Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 1995.........................   F-28
Notes to Consolidated Financial Statements................................................................   F-29

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
RSL Communications, Ltd.

     We have audited the accompanying consolidated balance sheets of RSL Communications, Ltd., a Bermuda corporation, and its subsidiaries (together, the 'Company'), as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the consolidated financial statement schedules listed in the Index as Item 21(b). These consolidated financial statements and the consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years ended December 31, 1997 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
NEW YORK, NEW YORK
FEBRUARY 18, 1998

                            RSL COMMUNICATIONS, LTD.
                          CONSOLIDATED BALANCE SHEETS
                    ($ IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                         1996            1997
                                                                                     ------------    ------------
                                      ASSETS
Current Assets:
  Cash and cash equivalents.......................................................     $104,068       $  144,894
  Accounts receivable.............................................................       26,479           70,610
  Marketable securities--available for sale.......................................       67,828           13,858
  Prepaid expenses and other current assets.......................................        3,969           16,073
                                                                                     ------------    ------------
Total current assets..............................................................      202,344          245,435
                                                                                     ------------    ------------
Marketable Securities--Held to maturity...........................................      104,370           68,836
                                                                                     ------------    ------------
Property and Equipment:
  Telecommunications equipment....................................................       29,925           63,998
  Furniture, fixtures and other...................................................        5,926           21,583
                                                                                     ------------    ------------
                                                                                         35,851           85,581
  Less accumulated depreciation...................................................       (3,513)         (13,804)
                                                                                     ------------    ------------
  Property and equipment--net.....................................................       32,338           71,777
                                                                                     ------------    ------------
Goodwill--and other intangible assets net of accumulated amortization.............       87,605          214,983
                                                                                     ------------    ------------
Deposits and Other Assets.........................................................        1,312            4,633
                                                                                     ------------    ------------
Total Assets......................................................................     $427,969       $  605,664
                                                                                     ------------    ------------
                                                                                     ------------    ------------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................................     $ 49,370       $   94,149
  Accrued expenses................................................................       12,701           49,965
  Notes payable...................................................................        6,538            4,604
  Deferred revenue................................................................        3,570            5,368
  Other liabilities...............................................................        5,236            8,271
                                                                                     ------------    ------------
Total current liabilities.........................................................       77,415          162,357
                                                                                     ------------    ------------
Other Liabilities--noncurrent.....................................................       15,286               --
                                                                                     ------------    ------------
Long-term Debt--less current portion..............................................        6,032               --
                                                                                     ------------    ------------
Senior Notes, 12 1/4% due 2006, net...............................................      296,000          296,500

                                                                                     ------------    ------------
Capital Lease Obligations--less current portion...................................       12,393           20,108
                                                                                     ------------    ------------
Total Liabilities.................................................................      407,126          478,965
                                                                                     ------------    ------------
Commitments and Contingencies
Shareholders' Equity
  Common stock, Class A--par value $0.00457; 0 and 10,872,568 issued and
    outstanding at December 31, 1996 and 1997, respectively.......................           --               49
  Common stock, Class B--par value $0.00457; 10,528,887 and 30,760,726, issued and
    outstanding at December 31, 1996 and 1997, respectively.......................           48              141
  Common stock Class C--par value $0.00457; no shares issued......................           --               --
  Preferred stock par value $0.00457; 65,700,000 shares authorized, 9,243,866 and
    0 shares issued and outstanding at December 31, 1996 and 1997, respectively...           93               --
  Warrants--Common Stock, exercise price of $0.00457..............................        5,544            5,544
  Additional paid-in capital......................................................       65,064          274,192
  Accumulated deficit.............................................................      (47,740)        (147,939)
  Foreign currency translation adjustment.........................................         (622)          (5,288)
  Deferred financing costs........................................................       (1,544)              --
                                                                                     ------------    ------------
Total shareholders' equity........................................................       20,843          126,699
                                                                                     ------------    ------------
Total Liabilities and Shareholders' Equity........................................     $427,969       $  605,664
                                                                                     ------------    ------------
                                                                                     ------------    ------------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               ($ AND SHARES IN THOUSANDS, EXCEPT LOSS PER SHARE)

                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                         1995            1996            1997
                                                                     ------------    ------------    ------------

Revenues..........................................................     $ 18,617       $  113,257      $  300,796

Cost of services..................................................       17,510           98,461         265,321
                                                                     ------------    ------------    ------------

  Gross profit....................................................        1,107           14,796          35,475

Selling, general and administrative expenses......................        9,639           38,893          94,712

Depreciation and amortization.....................................          849            6,655          21,819
                                                                     ------------    ------------    ------------

Loss from operations..............................................       (9,381)         (30,752)        (81,056)

Interest income...................................................          173            3,976          13,826

Interest expense..................................................         (194)         (11,359)        (39,373)

Other income......................................................           --              470           6,595

Minority interest.................................................           --             (180)            210

Income taxes......................................................           --             (395)           (401)
                                                                     ------------    ------------    ------------

Net loss..........................................................     $ (9,402)      $  (38,240)     $ (100,199)
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------

Loss per share....................................................     $  (1.67)      $    (5.13)     $    (5.27)

Weighted average number of shares of common stock outstanding.....        5,641            7,448          19,008

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          ($ AND SHARES IN THOUSANDS)

                         CLASS A         CLASS B        PREFERRED      COMMON STOCK                             FOREIGN
                       COMMON STOCK    COMMON STOCK       STOCK          WARRANTS     ADDITIONAL                CURRENCY   DEFERRED
                      --------------  --------------  --------------  --------------   PAID-IN    ACCUMULATED  TRANSLATION FINANCING
                      SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL      DEFICIT    ADJUSTMENT    COSTS
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------

BALANCE,
 January 1, 1995.....    --    $ --      --    $ --      --    $ --      --   $  --    $     --    $     (98)   $     --    $    --
Issuance of Preferred
 Stock...............    --      --      --      --   9,244      93      --      --      13,261           --          --         --
Issuance of Common
 Stock...............    --      --   6,411      29      --      --      --      --       1,822           --          --         --
Net loss.............    --      --      --      --      --      --      --      --          --       (9,402)         --         --
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------

BALANCE,
 December 31, 1995...    --      --   6,411      29   9,244      93      --      --      15,083       (9,500)         --         --
Issuance of warrants
 in connection with
 Notes Offering......    --      --      --      --      --      --     657   4,000          --           --          --         --
Issuance of warrants
 in connection with
 shareholder standby
 facility and
 revolving credit
 facility............    --      --      --      --      --      --     460   1,544          --           --          --     (1,544)
Issuance of Common
 Stock...............    --      --   4,118      19      --      --      --      --      49,981           --          --         --
Foreign Currency
 Translation
 Adjustment..........    --      --      --      --      --      --      --      --          --           --        (622)        --
Net loss.............    --      --      --      --      --      --      --      --          --      (38,240)         --         --
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------

BALANCE,
 December 31, 1996...    --      --   10,529     48   9,244      93   1,117   5,544      65,064      (47,740)       (622)    (1,544)
Issuance of Class A
 Common Stock........ 10,873     49      --      --      --      --      --      --     209,128           --          --         --
Conversion of
 Preferred Stock In
 Exchange for Class B
 Common Stock........    --      --   20,232     93   (9,244)   (93)     --      --          --           --          --         --
Foreign Currency
 Translation
 Adjustment..........    --      --      --      --      --      --      --      --          --           --      (4,666)        --

Amortization of
 deferred financing
 costs...............    --      --      --      --      --      --      --      --          --           --          --      1,544
Net loss.............    --      --      --      --      --      --      --      --          --     (100,199)         --         --
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------
BALANCE
 December 31, 1997... 10,873   $ 49   30,761   $141      --    $ --   1,117   $5,544   $274,192    $(147,939)   $ (5,288)   $    --
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------


                         TOTAL
                       ---------
BALANCE,
 January 1, 1995.....  $     (98)
Issuance of Preferred
 Stock...............     13,354
Issuance of Common
 Stock...............      1,851
Net loss.............     (9,402)
                       ---------

BALANCE,
 December 31, 1995...      5,705
Issuance of warrants
 in connection with
 Notes Offering......      4,000
Issuance of warrants
 in connection with
 shareholder standby
 facility and
 revolving credit
 facility............         --
Issuance of Common
 Stock...............     50,000
Foreign Currency
 Translation
 Adjustment..........       (622)
Net loss.............    (38,240)
                       ---------

BALANCE,
 December 31, 1996...     20,843
Issuance of Class A
 Common Stock........    209,177
Conversion of
 Preferred Stock In
 Exchange for Class B
 Common Stock........         --
Foreign Currency
 Translation
 Adjustment..........     (4,666)

Amortization of
 deferred financing
 costs...............      1,544
Net loss.............   (100,199)
                       ---------

BALANCE
 December 31, 1997...  $ 126,699
                       ---------
                       ---------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                         1995            1996            1997
                                                                     ------------    ------------    ------------
Cash flows provided by (used in) operating activities:
Net loss..........................................................    $   (9,402)     $  (38,240)     $ (100,199)
  Adjustments to reconcile net loss to net cash provided by (used
    in) operating activities, net of effects of purchase of
    subsidiaries:
    Accretion of interest receivable on restricted marketable
      securities..................................................            --          (1,562)         (5,504)
    Depreciation and amortization.................................           848           6,655          21,819
    Foreign currency transaction (gain)...........................            --            (788)             --
    Loss on disposal of fixed assets..............................            --             368              --
    Provision for losses on accounts receivable...................           149           2,830          10,908
    Reversal of accrued liabilities...............................            --              --          (7,000)
  Changes in assets and liabilities:
    Increase in accounts receivable...............................        (2,453)        (17,034)        (45,069)
    Decrease (increase) in deposits and other assets..............           366          (3,249)         (2,929)
    Decrease (increase) in prepaid expenses and other current
      assets......................................................           297            (925)        (13,196)
    Increase in accounts payable and accrued expenses.............         3,511          44,243          56,354
    Increase (decrease) in deferred revenue and other current
      liabilities.................................................         1,501           4,279          (2,155)
    Increase (decrease) in other liabilities......................         8,737          (7,052)         (4,841)
                                                                     ------------    ------------    ------------
Net cash provided by (used in) operating activities...............         3,554         (10,475)        (91,812)
                                                                     ------------    ------------    ------------
Cash flows used in investing activities:
  Acquisition of subsidiaries.....................................       (15,413)        (38,552)        (77,813)
  Purchase of marketable securities...............................            --         (82,529)             --
  Proceeds from marketable securities.............................            --          14,701          54,167
  Purchase of restricted marketable securities....................            --        (102,808)             --
  Proceeds from restricted marketable securities..................            --              --          41,038
  Purchase of property and equipment..............................        (1,124)        (15,983)        (36,357)
  Proceeds from sale of equipment.................................            --             171             144
                                                                     ------------    ------------    ------------
Net cash used in investing activities.............................       (16,537)       (225,000)        (18,821)
                                                                     ------------    ------------    ------------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred stock and
    warrants......................................................        15,205          50,000         182,160
  Underwriting fees and expenses..................................            --              --         (14,618)
  Proceeds from notes payable.....................................         3,000              --              --
  Payment of notes payable........................................            --          (3,000)         (3,348)

  Proceeds from issuance of 12 1/4% Senior Notes and warrants.....            --         300,000              --
  Payments of offering costs......................................            --         (10,989)             --
  Proceeds from long-term debt....................................            --          44,000              --
  Payments of long-term debt......................................            --         (44,598)         (9,402)
  Principal payments under capital lease obligations..............           (62)           (382)         (2,757)
                                                                     ------------    ------------    ------------
Net cash provided by financing activities.........................        18,143         335,031         152,035
                                                                     ------------    ------------    ------------
Increase in cash and cash equivalents.............................         5,160          99,556          41,402
Effects of foreign currency exchange rates on cash................            --            (651)           (576)
Cash and cash equivalents at beginning of period..................             3           5,163         104,068
                                                                     ------------    ------------    ------------
Cash and cash equivalents at end of period........................    $    5,163      $  104,068      $  144,894
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
Supplemental disclosure of cash flows information:
  Cash paid for:
    Interest......................................................    $       31      $    1,639      $   41,285
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
Supplemental schedule of noncash investing and financing
  activities--
  Assets acquired under capital lease obligations.................    $    4,950      $    7,897      $   13,060
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
  Issuance of notes to acquire stock..............................    $       --      $    9,328      $       --
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
  Issuance of warrants for shareholder standby facility...........    $       --      $    1,544      $       --
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
  Issuance of Class A Common Stock................................    $       --      $       --      $   41,635
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
  Acquisition cost included in current liabilities................    $       --      $       --      $   17,929
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. BUSINESS DESCRIPTION

     RSL Communications, Ltd. ('RSL'), a Bermuda corporation, is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation, which is the successor in interest to RSL Communications, Inc., a Delaware corporation. RSL, together with its direct and indirect subsidiaries are referred to herein as the 'Company.' The Company is a multinational telecommunications company which provides an array of international and domestic telephone services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue producing operations and provides services in the United States, the United Kingdom, France, Belgium, Germany, the Netherlands, Sweden, Finland, Australia, Venezuela, Italy, Switzerland and Denmark. In 1996, approximately 60% of the world's international long distance telecommunications minutes originated in these markets.

2. ACQUISITIONS

  1997 Acquisitions/New Operations

     Callcom AG fur TeleKommunikation

     In December 1997, RSL Europe acquired a 78.5% interest in Callcom AG fur TeleKommunikation ('RSL Switzerland'). The Company invested approximately $2.1 million in cash in RSL Switzerland for common shares.

     EZI Phonecard Holdings Pty. Limited

     In October 1997, RSL Com Australia Holdings Pty. Ltd. ('RSL Australia') acquired 85% of EZI Phonecard Holdings Pty. Limited for approximately $200,000 in cash and the assumption of net liabilities of $1.3 million. In connection with this purchase, RSL Australia recorded approximately $1.5 million of goodwill.

     Call Australia Group

     In October 1997, the Company through its wholly-owned subsidiary, RSL Australia acquired 100% of the issued capital of each of Call Australia Pty. Ltd., Associated Service Providers Pty. Limited, Digiplus Pty. Limited, Power Serve Communications Consultants Pty. Limited, Talk 2000 Networks Pty. Limited and Telephone Bill Pty. Limited (collectively the 'Call Australia Group'), leading Australian switchless resellers, for approximately $24.5 million. In connection with this purchase, RSL Australia recorded approximately $24.5 million of goodwill.

     LDM Systems, Inc.

     In October 1997, the Company acquired 100% of the outstanding common stock of LDM Systems, Inc. ('LDM'). The total purchase price was $14.9 million. In connection with this acquisition, the Company recorded an equal amount of goodwill.

     Delta Three, Inc.

     During 1997, the Company acquired a majority interest in Delta Three, Inc. ('Delta Three'). The Company paid approximately $8.8 million for approximately 72% ownership of the Company and agreed to acquire an additional 26% interest during 1998. In connection with this transaction, the Company recorded approximately $3.8 million in goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     Maxitel

     In April 1997, RSL Com Europe Ltd ('RSL Europe') acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. The total investment in Maxitel is approximately $2.1 million. The investment in Maxitel is accounted for under the equity method of accounting.

     Newtelco

     In August 1997, RSL Europe purchased 90% of the stock of Newtelco Telekom AG ('RSL Austria'), an Austrian start-up telecommunications company for an $800,000 investment in the company.

     RSL Com Italia S.r.l

     In August 1997, RSL Europe acquired 85% of the stock in RSL Italy ('RSL Italy'), an Italian telecommunications reseller. The Company paid approximately $1.7 million for its investment in RSL Italy.

     European Telecom S.A./N.V.

     In December 1997, RSL Europe acquired 90% of European Telecom S.A./N.V. ('RSL Belgium') which in turn owns 100% of European Telecom SARL (RSL Luxemburg). The Company paid approximately $18.6 million for this acquisition and recorded an equal amount of goodwill.

     Other

     In April 1997, the Company acquired substantially all of the commercial customer contracts of Pacific Star Communications Limited, an Australian based company. The Company paid approximately $1.5 million in cash and recorded this amount as a customer base.

  1996 Acquisitions/New Operations

     Certain Assets of Sprint in France and Germany

     In May 1996, the Company acquired the net assets, principally telecommunications equipment and facilities, constituting the international long distance voice businesses of Sprint in France and Germany through its wholly-owned subsidiaries RSL COM France S.A., a French corporation ('RSL France'), and RSL COM Deutschland GmbH, a German limited liability company ('RSL Germany'). Pursuant to the applicable asset purchase agreements, the Company can not disclose the purchase price of the net assets. In connection with this transaction, the Company recorded approximately $7.9 million of goodwill.

     Belnet Nederland B.V.

     In October 1996, the Company acquired 38,710 shares of Belnet Nederland B.V. ('Belnet/RSL'), representing 75% of the outstanding stock for $10.0 million and the assumption of liabilities of $500,000. In 1997, the Company acquired the remaining shares for approximately $7.3 million. In connection with the purchase of Belnet/RSL, the Company recorded approximately $15.6 million of goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     Incom (UK) Limited

     In August 1996, the Company acquired the assets and assumed certain limited liabilities of Incom (UK) Limited ('Incom'), a United Kingdom reseller, for $500,000 plus 3,954 non-voting shares of International Telecommunications Group, Ltd. ('ITG') (the 'Purchased Shares'). In addition, 3,333 voting shares of ITG currently held by Incom were exchanged for an equal number of non-voting shares. In connection with this acquisition, the Company recorded approximately $3.8 million of goodwill.

  1995 Acquisitions/New Operations

     On March 10, 1995, the Company entered into a stock purchase agreement (the 'Agreement') with ITG and RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ('RSL USA'), pursuant to which the Company initially purchased from ITG 66,667 shares of ITG's Series A convertible preferred stock (which represented 25% of ITG's then outstanding stock, including common and preferred shares) for $4.8 million. The Company subsequently purchased additional shares of ITG's common stock at various times during 1995, 1996 and 1997 for a total purchase price of cash, secured notes, issuance of shares and the assumption of net liabilities aggregating $12.9 million, $25.0 million, and $87.3 million at December 31, 1995, 1996 and 1997, respectively, resulting in recorded goodwill of $85.5 million. At December 31, 1996 and 1997, the Company's investment in ITG was $54.2 million and $87.3 million, respectively, which represented in excess of 87% (at December 31, 1996) and 100% (at December 31, 1997) of the outstanding shares of ITG.

     Effective September 1, 1995, ITG's subsidiary RSL USA, purchased 51% of the capital stock of Cyberlink, Inc. ('Cyberlink'). During the period August 1996 through December 1996, RSL USA purchased 1,023,807 shares of the capital stock of Cyberlink for approximately $7.2 million. In addition, through March 1997, the Company acquired the remaining outstanding shares.

     The total purchase price consisted of approximately $9.5 million, and assumption of net liabilities of $21.1 million. In connection with the purchase of Cyberlink, the Company recorded approximately $30.6 million of goodwill.

     In November 1995, the Company, through its wholly-owned subsidiary RSL COM Europe, Ltd. ('RSL COM Europe') completed the acquisition of 51% of Cyberlink Communications Europe Ltd. ('Cyberlink Europe'). Cyberlink Europe is a holding company which owned 100% of the shares of RSL COM Sweden AB, Cyberlink International Telesystems Germany GmbH and RSL COM Finland OY.

     During the period August 1996 through March 1997, RSL COM Europe purchased the remaining 49% of the Cyberlink Europe shares for approximately $2.1 million and the assumption of liabilities. The total cash paid was approximately $3.7 million. In connection with the purchase of Cyberlink Europe, the Company recorded approximately $5.4 million of goodwill.

  Accounting Treatment

     The acquisitions, unless otherwise stated, have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired, primarily fixed assets and accounts receivable, and liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is amortized over fifteen years. The valuation of the acquired assets and liabilities acquired in the 1997 acquisitions is preliminary and as a result, the allocation of the acquisition costs among the tangible and intangible assets may change.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     The following presents the unaudited pro forma consolidated statements of operations data of the Company for the years ended December 31, 1996 and 1997 as though the acquisitions of RSL COM France, RSL COM Germany, Belnet/RSL, LDM,

Call Australia Group, and EZI had occurred on January 1, 1996. All other acquisitions had insignificant operations prior to the date of acquisition. The consolidated statements do not necessarily represent what the Company's results of operations would have been had such acquisitions actually occurred on such date.

                                                                    YEAR ENDED           YEAR ENDED
                                                                 DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                 -----------------    -----------------
                                                                              (UNAUDITED)
                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                                 SHARE)
Revenues......................................................       $ 203,075            $ 371,757
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------
Net loss......................................................       $ (40,916)           $(103,697)
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------
Net loss per share............................................       $   (5.49)           $   (5.46)
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of RSL Communications, Ltd. and its majority-owned subsidiaries from the date of acquisition or commencement of operations. The Company has included 100% of certain subsidiaries' operating losses since the minority interests' investments have been reduced to zero. Minority interest represents another entity's ownership interest in Belnet/RSL at December 31, 1996 and Belnet/RSL, RSL Com Austria, RSL Com Italy, and RSL Com Venezuela at December 31, 1997. All material intercompany accounts and transactions have been eliminated. Each of the Company's subsidiaries has a year end of December 31.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for other claims. Actual results could differ from these estimates.

     Foreign Currency Translation--Assets and liabilities of foreign entities have been translated into United States dollars using the exchange rates in effect at the balance sheet dates. Results of operations of foreign entities are translated using the average exchange rates prevailing throughout the period. Local currencies are considered the functional currencies of the Company's foreign operating entities. The Company utilizes a net settlement process with its correspondents comprised of special drawing rights ('SDRs'). SDRs are the established method of settlements among international telecommunications carriers. The SDRs are valued based upon the values of a basket of foreign currencies. Translation effects are accumulated as part of the cumulative foreign currency translation adjustment in equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations for each respective period, and were not significant in the periods presented.

     Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Accounts Receivable--Accounts receivable are stated net of the allowance for doubtful accounts of $3,900,000 and $12,000,000 at December 31, 1996 and 1997, respectively. The Company recorded

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

bad debt expense of $149,000, $2,830,000 and $10,900,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Accrued Expenses--Accrued expenses for the years ended December 31, 1996 and 1997 consist primarily of accrued interest, accrued acquisition costs and accrued transmission costs. Accrued interest as of December 31, 1996 was $9,447,000. Accrued interest as of December 31, 1997 was not significant.

     Marketable Securities--Marketable securities consist principally of U.S. Treasury bills, commercial paper and corporate notes with a maturity date greater than three months when purchased. Available for sale securities are stated at market and the held to maturity securities are stated at amortized costs. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. Marketable securities are defined as either available for sale or held to maturity securities under the provisions of SFAS No. 115, 'Accounting for Certain Investments in Debt and Equity Securities,' depending on the security.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation expense was $302,000, $3,462,000 and $9,794,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Goodwill and Related Amortization--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Deferred Financing Costs--The deferred financing costs incurred in connection with the Senior Notes are being amortized on a straight line basis over ten years.

     Deposits and Other Assets--Deposits consist principally of amounts paid to the Company's carrier vendors.

     Revenue Recognition and Deferred Revenue--The Company records revenue based on minutes (or fractions thereof) of customer usage. The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided.

     Cost of Services--Cost of services is comprised primarily of transmission costs.

     Selling Expenses--Selling costs such as commissions, marketing costs, and other customer acquisition costs are treated as period costs. Such costs are recorded in selling, general and administrative expenses in the Company's consolidated statement of operations.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes'. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

for financial reporting for income taxes. The Company's foreign subsidiaries file separate income tax returns in the jurisdiction of their operations. The Company's United States subsidiaries file stand-alone United States income tax returns.

     Loss per Common Share--In accordance with the Company's adoption of SFAS No. 128, 'Earnings Per Share', the loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding common stock options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive. The adoption of SFAS No. 128, 'Earnings Per Share' did not affect the Company's method of computing the loss per common share.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income.' This statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

     In June 1997, the FASB issued SFAS No. 131, 'Disclosure about Segments of an Enterprise and Related Information.' SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company uses data at the subsidiary level to manage the operations and the Company will expand its current footnote disclosure to meet this criteria.

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable, cash and cash equivalents, and marketable securities. The Company's U.S. subsidiaries sell a significant portion of their services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected.

     The Company maintains its cash with high quality credit institutions, and its cash equivalents and marketable securities are in high quality securities.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

5. MARKETABLE SECURITIES

     A summary of the Company's available for sale marketable securities at December 31, 1996 and December 31, 1997 is as follows (in thousands):

                                                           DECEMBER 31, 1996       DECEMBER 31, 1997

                                                          --------------------    --------------------
                                                          AMORTIZED    MARKET     AMORTIZED    MARKET
                                                            COST        VALUE       COST        VALUE
                                                          ---------    -------    ---------    -------
Corporate notes........................................    $40,728     $40,678     $ 2,500     $ 2,500
Medium term notes......................................     10,951      10,938          --          --
Commercial paper.......................................     10,261      10,257       4,390       4,388
Federal agency notes...................................      5,888       5,884       6,968       6,973
                                                          ---------    -------    ---------    -------
                                                           $67,828     $67,757     $13,858     $13,861
                                                          ---------    -------    ---------    -------
                                                          ---------    -------    ---------    -------

     The Company has recorded its available for sale marketable securities at amortized cost as the difference between amortized cost and market value is immaterial to the consolidated financial statements.

     The carrying value of the available for sale marketable securities by maturity date as of December 31, 1996 and December 31, 1997 is as follows (in thousands):

                                                                 DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                 -----------------    -----------------
Matures in one year...........................................        $57,548              $11,856
Matures after one year through three years....................         10,280                2,002
                                                                 -----------------    -----------------
Total.........................................................        $67,828              $13,858
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------

     Proceeds from the sale of available for sale marketable securities for the years ended December 31, 1996 and 1997 were $14,701,000 and $27,675,000, respectively. Gross gains (losses) of $56,000 and ($2,000) were realized on these sales for the years ended December 31, 1996 and 1997.

     Securities classified as held to maturity, which are comprised of Federal agency notes, are stated at amortized cost. Such securities are restricted in order to make the first six scheduled interest payments on the 12 1/4% Senior Notes (see Note 7). The held to maturity securities at December 31, 1996 and 1997 are as follows (in thousands):

                                                          DECEMBER 31, 1996       DECEMBER 31, 1997
                                                        ---------------------    --------------------
                                                        AMORTIZED     MARKET     AMORTIZED    MARKET
                                                          COST        VALUE        COST        VALUE
                                                        ---------    --------    ---------    -------

Matures in one year..................................   $  39,692    $ 39,738     $35,455     $35,522
Matures after one year through three years...........      64,678      65,002      33,381      33,377
                                                        ---------    --------    ---------    -------
Total................................................   $ 104,370    $104,740     $68,836     $68,899
                                                        ---------    --------    ---------    -------
                                                        ---------    --------    ---------    -------

6. INCOME TAXES

     The Company has incurred losses since inception for both book and tax purposes. The Company's Netherlands subsidiary recorded income tax expense of approximately $395,000 for the year ended December 31, 1996 and $401,000 for the year ended December 31, 1997. As of December 31, 1996 and December 31, 1997, the Company had net operating loss carryforwards generated primarily in the United States of approximately $47,000,000 and $147,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2013 if not utilized. The utilization of the net operating loss carryforwards is subject to certain limitations.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

6. INCOME TAXES--(CONTINUED)

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as of December 31, 1996 and 1997, as follows (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                        1996          1997
                                                                    ------------    --------
Deferred tax assets..............................................     $ 18,800      $ 59,000
Less valuation allowance.........................................      (18,800)      (59,000)
                                                                    ------------    --------
Net deferred tax assets..........................................     $     --      $     --
                                                                    ------------    --------
                                                                    ------------    --------

     The Company's net operating losses generated the deferred tax assets. At December 31, 1996 and 1997, a valuation allowance of $18,800,000 and $59,000,000, respectively, is provided as the realization of the deferred tax assets are not likely.


7. NOTES PAYABLE AND LONG-TERM DEBT

  Senior Notes

     On October 3, 1996, RSL Communications PLC ('RSL PLC'), a wholly-owned subsidiary of RSL, issued (the 'Debt Offering') 300,000 Units, each consisting of an aggregate of one $1,000 Senior Note (collectively, the 'Notes') due 2006 bearing interest at the rate of 12 1/4% and one warrant to purchase 3.975 Class A common shares which expire in ten years (collectively, the 'Warrants'). The exercise price of such Warrants is $.00457.

     The value ascribed to the Warrants was $4,000,000. The unamortized discount is recorded as a reduction against the face value of the Notes, and is amortized over the life of the Notes. Such discount was $4,000,000 and $3,500,000 at December 31, 1996 and December 31, 1997, respectively.

     The Notes, which are guaranteed by RSL, are redeemable, at RSL PLC's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003. The Notes, or a portion thereof, may also be redeemed upon the consummation of a public equity offering which yields proceeds in excess of a specified amount.

     In connection with the issuance of the Notes, the Company is required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the Notes. Such restricted marketable securities amounted to $104,370,000 and $68,836,000 at December 31, 1996 and December 31, 1997, respectively.

     The indenture pursuant to which the Notes were issued contains certain restrictive covenants which impose limitations on RSL and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets.

     At December 31, 1996 and 1997, the Company is in compliance with the above restrictive covenants.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

  Credit Facilities


     At December 31, 1996 and 1997, the Company had a $7,500,000 revolving credit facility with a bank (the 'Revolving Credit Facility'), guaranteed by the Company's Chairman, all of which was available. At December 31, 1996, the Company also had a $35,000,000 shareholder standby facility with the Company's Chairman.

     The shareholder standby facility bears interest at the rate of 11% per annum. In connection with this facility and the Company's Chairman's personal guarantee of the Revolving Credit Facility, the Company's Chairman received warrants, which vested over one year, to purchase 459,900 Class B common shares of the Company (the 'Class B Common Stock'). The Company recorded $1,544,000 as the value of the warrants at the time of their issuance. The Revolving Credit Facility bears interest at the rate of LIBOR plus 1%. The Shareholder Standby Facility, in accordance with the contractual agreement, expired upon receipt of the net cash proceeds from the initial public offering.

     The warrants became exercisable on October 3, 1997 at an exercise price of $.00457 per share and expire in October 2006.

     During August 1996, the Company obtained a $50,000,000 revolving credit facility with a bank, guaranteed by the Company's Chairman, and utilized this facility to repay the bank for all amounts due under the previously outstanding Revolving Loan Facility provided by the bank and guaranteed by the Company's Chairman, which was $44,000,000 at the time of repayment. Immediately prior to the Debt Offering, the Company repaid $35,000,000 of the $44,000,000 borrowed under the Revolving Credit Facility with the proceeds of the Subordinated Shareholder Loan (see Note 11) and reduced the outstanding commitment under the Revolving Credit Facility to $7,500,000.

     The Company has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8 1/4% and 8 1/2% at December 31, 1996 and 1997, respectively). A second credit line provides for up to $2,000,000 in capital expenditure financing. Interest on this line is payable at 2 1/2% over the prime rate of interest. During the year ended December 31, 1997, the lines of credit were reduced to $570,000 and $-0-, respectively. The total amounts outstanding at December 31, 1996 from the above credit lines were $680,000 and $606,000, respectively, and at December 31, 1997 was $475,000 and $0-, respectively. The remaining credit line terminates on August 31, 1998. Borrowings under both of these credit lines are collateralized by a letter of credit.

     The Company, through LDM, has a $10.0 million revolving credit facility. There was $3.6 million outstanding under this facility at December 31, 1997. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum.

  Other Financing

     In connection with the September 1996 purchase of additional shares of ITG's common stock, the Company issued secured notes totaling approximately $9,328,000. Such notes and interest were secured by the common stock acquired, and were payable in annual and quarterly installments, respectively, and bore interest at the rate of 6%. In 1997, the Company satisfied the remaining loan obligations with such minority shareholders.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

  Vendor Financing

     At December 31, 1996 and 1997, RSL USA has a series of current notes payable to different vendors in the amount of $4,282,000 and $976,000, respectively, which bear interest at the rates from 8% to 14.5%.

     One of the Company's primary equipment vendors has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in vendor financing commitments to fund the purchase of additional capital equipment. At December 31, 1996 and 1997, approximately $39.0 million and $15.8 million was available, respectively. Borrowings under this agreement are recorded as capital lease obligations.

     Long-term debt maturities at December 31, 1997 are as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $  4,604
1999.............................................................................         --
2000.............................................................................         --
2001.............................................................................         --
2002.............................................................................         --
2003 and thereafter..............................................................    300,000
                                                                                    --------
Total............................................................................    304,604
Less current maturities..........................................................     (4,604)
                                                                                    --------
Long Term Debt and 12 1/4% Senior Notes..........................................   $300,000
                                                                                    --------
                                                                                    --------

     RSL's notes payable had fair values that approximated their carrying amounts at December 31, 1996. At December 31, 1997, the Senior Notes had a fair value of aproximately $330,000,000. The increase in fair value is primarily due to changes in the interest rate environment. The remainder of the notes had fair values which approximated their carrying amounts.


     Interest expense on the above notes was approximately $461,000, $10,457,000 and $37,136,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

8. GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets at December 31, 1996 and 1997 consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                        1996          1997
                                                                    ------------    --------
Goodwill and other...............................................     $ 80,358      $216,858
Deferred financing costs.........................................       10,988        11,655
                                                                    ------------    --------
                                                                        91,346       228,513
Less accumulated amortization....................................       (3,741)      (13,530)
                                                                    ------------    --------
Intangible assets--net...........................................     $ 87,605      $214,983
                                                                    ------------    --------
                                                                    ------------    --------

     Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $548,000, $3,193,000 and $9,980,000, respectively.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

9. SHAREHOLDERS' EQUITY

  Common Stock

     During 1996, the Company issued 4,117,522 shares of Class B Common Stock for cash aggregating $50,000,000. During 1995, 6,411,365 shares of Class B Common Stock were issued for $1,851,000.

     On September 30, 1997, the Company revised its capital structure (the 'Recapitalization'), in part to (i) effect a 2.19-for-one stock split for each outstanding share of each class of common shares and each outstanding share of Preferred Stock, (ii) increase the number of authorized shares of its Class A Common Stock and Class B Common Stock to an aggregate of 438,000,000 shares and
(iii) increase the number of authorized shares of its Preferred Stock to 65,700,000. The holders of the Class A Common Stock are entitled to one vote per share, and the holders of the Class B Common Stock are entitled to ten votes per share.

     On September 30, 1997, the Company commenced an initial public offering of 8,280,000 shares of its Class A Shares. The aggregate offering price of the 8,280,000 shares of Class A Common Stock sold in the equity offering to the public was $182,160,000, with net proceeds to the Company of $167,542,000.

     In June 1997, ITG's Founder and former Chairman elected to exchange his shares in ITG, a subsidiary of the Company, for shares in the Company. Accordingly, the Company issued 1,457,094 of the Class A Common Stock, par value $0.00457 per share, of the Company in exchange for 15,619 shares of common stock of ITG and recorded approximately $32,575,000 as additional paid in capital.

     During 1997, the Company issued 712,142 shares of Class A Common Stock upon the exercise of options.

     During 1997, in connection with the acquisition of certain minority interests, the Company issued 411,105 shares of Class A Common Stock.

  Preferred Stock

     During 1995, the Company issued 9,243,866 shares of its preferred stock to the holders of its Class B Common Stock for cash of $13,354,000. The preferred stock ranked senior to the Company's common stock as to dividends and a liquidation preference of $1.00 per share. Each share was convertible at the holder's option into 2.19 shares of Class B Common Stock. All preferred shares were automatically converted into the Company's Class B Common Stock as the public offering yielded proceeds in excess of $25,000,000, in accordance with the terms of the Preferred Stock agreement. Dividends, at the rate of 8%, were cumulative. Upon conversion of the shares of the preferred stock, the cumulative dividends were deemed to be cancelled and waived upon conversion. The cumulative amount of such dividends was approximately $16,000.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

10. CAPITAL LEASE OBLIGATIONS

     Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1997 are as follows (in thousands):

YEAR ENDED
--------------------------------------------------------------
1998..........................................................    $ 7,189
1999..........................................................      8,346

2000..........................................................      6,528
2001..........................................................      4,018
2002..........................................................      3,373
2003 and thereafter...........................................        625
                                                                 ---------
Total minimum lease obligations...............................     30,079
Less interest.................................................     (6,542)
                                                                 ---------
Present value of future minimum lease obligations.............     23,537
Less current portion, included in other current liabilities...     (3,429)
                                                                 ---------
Long-term lease obligations at December 31, 1997..............    $20,108
                                                                 ---------
                                                                 ---------

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9% to 11% per annum.

     Assets held under capital leases aggregated $13,225,000 and $26,632,000 at December 31, 1996 and 1997, respectively. The related accumulated depreciation was $825,000 and $2,557,000, respectively.

11. RELATED PARTY TRANSACTIONS

     In September 1996, the Company borrowed $35,000,000 from Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, bearing interest at the rate of 11% per annum (the 'Subordinated Shareholder Loan'). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).

     The Company used the proceeds of the Subordinated Shareholder Loan to repay $35,000,000 of the amounts outstanding under the Revolving Credit Facility available in August 1996 (see Note 7) and reduced the outstanding commitment amount under the Revolving Credit Facility to $15,000,000 at December 31, 1996 and $7,500,000 at December 31, 1997. The Revolving Credit Facility is personally guaranteed by the Company's Chairman.

     Prior to the closing of the Debt Offering, Ronald S. Lauder, the Company's Chairman, Leonard A. Lauder, a director of the Company and Ronald S. Lauder's brother, and Lauder Gaspar Venture LLC ('LGV'), an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly owned company) of which is Andrew Gaspar, a director of the Company, purchased an aggregate of 4,117,522 shares of Class B Common Stock (approximately 11.6% of the outstanding common shares of the Company on a fully diluted basis) for $50,000,000 (the 'Shareholder Equity Investment'). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares.

     Nesim N. Bildirici, a director and the Vice President of Mergers and Acquisitions of the Company, was an employee of both the Company and R.S. Lauder, Gaspar & Co., L.P. ('RSLAG'), a venture capital company owned and controlled by Ronald S. Lauder and Andrew Gaspar. During 1996 Mr. Bildirici's

salary was paid by RSLAG and the Company reimbursed RSLAG for a majority of

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

11. RELATED PARTY TRANSACTIONS--(CONTINUED)

Mr. Bildirici's salary. During the years ended December 31, 1996 and 1997, the Company reimbursed RSLAG approximately $130,000 and $287,000, respectively, for Mr. Bildirici's services. Mr. Bildirici became a full time employee of the Company as of January 1, 1997.

     RSL Management Corporation ('RSL Management'), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000 per annum. RSL Management subleases such space from The Estee Lauder Companies Inc. ('Estee Lauder'). Ronald S. Lauder is also a principal shareholder of Estee Lauder and Leonard A. Lauder, a director of the Company, is the Chief Executive Officer of Estee Lauder. In addition, RSL Management provides payroll and benefit services to the Company for an annual fee of $6,000.

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through January 2002 unless terminated earlier by the executive or the Company, and provide for annual salaries and bonuses based on the performance of the Company. Salary expense for these officers was approximately $646,000, $1,419,000 and $1,555,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The aggregate commitment for annual future salaries pursuant to the employment agreements at December 31, 1997, excluding bonuses, is approximately $1,371,000, $1,098,000, $615,000, $550,000 and $600,000 for 1998, 1999, 2000, 2001, and
2002, respectively.

12. DEFINED CONTRIBUTION PLAN

     In 1996, the Company instituted a defined contribution plan which provides retirement benefits for most of its domestic employees. The Company's contributions to the defined contribution plan, which are based on a percentage of the employee's annual compensation subject to certain limitations, were not significant for the years ended December 31, 1996 and 1997.

13. STOCK OPTION PLANS

  1995 Stock Option Plan

     In April 1995, the Company established an Incentive Stock Option Plan (as amended and restated, the '1995 Plan') to reward employees, nonemployee consultants and directors for service to the Company and to provide incentives for future service and enhancement of shareholder value. The 1995 Plan is administered by the Compensation Committee of the Board of Directors of the Company (the 'Committee'). The Committee consists of three members of the Board of Directors. The Plan provides for awards of up to 2,847,000 shares of Class A Common Stock of the Company.

     The options granted in 1995 vest over a period of three years commencing on the first anniversary of the date of grant such that the option holder may not acquire more than 2% of the outstanding capital stock as of the date upon which the related employment agreement expires. The options granted in 1996 vest in one-third increments on each of the first, second and third anniversaries of the grant date, unless a different vesting schedule is designated by the committee. Further, the options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. A total of 2,716,617 options have been granted under this plan. The Company will not grant further options under the 1995 Plan.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

  1997 Stock Incentive Plan

     During 1997, the Company established the 1997 Stock Incentive Plan (the '1997 Plan') to attract and motivate key employees of the Company. The 1997 Plan is administered by the Committee. The 1997 Plan provides for the grant of the incentive and non-incentive stock options, stock appreciation rights, restricted stock, and various combinations thereof. The maximum number of shares of Class A Common Stock available under the 1997 Plan is 3,100,000, with no more than 500,000 options or stock appreciation rights to be granted to any one participant in a calendar year. The options vest over a three-year period, unless a different vesting schedule is designated by the Committee. A total of 432,856 options have been granted under this plan.

  1997 Performance Incentive Compensation Plan

     During 1997, the Company established the 1997 Performance Incentive Compensation Plan (the '1997 Performance Plan') to reward employees for superior performance. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Committee and approved by the Board of Directors. The 1997 Performance Plan provides for the grant of up to 400,000 shares of Class A Common Stock.

  1997 Directors' Compensation Plan

      During 1997, the Company adopted the 1997 Directors' Compensation Plan (the '1997 Directors' Plan'). During the ten year term of the 1997 Directors' Plan, each non-employee Director will be granted options to acquire a number of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000, except for the Chairman and the Vice Chairman of the Board, whose grants have a fair market value of $75,000 and $150,000, respectively. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of the grant and will be increased quarterly based on the yield to maturity of United States Treasury Securities having a maturity approximately equal to the term of such options. The 1997 Directors' Plan provides for

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

the grant of up to 250,000 shares of Class A Common Stock. The options vest over a five-year period, subject to certain acceleration provisions. A total of 17,046 options have been granted under this plan.

                                                                                          WEIGHTED
                                                        NUMBER OF                         AVERAGE
                                                         OPTIONS     EXERCISE PRICE    EXERCISE PRICE
                                                        ---------    --------------    --------------
Outstanding at January 1, 1995
  Granted............................................   1,423,500    $     0.000457      $ 0.000457
  Exercised..........................................          --                --              --
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------    --------------
Outstanding at December 31, 1995.....................   1,423,500          0.000457        0.000457
  Granted............................................     283,824         1.60-2.51            1.73
  Exercised..........................................          --                --              --
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------    --------------
Outstanding at December 31, 1996.....................   1,707,324     0.000457-2.51            0.29
  Granted............................................   1,459,195      .00457-22.00           10.44
  Exercised..........................................     712,142           .000457         .000457
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------    --------------
Outstanding at December 31, 1997.....................   2,454,377    $.000457-22.00      $     6.41
                                                        ---------    --------------    --------------
                                                        ---------    --------------    --------------

                                                                                             WEIGHTED
                                                                        RESERVED FOR          AVERAGE
                                                         EXERCISABLE    FUTURE GRANTS     EXERCISE PRICE
                                                         -----------    -------------    -----------------

December 31, 1995.....................................          --          766,500          $      --
December 31, 1996.....................................     177,701          482,676           0.000457
December 31, 1997.....................................     459,607        3,430,481               0.44

     The following table summarizes information concerning the remaining options outstanding as of December 31, 1997.

                                 OPTIONS OUTSTANDING
-------------------------------------------------------------------------------------      OPTIONS EXERCISABLE
                                                                           WEIGHTED      -----------------------
                                                             WEIGHTED       AVERAGE                     WEIGHTED
                                                NUMBER        AVERAGE      REMAINING      NUMBER OF     AVERAGE
                 RANGE OF                      OF SHARES     EXERCISE     CONTRACTUAL      SHARES       EXERCISE
              EXERCISE PRICES                 OUTSTANDING     PRICES         LIFE        EXERCISABLE     PRICES
-------------------------------------------   -----------    ---------    -----------    -----------    --------
$ 0.000457                                       711,358     $0.000457        7.83              --      $     --
$ 0.00457                                        590,584     $ 0.00457        9.66         350,400      $0.00457
$ 1.60  - $ 2.51                                 283,824     $    1.73        8.73         109,207      $   1.83
$12.142 - $22.00                                 868,611     $   17.53        7.98              --      $     --
                                              -----------                                -----------
                                               2,454,377                                   459,607
                                              -----------                                -----------
                                              -----------                                -----------

     SFAS Statement No. 123, 'Accounting for Stock Based Compensation' ('SFAS No. 123') was issued by the FASB in 1995 and if fully adopted, changes the methods for recognition of costs on plans similar to those of the Company. Adoption of the recognition provisions of SFAS No. 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 are presented below.

     Under SFAS No. 123, for options granted, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. The fair value was estimated using the minimum value method. Under this method, a volatility factor of approximately 0.45 was used for options granted on or after the

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

date of the initial public offering and the minimum value method was used for options granted prior to the date of the initial public offering, as there was no market for the Company's common stock in which to measure the stock price volatility.

     The following weighted average assumptions were used in calculating the fair value of the options granted in the years ended December 31, 1995, 1996 and 1997, respectively: risk-free interest rates between 5.63% and 5.95%; no dividends are expected to be declared; expected life of the options are between 30 and 42 months, between 39 and 51 months and between 18 and 72 months, respectively; and a maximum contractual life of 10 years.

     For purposes of the pro forma disclosures, the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                              COMMON SHARE
                                                                    AND WEIGHTED AVERAGE FAIR VALUE
                                                                          OF OPTIONS GRANTED)
                                                                        YEAR ENDED DECEMBER 31,
                                                                    --------------------------------
                                                                     1995        1996        1997
                                                                    -------    --------    ---------
Net loss
  As reported....................................................   $(9,402)   $(38,240)   $(100,199)
  Pro forma......................................................   $(9,404)   $(38,315)   $(118,176)
Net loss per common share:
  As reported....................................................   $ (1.67)   $  (5.13)   $   (5.27)
  Pro forma......................................................   $ (1.67)   $  (5.14)   $   (6.22)
Weighted average fair value of options granted during the
  Period.........................................................   $0.0002    $   0.26    $   12.32

14. COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Company was committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $  4,018
1999.............................................................................      3,621
2000.............................................................................      3,285
2001.............................................................................      2,798
2002.............................................................................      2,172
2003 and thereafter..............................................................      1,427
                                                                                    --------
                                                                                    $ 17,321

                                                                                    --------
                                                                                    --------

     Rent expense on the above leases for the years ended December 31, 1995, 1996 and 1997 was $210,000, $2,276,000, and $3,842,000, respectively.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The Company is committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $ 10,842
1999.............................................................................      8,592
2000.............................................................................      8,087
2001.............................................................................      6,000
2002.............................................................................      5,330
                                                                                    --------
                                                                                    $ 38,851
                                                                                    --------
                                                                                    --------

     Rent expense for the year ended December 31, 1997 was approximately $9,100,000.

     Commitments and Contingencies--The Company is involved in various claims that arose in the ordinary course of its acquired business, and certain claims that arose in the ordinary course of its business. The expected settlements from certain of these matters have been accrued and are recorded as 'Other Liabilities.' In management's opinion, the settlement of such claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     In connection with the acquisition of one of its United States subsidiaries, the Company recorded what management believed to be its best estimate of the unfavorable portion related to certain transmission capacity agreements. During 1997, the Company successfully amended such transmission capacity agreements. The resulting settlement of approximately $7,000,000 has been recorded as Other Income.


     In connection with certain acquisitions, the Company has entered into agreements whereby the minority shareholders have the right to put their remaining shares to the Company.

     The Company is contractually committed to the purchase of three international gateway and two domestic switches. This commitment amounts to approximately $8.0 million, all of which will be financed under the Company's existing $50.0 million facility provided by one of the Company's primary equipment vendors.

     Letters of Credit--The Company has outstanding letters of credit aggregating $550,000 and $6,047,000 at December 31, 1996 and 1997, respectively, expiring at various dates. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by marketable securities, certificates of deposit, and the Revolving Credit Facility and are classified as current assets.

15. SIGNIFICANT CUSTOMER

     For the years ended December 31, 1997 and 1996 no customer accounted for more than 10% of the Company's revenues. For the year ended December 31, 1995, one customer accounted for 26% of the Company's revenues.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

16. REVENUES BY GEOGRAPHIC AREA

     The following table provides certain geographic data on the Company's operations for the years ended December 31, 1995, 1996 and 1997 (in thousands).

                                                                                        OPERATING      IDENTIFIABLE
                                                                          REVENUE     INCOME (LOSS)       ASSETS
                                                                          --------    -------------    ------------
Year ended December 31, 1995
US.....................................................................   $ 18,461      $  (6,969)       $ 37,760
Corporate and other....................................................        156         (2,412)         15,312
                                                                          --------    -------------    ------------
                                                                          $ 18,617      $  (9,381)       $ 53,072
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------

Year ended December 31, 1996
US.....................................................................   $ 85,843      $ (11,702)       $ 54,509
Europe.................................................................     27,414        (13,438)         50,147

Corporate and other....................................................         --         (5,612)        323,313
                                                                          --------    -------------    ------------
                                                                          $113,257      $ (30,752)       $427,969
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------

Year ended December 31, 1997
US.....................................................................   $194,518      $ (26,119)       $118,363
Europe.................................................................     73,653        (35,905)        106,746
Asia and Others........................................................     32,625         (3,430)         58,905
Corporate..............................................................         --        (15,602)        321,650
                                                                          --------    -------------    ------------
                                                                          $300,796      $ (81,056)       $605,664
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------

     Intersegment and intergeographic revenue are not significant to the revenue of any business segment or geographic location. There is no export revenue from the United States. Corporate and other assets consist principally of cash and cash equivalents, marketable securities and goodwill.

17. SUMMARIZED FINANCIAL INFORMATION

     The following presents summarized financial information of RSL Communications PLC a company incorporated in 1996 ('RSL PLC') as of December 31, 1996 and 1997. RSL PLC is a 100% wholly owned subsidiary of the Company. RSL PLC had no independent operations other than serving solely as a foreign holding company for certain of the Company's U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by the Company. The Company's financial statements are, except for the Company's capitalization, corporate overhead expenses, certain operations and available credit facilities, identical to the financial statements of RSL PLC (in thousands).

                                                                      DECEMBER 31, 1996       DECEMBER 31, 1997
                                                                     --------------------    --------------------
Current Assets....................................................         $306,104                $212,568
Non-current Assets................................................          120,761                 324,118
Current Liabilities...............................................           74,948                 122,672
Non-current Liabilities...........................................          394,556                 557,448

                                                                          YEAR ENDED              YEAR ENDED
                                                                      DECEMBER 31, 1996       DECEMBER 31, 1997
                                                                     --------------------    --------------------
Net Revenue.......................................................         $113,257                $266,142
Gross Profit......................................................           14,796                  30,992
Net Loss..........................................................          (34,309)                (95,824)


                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

18. SUBSEQUENT EVENTS

     In January 1998, the Company purchased 90% of Telecenter Oy, a Finnish agent customer base. The Company paid approximately $10.0 million in cash with a purchase price adjustment based on future results to be calculated in two years.

     On February 8, 1998, the Board of Directors authorized the issuance of $200,000,000 Senior Notes (collectively, '1998 Notes') due 2008 and Senior Discount Notes (collectively, '1998 Discount Notes') with a discounted value of approximately $200,000,000.

     Such issuance is expected to occur on February 23, 1998. Both the 1998 Notes and the 1998 Discount Notes are guaranteed as to payment of principal and interest by RSL Communications, Ltd.

19. SUPPLEMENTAL FINANCIAL INFORMATION

     The following table sets forth selected unaudited quarterly financial information for the years ended December 31, 1997 and 1996.

                                    (IN THOUSANDS, EXCEPT LOSS PER SHARE)
YEAR ENDED DECEMBER 31, 1997                                      FIRST       SECOND      THIRD       FOURTH
                                                                 --------    --------    --------    --------
Revenues......................................................   $ 42,168    $ 67,193    $ 83,243    $108,192
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Gross profit..................................................   $  5,199    $  7,366    $  8,837    $ 14,073
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Net loss......................................................   $(19,147)   $(21,570)   $(27,342)   $(32,140)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Loss per share................................................   $  (1.82)   $  (1.90)   $  (2.28)   $  (0.77)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Weighted average number of shares of common stock
  outstanding.................................................     10,541      11,378      11,998      41,633
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------


YEAR ENDED DECEMBER 31, 1996
Revenues......................................................   $ 15,864    $ 23,900    $ 30,458    $ 43,035
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Gross profit..................................................   $  1,180    $  2,927    $  4,530    $  6,159
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Net loss......................................................   $ (4,789)   $ (7,489)   $ (8,431)   $(17,531)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Loss per share................................................   $  (0.75)   $  (1.17)   $  (1.31)   $  (1.66)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Weighted average number of shares of common stock
  outstanding.................................................      6,411       6,411       6,426      10,541
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------

20. SUBSEQUENT EVENTS (UNAUDITED)

     On February 27, 1998, RSL PLC consummated concurrent offerings of $200,000,000 9 1/8% Senior Notes due 2008 and $328,084,000 ($200,000,000 initial accreted value) 10 1/8% Senior Discount Notes due 2008. The notes are guaranteed by RSL.

     On March 16, 1998, RSL PLC consummated an offering of DM296,000,000 (approximately $99,100,000 initial accreted value) 10% Senior Discount Notes due 2008. These notes are guaranteed by RSL.

     On April 3, 1998 the Company redeemed $90,000,000 of the original aggregate principal amount of the Notes with the net proceeds of the initial public offering.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
International Telecommunications Group Ltd. and Subsidiaries

We have audited the consolidated statements of operations and accumulated deficit and of cash flows of International Telecommunications Group Ltd. and subsidiaries for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
March 14, 1997

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Revenues.........................................................................................   $ 26,351,634

Cost of Services.................................................................................     24,614,337
                                                                                                    ------------

  Gross Profit...................................................................................      1,737,297

Selling, General and Administrative Expenses.....................................................      6,299,188
                                                                                                    ------------

Loss from Operations.............................................................................     (4,561,891)

Interest Income..................................................................................         56,148

Interest Expense.................................................................................       (345,212)
                                                                                                    ------------

Net Loss.........................................................................................     (4,850,955)

Accumulated Deficit, January 1, 1995.............................................................     (5,153,000)
                                                                                                    ------------

Accumulated Deficit, September 30, 1995..........................................................   $(10,003,955)
                                                                                                    ------------
                                                                                                    ------------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Cash Flows from Operating Activities:
  Net loss........................................................................................   $(4,850,955)
  Adjustments to reconcile net loss to net cash provided by operating activities, net of effects of purchase of subsidiaries:
     Depreciation and amortization................................................................       379,782
     Provision for losses on accounts receivable..................................................     2,881,440
     Changes in operating assets and liabilities:
       Increase in accounts receivables...........................................................    (9,204,455)
       Decrease in accounts receivables-affiliates................................................       111,434
       Increase in prepaid expenses and other current assets......................................      (325,013)
       Increase in deposits and other assets......................................................      (398,003)
       Increase in accounts payable and accrued expenses..........................................    11,849,193
       Increase in other current liabilities......................................................       601,084
       Increase in other liabilities..............................................................     1,355,703
       Decrease in due to affiliates..............................................................      (534,941)
                                                                                                     -----------
          Net cash provided by operating activities...............................................     1,865,269
                                                                                                     -----------
Cash Flows From Investing Activities:
  Acquisition of subsidiary, net of cash acquired.................................................    (1,500,000)
  Purchase of marketable debt securities..........................................................    (2,200,000)
  Purchase of property and equipment..............................................................      (446,517)
                                                                                                     -----------
     Net cash used in investing activities........................................................    (4,146,517)
                                                                                                     -----------
Cash Flows from Financing Activities:
  Repayment of short-term note payable............................................................    (1,000,000)
  Proceeds from issuance of common stock..........................................................     5,749,300
  Proceeds from issuance of preferred stock.......................................................     3,000,000
  Principal payments under capital lease obligations..............................................      (100,166)
  Repayment of long-term debt.....................................................................      (241,080)
                                                                                                     -----------
     Net cash provided by financing activities....................................................     7,408,054
                                                                                                     -----------
Increase in Cash..................................................................................     5,126,806
Cash at January 1, 1995...........................................................................       451,865
                                                                                                     -----------
Cash at September 30, 1995........................................................................   $ 5,578,671
                                                                                                     -----------
                                                                                                     -----------

Supplemental Disclosure of Cash Flows Information:
  Cash paid for:
  Interest........................................................................................   $   185,996
                                                                                                     -----------
                                                                                                     -----------
Supplemental Schedule of Noncash Investing Activities-Assets acquired under capital lease
  obligation......................................................................................   $   443,710
                                                                                                     -----------
                                                                                                     -----------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

1. BUSINESS DESCRIPTION

     International Telecommunications Group Ltd. and its subsidiaries ('ITG') operate a domestic and international communications network which provides international and domestic long distance telephone services for businesses and individuals in the United States and abroad.

2. ACQUISITION

     Effective September 1, 1995, ITG's subsidiary International
Telecommunications Corporation ('RSL USA') (collectively, 'ITG') consummated a stock purchase agreement with Cyberlink, Inc. ('Cyberlink') and Cyberlink's principal stockholder.

     The agreement provided for the purchase of 51% of the capital stock of Cyberlink. The purchase price consisted of $1,500,000 paid to Cyberlink and assumption of net liabilities of $14,131,000. In connection with the purchase of Cyberlink, the Company recorded approximately $15,631,000 of goodwill as of September 30, 1995.

     In connection with the acquisition of Cyberlink, the 49% minority stockholders of Cyberlink may sell their shares to RSL USA at fair market value if RSL USA consummates an initial public offering of its securities. RSL USA can call the 49% minority stockholders shares at any time after December 31, 1996 for a price equal to 49% of the sum of eight times Cyberlink's average monthly revenues of the last quarter prior to exercise date plus cash minus long-term liabilities.

     The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which will be amortized over fifteen years.

     The accompanying consolidated statements of operations and accumulated deficit and cash flows include the results of Cyberlink from its date of acquisition through September 30, 1995.

     The following presents the unaudited pro forma consolidated statement of operations of the Company for the nine months ended September 30, 1995, assuming the Company had purchased Cyberlink at January 1, 1995. The consolidated statement does not necessarily represent what the Company's results of operations would have been had such acquisition actually occurred on such date, or of results to be achieved in the future:


                                                              PRO FORMA FOR THE NINE
                                                              MONTHS ENDED SEPTEMBER
                                                                     30, 1995
                                                              ----------------------
                                                                   (UNAUDITED)
Revenue....................................................        $ 40,504,172
Cost of services...........................................          37,087,243
                                                              ----------------------
Gross Profit...............................................           3,416,929
Selling, general and administrative expenses...............          23,555,216
                                                              ----------------------
Loss from operations.......................................         (20,138,287)
Interest income............................................              56,148
Interest expense...........................................            (738,496)
                                                              ----------------------
Net loss...................................................        $(20,820,635)
                                                              ----------------------
                                                              ----------------------

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       NINE MONTHS ENDED SEPTEMBER 30, 1995

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of International Telecommunications Group Ltd. and its majority-owned subsidiaries. The Company has included 100% of its subsidiaries' operating losses since the minority interests' investment has been reduced to zero. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' fiscal years end December 31.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for litigation and other claims. Actual results could differ from these estimates.

     Revenue Recognition--The Company records revenue based on minutes (or fractions thereof) of customer usage.

     The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided. Deferred revenue is included in other current liabilities.

     Goodwill--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Amortization expense for the nine months ended September 30, 1996 was $86,838.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Construction in progress represents costs incurred in connection with the building of a switch facility center.

     Deposits--Deposits consist principally of amounts paid to the Company's providers of telephone access lines.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

     New Accounting Standards--During 1995, the Company adopted SFAS No. 121, Impairment of Long-Lived Assets. There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable. The Company sells a significant portion of its services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected. During 1995, one of the Company's customers, which represented approximately 18% of the Company's sales for the nine months ended September 30, 1995, failed to meet minimum payments schedules and, as a result, the Company terminated services to this customer. Consequently, the customer refused to pay outstanding receivable balances totaling approximately $4,653,000. At September 30, 1995, the Company had written off the entire $4,653,000. The Company has commenced legal proceedings to recover amounts owed to the Company.

     The Company now performs ongoing credit evaluations of its customer's financial condition and requires collateral in the form of deposits in certain circumstances.

5. INCOME TAXES

     No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of its operations in 1994. For the nine months ended September 30, 1995, the Company had net operating loss carryforwards generated primarily in the United States of approximately $10,000,000. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2010 if not utilized.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

Deferred tax assets.......................................   $ 8,120,000
Less valuation allowance..................................    (8,120,000)
                                                             -----------
  Net deferred tax assets.................................   $        --
                                                             -----------
                                                             -----------

     The Company's net operating losses and legal reserves generated the deferred tax assets. At September 30, 1995, a valuation allowance of $8,120,000 is provided as the realization of the deferred tax benefits is not likely.

6. NOTES PAYABLE AND LONG-TERM DEBT

     RSL USA has a series of notes payable to different vendors in the amount of $1,136,712 which bear interest at rates from 8% to 14.5%, of which $874,066 is current.

     Cyberlink has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8.75% at September 30, 1995). A second credit line provides for up to $2,000,000 in capital expenditure financing with interest payable at 2 1/2% over the prime rate. The total amounts outstanding at September 30, 1995 from the above credit lines are $1,713,296 and $0, respectively. The credit lines terminate on August 31, 1998.

     Cyberlink has a long-term note payable to a vendor in the amount of $1,000,000 which bears interest at the rate of 10%, commencing January 1, 1997.

     ITG's notes payable had fair values that approximated their carrying amounts.

     Interest expense on the above notes was approximately $190,603 for the nine months ended September 30, 1995.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

7. EMPLOYMENT AGREEMENTS

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through May 2000 unless terminated earlier by the executive or the Company, and provides for an annual base salary. Salary expense for the officers was $253,750 for the nine months ended September 30, 1995. The aggregate commitment for annual future salaries at September 30, 1995, excluding bonuses, was approximately $453,750 for 1996, $454,500, $300,000, $200,000 and $116,667 for 1997, 1998, 1999 and 2000,
respectively.

8. COMMITMENTS AND CONTINGENCIES

     At September 30, 1995, the Company is committed to unrelated parties for the purchase of certain capital assets and the rental of office space under operating leases. Minimum annual lease payments with respect to the leases and capital commitment is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
----------------------------------------------------------
1996......................................................   $   849,435
1997......................................................       808,300
1998......................................................       546,760
1999......................................................       366,998
2000......................................................       305,226
2001 and thereafter.......................................       431,612
                                                             -----------
                                                             $ 3,308,331
                                                             -----------

                                                             -----------

     Rent expense for the nine months ended September 30, 1995 was $173,072.

     The Company is committed to the rental of transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
----------------------------------------------------------
1996......................................................   $20,400,000
1997......................................................    38,000,000
1998......................................................     7,500,000
                                                             -----------
                                                             $65,900,000
                                                             -----------
                                                             -----------

     The Company is currently negotiating the termination of these operating leases.

     Litigation and Other Claims--The Company is involved in various litigation and other claims that arose in the ordinary course of its acquired businesses prior to the Company's acquisition of such businesses. The expected settlements from these matters have been accrued and are recorded as 'Other Liabilities.' In management's opinion, the settlement of such litigation and claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     Letters of Credit--The Company has outstanding letters of credit aggregating approximately $76,000 at September 30, 1995, expiring at various dates between June 1, 1996 and August 8, 1996. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit and are classified as current assets.

9. SIGNIFICANT CUSTOMER

     For the nine months ended September 30, 1995, one customer accounted for 18% of the Company's revenues.

                 PRINCIPAL OFFICE OF THE COMPANY AND THE ISSUER

                                  HEADQUARTERS
                                CLARENDON HOUSE
                                 CHURCH STREET
                                 HAMILTON HM CX

                               EXECUTIVE OFFICES
                                767 FIFTH AVENUE
                                   SUITE 4300
                            NEW YORK, NEW YORK 10153

                         LEGAL ADVISORS TO THE COMPANY

                            AS TO UNITED STATES LAW
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

                            AUDITORS OF THE COMPANY

                             DELOITTE & TOUCHE LLP
                           TWO WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10281

                           TRUSTEE AND EXCHANGE AGENT

                            THE CHASE MANHATTAN BANK
                               450 W. 33RD STREET
                            NEW YORK, NEW YORK 10001

                                  PAYING AGENT

                    THE CHASE MANHATTAN BANK LUXEMBOURG S.A.
                                 5 RUE PLAETIS
                               L-2338 LUXEMBOURG

                                 LISTING AGENT

                       BANQUE INTERNATIONALE A LUXEMBOURG
                               69, ROUTE D'ESCHE
                               L-1470 LUXEMBOURG

         ------------------------------------------------------------
         ------------------------------------------------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Available Information...........................................    3
     Summary.........................................................    5
     Risk Factors....................................................   19
     Use of Proceeds.................................................   33
     Capitalization..................................................   33
     Selected Consolidated Financial Data............................   34
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations.........................................   36
     Business........................................................   48
     Management......................................................   94
     Certain Relationships and Related Transactions..................  104
     Principal Shareholders..........................................  105
     Description of Certain Indebtedness.............................  107
     Registration Rights Agreements for Old Notes....................
     The Exchange Offers.............................................
     Description of the New Notes and the New Notes Guarantees.......  119
     Certain United States Federal Income Tax Considerations For U.S.
       Holders of Notes..............................................  156
     Certain United Kingdom Tax Considerations For U.S. Holders of
       Notes.........................................................  156
     Plan of Distribution............................................  157
     Legal Matters...................................................  157
     General Information.............................................  157
     Experts.........................................................  159
     Service of Process and Enforcement of Liabilities...............  159
     Index to Consolidated Financial Statements......................  F-1

         ------------------------------------------------------------
         ------------------------------------------------------------

         ------------------------------------------------------------
         ------------------------------------------------------------


                             RSL COMMUNICATIONS PLC
                                  $200,000,000
                          9 1/8% SENIOR EXCHANGE NOTES
                                    DUE 2008

                                  $328,084,000
                10 1/8% SENIOR DISCOUNT EXCHANGE NOTES DUE 2008

                                 DM296,000,000
                  10% SENIOR DISCOUNT EXCHANGE NOTES DUE 2008

             GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY
                            RSL COMMUNICATIONS, LTD.

                               ------------------

                                     [LOGO]

                               ------------------

         ------------------------------------------------------------
         ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Bermuda law and the Registrant's Memorandum of Association and bye-laws, the directors, secretary and other officers for the time being of the Registrant and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Registrant and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
   *3.1    -- Certificate of Incorporation of RSL Communications, Ltd.,
              issued by the Bermuda Registrar of Companies on March 14,
              1996.
   *3.2    -- Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of Companies on March 14, 1996.
  **3.3    -- Bye-Laws of RSL Communications, Ltd. (as amended through
              September 2, 1997).
   *4.1    -- Indenture, dated October 3, 1996, by and among RSL
              Communications PLC, RSL Communications, Ltd. and The Chase
              Manhattan Bank, as Trustee, containing, as exhibits,
              specimens of 12 1/4% Senior Notes due 2006.
   *4.2    -- Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications,
              Ltd. and the Placement Agents.
   *4.3    -- Note Deposit Agreement, dated October 3, 1996, by and among

              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank, as Book Entry Depositary.
   *4.4    -- Collateral Pledge and Security Agreement, dated October 3,
              1996, by and among RSL Communications PLC and Trustee.
   *4.5    -- Form of Letter of Transmittal.
  ++4.6    -- Form of 12 1/4% Senior Note due 2006.
  **4.7    -- Form of Class A Common Share Certificate.
 +++4.8    -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd., Goldman, Sachs & Co., Merrill Lynch,
              Pierce, Fenner & Smith Incorporated, Chase Securities Inc.,
              J.P. Morgan Securities Inc., and SBC Warburg Dillon Read
              Inc.
 +++4.9    -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
 +++4.10   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
 +++4.11   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
 +++4.12   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
 +++4.13   -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd. and Goldman, Sachs & Co., oHG and
              Merrill Lynch International.
 +++4.14   -- Note Deposit Agreement, dated as of March 16, 1998, by and between RSL Communications PLC and The Chase Manhattan Bank as Book-Entry Depositary.
 +++4.15   -- Indenture, dated as of March 16, 1998, by RSL Communications
              PLC and RSL Communications, Ltd. to The Chase Manhattan Bank
              as Trustee.
****5.1    -- Opinion of Conyers, Dill & Pearman.
****5.2    -- Opinion of Debevoise & Plimpton.
****5.3    -- Opinion of Levinson Gray.
  *10.1    -- Warrant Agreement, dated October 3, 1996, between RSL
              Communications, Ltd., as Issuer, and The Chase Manhattan
              Bank, as warrant agent.
  *10.2    -- Warrant Registration Rights Agreement, dated October 3,

              1996, between RSL Communications, Ltd., as issuer, and The
              Chase Manhattan Bank, as warrant agent.
  *10.3    -- Amendment to the Revolving Credit Facility, dated August 20,
              1996, from The Chase Manhattan Bank to RSL Communications,
              Inc.
  *10.4    -- Amendment to the Revolving Credit Facility, dated September
              10, 1996, from The Chase Manhattan Bank to RSL
              Communications, Ltd.
  *10.5    -- Subordinated Promissory Note, dated September 10, 1996, from
              RSL Communications, Ltd. to Ronald S. Lauder.
  *10.6    -- Warrant for 210,000 shares of Class B Common Stock of RSL
              Communications, Ltd. issued to Ronald S. Lauder on September
              10, 1996.
  *10.7    -- Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and Ronald S. Lauder.
  *10.8    -- Consulting Agreement, dated September 15, 1995, between
              Eugene Sekulow and RSL Communications, Inc.
  *10.9    -- Amendment to Consulting Agreement, dated August 8, 1996, between Eugene Sekulow and RSL Communications, Ltd.
  *10.10   -- RSL Communications, Ltd.'s 1995 Amended and Restated Stock
              Option Plan.
  *10.11   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  *10.12   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and RSL Communications Inc.
  *10.13   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and International Telecommunications Group, Ltd.
  *10.14   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and RSL Communications Inc.
  *10.15   -- Employment Agreement, dated August 9, 1995, between RSL COM
              Europe Limited and Richard Williams.
  *10.16   -- Memorandum of Agreement, dated July 30, 1996, between
              International Telecommunications Corporation and Codetel.
  *10.17   -- General Purchase Agreement, dated September 14, 1995,
              between Ericsson Inc. and International Telecommunications
              Corporation.
  *10.18   -- Lease Agreement between AB LM Ericsson Finans and
              International Telecommunications Corporation.
  *10.19   -- Lease Agreement, dated April 10, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
  *10.20   -- Lease Agreement, dated December 30, 1996, between RSL COM

              Europe Ltd. and AB LM Ericsson Finans.
  *10.21   -- Loan and Security Agreement, dated September 8, 1995,
              between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.22   -- Accounts Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.23   -- Equipment Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.24   -- Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and Cyberlink
              Inc.
  *10.25   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and
              Cyberlink-California Inc.
  *10.26   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and Cyberlink-Nevada
              Inc.
  *10.27   -- Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint Telecommunications
              France Inc.
  *10.28   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications France Inc., Sprint
              International France S.A. and RSL COM France S.A.
  *10.29   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              France S.A.
  *10.30   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint International France S.A. and RSL COM
              France S.A.
  *10.31   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and RSL COM France S.A.
  *10.32   -- Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena Vermogensverwaltungs-GmbH, Sprint
              Telecommunication Services GmbH and Sprint Fon Inc.
  *10.33   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication Services GmbH, Sprint Fon
              Inc. and Siena Vermogensverwaltungs- GmbH.
  *10.34   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              Deutschland GmbH.
  *10.35   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint Telecommunication Services GmbH and RSL
              COM Deutschland GmbH.
  *10.36   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and Siena Vermogensverwaltungs-GmbH.
  *10.37   -- Asset Purchase Agreement, August 12, 1996, by and between
              RSL COM UK Limited and Incom (UK) Ltd.
  *10.38   -- Stock Purchase Agreement, dated July 3, 1996, between RSL

              Communications Limited, Charles Piluso and International
              Telecommunications Group, Ltd.
  *10.39   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Charles Piluso.
  *10.40   -- Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications PLC, Charles Piluso and Fletcher,
              Heald & Hildreth, P.L.C.
  *10.41   -- New Shareholders Agreement, dated September 9, 1996 among
              Charles Piluso, Jacqueline and Victoria Piluso, Richard
              Rebetti, RSL Communications PLC, RSL Communications, Ltd and
              International Telecommunications Group, Ltd.

EXHIBIT
 NUMBER       DESCRIPTION
---------    ------------------------------------------------------------
    *10.42   -- Stock Purchase Agreement, dated September 9, 1996, between
                RSL Communications PLC, Richard Rebetti, Jr. and
                International Telecommunications Group, Ltd.
    *10.43   -- Secured Promissory Note, dated September 9, 1996, from RSL
                Communications PLC to Richard Rebetti.
    *10.44   -- Stock Pledge and Security Agreement, dated September 9,
                1996, between RSL Communications PLC, Richard Rebetti, Jr.
                and Fletcher, Heald & Hildreth, P.L.C.
    *10.45   -- Agreement and Plan of Reorganization, dated September 9,
                1996, among RSL Communications PLC, RSL Communications, Ltd.
                and Charles Piluso.
    *10.46   -- Tax Agreement, dated September 9, 1996, between RSL
                Communications PLC, RSL Communications, Ltd. and Charles
                Piluso.
    *10.47   -- Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications, Inc. and Charles Piluso.
    *10.48   -- Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL Communications, Inc.
    *10.49   -- Amendment to the Stock Purchase Agreement, dated September
                22, 1995, between and among International Telecommunications
                Group, Ltd., International Telecommunications Corporation
                and RSL Communications, Inc.
    *10.50   -- Stock Purchase Agreement, dated March 10, 1995, between RSL
                Communication, Inc., International Telecommunications Group,
                Ltd. and International Telecommunications Corporation.
    *10.51   -- Amendment to Shareholders' Agreement, dated March 10, 1995, between and among Charles Piluso, Richard Rebetti, Incom
                (UK) Ltd., International Telecommunications Group, Ltd. and
                RSL Communications, Inc.
    *10.52   -- Indemnity Agreement, dated March 10, 1995, between and among
                International Telecommunications Group, Ltd., International

                Telecommunications Corporation and RSL Communications, Inc.
    *10.53   -- Sublease, dated July 18, 1996, between RSL Communications,
                Ltd. and RSL Management Corporation.
    *10.54   -- Lease, dated as of January 15, 1997, between Longstreet
                Associates L.P. and RSL COM U.S.A., Inc.
    *10.55   -- Employment Agreement, dated January 31, 1997, between Roland
                T. Mallcott and RSL Communications, Ltd.
    *10.56   -- Amendment of Lease, dated as of December 6, 1995, between
                Hudson Telegraph Associates and International
                Telecommunications Corporation.
   **10.57   -- Shareholders Agreement of RSL Communications, Latin America,
                Ltd., dated August 4, 1997, between and among RSL
                Communications, Latin America, Ltd., RSL Communications,
                Ltd. and Coral Gates Investments Ltd.
   **10.58   -- Stockholders' Agreement, dated July 23, 1997, by and among
                Delta Three, Inc., RSL Communications, Ltd., and the other shareholders of Delta Three, Inc.
**,***10.59  -- Delta Three, Inc. Services Agreement.
   **10.60   -- Employment Agreement, dated July 31, 1997, between Andrew C.
                Shields and RSL Communications, Ltd.
   **10.61   -- Shareholders Agreement, dated October 10, 1996, between RSL
                COM Europe, Limited, Gerard van Leest and Belnet Nederland
                B.V.
    +10.62   -- RSL Communications, Ltd. 1997 Performance Incentive Plan.
    +10.63   -- RSL Communications, Ltd. 1997 Stock Incentive Plan.
   **10.64   -- Lease Agreement, dated June 19, 1997 for property at 430
                Park Avenue, New York, New York.
   **10.65   -- Stock Purchase Agreement of Delta Three, Inc.
   **10.66   -- Employment Agreement, dated September 2, 1997, between
                Itzhak Fisher and RSL Communications, Ltd.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
 **10.67   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  +10.68   -- RSL Communications Ltd. 1997 Directors' Compensation Plan.
 **10.69      Registration Rights Agreement, dated September 2, 1997,
              among RSL Communications, Ltd., Ronald S. Lauder, Itzhak
              Fisher and Coral Gate Investments Ltd.
 **10.70      International Telecommunication Services Agreement, dated
              July 1, 1995, between International Telecommunications
              Corporation and TELECOM Denmark.
 **10.71      International Telecommunication Operating Agreement, dated
              July 15, 1995 between Telenor Carrier Services A.S. and

              International Telecommunications Corporation.
 **10.72      International Telecommunication Services Agreement, dated
              May 10, 1994, between Mercury Communications Limited and
              International Telecommunications Corporation.
 **10.73      Agreement Concerning Voice Distribution of International
              Telephony Traffic, undated, between Unisource Carrier
              Services AG and International Telecommunications
              Corporation.
 **10.74      International Telecommunications Service Agreement, dated
              May 31, 1994, between Compania Dominicana De Telefonos, C.
              Por A. and International Telecommunications Corporation.
 **10.75      Second Supplementary Agreement to the UK-Netherlands 14
              Cable System Construction & Maintenance Agreement, effective
              February 18, 1997, among the parties on the Annex thereto.
 **10.76      Fourth Supplementary Agreement to the ODIN Construction and
              Maintenance Agreement, dated October 24, 1996, among the
              parties on the Annex thereto.
 **10.77      Second Supplementary Agreement to Antillas I Construction &
              Maintenance Agreement, dated February 13, 1997, among the
              parties on the Annex thereto.
 **10.78      Canus I Cable System Indefeasible Right of Use Agreement and
              Financing Agreement, dated June 4, 1996, between Optel
              Communications, Inc. and International Telecommunications
              Corporation.
 **10.79      Cantat-3 Cable System Indefeasible Right of Use Agreement
              and Financing Agreement, dated March 12, 1996, between
              Teleglobe Cantat-3 Inc. and International Telecommunications
              Corporation.
 **10.80      PTAT-1 Submarine System Indefeasible Right of Use Agreement,
              dated May 12, 1994, between Private Transatlantic
              Telecommunications System, Inc. and International
              Telecommunications Corporation.
 **10.81      Third Supplementary Agreement to the TAT-12/TAT-13 Cable
              Network Construction and Maintenance Agreement, dated
              October 17, 1995, among the parties on the Annex thereto.
  *10.82   -- Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and
              Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and
              Dillon Read & Co. Inc.
+++21.1    -- Subsidiaries of the Company.
   23.1    -- Consent of Deloitte & Touche LLP (included on page II-10).
   23.3    -- Consent of Conyers, Dill & Pearman (included in Exhibits 5.1 hereto).
   23.4    -- Consent of Debevoise & Plimpton (included in Exhibit 5.2 hereto).
   23.5    -- Consent of Levinson Gray (included in Exhibit 5.3 hereto).
   24.1    -- Powers of Attorney (included in the signature pages to the
              Registration Statement).
****25.1   -- Statement of Eligibility and Qualification under the U.S.
              Trust Indenture Act of 1939 (Form T-1) of The Chase
              Manhattan Bank as trustee with respect to the 9 1/8% Senior
              Exchange Notes due 2008 of RSL Communications PLC.
****25.2   -- Statement of Eligibility and Qualification under the U.S.
              Trust Indenture Act of 1939 (Form T-1) of The Chase

              Manhattan Bank as trustee with respect to the 10 1/8% Senior
              Discount Exchange Notes due 2008 of RSL Communications PLC.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
****25.3   -- Statement of Eligibility and Qualification under the U.S.
              Trust Indenture Act of 1939 (Form T-1) of The Chase
              Manhattan Bank as trustee with respect to the 10% Senior
              Discount Exchange Notes due 2008 of RSL Communications PLC.
   27.1    -- Financial Data Schedule.
****99.1   -- Form of Letter of Transmittal with respect to the 9 1/8%
              Senior Exchange Notes due 2008 of RSL Communications PLC.
****99.2   -- Form of Letter of Transmittal with respect to the 10 1/8%
              Senior Discount Exchange Notes due 2008 of RSL
              Communications PLC.
****99.3   -- Form of Letter of Transmittal with respect to the 10% Senior
              Discount Exchange Notes due 2008 of RSL Communications PLC.
****99.4   -- Form of Notice of Guaranteed Delivery with respect to the
              9 1/8% Senior Exchange Notes due 2008 of RSL Communications
              PLC.
****99.5   -- Form of Notice of Guaranteed Delivery with respect to the
              10 1/8% Senior Discount Exchange Notes due 2008 of RSL
              Communications PLC.
****99.6   -- Form of Notice of Guaranteed Delivery with respect to the
              10% Senior Discount Exchange Notes due 2008 of RSL
              Communications PLC.

------------------
   * Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-25749).

  ** Incorporated by reference to Registrant's Registration Statement on Form
     S-1 (Registration No. 333-34281)

 *** Confidential Treatment was granted by the Commission with respect to certain information contained in this exhibit.

**** To be filed by amendment.

   + Incorporated by reference to Registrant's Registration Statement on Form
     S-8 (Registration No. 333-40085)

  ++ Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

 +++ Incorporated by reference to Registrant's Registration Statement on Form
     S-1 (Registration No. 333-46125).

(b) Financial Statement Schedules:

     For the years ended December 31, 1995, 1996 and 1997.

     Schedule I - Condensed Financial Information of RSL Communications PLC (included at page S-1).

     Scheduled II - Schedule of Valuation Allowances (included at page S-4).

ITEM 22. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the 'Act');

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     (8) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it become effective.

2. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 10th day of April, 1998.

                                          RSL COMMUNICATIONS, LTD.

                                          By:     /s/ ITZHAK FISHER
                                              ----------------------------------
                                                        Itzhak Fisher
                                               President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Itzhak Fisher his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                        TITLE                      DATE
----------------------------   ----------------------------   ------------------

  /S/ ITZHAK FISHER            DIRECTOR, PRESIDENT AND             APRIL 10, 1998
----------------------------   CHIEF EXECUTIVE OFFICER
      (ITZHAK FISHER)          (PRINCIPAL EXECUTIVE
                               OFFICER)

  /S/ JACOB Z. SCHUSTER
----------------------------   DIRECTOR, EXECUTIVE VICE            APRIL 10, 1998
    (JACOB Z. SCHUSTER)        PRESIDENT, CHIEF FINANCIAL
                               OFFICER, ASSISTANT SECRETARY
                               AND TREASURER
                               (PRINCIPAL FINANCIAL
                               OFFICER)



  /S/ MARK. J HIRSCHHORN       VICE PRESIDENT-FINANCE,             APRIL 10, 1998
----------------------------   GLOBAL CONTROLLER AND
    (MARK J. HIRSCHHORN)       ASSISTANT SECRETARY
                               (CONTROLLER AND PRINCIPAL
                               ACCOUNTING OFFICER)

         SIGNATURE                        TITLE                      DATE
----------------------------   ----------------------------   ------------------
 /S/  FRED H. LANGHAMMER       DIRECTOR                            APRIL 10, 1998
----------------------------
    (FRED H. LANGHAMMER)


 /S/ LEONARD A. LAUDER         DIRECTOR                            APRIL 10, 1998
----------------------------
    (LEONARD A. LAUDER)


 /S/  NICOLAS G. TROLLOPE      DIRECTOR                            APRIL 10, 1998
----------------------------
   (NICOLAS G. TROLLOPE)

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of RSL Communications, Ltd. on Form S-4 of our report dated February 18, 1998 relating to the consolidated financial statements and financial statement schedules of RSL Communications, Ltd. and subsidiaries and of our report dated March 14, 1997 relating to the consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings 'Selected Financial Data' and 'Experts' in such Prospectus.

DELOITTE & TOUCHE LLP
New York, New York
April 6, 1998

SCHEDULE I

                       CONDENSED FINANCIAL INFORMATION OF
                             RSL COMMUNICATIONS PLC
                            CONDENSED BALANCE SHEETS
                               AS OF DECEMBER 31,
                                ($ IN THOUSANDS)

                                                 1996               1997
                                           -----------------    -------------
                 ASSETS
Current Assets..........................       $ 201,734          $ 212,568
Marketable Securities--Held to
  maturity..............................         104,370             68,836
Property and Equipment..................          31,941             64,649
Other Assets............................          88,820            190,633
                                           -----------------    -------------
  Total.................................       $ 426,865          $ 536,686
                                           -----------------    -------------
                                           -----------------    -------------

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current Liabilities.....................       $  74,948          $ 122,672
Long Term Debt..........................          94,556            257,448
Senior Notes, 12 1/4% Due 2006..........         300,000            300,000
Shareholders' Deficiency................         (42,639)          (143,434)
                                           -----------------    -------------
  Total.................................       $ 426,865          $ 536,686
                                           -----------------    -------------
                                           -----------------    -------------

                             RSL COMMUNICATIONS PLC
                       CONDENSED STATEMENTS OF OPERATIONS
                        FOR THE YEAR ENDED DECEMBER 31,
                                ($ IN THOUSANDS)

                                                    1996           1997
                                                ------------    ----------
Revenues.....................................     $113,257       $266,142
Cost of Services.............................       98,461        235,150
                                                ------------    ----------
     Gross Profit............................       14,796         30,992
Expenses.....................................       41,619        100,118
                                                ------------    ----------
Loss from Operations.........................      (26,823)       (69,126)
Interest Expense.............................       (7,384)       (39,576)
Interest Income..............................           --         13,565
Other (Expense) Income--Net..................          473           (375)
Minority Interest............................         (180)            88
Income Taxes.................................         (395)          (400)
                                                ------------    ----------
     Net Loss................................     $(34,309)      $(95,824)
                                                ------------    ----------
                                                ------------    ----------

                             RSL COMMUNICATIONS PLC
                       CONDENSED STATEMENTS OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31
                                ($ IN THOUSANDS)

                                                    1996           1997
                                                ------------    -----------
Net Loss.....................................    $  (34,309)     $ (95,824)
Depreciation and amortization................         6,618         20,270
Working capital change and other.............        16,911        (15,909)
                                                ------------    -----------
     Net cash used in operating activities...       (10,780)       (91,463)
                                                ------------    -----------
Purchases of Property and Equipment..........       (15,983)       (29,866)
Acquisitions of Subsidiaries.................       (38,552)       (50,814)
Purchase of Marketable Securities............       (82,529)            --
Proceeds from Sales of Marketable
  Securities.................................        14,701         41,038
(Purchase) Proceeds of Restricted Marketable
  Securities.................................      (102,808)        54,167
Other........................................           171            144
                                                ------------    -----------
     Net cash (used in) provided by investing
      activities.............................      (225,000)        14,669
                                                ------------    -----------
Proceeds from notes payable..................       300,000             --
Advances from Parent.........................        51,362        118,999
Offering Cost and Other......................       (11,969)       (15,653)
                                                ------------    -----------
     Net cash provided by financing
      activities.............................       339,393        103,346
                                                ------------    -----------
     Net increase in cash....................       103,613         26,552
     Effect of Foreign Currency on Cash......            --           (785)
     Cash and cash equivalents at beginning
      of period..............................            --        103,613
                                                ------------    -----------
     Cash and cash equivalents at end of
      period.................................    $  103,613      $ 129,380
                                                ------------    -----------
                                                ------------    -----------

SCHEDULE II

                        SCHEDULE OF VALUATION ALLOWANCES
                                ($ IN THOUSANDS)

                        BALANCE AT    CHARGED TO    CHARGED TO                    BALANCE AT
                        JANUARY 1,    COSTS AND       OTHER                      DECEMBER 31,
                           1997        EXPENSES      ACCOUNTS     DEDUCTIONS         1997
                        ----------    ----------    ----------    -----------    ------------
Bad debt provision...   $    3,881    $   10,908    $       --    $    (2,456)    $   12,333

                        BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE AT
                        JANUARY 1,    COSTS AND       OTHER                     DECEMBER 31,
                           1996        EXPENSES      ACCOUNTS     DEDUCTIONS        1996
                        ----------    ----------    ----------    ----------    ------------
Bad debt provision...   $    1,596    $    2,829    $       --    $     (544)    $    3,881

                        BALANCE AT    CHARGED TO    CHARGED TO                    BALANCE AT
                        JANUARY 1,    COSTS AND        OTHER                     DECEMBER 31,
                           1995        EXPENSES     ACCOUNTS(1)    DEDUCTIONS        1995
                        ----------    ----------    -----------    ----------    ------------
Bad debt provision...   $       --    $      149    $     1,447    $       --     $    1,596

------------------
(1) The bad debt provision was previously recorded in the financial statements of RSL Communications, Ltd.'s (the 'Company') predecessor, International Telecommunications Group, Ltd. ('ITG'). The Company began consolidating ITG effective with its acquisition of interests in ITG in September 1995.